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INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES
EXHIBIT INDEX

As filed with the Securities and Exchange Commission on February 2, 2018.

Registration No. 333-221510

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 6
to
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TFI TAB GIDA YATIRIMLARI A.Ş.
(Exact Name of Registrant as Specified in Its Charter)

TFI TAB FOOD INVESTMENTS
(Translation of Registrant's Name into English)

Republic of Turkey (State or other jurisdiction of incorporation or organization)	5812 (Primary Standard Industrial Classification Code Number)	N/A (IRS Employer Identification Number)

Dikilitaş Mahallesi Cad. A Blok No. 109
Beşiktaş, Istanbul
Republic of Turkey
+90 (212) 310 48 99
(Address and telephone number of Registrant's principal executive offices)

Corporation Service Company
1180 Avenue of the Americas, Suite 210
New York, New York 10036
(800) 927-9801
(Name, address and telephone number of agent for service)

Copies to:
David B. Rockwell, Esq. Sullivan & Cromwell LLP 1 New Fetter Lane London EC4A 1AN + (44) 20 7959 8900	Can Verdi, Esq. Verdi Avukatlik Ortakligi 34330 1. Levent, Besiktas Istanbul, Turkey + (90) 212 324 9634	Selin Bayar, Esq. Pekin & Bayar Ahular Sok. No. 15 Etiler Istanbul 34337, Turkey + (90) 212 359 5700	Michael Benjamin, Esq. Latham & Watkins LLP 885 Third Avenue New York, NY 10022 (212) 751-4864

Approximate date of commencement of proposed sale to the public:
As promptly as practicable after this Registration Statement becomes effective.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

           Emerging growth company    ☒

           If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be registered	Proposed Maximum Offering Price per ADS	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee

Ordinary Shares, par value TL 1.00 per share	303,600,000(2)	US$11.00	US$278,300,000	US$34,648.35(4)

(1)
American depositary shares, or ADSs, evidenced by American depositary receipts issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-221510). Each ADS represents 12 ordinary shares.

(2)
Reflects (a) ordinary shares represented by ADSs that may be purchased by the underwriters pursuant to their option to purchase additional ADSs and (b) all ordinary shares represented by ADSs initially offered or sold outside the United States that are thereafter resold from time to time in the United States. Offers and sales of shares outside the United States are being made pursuant to Regulation S under the Securities Act of 1933 and are not covered by this Registration Statement.

(3)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(4)
All US$34,648.35 was previously paid in connection with this offering.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

†
The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 2, 2018

22,000,000 American Depositary Shares
Representing 264,000,000 Ordinary Shares

TFI TAB GIDA YATIRIMLARI A.Ş.

        This is the initial public offering of TFI TAB Gıda Yatırımları A.Ş. We are offering 4,500,000 American Depositary Shares, or ADSs, and the selling shareholders named in this prospectus are offering 17,500,000 ADSs. Each ADS represents 12 ordinary shares, par value TL 1.00 per share.

        Prior to this offering, there has been no public market for the ADSs or our ordinary shares. It is currently expected that the initial public offering price per ADS will be between US$9.00 and US$11.00. We have applied for listing of the ADSs on the Nasdaq Global Select Market under the symbol "TFIG."

        We are an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012 and, as a result, can take advantage of reduced public company reporting and disclosure requirements. We have elected to take advantage of certain reduced public company reporting and disclosure requirements in this prospectus, and we may take advantage of those reduced reporting and disclosure requirements in future filings.

        Investing in the ADSs involves risk. See "Risk Factors" beginning on page 27 to read about factors you should consider before buying the ADSs.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total

Initial public offering price	US$	US$

Underwriting discounts and commissions(1)	US$	US$

Proceeds, before expenses, to us(2)	US$	US$

Proceeds, before expenses, to the selling shareholders(2)	US$	US$

(1)
We have agreed to reimburse the underwriters for certain FINRA related and other expenses. See "Underwriting".

(2)
We have agreed to reimburse the underwriting discounts and commissions of the selling shareholders. See "Certain Relationships and Related Person Transactions—Preferred Shareholder Arrangements" and "Underwriting".

        Certain of the Selling Shareholders have granted the underwriters the right to purchase up to an aggregate of 3,300,000 additional ADSs.

        The underwriters expect to deliver the ADSs against payment in U.S. dollars to purchasers on or about                    , 2018.

Morgan Stanley	Credit Suisse	Goldman Sachs & Co. LLC

Citigroup	J.P. Morgan	Rabo Securities

Prospectus dated                        , 2018

TFI TAB FOOD INVESTMENTS

WORLD'S LARGEST FRANCHISEE OF BURGER KING AND POPEYES

Total number of TFI Restaurants **1822**

Total Number of Restaurants in TFI Turkey **1035**

Total Number of Restaurants in TFI China **766**

Total Number of Restaurants of TFI in other territories; Macedonia, Georgia and Northern Cyprus **21**

Number of Burger King Restaurants in Turkey **618**

Number of Popeyes Restaurants in Turkey **182**

Number of Usta Dönerci Restaurants in Turkey **100**

Number of Sbarro Restaurants in Turkey **78**

Number of Arby's Restaurants in Turkey **57**

Sub-franchisee Restaurants
24%
76%
Company Operated Restaurants

*All numbers presented above are as of September 30, 2017.

OUR ACHIEVEMENTS...

ONE OF THE LARGEST GLOBAL RESTAURANT OPERATORS

1822
155
26%
2006
Sept. 30 2017

From 155 restaurants at year end 2006 to 1822 restaurants at Sept.30, 2017 (Compound annual growth rate: 26%)

28%
2014
2016

28% compound annual growth rate in revenue from 2014 through 2016

12.5%
2014
2016

Average Same-store sales grew 12.5% from 2014 to 2016

766
85
59%
2012
Sept. 30 2017

In China, we have grown from 85 restaurants in 2012 to 766 in 2017, representing a 59% compound annual growth rate

37%

In China, we added 176 restaurants in 2016, representing 37% year-over-year growth in our Chinese restaurant base

OUR FUTURE...

GROWTH OPPORTUNITY

Potential for up to 1000 additional restaurants in Turkey (350-400 restaurants in the next 5 years)

Potential for at least 2500 additional BK restaurants in China (1000-1250 restaurants in the next 5 years)

Same store sales growing despite adding new restaurants

OUR STORY...

TAB
CREATION OF TAB GIDA
1994
BURGER KING
ESTABLISHED THE FIRST BURGER KING RESTAURANT
1995
FASDAT
LAUNCH OF FASDAT OPERATIONS
1996
BURGER CITY
INTRODUCTION OF BURGER CITY
1999
TAB
START OF DELIVERY SERVICE
2005
SBARRO
INTRODUCTION OF SBARRO IN TURKEY
2006
Reklam Üssü
LAUNCH OF REKLAM ÜSSÜ
POPEYES
INTRODUCTION OF POPEYES IN TURKEY
2007
EKMEK
LAUNCH OF EKMEK 1 FACILITY
2009
Arby's
INTRODUCTION OF ARBY'S IN TURKEY
2010
CAFÉ
LAUNCH OF MY CAFE IN TURKEY
2011
EKMEK
LAUNCH OF EKMEK 2 FACILITY
ENTERED THE CHINESE MARKET
2012
AtaKey
LAUNCH OF ATAKEY
TFI
CREATION OF TFI
USTA DÖNERCİ
INTRODUCTION OF USTA DÖNERCİ
2013
EKUR
LAUNCH OF EKUR ET ENTEGRE
fiyuu
LAUNCH OF ATA EXPRESS
2016

OUR DIFFERENCE...

DIFFERENTIATED GO-TO-MARKET STRATEGY TAILORED BY GEOGRAPHY

Meat and French Fries Production
Bread Production
Logistics Business
Product Innovation
Call Center
Delivery Services
Regulatory Environment
Supply Chain Capabilities
Business Environment
Logistical Constraints
Eating Habits
Taste Differences
Religious and Ethnic Sensitivity
Consumer

i

About This Prospectus

        We, the underwriters and the selling shareholders have not authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We, the underwriters and the selling shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, the underwriters are not, and the selling shareholders are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus. This prospectus includes references to information contained on, or that can be accessed through, our website. Information contained on or that can be accessed through our website is not part of, and is not incorporated into, this prospectus.

        Until                , 2018 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Explanatory Note

        Unless the context otherwise requires, references in this prospectus to:

  •
  "Arby's" are to Arby's Restaurant Group, Inc., a corporation organized under the laws of Delaware;

  •
  "Ata Express" are to Ata Express Elektronik İletişim Tanıtım, Pazarlama, Dağıtım San ve Tic. A.Ş., a joint stock company incorporated in accordance with the Turkish Commercial Code;

  •
  "BKAP" are to BK Asiapac Pte. Ltd., a company organized under the laws of Singapore;

  •
  "BKC" are to Burger King Holdings, Inc., a corporation organized under the laws of Delaware, and its wholly-owned subsidiaries, including Burger King Corporation, a corporation organized under the laws of Florida;

  •
  "BKE" are to Burger King Europe GmbH, a company incorporated in Switzerland;

  •
  "Cartesian" are to Pangaea Two, LP, a Delaware limited partnership, and Pangaea Two Parallel, LP, a Cayman Islands exempted limited partnership, collectively;

  •
  "Cartesian Turkey" are to Pangaea One Acquisition Holdings XV, LLC, a Delaware limited liability company;

  •
  "CBRT" are to the Central Bank of the Republic of Turkey;

  •
  "China" and the "PRC" are to the People's Republic of China, excluding, for the purposes of this prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau;

  •
  the "China Group" are to, collectively, China Holdings; Pangaea Foods (China) Intermediate Ltd.; Burger King (Hong Kong) Development Co., Ltd., a company incorporated in Hong Kong; Burger King China Holdings Co., Ltd., a company incorporated in Shanghai, PRC; Burger King (Beijing) Restaurant Management Co., Ltd., a company incorporated in Beijing, PRC; Burger King (Guangzhou) Limited, a company incorporated in Hong Kong; Burger King (Shanghai) Restaurant Company, Ltd., a company incorporated in Shanghai, PRC; and any other subsidiary of China Holdings;

  •
  "China Holdings" are to Pangaea Foods (China) Holdings, Ltd., an exempted company incorporated in the Cayman Islands;

  •
  "EBRD" are to the European Bank for Reconstruction and Development;

  •
  the "Ecosystem businesses" or the "Ecosystem" are to Fasdat Gıda Dağıtım Sanayi ve Ticaret A.Ş., Reklam Üssü Reklam Ajansı Prodüksiyon Danışmanlık Organizasyon Sanayi ve Dış Ticaret A.Ş., Ekmek Unlu Gıda Sanayi ve Ticaret A.Ş., Ekur Et Entegre A.Ş., AtaKey Patates Gıda ve Sanayi ve Ticaret A.Ş and Ata Express Elektronik İletişim Tanıtım, Pazarlama, Dağıtım San ve Tic. A.Ş., collectively, all of which are joint stock companies incorporated in accordance with the Turkish Commercial Code;

  •
  the "Ecosystem companies" are, for purposes of the Ecosystem Shareholders' Agreement only, to TAB Gıda, Fasdat Gıda Dağıtım Sanayi ve Ticaret A.Ş., Reklam Üssü Reklam Ajansı Prodüksiyon Danışmanlık Organizasyon Sanayi ve Dış Ticaret A.Ş., Ekmek Unlu Gıda Sanayi ve Ticaret A.Ş. and Ekur Et Entegre A.Ş., all of which are joint stock companies incorporated in accordance with the Turkish Commercial Code;

  •
  "Euro" are to the legal currency of the European Union;

  •
  "IFRS" are to International Financial Reporting Standards as issued by the International Accounting Standards Board;

  •
  "KRD Kurdoğlu" are to KRD Kurdoğlu Gıda A.Ş.;

  •
  "Net restaurant growth", or NRG, are to the number of restaurants newly opened during a stated period, net of the number of restaurants closed during such period;

  •
  "Northern Cyprus" are to the area of the island of Cyprus that is recognized by the Republic of Turkey as the Turkish Republic of Northern Cyprus;

  •
  "our controlling shareholder group" are to Tuna Kurdoğlu, Erhan Kurdoğlu, Korhan Kurdoğlu, Yurdanur Kurdoğlu and certain other heirs of Ertuğrul Kurdoğlu;

  •
  "our franchisors" are to BKE, BKAP, Popeyes, Sbarro and Arby's;

  •
  the "Pangaea Investor" are to Pangaea Foods, SPC for the account of Pangaea Foods (China), SP;

  •
  "Popeyes" are to Popeyes Louisiana Kitchen, Inc., a corporation organized in Minnesota and formerly called AFC Enterprises, Inc.;

  •
  "Primary Conversion" refers to the conversion of the Class A preferred shares of our Preferred Shareholders into an aggregate of 113,543,907 ordinary shares after giving effect to the Reverse Stock Split on November 7, 2017, as described in more detail in "Conversion of Preferred Shares", below;

  •
  "RBI" are to Restaurant Brands International Inc., a corporation organized under the laws of Canada;

  •
  "Reverse Stock Split" are to the 100:1 reverse stock split that took place on November 7, 2017 and all share and per-share numbers presented in this prospectus reflect the Reverse Stock Split;

  •
  "RMB" and "Renminbi" are to the legal currency of China;

  •
  "Sbarro" are to Sbarro, Inc., a corporation organized under the laws of Delaware;

  •
  "TAB Gıda" are to our consolidated subsidiary, TAB Gıda Sanayi ve Ticaret A.Ş., a joint stock company incorporated in accordance with the Turkish Commercial Code;

  •
  "TFI" are to TFI TAB Gıda Yatırımları A.Ş., a joint stock company incorporated in accordance with the Turkish Commercial Code;

  •
  "TL" and "Turkish lira" are to the legal currency of Turkey;

  •
  "U.S. dollars," "US$" and "$" are to the legal currency of the United States;

  •
  "we," "us," the "Group," the "Company" and "our" are to TFI, its consolidated subsidiaries and its affiliated consolidated entities; and

  •
  "Yapı and Kredi Bank" are to Yapı ve Kredi Bankası A.Ş.

Presentation of Financial and Other Information

        Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

        We publish our consolidated financial statements in Turkish lira. We prepare our financial statements in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or the IASB.

Non-IFRS Measures and Operating Metrics

        Throughout this prospectus, we provide a number of key performance indicators and other data used by management and typically used by our competitors in our industry, including restaurant sales, same-store sales growth, average unit volume and payback period. These and other key performance indicators are discussed in more detail in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicators". In this prospectus, we also reference Adjusted EBITDA, which is our segmental measure of profit or loss but a non-IFRS financial measure with respect to our consolidated results of operations. See "Prospectus Summary—Summary Consolidated Financial and Operating Data" for a discussion of Adjusted EBITDA, as well as a reconciliation of Adjusted EBITDA to net loss, the most directly comparable financial measures required by, or presented in accordance with IFRS. We define these terms as follows:

  •
  "Restaurant sales" is defined as the aggregate revenue generated in all of our system-wide restaurants or all of our Company-operated restaurants or all of our sub-franchised restaurants, as indicated. Restaurant sales in any period are influenced by the number of operating weeks in the period, the timing and number of restaurants opened and closed in such period and same-store sales (as defined below). We believe that restaurant sales are an important indicator of the overall financial health of our restaurant system; the direction and trends of sales in Company-operated restaurants, sub-franchised restaurants and our restaurant system as a whole; and the effectiveness of our advertising and marketing initiatives. We use restaurant sales to calculate other, related measures of our restaurants' performance, including same-store sales and average unit volume (as defined below). While we do not record restaurant sales of sub-franchised restaurants as revenue and instead receive royalties from our sub-franchisees, we believe that it is important to consider the restaurant sales of sub-franchised restaurants in assessing the performance of both our sub-franchised restaurants and our restaurant system. Restaurant sales do not include the royalties that we receive from sub-franchisees.

  •
  "Same-store sales" is defined as restaurant sales for our comparable restaurant base, which we define as our system-wide, company-operated and sub-franchised restaurants that have been open for 13 months or longer at the end of the reporting period. If a restaurant is relocated, it is no longer considered part of the applicable comparable restaurant base for the purposes of calculating our same-store sales. Restaurants that undergo remodeling continue to be factored into the applicable comparable restaurant base, unless they have been closed for more than two weeks, in which case they are removed from the applicable same-store base. "Same-store sales growth" means the period-over-period percent change in same-store sales. Same-store sales and same-store sales growth are key performance indicators used within the restaurant industry and by management and are indicative of the success of our initiatives as well as local economic, competitive and consumer trends. We believe same-store sales growth, when used in conjunction with IFRS financial measures, is a key indicator of our performance, as indicated by our strategic initiatives and those of our competitors. Same-store sales growth can be impacted by fluctuations in the number of daily transactions and/or fluctuations in the average amount of each transaction, resulting from a shift in menu mix and/or prices from new products or price increases, which can cause same-store sales growth to fluctuate and be unpredictable. Because of these limitations, same-store sales should not be considered in isolation, or as an alternative to or substitute for, period-over-period change in revenue.

  •
  "Average Unit Volume", or AUV, is defined as the trailing twelve-month revenue of all system-wide restaurants, or Company-operated or sub-franchised restaurants, as indicated, over a 12-month period. AUV is calculated by dividing total revenue from the relevant restaurant base by the number of restaurants in such restaurant base open during that period. For restaurants that are not open for the entire period, we make fractional adjustments to the number of restaurants open such that it corresponds to the period of associated revenue. Management uses AUV to assess changes in customer traffic and per transaction patterns at our restaurants. We believe that, when used in conjunction with IFRS financial measures, AUV is an important measure of the economics of our system-wide restaurants and changes in the overall direction and trends of revenue. Because system-wide and sub-franchised restaurant AUVs reflect revenue of our sub-franchised restaurants, which we do not record as revenue, those AUVs are limited and should not be considered in isolation, or as an alternative to or substitute for, revenue.

  •
  "Payback period" is defined as the average length of time required to recover the original cash investment in an individual Company-operated restaurant. It is calculated as total capital expenditure for a new restaurant (excluding any pre-opening expenses, which are recorded in our consolidated statement of profit or loss) for Company-operated restaurants, divided by their associated third-year restaurant-level operating profit. A three-year period is used because our new Company-operated restaurants generally mature in their third year of operation and retain their volumes over time. Payback period is a metric used for reporting our average return on the new restaurants we open. We believe that disclosure of payback period provides useful information to investors, financial analysts and the public in their evaluation of our performance in building and operating new restaurants.

  •
  "Adjusted EBITDA" means our net loss before income tax expense and deferred tax benefit, finance income, finance expense, depreciation and amortization plus/minus the following losses/gains included in the consolidated statement of profit or loss and other comprehensive income: pre-opening expenses; idle capacity expenses; straight-line effects; ramp-up period losses; (gain)/losses on disposal of fixed assets; impairment of fixed assets; closed restaurant expenses; M&A expenses; share-based compensation expenses; and other expenses. We believe that Adjusted EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance.

    We caution investors that amounts presented in accordance with our definitions of Adjusted EBITDA may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate Adjusted EBITDA in the same manner. We present Adjusted EBITDA because we consider it to be an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management believes that investors' understanding of our performance is enhanced by including this non-IFRS financial

v

    measure as a reasonable basis for comparing our ongoing results of operations. Many investors are interested in understanding the performance of our business by comparing our results from ongoing operations period-over-period and would ordinarily add back non-cash expenses such as depreciation and amortization, as well as items that are not part of normal day-to-day operations of our business.

    Management uses Adjusted EBITDA:

    •
    as a measurement of operating performance because it assists us in comparing the operating performance of our business on a consistent basis, as it removes the impact of items not considered by management to result directly from our core operations;

    •
    to evaluate the performance and effectiveness of our operational strategies; and

    •
    to calculate incentive compensation payments for our employees, including assessing performance under our annual incentive compensation plan and determining the vesting of performance shares.

    By providing this non-IFRS financial measure, together with a reconciliation to the most comparable IFRS measure, we believe we are enhancing investors' understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. Items excluded from this non-IFRS measure are significant components in understanding and assessing financial performance.

    Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as an alternative to, or a substitute for, net income or other financial statement data presented in our consolidated financial statements as indicators of financial performance. Some such limitations are:

    •
    it does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

    •
    it does not reflect changes in, or cash requirements for, our working capital needs;

    •
    it does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

    •
    it does not reflect our tax expense or the cash requirements to pay our taxes;

    •
    although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements;

    •
    it is not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows;

    •
    the further adjustments made in calculating Adjusted EBITDA are those that management considers not to be representative of the underlying operations and therefore are subjective in nature; and

    •
    other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

    Due to these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business.

  •
  "Restaurant-level Adjusted EBITDA" is defined as Company-operated restaurant sales less expenses incurred directly by our Company-operated restaurants including foods and materials used, labor and related expense, rent expense, and other operating costs. "Restaurant-level

    Adjusted EBITDA margin" is defined as Restaurant-level Adjusted EBITDA expressed as a percentage of Company-operated restaurant sales. Restaurant-level Adjusted EBITDA and Restaurant-level Adjusted EBITDA margin are supplemental measures of operating performance and our calculations thereof may not be comparable to similar measures reported by other companies. These measures have limitations as analytical tools and should not be considered as a substitute for analysis of our results as reported under IFRS. In particular, our Restaurant-level Adjusted EBITDA and Restaurant-level Adjusted EBITDA margin may not be comparable to similarly titled measures used by others in our industry, because supply-related Adjusted EBITDA margin is reported in our separate Ecosystem segment and not in either of our QSR segments. We include Restaurant-level Adjusted EBITDA by segment and Restaurant-level Adjusted EBITDA margin by segment in this prospectus because we believe that these metrics are important measures to evaluate the performance and profitability of the restaurants in each of our QSR Turkey and QSR China segments. We use this information to benchmark the performance of our two QSR segments versus competitors.

  •
  "Average check" means the average amount spent by a customer on a visit to one of our restaurants. We believe that average check is an important measure of the performance of our restaurants and the effectiveness of our advertising and marketing initiatives.

Industry and Market Data

        This prospectus contains estimates and information concerning our industry, including market position, market size, and growth rates of the markets in which we participate, that are based on industry publications and reports. This prospectus contains statistical data and estimates published by the World Bank, the International Monetary Fund, or the IMF, the United Nations, the National Bureau of Statistics of China and Euromonitor International Ltd, or Euromonitor. The accuracy and completeness of the markets and economic data presented throughout this prospectus are not guaranteed. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the "Risk Factors" section. These and other factors could cause results to differ materially from those expressed in these publications and reports.

        Information in this prospectus pertaining to the Consumer Foodservice market is from independent market research carried out by Euromonitor, which has not provided any form of consultation, advice or comment regarding any aspect of, or is in any way whatsoever associated with, this offering.

Disclaimer

        BURGER KING® is a registered trademark and service mark of Burger King Corporation and POPEYES® is a registered trademark and service mark of Popeyes Louisiana Kitchen, Inc. ("PLK"). Burger King Corporation and PLK are subsidiaries of Restaurant Brands International Inc. ("RBI"). Neither RBI nor any of its subsidiaries, affiliates, officers, directors, agents, employees, accountants or attorneys are in any way participating in, approving or endorsing this offering, any representations made in connection with this offering or any of the underwriting or accounting procedures used in this offering. The grant by Burger King Corporation or PLK (or any affiliate thereof) of any franchise or other rights to us is not intended as, and should not be interpreted as, an express or implied approval, endorsement or adoption of any statement regarding the financial or other performance which may be contained in this prospectus. All financial information in this prospectus is our sole responsibility.

        Any review by RBI of this prospectus has been conducted solely for the benefit of RBI and its subsidiaries to determine compliance with RBI's internal policies, and not to benefit or protect any other person. No investor should interpret such review by RBI as an internal approval, endorsement, acceptance or adoption of any representation, warranty, covenant or projection contained in this prospectus.

        The enforcement or waiver of any obligation of ours under any agreement between us and Burger King Corporation, PLK or their respective affiliates is a matter of Burger King Corporation, PLK or such affiliates' sole discretion. No investor should rely on any representation, assumption or belief that Burger King Corporation, PLK or their respective affiliates will enforce or waive particular obligations of ours under those agreements.

Trademarks and Service Marks

        We own or have rights to trademarks and service marks for use in connection with the operation of our business, including, but not limited to Usta Dönerci and Burger City. All other trademarks or service marks appearing in this prospectus that are not identified as marks owned by us are the property of their respective owners. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are listed without the ® or (TM) symbols, but we will assert, to the fullest extent under applicable law, our applicable rights in these trademarks, service marks and trade names. This prospectus may also contain trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

        As a company with less than US$1.07 billion in revenues during our last fiscal year, we are an "emerging growth company" as defined under the Jumpstart Our Business Startups Act of 2012, or the "JOBS Act". An emerging growth company may take advantage of reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. We are also a foreign private issuer, as defined in the Exchange Act. A foreign private issuer is exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies.

        For so long as we remain an emerging growth company, we will be exempt from the requirement to obtain an attestation and report from our auditors on management's assessment of our internal control over financial reporting under the Sarbanes-Oxley Act of 2002. In addition, because we are both an emerging growth company and a foreign private issuer, we may provide reduced disclosure regarding our executive compensation arrangements, which means we do not have to include a compensation discussion and analysis and certain other disclosure regarding our executive compensation, and we are not required to seek a nonbinding advisory vote on executive compensation or golden parachute arrangements.

        We have elected to take advantage of the scaled disclosure requirements and other relief described in this prospectus and may take advantage of these exemptions for so long as we remain an emerging growth company. We will remain an emerging growth company until the earliest of: (1) the end of the fiscal year during which we have total annual gross revenues of US$1.07 billion or more; (2) the end of the fiscal year following the fifth anniversary of the completion of our initial public offering, or "IPO"; (3) the date on which we have, during the previous three-year period, issued more than US$1.0 billion in nonconvertible debt securities and (4) the end of the fiscal year, after we have been subject to the requirements of Section 13(a) or 15(a) of the Securities Exchange Act of 1934, as amended, or the "Exchange Act", for a period of 12 calendar months and have filed at least one annual report pursuant to those sections, in which the market value of our equity securities that are held by non-affiliates exceeds US$700 million as of June 30 of that year.

        Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards. We have elected not to use the extended transition period for any new or revised accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

        In addition, so long as we are also a foreign private issuer, and so long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

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  the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

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  the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

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  the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events; and

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  Regulation Fair Disclosure, or Regulation FD, which regulates selective disclosures of material information by issuers.

        We are, however, required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases related to financial results and material events will be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC may be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

PROSPECTUS SUMMARY

        This summary highlights information contained in other parts of this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in the American Depositary Shares, and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read the entire prospectus carefully, especially the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our financial statements and the related notes included elsewhere in this prospectus, before deciding to buy the American Depositary Shares. See "Explanatory Note" on page ii of this prospectus for use of certain terms used herein.

Overview of our Business

        We are one of the world's largest global restaurant operators by number of restaurants and the largest Restaurant Brands International, or RBI, franchisee globally. We operate a broad range of quick service restaurants, or QSRs, mainly in Turkey and China, and our brand portfolio includes some of the most widely recognized QSR brands in the world. During our 22-year history, we have grown our portfolio to provide customers with a broad range of quick service offerings. We have developed a deep local knowledge in our markets, a data-driven management approach, a culture of continuous improvement and information sharing, a secure supply chain and flexible network infrastructure. Our brands, culture and infrastructure have enabled us to create a tailored and differentiated go-to-market strategy and customer proposition that have led to strong and resilient growth, operating leverage and an ability to meet the demands of our expanding and evolving customer base. We have built our organization around accessing and satisfying our customers with a mission to provide delicious food at affordable prices either in the fun, social atmosphere of our restaurants or in the comfort of their homes and offices, while setting the table to expand our brand and capture the significant white space opportunity in the markets where we operate.

        Since opening our first location and becoming the exclusive master franchisee of Burger King restaurants in Turkey in 1995, we have become the largest operator of QSRs in Turkey and the only one offering a wide spectrum of restaurant concepts, encompassing hamburger, chicken, sandwich, Italian/pizza and Turkish QSRs. As of September 30, 2017, we operate or sub-franchise 625 Burger King restaurants in Turkey. We became the exclusive master franchisee of Popeyes, Arby's and Sbarro in Turkey in 2011, 2010 and 2006, respectively. In 2013, we created our own fast food brand in Turkey, Usta Dönerci, in response to customer demand for traditional Turkish cuisine. By number of restaurants, Burger King and Popeyes are the leading brands in the hamburger QSR and chicken QSR categories, respectively, in Turkey as of September 30, 2017.

        Building on our success in Turkey, in July 2012, we entered the Chinese market by becoming the exclusive master franchisee for Burger King in China and establishing a subsidiary for our Chinese operations, in which BKAP holds a 27.5% interest. We have since positioned ourselves in large cities as an authentic western-style burger brand, creating distinctive dine-in atmospheres and siting our restaurants near lifestyle brands to capture our growing customer base. We have grown the Burger King franchise in China from 85 Burger King restaurants on December 31, 2012 to 766 Burger King restaurants as of September 30, 2017, representing a 58.9% compound annual growth rate, or CAGR.

        The Burger King and Popeyes brands are both owned by RBI, which holds a portfolio of leading fast food brands that are recognized around the world. As of September 30, 2017, we operate or sub-franchise 1,822 restaurants. With our 1,391 Burger King and 185 Popeyes restaurants, we are the world's largest franchisee of RBI restaurants, the world's largest franchisee of Burger King and the world's largest master franchisee of Popeyes. We also operate or franchise 102 of our own Usta Dönerci-branded restaurants and operate or sub-franchise 78 Sbarro and 57 Arby's restaurants as of September 30, 2017. As of September 30, 2017, our business model operates through 76% Company-

operated restaurants and 24% sub-franchised restaurants, of which 40% are sub-franchised restaurants in China. We have become proficient in both operating restaurants and sub-franchise arrangements, allowing us to open Company-operated restaurants where our understanding of local markets is strong or to partner with sub-franchisees to open restaurants in areas with which we are less familiar.

        Each of our restaurants operates in one of three channels: mall, street "in-line", and freestanding & airport. As of September 30, 2017, we have 1,423 restaurants in the mall channel (comprising both traditional malls and other mixed-use organized retail space in our markets), as well as 360 in the street "in-line" channel and 39 in the freestanding & airport channel. Mall developers seek us out as a tenant of choice because of our ability to accommodate multiple brand concepts within each mall. As our customers' interest grew to include delivery, in 2005 we augmented our footprint in Turkey by developing a proprietary delivery network comprising our own fleet of delivery scooters, a delivery website and call centers. We consider delivery our "fourth channel", which now reaches approximately 1,100 of our restaurants across our territories and accounted for 12% of our system-wide restaurant sales for the year ended December 31, 2016.

System-wide Sales (Share of Total by Geography)

        As a result of management's focus on ensuring food safety, quality and access, we established complementary businesses, which we refer to collectively as the Ecosystem. The Ecosystem provides food supply chain and distribution management, bread production, advertising, potato production and meat processing, with nearly all raw materials sourced in Turkey. Though we established the Ecosystem to support our own QSR operations in Turkey, and a majority of the Ecosystem's revenue is internal, some of our Ecosystem businesses now serve customers unaffiliated with our QSR operations. We believe there is capacity to grow both our internal and third-party Ecosystem business. In China, we have applied our Ecosystem knowledge from Turkey to carefully vet and negotiate with approved suppliers to provide timely access to quality ingredients. We source the ingredients and supplies for our restaurants and those of our sub-franchisees in China locally, with the exception of our french fries, which we source from the Ecosystem.

 Number of Our Restaurants in Turkey and China at Year End

(1)
Entry into master franchise agreement for Burger King restaurants in China.

(2)
Includes our restaurants in Macedonia, Georgia and Northern Cyprus, totaling 21 as of September 30, 2017.

        The growth of our operations has been robust, and we believe that there is space for us to continue our growth trajectory by rolling out new restaurants in Turkey and China and using our attractive brands to increase same-store sales and to strengthen our cash flows.

        Our business model has produced impressive growth, including in 2016, which was a period of macroeconomic challenges in Turkey. We recorded:

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  1,623 restaurants as of December 31, 2016, as compared to 1,421 restaurants as of December 31, 2015, representing an increase of 14.2%, and 1,822 restaurants as of September 30, 2017, as compared to 1,529 restaurants as of September 30, 2016, representing an increase of 19.2%;

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  System-wide same-store sales growth in 2016 of 8.8%, as compared to 2015, and a system-wide same-store sales growth of 13.5% for the nine months ended September 30, 2017, as compared to the nine months ended September 30, 2016; and

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  revenue of TL 2,861.1 million in 2016, as compared to TL 2,291.8 million in 2015, representing an increase of 24.8%, and revenue of TL 2,933.0 million in the nine months ended September 30, 2017, as compared to TL 2,063.1 million in the nine months ended September 30, 2016, representing an increase of 42.2%.

We attribute our growth to a combination of new restaurant growth and increasing same-store sales led by various initiatives, including growing brand awareness and channel expansion. We continue to drive performance by providing delicious food to our customers at affordable prices and reaching them through dine-in, take-away or delivery service.

Industry Backdrop

        We operate in the large and growing QSR markets in Turkey and China, where, according to Euromonitor, sales in the fast food segment topped TL 6.1 billion and RMB 834 billion, respectively, in 2016.

        We believe that, despite their size, the QSR markets in Turkey and China remain significantly underdeveloped compared to other QSR markets, such as the United Kingdom and United States, and that they will continue to benefit from favorable trends, including:

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  industrial trends such as expanding organized retail space and changing consumer preferences in favor of convenience and ordering food online;

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  economic trends such as rising gross domestic product, or GDP, per capita and concomitant growth in disposable incomes; and

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  sociodemographic trends such as population growth, urbanization and increasing frequency of eating outside of the home driven by small households.

        In Turkey, GDP was US$856 billion and GDP per capita was US$10,787 in 2016 according to the World Bank, and according to the IMF, GDP is expected to grow at a CAGR of 3% from 2016 to 2022 in real terms. Over 73% of Turkey's population lives in urban areas, an increase of 18% over the last two decades, according to the United Nations, which has fueled growth in QSR markets given the need for convenient affordable food in urban areas. In addition, new shopping mall construction in Turkey is anticipated to be robust in the next several years, with 61 malls under construction as of December 31, 2016 (compared with a base of 375), according to AYD, a trade union for organized retail space developers. In 2016, home delivery and takeaway represented 33% of fast food value sales, and, according to Euromonitor, Burger Fast Food value sales grew at a CAGR of 16% from 2011 through 2016.

        China's 2016 GDP and GDP per capita were US$11 trillion and US$8,123, respectively, according to the World Bank, and according to the IMF, GDP is expected to grow at a CAGR of 6% from 2016 to 2022 in real terms. The urbanization of China's population, from over 56% of the population in urban areas in 2016 to an expected 63% in 2022, according to the United Nations, coupled with its rising middle class, provides an engine for further growth. Additionally, the average per capita consumption is expected to increase over 50% by 2022, according to the China National Bureau of Statistics. In China, takeaway and home delivery value share are steadily rising relative to eat-in, and, according to Euromonitor, represented 27% of fast food value sales in 2016. Additionally, according to Euromonitor, Burger Fast Food value sales grew at a CAGR of 11.5% from 2011 through 2016.

Our Competitive Strengths

        We believe that the following strengths, developed and honed over our 22-year history in the QSR business, differentiate us and serve as a platform for the future growth of our business across our territories.

  A leading global QSR operator and the largest Restaurant Brands International franchisee globally

        Leading Global QSR Operator.    We have established ourselves as a leading QSR operator globally during our 22 years of experience operating QSR format restaurants and expanding QSR brands in emerging markets. We currently operate on five distinct brand platforms addressing multiple QSR categories in two large geographies. We have grown rapidly in recent years and have been able to drive growth in both restaurant count and same-store sales. At the end of 2012, we had 775 restaurants in our system. Since then, through September 30, 2017, we have increased our system-wide restaurant count to 1,822, representing a CAGR of 19.7%. In the nine months ended September 30, 2017, we had an average weekly ticket count of 4.6 million.

        In Turkey, our system includes more restaurants than our next four competitors combined as of June 30, 2017, and we control the bulk of our own supply chain through our Ecosystem. In China, where we are currently only 1/10th the size of the leading QSR leaders, we have put in place substantial management resources, including both local personnel and former members of our Turkish operations, to support our continued growth. Our experienced management team is able to leverage our size and scale to require our suppliers to meet our high standards for food safety and quality and to negotiate prices that reflect our purchasing power. As a result, we benefit from significant operating leverage, which we expect to increase as we expand our business.

        Largest RBI Franchisee Globally.    We are the largest master franchisee in each of the Burger King and Popeyes systems by number of restaurants and the largest franchisee of RBI brands by number of restaurants. RBI holds a portfolio of leading fast food brands that are recognized around the world, and they have entrusted us with the operation of their Burger King and Popeyes brands in Turkey and Burger King in China. We believe that our net restaurant openings have contributed approximately one-fifth of RBI's total openings in each of 2014, 2015 and 2016.

        We conduct our operations in China through our consolidated subsidiary China Holdings, in which an RBI subsidiary, BKAP, holds both a 27.5% equity interest and certain governance rights by virtue of the China Investment Agreement, as described under "Certain Relationships and Related Person Transactions—China—China Investment Agreement". We believe that we are a valued partner of RBI.

  Well-positioned in markets offering significant "white space" opportunity

        Our footprint encompasses all major markets in both Turkey and China, and we believe both countries are well positioned for further growth.

        In Turkey, the number of Burger King restaurants per capita, at approximately one restaurant per 131,000 people in 2016, is relatively small compared with the penetration rates achieved by the top burger QSR brands in more developed countries. For example, in the United States, the top burger QSR brand had approximately one restaurant per 23,000 people in 2016. While Western QSR categories are proven in Turkey, we believe our brands remain underpenetrated, as we continue to see same-store sales growth despite adding new restaurants. We believe, based on internal estimates, that we have potential to grow our total count of Burger King restaurants in Turkey to approximately 1,300. We are in regular contact with real estate developers in order to obtain access to centers of growth and new site locations to increase penetration. Due to our ability to accommodate multiple brand concepts within each mall, mall developers often seek us out as a tenant of choice. We also continue to leverage our intimate knowledge of the country and its markets, gained from our long history of operational expertise across numerous brands, to remain agile and innovative and to be able to respond to evolving market conditions and consumer preferences. For example, understanding our customers' growing preference for convenience, we pioneered delivery of QSR in Turkey and now have a fleet of delivery scooters leveraging our restaurant network to service our customers.

        In China, rising disposable income levels and increased consumption of higher price protein such as beef are expected to further drive traffic at QSR burger and sandwich restaurants. Our Burger King restaurants in China have experienced significant operating margin improvements over the last three years, and we consider the market for our restaurants in China to be even more underpenetrated than the Turkish market and as compared to similar competing brands in the Chinese market with a more mature restaurant base. We believe, based on internal estimates, that we have the potential to grow our total count of Burger King restaurants in China to over 3,200. We have a development team of approximately 70 employees in China, which, among other things, canvasses new site locations across five regions, with competitive positioning in our identified "Tier 1" cities of Shanghai, Beijing and

Shenzhen, in addition to a focus on our "Tier 2" cities—Tianjin, Nanjing, Dalian, Suzhou, Chongqing, Guangzhou, Shenyang, Hangzhou, Chengdu, Qingdao, Jinan, Ningbo and Hefei. We also have an asset management team that focuses on lease renewals, rental reductions and early terminations, so as to optimize our operational footprint and best take advantage of local growth dynamics. Our competitors, such as Yum! China, McDonalds and Starbucks, have in the recent past announced significant growth targets for the Chinese market in terms of numbers of restaurants. We consider our unit white space potential in China to be at least commensurate with that of many of these peer companies.

        We have a diversified geographic presence in both Turkey and China, as illustrated below:

(1)
Includes mobile restaurants and the restaurants in Macedonia, Georgia and Northern Cyprus.

  Execution strengths underpinned by robust data and supply chain infrastructure

        Through our history, we have developed a rigorous approach to the operations and planning of our business underpinned by data and supply chain infrastructure. Each new site development, site closure, menu option and pricing decision is supported by data analytics and years of experience from our management team. We have teams devoted to new site selection, real estate portfolio management and new product development. We utilize and leverage robust data infrastructure and supply chain capabilities to support the size and scale of our operations. Our execution and decision-making is deliberate and data-driven, aided by a business intelligence department that prepares daily, weekly, monthly and quarterly performance reports. This data includes aggregated consumer feedback data with system data and information from our large number of customer "touchpoints", including mobile apps and cash registers that accept electronic payments. The diversity of our brands in Turkey has proven especially valuable in cultivating our market knowledge, keeping us attuned to emerging and changing consumer tastes. We harness these information technology capabilities to measure the performance of our restaurants and to leverage our operational expertise across territories to enhance the performance of our restaurants through product innovation.

        In addition to leveraging our size to obtain favorable pricing and contractual terms from suppliers, we have invested in our own supply chain business in Turkey, which we call the Ecosystem. We made our first investment in the Ecosystem in 1995, when we formed Fasdat, a supply and distribution business. Since then, Fasdat has grown into one of the largest cold-chain logistics operators in Turkey, and we have also added bread production, potato production, meat processing, and advertising and delivery businesses to the Ecosystem. The Ecosystem, which accounted for 45% of our total supply of goods and services in Turkey in the nine months ended September 30, 2017, supplies nearly all food products used by all of the locations in our QSR Turkey segment and also supplies potatoes to the locations in our QSR China segment. The Ecosystem gives us control over quality at every point in our supply chain and allows us to identify areas for improving supply-chain efficiency and leverage our relationships with other suppliers.

        In China, we have utilized the know-how we have gained in the Turkish market (in part through the development of our Ecosystem) to implement a rigorous supplier selection process to revamp the pre-existing supply chain there and ensure food quality and safety. We have engaged third-party logistics providers to provide us with access to strategically placed distribution centers in order to efficiently supply our restaurants across China with safe, high-quality food.

  Differentiated go-to-market strategy tailored by geography

        From site selection, to menu optimization, to convenience and distribution, we have built our organization around promoting our brands and satisfying our customers. Our expertise in the QSR sector has allowed us to leverage consumer insights to plan brand strategy. As a result of our efforts and knowledge, the Burger King and Popeyes brands have the highest top-of-mind recognition in the Turkish QSR market in the hamburger and chicken categories, respectively, based on customer surveys. In Turkey, a majority of our restaurants are in organized retail spaces, such as shopping malls and mixed-use spaces involving office spaces, residences and retail outlets. Between the end of 2012 and 2016, there were 81 openings of malls or other organized retail spaces, net of closings, in Turkey. In China, we have differentiated Burger King from other Western brands in price and quality. We believe that our average check of RMB 35 exceeds that of our principal Western QSR competitors, which have average checks ranging from RMB 23 to RMB 30. In addition, in contrast to our Western QSR competitors in China, most of our restaurants in China are located in highly visible locations near mall entrances and other lifestyle brands and have distinctive dine-in atmospheres. In both Turkey and China, our development professionals use proprietary software to assess the potential profitability of new locations based on specified attributes.

        Across our territories, we have used our widely dispersed restaurant locations as hubs to expand aggressively into delivery, which we now consider the "fourth channel" of our business. In Turkey, we use our own fleet of delivery scooters, which is among the largest in Turkey, and our own website and call centers, in addition to third-party aggregators. We believe we were a pioneer in delivery of QSR food when we launched our delivery capability in 2002, and we now fulfill delivery orders through approximately 1,000 of our locations. In March 2017, we launched our own delivery app in Turkey, Fiyuu. In China, we leverage the popularity of the three largest third-party order aggregators, Baidu Waimai, Meituan and Ele.me. Across our territories, delivery orders account for a growing proportion of our total system-wide restaurant sales, with system-wide restaurant delivery sales having increased from 9% of total system-wide restaurant sales in 2014 to 12% in 2016. We expect the trend toward delivery to continue, and we intend to leverage it by continuing to monitor, and react to, the preferences of our customers. We believe that we generate a higher percentage of our sales from delivery than our principal QSR competitors.

        Our business model is nimble. We have become proficient in both operating restaurants and administering sub-franchise arrangements. With our proficiency in both ownership models, we can enhance the economics of our portfolio, opening Company-operated restaurants where our understanding of local markets is strong or partnering with sub-franchisees to open restaurants in areas with which we are less familiar. Furthermore, both Company-operated restaurants and sub-franchised restaurants benefit from the same pricing we achieve from our suppliers, as well as access to our supply chain capabilities.

  Strong track record of revenue and unit growth and resilience

        From December 31, 2012 through September 30, 2017, we grew our restaurant count from 775 to 1,822, representing a CAGR of 19.7%. More recently, with our expansion into China, our restaurant growth has accelerated. In 2016, we added 176 restaurants in China, or 37% year-over-year growth, in 2016 alone. Our infrastructure and market positions have proven resilient through various economic cycles. Most recently, our ability to withstand economic headwinds was tested in 2016, when Turkey suffered an economic downturn and political instability.

        Despite unfavorable macroeconomic events in Turkey and an increase in our loss for the year ended December 31, 2016, we grew our revenue, system-wide restaurant sales, same-store sales and Adjusted EBITDA, demonstrating strong demand for our offerings. We grew our total revenue to TL 2.9 billion in 2016 from TL 2.3 billion in 2015, representing an increase of 24.8%, and system-wide restaurant sales to TL 3.1 billion in 2016 from TL 2.5 billion in 2015. We had system-wide same-store sales growth of 13.4% in China and 6.9% in Turkey in 2016. Despite these measures, our net loss for the period increased to TL 253.9 million in 2016 from TL 153.0 million in 2015, and to TL 115.5 million in the nine months ended September 30, 2017 from TL 97.8 million in the nine months ended September 30, 2016, due in large part to financial expense recorded in respect of preferred shares that were issued in 2016 and that were converted to ordinary shares (equity) in preparation for this offering. Our consolidated Adjusted EBITDA has risen steadily over the same period, to TL 235.6 million in 2016 from TL 169.3 million in 2015 and to TL 304.8 million in the nine months ended September 30, 2017 from TL 173.4 million in the nine months ended September 30, 2016. Adjusted EBITDA for our QSR Turkey segment fell to TL 77.2 million in 2016 from TL 109.5 million in 2015, representing a decline of 29.5%, but this decline, which we believe was attributable to the difficult macroeconomic environment in Turkey, was offset by the increase in Adjusted EBITDA in our QSR China segment, which grew to TL 101.1 million in 2016 from TL 3.5 million in 2015, largely as a result of an increasing proportion of our restaurants' achieving profitability in China. Adjusted EBITDA for our QSR Turkey segment rebounded healthily in 2017, growing to TL 111.3 million in the nine months ended September 30, 2017 from TL 60.4 million in the nine months ended September 30, 2016. We believe that the activities composing our Ecosystem may contribute positively to the stability of our revenue and Adjusted EBITDA as our business grows. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicators—Adjusted EBITDA"

        Our track record of growth and resilience has been facilitated by our ability to innovate products, which has enabled us to retain customers and drive traffic to our restaurants.

        Our restaurants have historically demonstrated an attractive return profile. For Company-operated restaurants, we target an average payback period of between three and four years, with an average capital expenditure per restaurant of TL 1.1 million (excluding pre-opening expenses, which average approximately TL 160,000 per restaurant). For our Company-operated restaurants in China, where our Company-operated restaurant base is relatively young, our targeted average payback period is approximately three years, and for our top three cities in China it has recently been less than two years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicators—System-wide Restaurants and Net Restaurant Growth."

        Our strong historical growth today has been financed by a combination of cash from results of operations and bank indebtedness. Going forward, we anticipate that an increasing proportion of our financing will come from operating cash flow.

  Experienced and passionate management team with proven track record and agile corporate culture

        We believe that our management team's extensive experience in the restaurant industry and its long and successful history of developing, acquiring, integrating and operating QSRs provide us with a competitive advantage. Our management team has a successful history of expanding into new geographic markets and adding new restaurant brands to our portfolio. We are led by our co-founders, Erhan Kurdoğlu, who is the chairman of our board, and Korhan Kurdoğlu, who is our president, our CEO and a member of our board of directors, who both founded our business together with their father, Ertuğrul Kurdoğlu, in 1994. Our QSR Turkey operations are overseen by Caner Dikici, CEO of TAB Gıda (a subsidiary of the Company), who has been with us for 17 years, and our QSR China operations are overseen by Ümit Zuvin, CEO of Burger King (China) Holdings Co., Ltd. (a majority-owned subsidiary of the Company), who has been with us for 21 years. Our operations management is further supported by our infrastructure of financial, information systems, real estate development, human resources and legal professionals. The average tenure of our executive officers is 14 years.

        In China, we coupled TFI veterans with local management to combine operational know-how from our Turkey operations with local business expertise. As we grew our Chinese management team, we provided substantial training to new Chinese team members in Turkey, transmitting expertise gained in Turkey to our new market in China. Currently, our management team in China consists mainly of Chinese employees, many of whom were trained in Turkey, supported by a management team of Turkish employees who rose through the ranks in our Turkish business before moving with us to China.

Our Growth Strategies

        Our primary strategy is to grow sales and profits across our portfolio of brands through (i) new restaurant openings in underpenetrated markets, (ii) enhanced same-store sales, (iii) expansion of operating margins, and (iv) adding new brands and geographies.

  Capture "white space" potential by growing number of restaurants

        We intend to take advantage of the attractive "white space" opportunities in our markets by continuing to open new restaurants, increasing our penetration in Turkey and in China.

        The share of population living in cities (where concentration and therefore availability of QSR venues is high) has increased substantially in Turkey and China in recent years. We expect the urbanization of both countries' populations to continue in the future. In addition, disposable income and per capita GDP in both countries is on the rise, and both markets have experienced growth in mall and other organized retail outlets and home delivery and digitization. Given the urbanizing populations, growing economies, growth in distribution channels in which we participate and underpenetration of our brands in Turkey and China, we believe that there is significant opportunity to expand within both markets. We have expanded our restaurant count in Turkey from 690 restaurants at December 31, 2012 to 1,056 as of September 30, 2017, representing a CAGR of 9.4%. As of September 30, 2017, we have opened more than 680 restaurants in China since becoming the master franchisee for Burger King in China in 2012, representing an average of over 140 restaurants per year.

        Based on current levels of per capita market penetration, we do not believe that our brands are fully penetrated in Turkey. As we open new restaurants in Turkey, we continue to see stronger same-store sales, which suggests that we have not yet achieved full penetration of the market. In each of Turkey and China, AUV for each vintage from 2012 onward has increased each year. Thus, we believe that the Turkish QSR market continues to present us with substantial opportunity for growth.

        A majority of our restaurants in Turkey are located in organized retail spaces, such as shopping malls and mixed-use spaces. We expect that new shopping mall construction in Turkey, which is anticipated to be robust in the next several years, with 61 malls under construction as of December 31,

2016, according to AYD, and our strong relationships with mall operators will enable us to find new, attractive venues for food court restaurants in our QSR Turkey segment. With our multi-brand strategy in Turkey, every new mall represents a potential opportunity to open three to five new restaurants. We feel that our requirements for multiple retail spaces within each mall increase our bargaining power when we negotiate with mall landlords.

        Consequently, we believe that there is significant "white space" in Turkey for us to open potentially up to 1,000 additional restaurants across our portfolio of brands, with a range of 350 to 400 potentially achievable in the next five years.

        Our restaurant expansion focus in China is on expanding the number of Burger King restaurants in certain selected underpenetrated areas. Our principal competitors in the Chinese QSR space, Starbucks, KFC and McDonald's, have 2,936, over 5,300 and over 2,700 restaurants, respectively, in China as of their respective most recent reporting dates—in each case, more than three times our current total number of restaurants in China. On the basis of the comparative underpenetration of Burger King in China, we believe that there is sufficient "white space" for us to open potentially at least 2,500 additional Burger King restaurants in China, with a range of 1,000 to 1,250 new restaurants potentially achievable in the next five years.

        We have continued to actively pursue these "white space" opportunities and as of September 30, 2017, we had signed leases for 179 additional restaurants.

Drive same-store sales growth

        As we have increased the penetration of our brands in our territories, we have also achieved growth in same-store sales in our QSR Turkey and QSR China segments.

        We believe that we will be able to continue enhancing our same-store sales through execution of the following strategies:

  •
  growing brand awareness in China;

  •
  product innovation;

  •
  expansion of delivery and mobile payments; and

  •
  improving the restaurant experience.

  Expansion of operating margins over time

        We believe that continued growth of our systems in Turkey and China will enable us to scale our corporate infrastructure and leverage increased bargaining power to increase operating margins over time. In Turkey, where we have built large distribution facilities and production plants as part of our Ecosystem, the various Ecosystem facilities do not yet run at capacity. As our restaurant system grows in Turkey, and as third-party business develops for our Ecosystem products and services, we expect to see increasing returns on the investments we have made there. In China, where we have 766 restaurants as of September 30, 2017, we have built the administrative, real estate development and marketing infrastructure for a 2,000 restaurant system, positioning us well for future growth without a substantial increase in fixed costs. As we increase same-store sales across our territories, we expect to see an increase in operating leverage at the restaurant level.

  Expansion into new brands and geographies

        As a multi-brand QSR operator, we continuously assess opportunities to expand our portfolio of brands. Similarly, as a multinational QSR operator, we expect to have opportunities to expand our operations to other countries where QSR concepts are underpenetrated. We may undertake geographic expansion through our existing brand portfolio or through brands new to our portfolio.

        We consider brand and geographic expansion to be a discretionary strategy, which we will pursue as opportunities arise. The criteria for entry into new markets would be based on the size, growth, average age and disposable income of the population, the level of fast-food penetration and the market capacity for roll-out of an available brand.

Risk Factors

        Investing in the ADSs representing our ordinary shares involves risks. See "Risk Factors" beginning on page 28.

Conversion of Preferred Shares

        Until November 7, 2017, we had a class of preferred shares, the Class A preferred shares, outstanding. A shareholder agreement by and among us, holders of our Class A preferred shares and certain of our ordinary shareholders, or the Preferred Shareholders' Agreement, set forth the rights, interests and obligations of holders of our preferred shares. On November 7, 2017, all of our outstanding Class A preferred shares converted into ordinary shares, and, upon completion of our IPO, the Preferred Shareholders' Agreement will terminate automatically, except for certain ongoing reporting and compliance obligations to the EBRD pursuant to the EBRD's public policy mandate. If this offering is not completed by June 30, 2018, the conversion will be reversed and the preferred shares will again be outstanding.

        For a description of the terms of the conversion our Class A preferred shares, see "Conversion of Preferred Shares". For a description of the terms of the Preferred Shareholders' Agreement to which we currently are a party, see "Certain Relationships and Related Person Transactions—Preferred Shareholder Arrangements".

Underwriting—Conflicts of Interest

        ELQ Investors VIII Ltd, a selling shareholder in this offering, is an affiliate of Goldman Sachs & Co. LLC, an underwriter in this offering, and will receive more than 5% of the net proceeds of this offering and Clouse S.A., another selling shareholder in this offering, is an affiliate of Credit Suisse Securities (USA) LLC, another of the underwriters in this offering, and will also receive more than 5% of the net proceeds of this offering. As a result, each of Goldman Sachs & Co. LLC and Credit Suisse Securities (USA) LLC is deemed to have a conflict of interest within the meaning of Rule 5121(f)(5)(C)(ii) of the Financial Industry Regulatory Authority ("FINRA"). Accordingly, this offering will be conducted in compliance with FINRA Rule 5121, which requires, among other things, that a "qualified independent underwriter" participate in the preparation of, and exercise the usual standards of "due diligence" with respect to, the registration statement and this prospectus. Morgan Stanley & Co. LLC has agreed to act as qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 thereof. Morgan Stanley & Co. LLC will not receive any additional compensation for acting as qualified independent underwriter. We and the Selling Shareholders have agreed to indemnify Morgan Stanley & Co. LLC against liabilities arising out of or based on its acting (or alleged failure to act) as a qualified independent underwriter in connection with this offering, including liabilities under the Securities Act. In accordance with FINRA Rule 5121(c), neither Goldman Sachs & Co. LLC nor Credit Suisse Securities (USA) LLC will confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the account holder. See "Underwriting—Conflicts of Interest."

Recent Developments

  Preliminary Results

        Our financial results and key performance indicators for 2017 are preliminary, based upon our current estimates and subject to completion of financial and operating closing procedures as of and for the year ended December 31, 2017.

        We have provided ranges, rather than specific amounts, for certain financial results below, primarily because our financial closing procedures as of and for the year ended December 31, 2017 are not yet complete. We expect to complete our financial closing procedures for the year ended December 31, 2017 only in April 2018. As a result, our actual results for the year ended December 31, 2017 may vary materially from the estimated preliminary results included herein and will not be publicly available until after completion of this offering. Accordingly, you should not place undue reliance on these estimates. See "Risk Factors", "Cautionary Note Regarding Forward-Looking Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional information regarding factors that could result in differences between the preliminary estimated ranges of certain financial results presented below and the financial results we will ultimately report as of and for the year ended December 31, 2017. The summary information below is not a comprehensive statement of our financial results for the period.

        The preliminary estimated unaudited data as of and for the year ended December 31, 2017 included in this prospectus has been prepared by, and is the responsibility of, our management and has not been audited, reviewed, compiled or subjected to any other procedures by our independent registered public accounting firm. Accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect to this preliminary estimated unaudited data.

        The unaudited data below sets forth certain preliminary estimates of certain results of operations and key performance indicators that we expect to report as of and for our fiscal year ended December 31, 2017:

  •
  The number of our system-wide restaurants is expected to be 1,983 as of December 31, 2017, of which 1,097 are attributable to our QSR Turkey segment and 886 are attributable to our QSR China segment. This represents an increase of 161 total system-wide restaurants compared with the figure at September 30, 2017 (QSR Turkey: an increase of 41; QSR China: an increase of 120), and an increase of 360 total system-wide restaurants compared with the figure at December 31, 2016 (QSR Turkey: an increase of 126; QSR China: an increase of 234). These increases primarily reflect the continued success of our efforts to expand our business by opening new restaurants in Turkey and, especially, China.

  •
  Revenue is expected to be approximately TL 3,950 to 4,020 million in 2017, which represents an increase of approximately 38% to 41% over the TL 2,861.1 million recorded in 2016. This increase reflects continued strong revenue growth in each of our segments, especially QSR China. We estimate that revenue generated by our QSR Turkey segment was approximately TL 1,965 to 2,000 million in 2017, which represents an increase of approximately 23.8% to 26.0% over the TL 1,587.6 million recorded by our QSR Turkey segment in 2016. The growth in revenue in our QSR Turkey segment in 2017 was mainly due to robust same-store sales growth, as well as the increased number of restaurants. We estimate that revenue generated by our QSR China segment was approximately TL 1,500 to 1,520 million in 2017, which represents an increase of approximately 64.3% to 66.5% over the TL 913.0 million recorded by our QSR China segment in 2016. The growth in revenue in our QSR China segment in 2017 was mainly due to the substantial increase in the number of restaurants and, to a lesser extent, same-store sales growth. We estimate that revenue generated by our other activities—comprising our Ecosystem segment, eliminations and other—was approximately TL 480 to 500 million in 2017, which represents an increase of approximately 33.1% to 38.7% over the TL 360.5 million recorded by such other activities in 2016. The growth in revenue from these other activities in 2017 was mainly due to the growth of our system-wide sales. Revenue growth from these other activities decelerated slightly in the fourth quarter on account of a change in mix of our Ecosystem segment toward internally generated sales, which are eliminated upon consolidation.

  •
  Total system-wide same store sales growth is expected to be approximately 12.8% to 13.6% in 2017, an improvement over the 8.8% achieved in 2016. This increase was mainly the result of a significant improvement in system-wide same store sales growth in our QSR Turkey segment in 2017. Within our QSR Turkey segment, same-store sales growth is expected to be approximately 15.6% to 16.6% in 2017, a significant improvement over the 6.9% achieved in 2016, which reflects the strong recovery of our Turkish operations after the macro and political challenges of 2016 and the strength of our recent communication and advertising campaigns. Within the QSR China segment, same-store sales growth is expected to be approximately to 8.6% to 9.3% in 2017 compared to 13.4% achieved in 2016. The decline is largely due to ongoing maturation of our delivery channels, which were on a significant ramp-up in 2016, as well as to the effects upon average check size in the fourth quarter of our promotional campaigns (such as "buy-one-get-one-free" deals) for ancillary products such as french fries, which we run periodically as part of our ongoing business strategy. We expect to engage in similar activities in the future, the timing and nature of which are subject to change.

  •
  Net loss is expected to be approximately TL 182 to 251 million in 2017, compared to TL 254 million in 2016 reflecting the increase in Adjusted EBITDA discussed in the paragraph below partially offset by (i) higher depreciation and amortization, which is expected to be approximately TL 200 to TL 205 million in 2017 compared to TL 151 million in 2016, reflecting the higher number of our Company-operated restaurants (ii) M&A and IPO-related expenses in the amount of approximately TL 34 million in 2017 and (iii) higher net finance expense/income, which is expected to be approximately TL (257) to (287) million in 2017 compared to TL (254) million in 2016 due to higher average net debt levels and the negative impact of foreign exchange movements.

  •
  Adjusted EBITDA is expected to be approximately TL 378 to 395 million in 2017, an increase of approximately 57% to 67.7% over the TL 235.6 million in 2016, reflecting strong growth in Adjusted EBITDA in all of our segments, but most notably in our QSR Turkey and QSR China segments. Over the fourth quarter, we had higher pressure on costs in our QSR Turkey segment with inflation in Turkey increasing, which we chose to reflect in our prices only starting in 2018. We believe that our competitive pricing allowed us to attract more traffic into our restaurants, helping improve our operational efficiency. In the fourth quarter, we also increased our spending on marketing and advertising to promote our new products, and our non-Burger King brands in Turkey. We expect these higher levels of marketing and advertising expenditure to continue in 2018, which can further impact our results.

Adjusted EBITDA is a non-IFRS financial measure and, as such, is subject to certain limitations. See "—Non-IFRS Measures and Operating Metrics". Due to these limitations, Adjusted EBITDA should not be considered as an alternative to our substitute for loss for the period or other financial statement data as an indicator of our financial performance, or as a measure discretionary cash available to us for the growth of our business. The following table provides a reconciliation of Adjusted EBITDA to loss for the period, the most directly comparable IFRS financial performance measure, for the year ended December 31, 2017:

	Year Ended December 31, 2017
Consolidated Adjusted EBITDA Reconciliation	(Low End)	(High End)
	(thousands of TL unless otherwise indicated)
Loss for the period	(251,477)	(182,477)
Current tax expense (–)	8,582	8,582
Finance income	(216,416)	(226,416)
Finance expenses	503,113	483,113
Depreciation and Amortization	205,796	199,796
Pre-opening expenses(1)	47,022	43,022
Gain/(Loss) on disposal of fixed assets(2)	5,217	5,217
Straight line effect(3)	10,496	8,496
Store impairment and closed restaurant expenses(4)	23,126	13,126
Share based payment(5)	2,882	2,882
M&A and IPO expenses(6)	34,080	34,080
FX gain / (loss) on trading and investment activities(7)	(6,312)	(6,312)
Non-cash marketing expense accruals(8)	12,086	12,086

Adjusted EBITDA	378,194	395,194

(1)
Pre-opening expenses are our expenses related to preparing to open a new store, including for rent, the costs of hiring and training the initial work force, travel and the cost of foods and materials used in connection with the training activities and personnel salaries, incurred or paid in connection with a restaurant in the period before it opens for business. We believe the exclusion of pre-opening expenses from our Adjusted EBITDA measure is appropriate given that our operations are still in a ramp-up phase, with 360 new restaurants net of closures added in the year ended December 31, 2017.

(2)
Gains and losses on the disposal of property, plant and equipment are not considered by management to be reflective of our core operations.

(3)
The straight-line effect reflects an adjustment to how we record our rent expenses associated with our restaurants in China over time. Our rent expenses for our restaurants in China tend to become higher over time. In our segment reporting, we record the expense as incurred for the purpose of assessing segment performance, while for our consolidated financial statements, we straight-line this expense by recording more rent expense than we pay in the earlier years of our restaurants' lease agreements and less rent expense than we pay in the later years of our restaurants' lease agreements.

(4)
Impairment of fixed assets and closed restaurant expenses represent (1) the non-cash impairment charges recognized as a result of the gap between the carrying amounts of fixed assets and the amount that is expected to be recovered from them in the future and (2) expenses relating to closed Company-operated restaurants' net book value of leasehold improvements. When restaurants close, there can be items that are not removable from the restaurants, and the net book values of these items must be written off. Both of these items are considered to be non-cash and not reflective of the on-going core operations.

(5)
Share based payment represents non-cash share-based compensation expense associated with the ESOP plan in our Chinese operations. Differences exist among our businesses in the extent to which their employees receive share-based incentives. We therefore exclude from Adjusted EBITDA the compensation expense in relation to share-based incentives in order to assess the relative trading performance in our businesses.

(6)
Merger and Acquisition ("M&A") and Initial Public Offering ("IPO") expenses are those attributable to legal and professional fees incurred in connection with preparing this offering.

(7)
FX gain / losses on trading and investment activities relate to foreign exchange gain and losses resulting from cash in bank, cash on hand and foreign exchange denominated trade receivables and payables.

(8)
Non cash marketing expense accruals relate to accruals for marketing expenses that have not yet been spent.

        The preliminary estimated unaudited financial results disclosed above reflect management's estimates based solely upon information available as of the date of this prospectus and are not a comprehensive statement of our financial results as of and for the year ended December 31, 2017. The information presented herein should not be considered a substitute for the financial information to be filed with the U.S. Securities and Exchange Commission in our initial Annual Report on Form 20-F for 2017 once it becomes available. We have no intention or obligation to update the preliminary estimated unaudited financial results in this prospectus prior to filing our initial Annual Report on Form 20-F for 2017.

  New Master Franchise and Development Arrangements

        We have entered into an amended and restated master franchise and development agreement with BKE in connection with our operation and development of Burger King restaurants in Turkey. The amended and restated agreement provides, among other things, for an extension of the term for our Burger King franchise in Turkey until December 1, 2030 and for the elimination of covenants to comply with specified financial ratios set forth in our existing agreements with BKE. See "Our Relationships with Certain Franchisors—Burger King—Turkey".

        Following discussions with RBI, we expect to enter into an agreement with PLK that will grant us the exclusive right to develop and operate Popeyes restaurants in China, subject to receipt of the required MOFCOM approval and the successful completion of our initial public offering, on terms and conditions broadly similar to our rights to develop and operate Burger King restaurants in China. While there can be no assurance as to when MOFCOM's approval will be received, based on applicable law, the Company expects MOFCOM's analysis of filing to be completed around one month after submission of the required documents with MOFCOM, which is expected to happen once the agreement is signed. Our discussions with PLK on this agreement are expected to be completed shortly after this offering, but there can be no assurance as to whether or when we will enter into the new agreement. See "Our Relationships with Certain Franchisors—Popeyes—China".

Cartesian and prospective minority shareholders in our corporate structure

        On January 8, 2018, we received a notice from Cartesian stating that Cartesian had received a bona fide offer in writing for its entire 31% interest in the Pangaea Investor (and thus its entire indirect interest in China Holdings) from investment funds affiliated with an international private equity firm, and offering us a right of first refusal pursuant to the Pangaea Shareholders' Agreement and the CIA. This notice stated that the offer price for Cartesian's stake in the Pangaea Investor was $204 million. The period in which we can exercise our right of first refusal and accept the offer from Cartesian under the applicable clause ends on February 7, 2018, but on January 15, 2018 we wrote to Cartesian explaining that we did not intend to exercise our right of first refusal for this offer. See "Certain Relationships and Related Person Transactions—China" and "Risk Factors—Risk Arising from Our Arrangements with Business Partners—We are a party to a Shareholdings' Agreement that limits our ability to change the terms of our investment in China."

        We are not party to the negotiations Cartesian is currently undertaking and accordingly we have limited access to the terms on which the valuation is based and are not able to assess the probability of its successful consummation. There can be no certainty that the offer for Cartesian's shares will be completed.

Emerging Growth Company Status

        We are an "emerging growth company" within the meaning of the federal securities laws. For as long as we are an emerging growth company, we will not be required to comply with certain requirements that are applicable to other public companies that are not "emerging growth companies" including, but not limited to, the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and the exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards.

        We have elected to take advantage of the scaled disclosure requirements and other relief described in this prospectus and may take advantage of these exemptions for so long as we remain an emerging growth company. We have irrevocably elected not to avail ourselves of the exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

        We will remain an emerging growth company until the earliest of: (1) the end of the fiscal year during which we have total annual gross revenues of US$1.07 billion or more; (2) the end of the fiscal year following the fifth anniversary of the completion of our IPO; (3) the date on which we have, during the previous three-year period, issued more than US$1.0 billion in nonconvertible debt securities and (4) the end of the fiscal year, after we have been subject to the requirements of Section 13(a) or 15(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, for a period of 12 calendar months and have filed at least one annual report pursuant to those sections, in which the market value of our equity securities that are held by non-affiliates exceeds US$700 million as of June 30 of that year.

        For a description of the qualifications and other requirements applicable to emerging growth companies and certain elections that we have made due to our status as an emerging growth company, see "Risk Factors—Risks Related to the Offering—We are an emerging growth company as defined in the JOBS Act, and the reduced disclosure requirements applicable to emerging growth companies may make the ADSs less attractive to investors and, as a result, adversely affect the price of the ADSs and result in a less active trading market for the ADSs".

Corporate Information

        Our affairs are governed by the provisions of our articles of association, as amended and restated from time to time, and by the provisions of applicable Turkish law, including the Turkish Commercial Code. Our company's registered number in Turkey is 331759.

        Our registered office is at Dikilitaş Mahallesi Cad. A Blok No. 109, Beşiktaş Istanbul. Our telephone number at this address is +90 (212) 310 48 99. We have no separate principal executive office.

 THE OFFERING

ADSs offered by us	4,500,000 ADSs.
ADSs offered by the selling shareholders	17,500,000 ADSs (or 20,800,000 ADSs if the underwriters exercise in full their option to purchase additional ADSs).
ADSs outstanding immediately after this offering	22,000,000 ADSs (or 25,300,000 ADSs if the underwriters exercise in full their option to purchase additional ADSs).
Ordinary shares outstanding immediately after this offering	1,385,386,175 ordinary shares.
Option to purchase additional ADSs

Certain of the selling shareholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 3,300,000 additional ADSs at the initial public offering price, less underwriting discounts and commissions.

The ADSs	Each ADS represents 12 ordinary shares. The ADSs will be evidenced by ADRs.

The depositary will be the holder of the ordinary shares underlying the ADSs and you will have the rights of an ADR holder as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.

You may surrender your ADSs to the depositary to withdraw the ordinary shares underlying your ADSs. The depositary will charge you a fee for such an exchange.

We may amend or terminate the deposit agreement for any reason without your consent. Any amendment that imposes or increases fees or charges or which materially prejudices any substantial existing right you have as an ADS holder will not become effective as to outstanding ADSs until 30 days after notice of the amendment is given to ADS holders. If an amendment becomes effective, you will be bound by the deposit agreement as amended if you continue to hold your ADSs.

To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled "Description of American Depositary Shares." We also encourage you to read the deposit agreement, which is an exhibit to the registration statement that includes this prospectus.

Use of proceeds

We estimate that we will receive net proceeds of approximately US$23.7 million from this offering, assuming an initial public offering price of US$10.00 per ADS, the mid-point of the estimated range of the initial public offering price shown on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us (including underwriting discounts and commissions of the selling shareholders) and assuming that the underwriters' option to purchase additional ADSs is exercised in full. We intend to use the proceeds from this offering to repay a corresponding portion of our borrowings under a US$75 million total aggregate loan facility agreement with Yapı and Kredi Bank entered into on April 26, 2013 and subsequently amended, or the YKB Loan Agreement, of which, as of September 30, 2017, US$50 million remains outstanding and matures in November 2019 with US$25 million bearing interest at a rate equal to LIBOR plus 6.20% and US$25 million bearing interest at a rate equal to LIBOR plus 5.90%.

We will not receive any of the proceeds from the sale of the ADSs by the selling shareholders.
Conflicts of interest	Certain of the underwriters may be deemed to have a "conflict of interest" under FINRA Rule 5121. See "Underwriting—Conflicts of Interest."
Risk factors

See "Risk Factors" and other information included in this prospectus for a discussion of the risks relating to investing in the ADSs. You should carefully consider these risks before deciding to invest in the ADSs.

Nasdaq Global Select Market trading symbol	"TFIG".
Depositary	The Bank of New York Mellon.

        Unless otherwise indicated, all information in this prospectus relating to the number of ordinary shares that will be outstanding following this offering:

  •
  excludes 7,365,464 ordinary shares issuable upon vesting in December 2019, and 7,365,464 ordinary shares issuable upon vesting in December 2020 of IPO Awards granted to certain employees on January 8, 2018;

  •
  excludes up to 6,112,226 ordinary shares that vest upon grant, up to 9,168,340 ordinary shares vesting in December 2018 and up to 9,168,340 ordinary shares vesting in December 2020 that will be made available to ten of our China-based executive officers and employees following the completion of this offering pursuant to our China Holdings employee Share Purchase Rights Agreements; and

  •
  assumes no exercise of the underwriters' option to purchase additional ADSs.

        See "Management—Equity Compensation Plan Funding" for further information regarding the above.

Summary Consolidated Financial and Operating Data

        The summary consolidated statement of profit or loss and statement of cash flow data for the years ended December 31, 2016 and 2015 and the summary consolidated statement of financial position data as of December 31, 2016 and 2015 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. We have derived our summary consolidated financial data as of and for the years ended December 31, 2014 and 2013 from our unaudited consolidated financial statements, which do not appear elsewhere in this prospectus. The summary consolidated statement of profit or loss and statement of cash flow data for the nine months ended September 30, 2017 and 2016 and the summary consolidated statement of financial position data as of September 30, 2017 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

        We maintain our books and records in Turkish lira and prepare our consolidated financial statements in accordance with IFRS. The unaudited interim condensed consolidated financial statements have been prepared in accordance with IAS 34, Interim Financial Reporting, and include all normal recurring adjustments that we consider necessary for a fair statement of our financial position and operating results for the periods presented.

        The following summary consolidated financial data for the periods and as of the dates indicated are qualified by reference to and should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," both of which are included elsewhere in this prospectus.

        Our historical results for any prior period do not necessarily indicate our results to be expected for any future period.

	Year Ended December 31,				Nine Months Ended September 30,
	2016	2015	2014	2013	2017	2016
	(thousands of TL unless otherwise indicated)
Summary Consolidated Statement of Profit or Loss Data:
Revenue	2,861,083	2,291,764	1,743,421	1,267,035	2,932,959	2,063,073
Cost of revenue	(2,523,947)	(2,024,616)	(1,573,783)	(1,154,374)	(2,533,840)	(1,810,369)

Gross Profit	337,136	267,148	169,638	112,661	399,119	252,704

General administrative expenses (–)	(176,546)	(145,225)	(102,396)	(76,906)	(169,733)	(125,342)
Marketing, selling & distribution expenses (–)	(111,541)	(94,899)	(70,940)	(52,318)	(113,303)	(83,986)
Other income/(expense), net(1)	(53,308)	(69,617)	(37,881)	(27,918)	(29,737)	(35,906)

Operating income/(loss)	(4,259)	(42,593)	(41,579)	(44,481)	86,346	7,470

Finance income	131,571	31,430	27,936	12,651	168,842	67,716
Finance expenses (–)	(385,306)	(202,320)	(94,425)	(70,335)	(357,639)	(174,933)

Loss before tax from continuing operations	(257,994)	(213,483)	(108,068)	(102,165)	(102,451)	(99,747)

Current tax expense (–)	(8,433)	(7,818)	(6,841)	(5,844)	(7,711)	(5,800)
Deferred tax benefit/(expense)	12,535	68,256	4,528	10,606	(5,384)	7,748

Loss for the period	(253,892)	(153,045)	(110,381)	(97,403)	(115,546)	(97,799)

Loss for the period attributable to non-controlling interest	(6,031)	(16,720)	(37,781)	(38,782)	10,328	(8,387)
Loss for the period attributable to equity holders of the parent	(247,861)	(136,325)	(72,600)	(58,621)	(125,874)	(89,412)
Loss per share attributable to ordinary shareholders (basic and diluted)(3)	(0.23941)	(0.13192)	(0.07026)	(0.05673)	(0.10420)	(0.08652)
Weighted average number of shares used to compute loss per share (basic and diluted)	1,035,278,250	1,033,364,230	1,033,364,230	1,033,364,230	1,208,018,561	1,033,364,230
Pro forma loss per share attributable to ordinary shareholders(2)(3)	(0.12283)	N/A	N/A	N/A	(0.03290)	(0.06184)
Weighted average number of shares used to compute pro forma loss per share(2)	1,084,771,264	N/A	N/A	N/A	1,321,562,473	1,057,399,071

(1)
Our audited consolidated financial statements present this line item grossed up.

(2)
Pro forma loss per share attributable to ordinary shareholders and weighted average number of shares used to compute loss per share figures, both basic and diluted, give effect to the Primary Conversion. See also "Conversion of Preferred Shares".

(3)
Per share calculations give effect to the Reverse Stock Split completed on November 7, 2017.

	Year Ended December 31,					Nine Months Ended September 30,
	2016	2015	2014	2013	2012	2017	2016
	(thousands of TL unless otherwise indicated)
Summary Operating Metrics
Restaurants (at end of period)
System-wide	1,623	1,421	1,179	964	775	1,822	1,529
QSR Turkey	971	945	849	775	690	1,056	951
QSR China	652	476	330	189	85	766	578
Company-operated	1,243	1,091	911	774	611	1,387	1,171
QSR Turkey	732	719	651	610	535	793	716
QSR China	511	372	260	164	76	594	455
Sub-Franchised	380	330	268	190	164	435	358
QSR Turkey	239	226	198	165	155	263	235
QSR China	141	104	70	25	9	172	123
Same-Store Sales growth
System-wide	8.8%	13.1%	15.6%			13.5%	7.2%
QSR Turkey	6.9%	11.9%	17.4%			15.7%	4.6%
QSR China	13.4%	17.3%	3.9%			10.2%	13.8%
Company-operated	10.5%	15.3%	16.3%			14.9%	9.4%
QSR Turkey	7.7%	13.2%	18.3%			17.1%	5.7%
QSR China	17.0%	22.7%	5.2%			11.8%	18.1%
Sub-Franchised	4.6%	7.6%	13.8%			10.1%	2.0%
QSR Turkey	5.2%	8.9%	15.2%			12.5%	2.3%
QSR China	2.5%	1.9%	–2.1%			4.9%	1.1%
Average Unit Volumes (thousands of TL)
System-wide	2,150	2,025	1,798			2,430	2,137
QSR Turkey	2,146	2,033	1,882			2,316	2,125
QSR China	2,161	2,002	1,503			2,612	2,163
Company-operated	2,019	1,886	1,631			2,314	2,005
QSR Turkey	1,962	1,858	1,692			2,137	1,943
QSR China	2,120	1,961	1,427			2,559	2,122
Sub-Franchised	2,632	2,482	2,436			2,902	2,609
QSR Turkey	2,720	2,592	2,545			2,875	2,694
QSR China	2,373	2,151	1,960			2,986	2,365

	Year Ended December 31,			Nine Months Ended September 30,
	2016	2015	2014	2017	2016
	(thousands of TL unless otherwise indicated)
Summary Consolidated Statement of Cash Flow Data:
Net cash generated from operating activities	202,625	161,817	146,614	248,038	134,576
Cash used in investing activities	(456,576)	(343,392)	(248,528)	(254,428)	(296,590)
Net cash generated from financing activities	442,084	166,170	91,570	4,880	504,137
Effect of foreign exchange rate changes on the balance of cash held in foreign currencies	67,245	12,802	6,091	8,646	(406)
Net change in cash and cash equivalents	255,378	(2,603)	(4,253)	7,136	341,717

Cash and cash equivalents at the beginning of year	140,092	142,695	146,948	395,470	140,092

Cash and cash equivalents at the end of period	395,470	140,092	142,695	402,606	481,809

	As of December 31,				As of September 30,
	2016	2015	2014	2013	2017	2017
					(Pro Forma)(1)
Summary Consolidated Statement of Financial Position:
Assets:
Total current assets	719,033	360,027	314,287	257,055	871,449	871,449
Total non-current assets	1,543,986	1,174,883	815,555	591,276	1,694,763	1,694,763

Total assets	2,263,019	1,534,910	1,129,842	848,331	2,566,212	2,566,212

Liabilities:
Total current liabilities	1,352,119	806,496	532,754	369,588	1,388,367	1,388,367
Total non-current liabilities	1,065,629	681,284	466,700	258,046	791,756	1,426,961

Total liabilities	2,417,748	1,487,780	999,454	627,034	2,180,123	2,815,328

Equity:
Share capital	1,208,019	1,033,364	1,033,364	1,033,364	1,321,563	1,208,019
Total equity	(154,729)	47,130	130,388	220,697	386,089	(249,116)

(1)
Gives effect to the Primary Conversion. See also "Conversion of Preferred Shares".

        Presented below is a reconciliation between loss for the period and Adjusted EBITDA for the periods shown.

	Year Ended December 31,				Nine Months Ended September 30,
Consolidated Adjusted EBITDA Reconciliation	2016	2015	2014	2013	2017	2016
	(thousands of TL unless otherwise indicated)
Loss for the period	(253,892)	(153,045)	(110,381)	(97,403)	(115,546)	(97,799)
Deferred tax (expense)/benefit	(12,535)	(68,256)	(4,528)	(10,606)	5,384	(7,748)
Current tax expense (–)	8,433	7,818	6,841	5,844	7,711	5,800
Finance income	(131,571)	(31,430)	(27,936)	(12,651)	(168,842)	(67,716)
Finance expenses (–)	385,306	202,320	94,425	70,335	357,639	174,933
Depreciation and amortization	150,890	116,782	94,004	65,686	148,131	109,352
Pre-opening expenses(1)	39,891	41,127	26,497	23,631	31,437	30,073
Idle capacity expenses(2)	1,467	1,888	—	—	—	1,467
(Gain)/loss on disposal of fixed assets(3)	6,600	2,337	1,430	441	7,990	3,070
Straight-line effect(4)	6,617	5,492	3,197	1,828	7,021	4,708
Ramp up period losses(5)	7,249	—	—	—	—	—
Store impairment and closed restaurant expenses(6)	17,147	25,805	13,921	13,102	1,701	7,293
Share based payment(7)	5,785	3,468	—	—	2,429	4,382
Lawsuit expense/income(8)	—	1,240	(1,178)	—	—	—
Expenses related with potato production(9)	—	1,529	1,301	—	—	—
M&A and IPO expenses(10)	—	5,390	—	—	8,619	—
FX gain / losses on trading and investment activities(11)	(914)	3,789	714	(2,445)	421	823
Non-cash marketing expense accruals(12)	—	—	—	—	10,681	—
Other(13)	5,167	3,082	2,835	1,679	—	4,800

Adjusted EBITDA	235,640	169,336	101,142	59,441	304,776	173,438

(1)
Pre-opening expenses are our expenses related to preparing to open a new store, including for rent, the costs of hiring and training the initial work force, travel and the cost of foods and materials used in connection with the training activities and personnel salaries, incurred or paid in connection with a restaurant in the period before it opens for business. We believe the exclusion of pre-opening expenses from our Adjusted EBITDA measure is appropriate given that our operations are still in a ramp-up phase, with 199 new restaurants net of closures added in the first nine months ended September 30, 2017.

(2)
Idle capacity expenses relate to periods during which our potato production plants were down due to a lack of raw material for processing. During the ramp up period for the plant, there was not enough raw materials available therefore the plant had to stop production for the period January to June 2015 and the period March to June 2016. Idle capacity expenses consist mainly of workers' salaries paid for the break periods, utility expenses, costs of test studies, maintenance expenses and waste costs of test studies incurred. Management do not consider the expenses to be directly related to on-going operations at the potato plant. We have not incurred idle capacity expenses in the period ended September 30, 2017 and do not expect to incur idle capacity expenses in the future.

(3)
Gains and losses on the disposal of property, plant and equipment are not considered by management to be reflective of our core operations.

(4)
The straight-line effect reflects an adjustment to how we record our rent expenses associated with our restaurants in China over time. Our rent expenses for our restaurants in China tend to become higher over time. In our segment reporting, we record the expense as incurred for the purpose of assessing segment performance, while for our consolidated financial statements, we straight-line this expense by recording more rent expense than we pay in the earlier years of our restaurants' lease agreements and less rent expense than we pay in the later years of our restaurants' lease agreements.

(5)
Ramp-up period losses were incurred during a test production period that took place after the plant in our meat processing operations was constructed. The testing necessary to calibrate the production equipment was carried out in the first eight months of 2016, with most of the expenses incurred between June and August 2016.

(6)
Impairment of fixed assets and closed restaurant expenses represent (1) the non-cash impairment charges recognized as a result of the gap between the carrying amounts of fixed assets and the amount that is expected to be recovered from them in the future and (2) expenses relating to closed Company-operated restaurants' net book value of leasehold improvements. When restaurants close, there can be items that are not removable from the restaurants, and the net book values of these items must be written off. Both of these items are considered to be non-cash and not reflective of the on-going core operations.

(7)
Share based payment represents non-cash share-based compensation expense associated with the ESOP plan in our Chinese operations. Differences exist among our businesses in the extent to which their employees receive share-based incentives. We therefore exclude from Adjusted EBITDA the compensation expense in relation to share-based incentives in order to assess the relative trading performance in our businesses.

(8)
Lawsuit expense/ income relates to litigation expenses incurred in 2015 in connection with a lawsuit relating to a case in 2003. The reversal of the income in 2014 relates to the same case. Management view both of these transactions as unrelated to the operations of 2014 and 2015.

(9)
Expenses related to potato production relate to the first years of production at our potato plant, during which we experienced certain inefficiencies related to the farming of potatoes during 2014. Due to this inefficiency in agricultural operations, we produced more costly raw materials. The excess cost due to agricultural operations is normalized in 2014 and 2015 in the Adjusted EBITDA calculation. In addition, in order to provide enough raw material to serve the needs of our restaurants, we bought raw materials from the spot market at much higher prices than the normalized cost of farming potatoes. The excess cost of third party procurements are also normalized in 2015.

(10)
Merger and Acquisition ("M&A") expenses were mainly attributable to legal and other professional fees incurred in connection with a contemplated private financing in 2015. Initial Public Offering ("IPO") expenses are those attributable to legal and professional fees incurred in connection with preparing this offering.

(11)
FX gain / losses on trading and investment activities relate to foreign exchange gain and losses resulting from cash in bank, cash on hand and foreign exchange denominated trade receivables and payables.

(12)
Non cash marketing expense accruals relate to accruals for marketing expenses that have not yet been spent.

(13)
Other includes a variety of individually immaterial expenses that management considers non-recurring and not related to our ongoing operations. These expenses are composed of certain bad debt expenses in Turkey in 2015, 2016 and in the nine months ended September 30, 2016; bad debt expenses in China in 2016 and the nine months ended September 30, 2016; non-recurring write-offs in Turkey in 2014, 2015, 2016 and in the nine months ended September 30, 2016; tax amnesty law expenses in Turkey in 2016 and in the nine months ended September 30, 2016; amortization of key money compensation (i.e., premia paid to access particular locations) in Turkey in 2013, 2014, 2015, 2016 and in the nine months ended September 30, 2016; a fair value adjustment for a previously held equity interest in China in 2014; and share of profit of associate in China in 2013.

LETTER FROM ERHAN KURDOĞLU AND KORHAN KURDOĞLU

Dear Investors,

        Thank you for taking the time to read our prospectus, and for considering investing in our company. In this letter, we would like to share with you some of our thoughts and beliefs about the company we have created and the future we are building.

Making the World a Better Place

        Like so many iconic businesses in the QSR sector, we began TFI as a family business. While the offerings, strategies and even the structure have changed since the business was founded 22 years ago, and will continue to transform with the changing times, we plan to keep as our guiding principles the same fundamental values that we have believed in since the early days of the business.

        Our father, Ertuğrul Kurdoğlu, who through his breakthrough accomplishments improved the lives of millions in Turkey, inspires how we run TFI today. Our fundamental values for TFI align with his values. Among his many achievements, he led the building of the Atatürk Dam—still one of the largest in the world, and he used to say, "It is our responsibility for future generations to make the world we live in a better place." Holding to this belief, we take our mission seriously: to serve our customers reliably and safely with quality food they enjoy, giving them excellent value for their money.

        Our father also said, "Dreams can be realized together through common goals and values. They cannot be imposed on us, and they also can be lost because of our fears." He started work on the Ataturk Dam months before the project officially kicked off, encouraging his team not to wait to move towards their shared dream of a completed dam. With him as our touchstone, we have always cherished collaboration and a shared commitment among those who are responsible for our business. We try to set the example for the rest of the company in the way we work together as a management team and in the attention we pay to developing our employees, our suppliers and our partners across the business and around the world.

Turkey

        We built and honed our knowledge of QSR in Turkey. We founded TFI with one Burger King franchise, and over the last two decades we have developed into a scaled operator of over 1,000 restaurants, with more than 600 Burger King restaurants and 180 Popeyes restaurants. We stayed close to consumers' evolving tastes as we grew to be the exclusive master franchisee for Burger King, Popeyes, Sbarro and Arby's in Turkey. We also created our own fast food brand in Turkey, Usta Dönerci. Understanding our customers' growing preference for convenience, we also pioneered delivery of QSR in Turkey, and we now have a fleet of delivery scooters leveraging our restaurant network to serve our customers.

        In order to ensure food safety and quality and smooth restaurant operations, we founded several related businesses, which we call our Ecosystem. The Ecosystem provides TFI with supply chain and distribution management, marketing services, bread production, potato production and meat processing, with nearly all raw materials locally sourced in Turkey.

China

        Moving into China was bold. We entered this huge and vastly different market later than our competitors. We and our partners invested significant upfront capital as we signed on as the exclusive master franchisee and developer for Burger King in China.

        While we brought a little less than 20 years of experience to China, the situation forced us to open our minds and solve a number of challenges.

        With the absence of an advanced supply chain in China, especially for food and sophisticated logistics operations, we saw the need to develop a unique system and localized approach. Our Turkish team was brought in to provide initial support and assistance. We identified local Chinese partners who we believed in, and we encouraged them to invest so they could grow with us in China. We brought a meat supplier from Harbin, a city in Northeastern China, to Turkey to show him our operations and to convince him of our potential in China. His business grew along with ours, and now other restaurants buy from him as well. We located the owner of a small logistics company and convinced her to invest in expanding alongside us in China. Her business is now one of our key distributors across China.

        Construction and building costs were relatively high in China. We applied our financial and budgeting know-how from two decades of building and operating restaurants to bring costs down.

        In China, we have established an aspirational QSR position for Burger King by differentiating it from other Western brands in quality and price. We also cultivated a more modern restaurant ambiance, with dine-in experiences that distinguish our Burger King restaurants from those of our competitors. Most of our restaurants in China are located in highly visible sites near mall entrances, often near other lifestyle brands.

Building a Global Company

        Today we are one of the world's largest operators of quick service restaurants. Our success has been built on a very simple proposition: we grow global brands, through our operational and marketing expertise, to serve the tastes of local markets. We hope as you read this prospectus you will understand that our vision of being a global company is not simply about being present in two extraordinary dynamic markets, but it rests on a core approach to how we manage our business.

        We place the tastes and preferences of consumers at the heart of everything we do, and using expertise and values, we build business models and apply practices to the specific markets we serve. Some of the practices we built in Turkey and China for Burger King have been adopted in the Burger King system.

Learning Together

        We are continuously improving our operations, not only applying lessons learned from the Ecosystem and our decades in Turkey to China but also bringing new ways of doing things learned in China to Turkey. Digital payments are more advanced in China than in Turkey, and our China experience can help us remain at the forefront in Turkey as the payments landscape develops. Consumers are more interested in delivery in China, and we can transfer lessons learned from working with third-party delivery services to our proprietary delivery network in Turkey.

        We are building a strong foundation to realize global ambitions through our Turkish and Chinese operations. Our deep understanding of the fundamental elements of QSR—consumers, restaurant operations, supply chain management—combined with our diverse teams' experiences and collective management approach help us overcome challenges and enable us to make the right decisions about how to fit these elements to a local model.

TFI in the Future

        We have a long-term mindset. We want to continue to grow the global brands that we are entrusted with by applying our operational expertise and our marketing insights to ensure that we meet the desires and tastes of our customers wherever we operate. We have built this business over the past 22 years, and we intend to continue our relentless focus on developing best practices and attracting great talent while maintaining our fundamental values of collaboration, teamwork, diversity, transparency and shared dreams and commitments as our guiding principles. If we do so, we believe that the business will thrive for decades to come.

        Becoming a public company is the next step in our long-term plan for the business. As a public company we believe we will be stronger and more competitive. We aim to be a truly multinational company, with a capital structure that will facilitate our growth without compromising our culture, and our core philosophy of trust in our people and our fundamental values. As we grow, we will ensure that all parts of our business live up to our goals and are accountable to the same set of simple criteria and high standards.

        It is an exciting time for our company. We believe that we have an opportunity to grow and serve consumers around the world, building an ever more valuable and sustainable company in the process.

        Thank you for considering investing in TFI.

        Sincerely yours,

Erhan Kurdoğlu Chairman TFI TAB Gıda Yatırımları A.Ş.	Korhan Kurdoğlu President and Chief Executive Officer TFI TAB Gıda Yatırımları A.Ş.

RISK FACTORS

        Investing in the ADSs involves a significant degree of risk. The material risks and uncertainties that management believes affect us are described below. Before investing in the ADSs, you should carefully consider the risks and uncertainties described below, in addition to the other information contained in this prospectus. Any of the following risks, as well as risks that we do not know or currently deem immaterial, could have a material adverse effect on our business, financial condition or results of operations. As a result, the trading price of the ADSs could decline, and you could lose some or all of your investment. Further, to the extent that any of the information in this prospectus constitutes forward-looking statements, the risk factors below are cautionary statements identifying important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf.

Risks Related to Our Industry and Our Brands

The restaurant industry is intensely competitive, and we may not be able to continue to compete successfully.

        Competition in the restaurant industry generally, and the quick service restaurant, or QSR, sub-segment of the restaurant industry specifically, is intensely competitive, and we compete with many well-established restaurant companies on the basis of price, brand image, food taste and quality, sales promotions, service, new product development, restaurant locations and convenience. Since the restaurant industry has few barriers to entry, our competitors are diverse and range from well-capitalized national and international restaurant chains to independent, local restaurants, including restaurants offering burgers, chicken, pizza and sandwich products, as well as dine-in, carry out and delivery services offering other types of food. Our largest competitors across our territories include McDonald's, which operates restaurants across our territories, and Yum China Holdings and Yum! Brands, which operate KFC restaurants and Pizza Hut restaurants in China and Turkey, respectively. We also face strong competition from street vendors of limited product offerings, including hamburgers, hot dogs, pizzas and local food items. We expect competition to increase as our competitors continue to expand their operations, introduce new products and market their brands.

        Some of our competitors have substantially greater financial and other resources than we do, which may allow them to react to changes in the restaurant industry better than we can. Other competitors are local restaurants that in some cases have a loyal customer base and strong brand recognition within a particular market. As our competitors expand their operations or as new competitors enter the industry, we expect competition to intensify. Should our competitors increase their spending on advertising and promotions, we could experience a loss of customer traffic to our competitors. Also, if our advertising and promotions become less effective than those of our competitors, our results of operations could be adversely affected.

        If any of our competitors offers products that are better priced or more appealing to the tastes of consumers, increases its number of restaurants, obtains more desirable restaurant locations, provides more attractive financial incentives to management personnel, franchisees or hourly employees, or has more effective marketing initiatives than we do in any of the markets in which we operate, this could have a material adverse effect on our results of operations.

Our business may be adversely affected by changes in consumer discretionary spending and macroeconomic factors, including unemployment, food inflation, energy prices and interest rates.

        Our business results depend on a number of industry-specific and general economic factors in Turkey, China and our other territories, many of which factors are beyond our control. The QSR segment of the restaurant industry is affected by changes in national, regional and local economic conditions, seasonal fluctuations in sales volumes and consumer spending. The performance of individual restaurants may also be adversely affected by factors such as demographic trends, severe weather, traffic patterns and the type, number and location of competing restaurants.

        General economic conditions may also adversely affect our results of operations. Recessionary economic cycles, a protracted economic slowdown, a worsening economy, increased unemployment, increased food prices, increased energy prices, rising interest rates or other industry-wide cost pressures can affect consumer behavior and spending for restaurant dining occasions and lead to a decline in sales and earnings. Job losses, foreclosures, bankruptcies and falling home prices may cause customers to make fewer discretionary purchases, and any significant decrease in our customer traffic or average profit per transaction will negatively impact our financial performance. In addition, if gasoline, natural gas, electricity and other energy costs increase, or borrowing costs increase with rising interest rates, our guests may have lower disposable income and reduce the frequency with which they dine out or may spend less on each dining out occasion.

        Unfavorable changes in the above factors or in other business and economic conditions affecting our customers could increase our costs, reduce traffic in some or all of our restaurants or impose practical limits on pricing, any of which could lower our profit margins and have a material adverse effect on our financial condition and results of operations.

Demand for our products may decrease due to changes in consumer preferences or other factors.

        Our competitive position depends on our continued ability to offer items that have a strong appeal to consumers. If consumer dining preferences change due to shifts in consumer demographics, consumer tastes, dietary habits, trends in food sourcing or food preparation or changing levels of customer acceptance of our brands, and our consumers begin to seek out alternative restaurant options, our financial results might be adversely affected. In addition, negative publicity surrounding our products could also materially affect our business and results of operations. Our success in responding to consumer demands depends in part on our ability to anticipate consumer preferences and introduce new items to address these preferences in a timely fashion. Any failure to successfully address changing customer preferences could have a material adverse effect on our financial condition and results of operations.

Our rights to operate and sub-franchise Burger King-branded restaurants in Turkey and China and our other third-party-branded restaurants in Turkey depend on certain development and master franchise agreements, the expiration or termination of which would adversely affect our business, results of operations, financial condition and prospects.

        Our rights to develop and sub-franchise Burger King-branded restaurants in Turkey and China and, therefore, our ability to conduct a substantial majority of our business in Turkey and all of our business in China, derive entirely from the rights granted to us by BKE and BKAP. Thus, our ability to continue operating in our capacity as the exclusive Burger King developer in Turkey and the Burger King master franchisee for China depends on our maintenance and renewal of these contractual relationships. See "Our Relationships with Certain Franchisors."

        In Turkey, we operate under an exclusive Development Agreement with BKE, a subsidiary of RBI. We have entered into an amended and restated Development Agreement, which we expect to take effect subject to the successful completion of our initial public offering, pursuant to which our development rights for Burger King restaurants in Turkey will expire on December 1, 2030.

        Under the amended and restated Development Agreement, BKE retains the right to terminate our development rights with respect to Burger King restaurants in Turkey if we fail to comply with the agreement's material terms; fail to pay BKE any sum or sums required under the agreement within 90 days of receipt of notice of nonpayment from BKE; attempt to assign our rights under the Development Agreement; open a Burger King-branded restaurant (inside or outside Turkey) without obtaining approvals from BKE and making certain payments to BKE; or take or fail to take certain other actions, giving rise to "defaults" under the Development Agreement. Under the amended and restated Development Agreement, if we fail to achieve certain total restaurant count targets, BKE may make our right to develop Burger King restaurants in Turkey non-exclusive or adjust the franchisee fee and royalties that we are required to pay. For a fuller discussion of the circumstances in which BKE may limit or terminate our rights under the Development Agreement, see "Our Relationships with Certain Franchisors—Burger King—Turkey".

        In China, we operate under a Master Franchise and Development Agreement between BKAP, a subsidiary of RBI, and our consolidated subsidiary Burger King (Shanghai) Restaurant Company Ltd., which is a subsidiary of China Holdings, in which we, BKAP, Cartesian, and our consolidated subsidiary Pangaea Foods, SPC are shareholders. Our right to develop Burger King-branded restaurants in China runs for 20 years, starting June 15, 2012 and expiring June 15, 2032.

        BKAP retains the right to terminate the Master Franchise and Development Agreement early upon certain events of default, including our failure to pay to BKAP any amount payable under the agreement in excess of US$25,000 or our failure to meet annual targets for restaurant openings. We did not achieve our development targets in past years but received a waiver from BKAP in 2016 with respect to the target for the previous year and have received a separate waiver from BKAP in respect of any shortfalls that may have occurred prior to this offering. There can be no assurance that future waivers, if needed, will be forthcoming. For a fuller discussion of the circumstances in which BKAP may limit or terminate our rights under the Master Franchise and Development Agreement, see "Our Relationships with Certain Franchisors—Burger King—China".

        Although we are in discussions to extend our franchise arrangements with BKE in Turkey until 2030, and although our BKAP arrangements expire only in 2032, it is possible that when our franchise arrangements come up for renewal in the future, BKE or BKAP may not grant our future requests for renewals in Turkey and China. Any expiration or termination of our master franchise and development agreements with Burger King would materially and adversely affect our business, results of operations, financial condition and prospects.

        The China Investment Agreement, or CIA, governing the rights of the shareholders of China Holdings remains valid through December 31, 2031 and will automatically renew thereafter for five-year periods unless terminated by one of China Holdings' shareholders within a six-month notice period at the end of either the agreement's initial term or any of the subsequent five-year renewal periods. The agreement forming China Holdings may also be terminated with the written consent of all the parties to the initial agreement.

        We also operate under similar agreements with respect to our Popeyes, Sbarro and Arby's restaurants in Turkey, in each case with the respective franchisor. Our agreements with respect to our Popeyes, Sbarro and Arby's restaurants are scheduled to expire December 26, 2020, December 31, 2021 and December 31, 2022, respectively. Each franchisor may choose not to enter into an extension of its agreement with us, causing us to lose our exclusive rights to develop and sub-franchise the franchisor's branded restaurants in Turkey, limiting our ability to expand in Turkey and potentially exposing us to competition from other parties that seek to open the franchisor's branded restaurants in Turkey. In addition, each franchisor may terminate its agreement with us before expiration if, among other things, we do not adhere to the development schedule set forth in the agreement or if we attempt to transfer our rights or obligations under the agreement without the prior written consent of the franchisor. For a fuller discussion of the circumstances in which these franchisors may limit or terminate our rights under their agreements with us, see "Our Relationships with Certain Franchisors—Popeyes", "Our Relationships with Certain Franchisors—Sbarro" and "Our Relationships with Certain Franchisors—Arby's".

        As the Burger King brand and the other brands are among our primary competitive strengths, the expiration or termination of our respective master franchise and development agreements with these brands would materially and adversely affect our business, results of operations, financial condition and prospects. In addition, as a condition of renewal, the franchisors may require us to make capital improvements to particular restaurants to bring them up to the franchised brand's current image standards, which may require us to incur substantial capital expenditures.

Our businesses in Turkey and China depend on our relationships with our franchisors, particularly RBI through its subsidiaries Burger King and Popeyes, and changes in our relationships with them may adversely affect our business, results of operations and financial condition.

        Under our agreements with BKE, Popeyes, Sbarro and Arby's in Turkey and with BKAP in China, we are required to comply with certain operational programs. Our franchisors may terminate their respective agreements with us if we breach the agreed-upon terms, and RBI, through its subsidiaries, BKE, BKAP and Popeyes, has the right to exercise substantial influence over our business operations and financial structure.

        For example, all our franchisors require that we meet certain restaurant development targets, that our restaurants comply with specified design criteria, that we purchase food and equipment only from authorized suppliers and distributors and that we provide training for employees and sub-franchisees in line with an authorized training curriculum. In addition, our agreement with BKE bars us from engaging directly or indirectly in any fast food hamburger business that may compete with Burger King anywhere in the world, our agreement with BKAP restricts certain members of our China Group from engaging in any QSR business anywhere in the world and our agreement with Popeyes bars us from operating QSRs (other than Burger King and Sbarro) that offer chicken products. Arby's restricts us from operating QSRs substantially similar to Arby's restaurants without the written consent of Arby's.

        Further, under the development agreement currently in effect with respect to our Burger King restaurants in Turkey, BKE limits us from incurring debt in excess of certain financial ratios. We have not always been in compliance with these ratios but received a waiver from BKE in 2016 and have received a separate waiver in respect of any breach that may have occurred prior to this offering. The amended and restated Development Agreement, which we expect to take effect subject to the successful completion of our initial public offering, will remove all limits on our incurrence of debt. We also must seek BKE's consent to establish new Burger King restaurants and Popeyes' consent to establish new Popeyes restaurants, but we maintain all cost and liability associated with the construction of new restaurants. We cannot assure you that BKE or Popeyes will consent to our establishment of any new restaurants, nor can we guarantee that we will not incur substantial losses or other expenses in acquiring and developing new restaurant sites. We may also be required to make a financial contribution to BKE to compensate it for the cost of its international advertising campaigns that benefit our sales in Turkey.

        In China, our exclusive right to develop and operate new restaurants is limited by certain development rights granted to other franchisees, including certain existing franchisees that have exclusive rights to operate within certain geographic areas. We must also seek BKAP's permission to develop new restaurants within certain distances of existing Burger King restaurants operated by other franchisees. We cannot assure you that BKAP will permit us to open such restaurants. We are also required under the agreement to remit royalty fees from our sub-franchisees to BKAP. Failure to collect such fees from our sub-franchisees could adversely affect our operations and financial soundness.

        Notwithstanding our foregoing obligations, none of our franchisors has any reciprocal obligation to fund or guaranty our operations.

        If the terms of our agreements with our franchisors excessively restrict our ability to operate our business or if we are unable to satisfy our restaurant-opening and other financial commitments under these agreements, our business, results of operations and financial condition would be materially and adversely affected. Failure to comply with our commitments under any of these agreements could constitute a material breach of one or more of the agreements and lead to their termination, which would adversely affect our business and operations in both Turkey and China.

Our business depends in part on the continued international success and reputation of the brands we operate, including Burger King, Popeyes, Arby's and Sbarro, and changes in their operations or reputation in other countries may adversely affect our business, results of operations and financial condition.

        Due to the nature of franchising and our agreements with Burger King, Popeyes, Sbarro and Arby's, our success is, to a large extent, directly related to the success of their international systems. In turn, the ability of the international Burger King, Popeyes, Sbarro and Arby's systems to compete effectively depends upon the success of the management of their systems by their international leadership, their domestic leadership in other territories, the success of their respective advertising programs and the success of their other franchisees. We have no control over the management or operations of our franchisors' businesses or other franchisees. A variety of factors affecting our franchisors could have a material adverse effect on our business. These factors include the following: the inability or failure of our franchisors to support their franchisees, including our company, and negative publicity with respect to our franchised brands. We cannot assure you that Burger King, Popeyes, Sbarro or Arby's will be able to compete effectively with other quick-service restaurants.

The efficiency and quality of our competitors' advertising and promotional programs could have a material adverse effect on our results of operations and financial condition.

        Market awareness is essential to our continued growth and financial success. Our competitors, such as McDonald's, Yum! China Holdings and Yum! Brands, have large advertising budgets and may increase their spending on advertising and promotions. Should our competitors increase spending on advertising and promotion, or the cost of television or radio advertising increase, should our advertising funds materially decrease for any reason, or should our advertising and promotion be less effective than our competitors', there could be a material adverse effect on our results of operations and financial condition.

        If our advertising programs and those of the franchisors associated with our restaurant brands are not effective, or if our competitors begin spending significantly more on advertising than we do, we may be unable to attract new customers or existing customers may not return to our restaurants and our operating results may be negatively affected.

Deterioration in the performance of, or our relationships with, third-party delivery aggregators, may adversely affect our delivery business, which could result in harm to our business and results of operations.

        Across our territories, delivery orders account for a growing proportion of our total system-wide restaurant sales, with system-wide restaurant delivery sales having increased from 9% of total system-wide restaurant sales in 2014 to 12% in 2016. In China, we leverage the three largest third-party order aggregators, Baidu Waimai, Meituan and Ele.me, each of which have their own mobile apps and delivery fleets. In Turkey, we use our own fleet of delivery scooters and our own website and call centers, in addition to other third-party aggregators. The introduction of mobile apps and partnerships with third-party aggregators has made delivery a material part of our business.

        If these third-party aggregators fail to meet certain quality standards, our business and reputation may suffer. Further, if we fail to extend or renew the agreements with these aggregators on acceptable terms, this may adversely affect our business and results of operations.

Damage or interruption to our delivery infrastructure could harm our reputation and expose us to claims and liabilities which would adversely affect our business and results of operations.

        Delivery orders account for a growing proportion of our total system-wide restaurant sales across our territories. In Turkey, we have established our own delivery infrastructure, consisting of a substantial fleet of delivery scooters in Turkey, a delivery website and a 220-agent call center. These systems are dependent on the proper functioning of our computer and information systems as well as the conduct and management of our employees who operate and service such systems.

        Our systems could be exposed to damage or interruption from fire, natural disaster, power loss, telecommunications failure, unauthorized entry, computer viruses, human error or other causes. System defects, failures, improper conduct by our employees who service our delivery system, unauthorized entries or cybersecurity breaches could result in additional costs, diversion of technical resources and loss of customers and sales. Such impacts could result in negative publicity, harm our business and reputation and expose us to litigation claims, fraud losses and other liabilities, which would adversely impact our results of operations.

Restrictions on promotions and advertisements directed at families with children and regulations regarding the nutritional content of children's meals may harm our restaurant brands' images and our results of operations.

        A significant portion of our business depends on our ability to make our product offerings appealing to families with children. Restrictions on our ability to market our restaurant brands and sell meals to children, if imposed in our territories, may have a negative impact on our results of operations. In general, regulatory developments that adversely impact our ability to promote and advertise our business and communicate effectively with our target customers may have a negative effect on our results of operations.

Perceived health concerns surrounding obesity and subsequent governmental regulation may harm our business and reduce demand for some of our products.

        There is growing concern among consumers, public health professionals and government agencies about the health problems associated with obesity, which has been linked to fast food products such as those sold in our restaurants. This concern may prompt governments in the regions where we operate to issue new or increased taxes on soft drinks and other fast food products, which may increase the prices of, and consequently reduce demand for, the products we sell in our restaurants. Additionally, there may be new laws and regulations that impact the ingredients and nutritional content of our menu offerings, or laws and regulations requiring us to disclose the nutritional content of our food offerings. Further, negative publicity resulting from public health campaigns and associated government measures may reduce consumer demand for our products.

        We cannot make any assurances regarding our ability to effectively respond to changes in consumer health perceptions or our ability to successfully implement the nutrient-content disclosure requirements or to adapt our menu offerings to trends in eating habits. The imposition of menu-labeling laws and additional taxes could have an adverse effect on our results of operations and financial position, as well as the hospitality industry in general.

A failure by Burger King, Popeyes, Sbarro or Arby's to protect its intellectual property rights, including its brand image, or our failure to protect the Usta Dönerci brand, could harm our results of operations.

        The profitability of our business depends in part on consumers' perception of the strength of the brands under which our restaurants operate. Under the terms of our franchise, licensing and development agreements, we are required to assist our partners with protecting their intellectual property rights in the countries in which we operate. Nevertheless, any failure by them or us to protect their proprietary rights in our territories or elsewhere could harm their brand images, which could adversely affect our competitive position and our results of operations.

        If we or one of our partners fails to identify unauthorized filings of relevant trademarks and imitations thereof, and we or one of our partners does not adequately protect our or its existing trademarks and copyrights, the infringement of such property rights by others may cause harm to our or our partners' brand images and decrease our sales.

Risks Related to Our Business

Risks to Our Growth

The failure to successfully manage our future growth may adversely affect our results of operations.

        Our business has become increasingly complex, particularly as we expand our China operations. We have increased our headcount by 70% since 2014, as well as our office facilities and infrastructure, and anticipate that further expansion in certain areas and geographies will be required. This expansion increases the complexity of our operations and places a significant strain on our management, operational and financial resources. We must continue to effectively hire, train and manage new employees. If our new hires perform poorly or if we are unsuccessful in hiring, training, managing and integrating new employees, our business, financial condition and results of operations may be materially harmed.

        Our growth depends, to a certain extent, on new restaurant openings and therefore may fluctuate from period to period. There are many obstacles to opening new restaurants, including finding desirable locations, securing reliable suppliers, hiring and training new personnel, securing adequate financing arrangements, negotiating acceptable leasing terms and securing required governmental or other regulatory approvals and permits. In addition, our franchise agreements contain certain limitations on our ability to acquire or open new restaurants. We do not provide our sub-franchisees with direct financing and therefore their ability to access borrowed funds generally depends on their independent relationships with various financial institutions. In addition, our growth in same-store sales depends on continued economic growth in the countries in which we operate, as well as our ability to continue to predict and satisfy changing consumer preferences.

        We plan our capital expenditures on an annual basis, taking into account historical information, regional economic trends, restaurant-opening and reimaging plans, site availability and the investment requirements of our agreements with our franchisors, sub-franchisees and other partners in order to maximize our returns on invested capital. The success of our investment plan may, however, be harmed by factors outside our control, such as changes in macroeconomic conditions, changes in demand and construction difficulties that could jeopardize our investment returns and our future results and financial condition.

        Moreover, our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations. To effectively manage the expected growth of our operations and personnel, we will need to continue to improve our transaction processing, operational and financial systems, procedures and controls, which could be challenging on account of our planned introduction of enterprise resource planning software. These efforts will require significant managerial, financial and human resources. We cannot assure you that we will be able to effectively manage our growth or to successfully implement all these systems, procedures and control measures. If we are not able to manage our growth effectively, our business and prospects may be materially and adversely affected.

We cannot assure you that the current locations of our existing restaurants will continue to be economically viable or that additional locations will be acquired at commercially reasonable costs.

        The location of our restaurants has significant influence on their success. We cannot assure you that current locations will continue to be economically viable or that additional locations can be acquired at commercially reasonable costs. In addition, economic and demographic conditions in the areas where restaurants are located could decline in the future, which could result in potentially reduced sales in those locations. We cannot assure you that new sites will be as profitable as existing sites.

        We compete with other retailers and restaurants for suitable locations, and the market for retail premises is very competitive, particularly in China. Our competitors may negotiate lease terms that are more favorable than our lease terms, and some landlords and developers may offer priority or grant exclusivity to some of our competitors for desirable locations for various reasons beyond our control. We cannot assure you that we will be able to enter into new lease agreements for prime locations on commercially reasonable terms, if at all. If we cannot obtain desirable restaurant locations on commercially reasonable terms, our business, results of operations and ability to implement our growth strategy may be materially and adversely affected.

Newly acquired or developed restaurants may not perform as we expect, and we cannot assure you that our growth and development plans will be achieved.

        Part of our growth strategy is to selectively acquire and develop additional restaurants. Development involves substantial risks, including the following:

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  availability of financing;

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  development costs that exceed budgeted amounts;

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  delays in completion of construction;

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  the inability to obtain all necessary zoning and construction permits;

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  the inability to identify, or the unavailability of, suitable sites on acceptable leasing or purchase terms;

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  developed restaurants that, once opened, do not achieve desired revenue or cash flow levels;

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  incurring substantial unrecoverable costs if a development project is abandoned prior to completion;

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  the inability to recruit, train and retain managers and other employees necessary to staff each new restaurant;

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  consumer tastes in new geographic regions and acceptance of our products;

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  changes in governmental rules, regulations and interpretations; and

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  changes in general economic and business conditions.

        We cannot assure you that our growth and development plans can be achieved. Our failure to achieve these plans could adversely affect our results of operations.

Opening new restaurants in existing markets may negatively affect sales at our existing restaurants.

        The target customer base of our restaurants varies by location, depending on a number of factors, including population density, the presence of other restaurants and attractions nearby and local demographics, geography and culture. As a result, the opening of a new restaurant in or near markets in which we already have restaurants could adversely affect the restaurant sales of those existing restaurants. Existing restaurants could also make it more difficult to build our consumer base for a new restaurant in the same market. Cannibalization of restaurant sales within our system may become significant in the future as we continue to expand our operations and could adversely affect our same-store sales growth, which could, in turn, adversely affect our business, financial condition or results of operations.

Our expansion into new markets may present increased risks due to our unfamiliarity with those areas.

        We may expand our restaurants to markets where there may be limited or no market recognition of our brands. For example, we are taking preliminary steps to expand our Usta Dönerci brand into Russia. The markets into which we expand may have competitive conditions, consumer tastes and discretionary spending patterns that are different from those in our existing markets. As a result, those new restaurants may be less successful than restaurants in our existing markets. We may need to build brand awareness in any new market through greater investments in advertising and promotional activity than we originally planned. We may find it more difficult in new markets to hire, motivate and keep qualified employees who can project our vision, passion and culture. Restaurants opened in new markets may also have lower average restaurant sales than restaurants opened in existing markets or may be unprofitable. Sales at restaurants opened in new markets may take longer to ramp up and reach expected sales and profit levels, and may never do so, thereby affecting our overall profitability.

We do not have full operational control over the businesses of our sub-franchisees, and they could take actions that could harm our business.

        We depend on sub-franchisees to maintain the quality, service and cleanliness standards of our restaurant brands, and sub-franchisees' failure to maintain such standards could materially affect our brands and harm our future growth. Our sub-franchisees are contractually obligated to operate their restaurants in accordance with the operations, safety and health standards set forth in our agreements with them and applicable laws. However, our sub-franchisees have some flexibility in their operations, including the ability to hire employees and select certain service providers. The sub-franchisees operate and oversee the daily operations of their restaurants, and their employees are not our employees. Although we have developed criteria to evaluate and screen prospective sub-franchisees, we cannot be certain that our sub-franchisees will have the business acumen or financial resources necessary to operate successful franchises at their approved locations, and local franchise laws may limit our ability to terminate or not renew these franchise agreements.

        In addition, it is possible that some sub-franchisees may not operate their restaurants in accordance with our quality, service, cleanliness, health or product standards. Although we take corrective measures if sub-franchisees fail to maintain the necessary quality, service and cleanliness standards, we may not be able to identify and rectify such problems with sufficient speed and, as a result, our image and operating results may be negatively affected.

Our financial condition and results of operations depend, to a certain extent, on the financial condition of our sub-franchisees and their ability to fulfill their obligations under their sub-franchise agreements.

        As of September 30, 2017, 24% of our restaurants were operated by independent sub-franchisees. Under our agreements with these sub-franchisees, we receive monthly payments, which are, in most cases, a percentage of the sub-franchised restaurant's gross sales. Sub-franchisees are independent operators with whom we have sub-franchise agreements. In Turkey, we lease the real estate upon which most of our sub-franchisees' restaurants are located, and under their agreements with us, those sub-franchisees are required to reimburse the lease costs to us. In both Turkey and China, sub-franchisees are required to follow our operating manual that specifies items such as menu choices, permitted advertising, equipment, food-handling procedures, product quality and approved suppliers. Our operating results depend in part on the restaurant profitability and financial viability of our sub-franchisees. The failure by our sub-franchisees to meet their financial obligations to us could jeopardize our ability to meet our own obligations and otherwise adversely affect our business, financial condition or results of operations.

Our inability to attract, train and retain qualified management personnel may affect our growth and results of operations.

        Successful operation of our business requires a strong management team with broad experience in human resources, product development, supply chain management, operations, finance, IT, marketing, real estate development and training. Our growth plans place substantial demands on our management team, and future growth could increase those demands. The loss of the services of any of our management team could have a material adverse effect on our business and prospects, as we may not be able to find suitable candidates to replace such personnel on a timely basis. In addition, any such departure could be viewed in a negative light by investors and analysts, which could cause our ordinary share price to decline. Our ability to manage future growth and geographic expansion will depend on the adequacy of our management resources and our ability to continue to identify, attract, train and retain qualified personnel. Failure to do so could have a material adverse effect on our business, financial condition and results of operations.

        Also, the success of our operations depends in part on our ability to attract and retain qualified regional and restaurant managers and general staff. If we are unable to recruit and retain our employees, or fail to motivate them to provide quality food and service, our image, operations and growth could be adversely affected.

Our future growth and results of operations are partially dependent on our ability to manage the vertical integration of our Turkish business.

        To supply and promote our restaurants in Turkey, we operate complementary businesses in the areas of supply and distribution, bread, potatoes, meat and marketing. The vertical integration of our Turkish business has enabled us to improve and ensure quality control and supply security, while giving us visibility into the costs of our supply chains. We have realized significant benefits from the vertical integration provided by the Ecosystem businesses, and our continued growth depends in part on our ability to manage this process. Any deterioration in our ability to manage vertical integration in our Turkish business may have a material adverse effect on our growth and results of operations.

You should not rely on past increases in our same-store sales or our average unit volumes as an indication of our future results of operations because they may fluctuate significantly.

        A number of factors have historically affected, and will continue to affect, our same-store sales and average unit volumes, or AUVs, including, among other factors:

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  competition;

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  consumer trends and confidence;

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  our ability to execute our business strategy effectively;

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  unusually strong initial sales performance by new restaurants; and

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  regional and national macroeconomic conditions.

        You should not rely on past results as an indication of future performance as a variation in any of the above factors could result in a material adverse effect on our financial condition and cash flows.

Risks to Our Revenue

Problems with third-party suppliers of food and other goods and services could disrupt or negatively impact our operations.

        Supply chain management is an important element of our success and a crucial factor in optimizing our profitability. We rely entirely on external suppliers of food products for our restaurants in China, and we rely on external suppliers for certain goods required to operate our restaurants in Turkey. Our approval process is thorough and lengthy in order to ensure compliance with the quality standards of Burger King, Popeyes, Sbarro and Arby's.

        Most of our supplies are locally sourced and several are subject to governmental restrictions on the importation of such supplies. In light of these governmental restrictions, along with the contractual restrictions imposed by our agreements with various franchisors, we may not be able to quickly find alternate or additional supplies if a supplier is unable to fill our orders or if our relationship with a supplier is otherwise terminated.

        We may have difficulty finding appropriate or compliant replacement suppliers if our suppliers, including our Ecosystem businesses, fail to provide us with products in a timely manner due to unanticipated demand, production or distribution problems, financial distress or shortages, if our suppliers decide to terminate their relationship with us or if one of our franchisors determines that any product or service offered by a current supplier is not in compliance with its standards and we are obligated to terminate our relationship with such supplier. As a result, we may face inventory shortages that could negatively affect our operations.

Labor shortages or disputes could harm our results of operations.

        Our operations depend in part on our ability to attract and retain qualified restaurant managers and crew. While the turnover rate varies significantly among categories of employees, due to the nature of our business we traditionally experience a high rate of turnover among our crew, and we may not be able to replace departing crew with equally qualified or motivated staff.

        As of September 30, 2017, less than 0.1% of our workers were unionized, but more of them may unionize in the future. The small number of our employees who are represented by unions are working under agreements that are subject to annual salary negotiations. We cannot guarantee the results of any such collective bargaining negotiations or whether any such negotiations will result in a work stoppage. In addition, employees may strike for reasons unrelated to our union arrangements. Any future work stoppage could, depending on the affected operations and the length of the work stoppage, have an adverse effect on our financial position, results of operations or cash flows. A greater percentage of unionized workers in our workforce could adversely affect our financial position, results of operations or cash flows.

        In addition, in China, the flexible working hours system is used for some employees' positions. However, in certain circumstances, the flexible working hours system may not have been approved by local authorities as required. If we are challenged by affected employees, we may be required to bear the corresponding overtime pay to such employees, which could adversely affect our results of operations.

Unforeseeable business interruptions, including war, terrorist activities, political and social unrest and natural disasters, such as earthquakes, could adversely affect our business.

        Unpredictable events beyond our control, including natural disasters, such as earthquakes; war; terrorist activities; and political and social unrest could disrupt our operations and those of our sub-franchisees, suppliers or customers, depress consumer spending or result in political or economic instability. These events could reduce demand for our products or make it difficult to ensure the regular supply of products through our distribution chains.

        In particular, we depend on prompt delivery and reliable transportation of food products by our logistics partners. Unforeseeable events, such as adverse weather conditions, natural disasters, severe traffic accidents and delays, non-cooperation of our logistics partners, and labor strikes, could lead to delay or lost deliveries to our restaurants, which may result in the loss of revenue. Chilled or frozen food products are perishable and could deteriorate due to delivery delays, malfunctioning of refrigeration facilities or poor handling during transportation by our logistics partners.

        Earthquakes are of particular concern because seismologists classify almost all of Turkey as a high-risk earthquake zone. A significant portion of Turkey's population and most of its economic resources are located in the first-degree earthquake risk zone, as are a large number of our restaurants and production and supply chain facilities. A severe earthquake in or around any of the cities in which our restaurants or other facilities are located could cause an interruption in services at our restaurants and our supply chain, limiting our ability to supply restaurants across our system.

Any failure to maintain effective quality control systems for supply chain or restaurants could have a material adverse effect on our business, reputation, results of operations and financial condition.

        The quality and safety of the food we serve is critical to our success. Maintaining consistent food quality depends significantly on the effectiveness of our and our sub-franchisees' and suppliers' quality control systems, which in turn depends on a number of factors, including the design of our quality control systems and employee implementation and compliance with those quality control policies and guidelines. There can be no assurance that our and our sub-franchisees' and suppliers' quality control systems will prove to be effective. Any significant failure or deterioration of these quality control systems could have a material adverse effect on our business, reputation, results of operations and financial condition and can cause negative publicity that can affect our brands.

Health concerns arising from outbreaks of viruses or other diseases may have an adverse effect on our business.

        Our business could be materially and adversely affected by the outbreak of food-borne or animal illnesses that affect our supply chain, such as avian influenza, the H1N1 influenza virus, e-coli, bovine spongiform encephalopathy (or "mad cow" disease), hepatitis A, trichinosis or salmonella. Such diseases could cause customers to avoid meat, poultry or fish products.

        As a restaurant company, we depend on consumer confidence in the quality and safety of our food. Any real or rumored illness or death related to food that we serve could substantially harm our operations. While we maintain extremely high standards for the quality of our food products and dedicate substantial resources to ensure that these standards are met, we cannot assure you that adverse food safety events will not occur in the future.

        Additionally, adverse food safety events involving Burger King, Popeyes, Arby's or Sbarro outside Turkey and China or adverse food safety events at other well-known QSR chains could negatively impact our business industry. The use of social media to post complaints against the QSR segment and the use of mobile phones to capture any deviation in our processes, products or facilities may serve to amplify the negative effects of an adverse food safety event on our business and industry. Media reports of health pandemics or food-borne illnesses found in the general public or in any QSR outlet could dramatically affect restaurant sales in one or more countries in which we operate, or could force us to temporarily close an undetermined number of restaurants.

        Regulators may take action against restaurant companies suspected of causing public health problems. For example, in 2013 Chinese authorities investigated our competitor, Yum! Brands, after media reports of food safety weaknesses in its poultry supply chain.

        The occurrence of an outbreak of an epidemic illness or other adverse public health developments in Turkey or China could also materially disrupt our business and operations. Such events could cause a temporary closure of restaurants, which would severely disrupt our operations and have a material adverse effect on our business, financial condition and results of operations.

        Our operations could be disrupted if any of our employees or employees of our business partners were suspected of having the swine flu or avian flu, since this could require us or our business partners to quarantine some or all of such employees or disinfect our facilities. Outbreaks of avian flu occur from time to time around the world, including in China, where many of our restaurants are located, and such outbreaks have resulted in confirmed human cases. It is possible that outbreaks in China and elsewhere could reach pandemic levels. We could be adversely affected if jurisdictions in which we have restaurants impose mandatory closures, seek voluntary closures or impose restrictions on operations of our facilities because of public health concerns. Even if such measures are not implemented and a virus or other disease does not spread significantly, the perceived risk of infection or health risk may adversely affect our business.

        Furthermore, our use of some third-party food suppliers and distributors that operate outside our control increases both the risk of food-borne illness incidents caused by these third-party suppliers and distributors and the risk that such incidents will affect multiple restaurants, rather than a single restaurant. In addition, our industry has long been subject to the threat of food tampering by suppliers, employees or customers, such as the addition of foreign objects to the food that we sell. Reports, whether true or not, of injuries caused by food tampering have in the past negatively affected the reputations of QSR chains and could affect us in the future. Instances of food tampering, even those occurring solely at competitor restaurants, could cause negative publicity about the restaurant industry, adversely affecting our sales on a local, regional, national or system-wide basis. A decrease in customer traffic as a result of public health concerns or negative publicity could materially affect our business, results of operations and financial condition.

Our inability or failure to recognize, respond to and effectively manage the accelerated impact of social media could materially adversely affect our business.

        In recent years, there has been a marked increase in the use of social media platforms, including weblogs (blogs), mini-blogs, chat platforms, social media websites, and other forms of Internet-based communications which allow individuals access to a broad audience of consumers and other interested persons. Many social media platforms immediately publish the content their subscribers and participants post, often without filters or checks on accuracy of the content posted. Information posted on such platforms at any time may be adverse to our interests and/or may be inaccurate. The dissemination of inaccurate or irresponsible information online could harm our business, reputation, prospects, financial condition and operating results, regardless of the information's accuracy. The damage may be immediate without affording us an opportunity for redress or correction.

        Many of our competitors are expanding their use of social media, and new social media platforms are rapidly being developed, potentially making more traditional social media platforms obsolete. As a result, we need to continuously innovate and develop our social media strategies in order to maintain broad appeal with customers and brand relevance. As part of our marketing efforts, we rely on search engine marketing and social media platforms to attract and retain customers. We also continue to invest in other digital marketing initiatives that allow us to reach our guests across multiple digital channels and build their awareness of, engagement with, and loyalty to our brands. These initiatives may not be successful, resulting in expenses incurred without the benefit of higher revenue, increased employee engagement or brand recognition.

        Other risks associated with the use of social media include improper disclosure of proprietary information, negative comments about our brands, exposure of personally identifiable information, fraud, hoaxes or malicious exposure of false information. The inappropriate use of social media by our customers or employees could increase our costs, lead to litigation or result in negative publicity that could damage our reputation and adversely affect our results of operations.

Risks to our Margins

If labor costs increase, we may not be able to make a corresponding increase in our revenue and our profitability may decline.

        As of September 30, 2017, we had 33,432 employees and staff in our Company-operated restaurants and other businesses, and in the year ended December 31, 2016, personnel expenses amounted to 20.4% of our total cost of revenue. Controlling labor costs is critical to our results of operations, and we closely monitor those costs.

        Wage rates for a substantial number of our employees are at or slightly above the minimum wage. Any wage inflation, increases in minimum wages, or changes to labor regulations in our territories could increase our labor costs. Minimum wage increases might require us to increase not only the wage rates of our minimum wage employees but also the wages paid to the employees at wage rates which are above the minimum wage, which would increase our costs and adversely affect our results of operations.

        For example, during 2016, a 33% minimum wage increase was implemented in Turkey (which followed a 13% increase in Turkey in 2015 and an 11% increase in Turkey in 2014), and an 8% minimum wage increase was implemented in China. Turkey adjusts its minimum wage for inflation annually. In China, regional, provincial and municipal authorities impose minimum wage increases regularly.

        In our operations in China, we have seen average wages for our employees increase 6.5% annually from 2014 to 2016. In Turkey, average wages for our employees have risen 16.6% annually from 2014 to 2016.

Increases in commodity prices or other operating costs could harm our operating results.

        Foods and materials used represented 38.7% of our total Company-operated restaurant revenue in our QSR Turkey segment and 32.1% in our QSR China segment in 2016. We rely on, among other commodities, beef, chicken, produce, dairy mixes, beverages, toppings and toys. The cost of foods and materials depends on several factors, including global supply and demand, new product offerings, weather conditions, fluctuations in currency exchange rates and tax incentives, all of which makes us susceptible to substantial price and currency fluctuations and other increased operating costs. We do not currently hedge against commodity price fluctuations nor against exchange rate risks, which may increase the risk to our business posed by commodity price fluctuations.

        Our restaurants are also affected by fluctuations in the price of utilities such as electricity and natural gas, whether as a result of inflation or otherwise, on which the restaurants depend for their energy supply. In addition, interruptions to the availability of gas, electric, water or other utilities, whether due to aging infrastructure, weather conditions, fire, damaged trees, digging accidents or other reasons largely out of our control, may adversely affect our operations. Our inability to anticipate and respond effectively to an adverse change in any of these factors could have a significant adverse effect on our sales and results of operations.

        Furthermore, due to the competitive nature of the QSR industry, we may be unable to pass increased operating costs on to our customers, which could have an adverse effect on our operating results.

Changes in accounting standards and subjective estimates and judgments by management related to complex accounting matters could significantly affect our financial condition and results of operations.

        IFRS and interpretations thereunder requires management to make subjective judgments and estimates with regard to a wide range of matters that are relevant to our business, including, but not limited to, revenue recognition, leases, long-lived asset impairment, impairment of goodwill and other intangible assets, and share-based compensation, are highly complex and involve many subjective assumptions, estimates and judgments. Changes in these rules or their interpretation or changes in underlying assumptions, estimates or judgments could significantly change our reported or expected financial performance or financial condition. New accounting guidance may require systems and other changes that could increase our operating costs and/or change our financial statements. For example, implementing future accounting guidance related to leases could require us to make significant changes to our lease management system or other accounting systems, and will result in changes to our financial statements.

Information technology system failures or interruptions or breaches of our network security may interrupt our operations, subject us to increased operating costs, expose us to litigation and damage our reputation.

        We rely heavily on our computer systems and network infrastructure across our operations, including, but not limited to, point-of-sale processing at our restaurants. As of the date of this prospectus, we have not experienced any material information security problems. However, despite our implementation of security measures and controls that provide reasonable assurance regarding our security posture, there remains the risk that our technology systems are vulnerable to damage, disability or failure due to physical theft, fire, power loss, telecommunications failure or other catastrophic events, as well as from internal and external security breaches, denial of service attacks, viruses, worms and other disruptive problems caused by hackers. If our technology systems were to fail, and we were unable to recover in a timely way, we could experience an interruption in our operations which could have a material adverse effect on our financial condition and results of operations.

        Moreover, we receive and process certain personal financial and other information about our customers and employees when, for example, we accept credit cards or smart cards for payment. While we do not store customers' credit card information, the use and handling of this information is regulated by evolving and increasingly demanding laws and regulations, as well as by certain third-party contracts. If our security and information systems are compromised as a result of data corruption or loss, cyberattack or a network security incident or our employees, sub-franchisees or vendors fail to comply with these laws and regulations, and this information is obtained by unauthorized persons or used inappropriately, it could subject us to litigation and government enforcement actions, damage our reputation, cause us to incur substantial costs, liabilities and penalties and/or result in a loss of customer confidence, any and all of which could adversely affect our business, financial condition and results of operations.

If we are unable to protect our customers' credit card data and other personal information, we could be exposed to data loss, litigation, and liability, and our reputation and that of our franchisors could be significantly harmed.

        Privacy protection is increasingly demanding, and the use of electronic payment methods and collection of other personal information expose us to increased risk of privacy and/or security breaches as well as other risks. In connection with credit or debit card or mobile payment transactions in-restaurant, we collect and transmit confidential information by way of secure private retail networks. Additionally, we collect and store personal information from individuals, including our customers, sub-franchisees, and employees.

        We may experience security breaches in which our customers' personal information is stolen in the future. Although we use secure private networks to transmit confidential information, third parties may have the technology or know-how to breach the security of the customer information transmitted in connection with credit and debit card sales, and our security measures and those of technology vendors may not effectively prohibit others from obtaining improper access to this information. The techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and are often difficult to detect for long periods of time, which may cause a breach to go undetected for an extensive period of time. Advances in computer and software capabilities, new tools, and other developments may increase the risk of such a breach. Further, the systems currently used for transmission and approval of electronic payment transactions, and the technology utilized in electronic payment themselves, all of which can put electronic payment at risk, are determined and controlled by the payment card industry, not by us. In addition, our sub-franchisees, contractors, or third parties with whom we do business or to whom we outsource business operations may attempt to circumvent our security measures in order to misappropriate such information, and may purposefully or inadvertently cause a breach involving such information. If a person is able to circumvent our security measures or those of third parties, he or she could destroy or steal valuable information or disrupt our operations. We may become subject to claims for purportedly fraudulent transactions arising out of the actual or alleged theft of credit or debit card information, and we may also be subject to lawsuits or other proceedings relating to these types of incidents. Any such claim or proceeding could cause us to incur significant unplanned expenses, which could have an adverse impact on our financial condition, results of operations and cash flows. Further, adverse publicity resulting from these allegations could significantly harm our reputation and may have a material adverse effect on us and our restaurants.

Our insurance may not be sufficient to cover certain losses.

        We face the risk of loss or damage to our properties, machinery and inventories due to fire, theft and natural disasters such as earthquakes and floods. While our insurance policies cover some losses in respect of damage or loss of our properties, machinery and inventories, our insurance may not be sufficient to cover all such potential losses. In the event that such loss exceeds our insurance coverage or is not covered by our insurance policies, we will be liable for the excess in losses. In addition, even if such losses are fully covered by our insurance policies, such fire, theft or natural disaster may cause disruptions or cessations in our operations and adversely affect our financial condition and results of operations.

Leasing a broad portfolio of real estate exposes us to potential losses and liabilities.

        Our Company-operated restaurants and those operated by our sub-franchisees are subject to long-term leases. We may not be able to renew leases on commercially acceptable terms or at all, in which case we would have to find new locations to lease or be forced to close the restaurants. If we are able to negotiate a new lease at an existing location, we may be subject to a rent increase. In addition, current restaurant locations may also become unattractive due to changes in neighborhood demographics or economic conditions, which may result in reduced sales at these locations. Rental costs at our existing locations may also increase due to changes in the investment climate and local demographics.

Legal and Regulatory Risks

Failure by us to maintain effective disclosure controls and procedures and internal control over financial reporting could harm our business and operating results and/or result in a loss of investor confidence in our financial reports, which could have a material adverse effect on our business.

        We will be required to maintain effective disclosure controls and procedures and effective internal control over financial reporting in connection with our filing of periodic reports with the SEC under the Exchange Act. Failure to maintain effective disclosure controls and procedures and internal control over financial reporting, or any report by us of a material weakness in such controls, may cause investors to lose confidence in our financial statements. If we fail to remedy any material weakness, our financial statements may be inaccurate and we may face restricted access to the capital markets, which could adversely affect our business, financial condition and results of operations.

Government regulation could adversely affect our financial condition and results of operations.

        We are subject to extensive laws and regulations relating to the development and operation of restaurants, including regulations relating to the following:

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  zoning;

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  commercial franchising;

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  construction, including earthquake safety reports;

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  the preparation and sale of food;

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  menu labeling;

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  public assembly venue hygiene;

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  environmental protection;

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  fire safety;

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  consumer protection and product quality;

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  leasing;

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  liquor licenses, which allow us to serve alcoholic beverages at certain of our airport restaurants only;

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  intellectual property rights;

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  employer/employee relationships, including minimum wage requirements, overtime, working and safety conditions, various government-sponsored employee benefit plans, unionization, and citizenship requirements;

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  private security;

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  national, provincial and municipal laws in our territories that prohibit discrimination and laws regulating the design and operation of facilities; and

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  national, provincial and municipal regulations in our territories governing the operations of restaurants, including rules applicable to certain of our restaurants promulgated by the Turkey Ministry of Food, Agriculture and Livestock and the China Food and Drug Administration.

        Changes in legislation or regulation could adversely affect us. Local zoning or building codes or regulations can cause substantial delays in our ability to build and open new restaurants, slowing our growth.

Environmental laws and regulations may affect our business.

        We are subject to various environmental laws and regulations. These laws and regulations govern, among other things, discharges of pollutants into the air and water and the presence, handling, release and disposal of, and exposure to, hazardous substances. These laws and regulations provide for significant fines and penalties for noncompliance, imposed on the polluter and in some cases to the members of its board of directors. Noncompliance with such laws and regulations could result in the revocation of permits and suspension of operations and/or the implementation of sanctions, fines or criminal penalties, any of which may have a material adverse effect on our business, financial condition and results of operations. Third parties may also assert personal injury, property damage or other claims against owners or operators of properties associated with release of, or actual or alleged exposure to, hazardous substances at, on or from our properties.

        Liability from environmental conditions relating to prior, existing or future restaurants or restaurant sites, including sub-franchised restaurant sites, may have a material adverse effect on us. Moreover, the adoption of new or more stringent environmental laws or regulations could cause us to incur new significant environmental liabilities.

        National, regional or local environmental laws and regulations relating to the use, storage, discharge, emission and disposal of hazardous materials and waste could expose us to liabilities, which could adversely affect our results of operations.

        We are subject to a variety of national, regional and local environmental regulations relating to the use, storage, discharge, emission and disposal of hazardous materials. We lease numerous parcels of real estate on which our restaurants are located.

        Failure to comply with environmental laws could result in the imposition of severe penalties or restrictions on operations by governmental agencies or courts of law which could adversely affect operations. Also, if properties owned or operated by us are contaminated, we can be held liable for severe penalties and costs of remediation. These penalties could adversely affect our results of operations and financial condition.

We cannot assure you that any governmental authority in any territory in which we operate will not increase taxes or impose new taxes on our operations or products in the future, and any such tax increase or a change in tax legislation or regulation may adversely affect our results of operations.

        Because we conduct our business in Turkey, China, Georgia, Macedonia and Northern Cyprus, we are subject to the application of multiple tax laws and multinational tax conventions. As part of the ordinary course of business, we may be subject to inspections by national, regional and local tax authorities in the countries in which we operate. These inspections may generate tax assessments which, depending on their results, may have an adverse effect on our financial results. Tax assessments in any of the jurisdictions in which we operate may negatively affect our business and results of operations.

        Further, our effective tax rate depends on these tax laws and multinational tax conventions, as well as on the effectiveness of our tax planning abilities. Our income tax position and effective tax rate are subject to uncertainty as for each year they depend on the profitability of Company-operated restaurants and on the profitability of sub-franchised restaurants operated by our sub-franchisees in tax jurisdictions that levy income taxes at different tax rates. Our effective tax rate also depends on changes in the valuation of deferred tax assets and liabilities, the impact of various accounting rules, changes to tax laws and relevant rules and interpretation by relevant tax authorities. If our effective tax rate differs significantly from our estimated tax rate, this could have a material adverse effect on our financial condition. In addition, any increase in the rates of taxes, such as income taxes, excise taxes, value-added taxes, import and export duties, and tariff barriers or enhanced economic protectionism could negatively affect our business. Fiscal measures that target either QSRs or any of our products could also be taken by tax authorities in the jurisdictions where we operate.

We may be unable to detect, deter and prevent all instances of fraud or other misconduct committed by our employees, customers or other third parties.

        As we operate in the QSR industry, we usually receive and handle relatively large amounts of cash in our daily operations. Instances of fraud, theft or other misconduct with respect to cash can be difficult to detect, deter and prevent, and could subject us to financial losses and harm our reputation. We may be unable to prevent, detect or deter all such instances of misconduct. Any such misconduct committed against our interests, which may include past acts that have gone undetected or future acts, may have a material adverse effect on our business and results of operations.

We may be adversely affected by legal actions or claims with respect to our business.

        We could be adversely affected by legal actions and claims brought by consumers or regulatory authorities in relation to the quality of our products and eventual health problems or other consequences caused by our products or by any of their ingredients. We could also be affected by legal actions and claims brought against us for products made in a jurisdiction outside of our territories. Because we conduct our business in several different countries, we may be subject to multijurisdictional private and governmental lawsuits, including, but not limited to, lawsuits relating to labor and employment practices, occupational health and safety, taxes, trade and business practices, franchising, intellectual property, consumer protection, product safety, licensing, real property, landlord/tenant, environmental, advertising, nutrition and antitrust matters.

We will become subject to the U.S. Foreign Corrupt Practices Act and other anti-corruption laws or trade control laws, as well as other laws governing our operations. Failure to comply with anti-bribery or anti-corruption laws could adversely affect our business operations.

        Laws prohibiting bribery of government officials and other corrupt practices are the subject of increasing emphasis and enforcement around the world. Although we have implemented policies and procedures designed to promote compliance with these laws, there can be no assurance that our employees, contractors, agents or other third parties will not take actions in violation of our policies or applicable law, particularly as we expand our operations.

        After our Registration Statement is declared effective, we will be subject to anti-corruption laws, including the U.S. Foreign Corrupt Practices Act, or FCPA, and other anti-corruption laws that apply in countries where we do business. The FCPA and these other laws generally prohibit us, our food service personnel, our sub-franchisees, their food service personnel and intermediaries from bribing, being bribed or making other prohibited payments to government officials or other persons to obtain or retain business or gain some other business advantage. We operate in a number of jurisdictions that pose a high risk of potential FCPA violations, and we participate in joint ventures and relationships with third parties whose actions could potentially subject us to liability under the FCPA or local anti-corruption laws. In addition, we cannot predict the nature, scope or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted.

        We are also subject to other laws and regulations governing our international operations, including regulations administered by various non-U.S. government entities, including applicable export control regulations, economic sanctions on countries and persons, customs requirements, currency exchange regulations and transfer pricing regulations, or collectively, Trade Control laws.

        However, there is no assurance that we and our sub-franchisees will be completely effective in ensuring our compliance with all applicable anti-corruption laws, including the FCPA or other legal requirements, including Trade Control laws. Any such violations or suspected violations could subject us to civil or criminal penalties, including substantial fines and significant investigation costs, disgorgement and other sanctions and remedial measures, and legal expenses, and could also materially damage the Burger King, Popeyes, Usta Dönerci, Arby's and Sbarro brands, as well as our reputation and prospects, business, financial condition and operating results. Publicity relating to any noncompliance or alleged noncompliance could also harm our reputation and adversely affect our revenue and results of operations.

        Such violations also could amount to events of default under certain of our development, franchise and master franchise agreements and permit the termination of such agreements by the respective franchisors. Such termination would materially and adversely affect our business, results of operations, financial condition and prospects.

Our intellectual property rights may be inadequate to protect our business.

        To protect our trade secrets and other proprietary information, we require many of our employees, consultants, advisors and collaborators to enter into confidentiality agreements. We cannot assure you that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If we are unable to maintain the proprietary nature of our technologies, we could be materially adversely affected.

        We also own and license from third parties other intellectual property. Our or our licensors' failure to obtain or maintain adequate protection of such intellectual property rights for any reason could have a material adverse effect on our business, results of operations and financial condition. Further, a failure to file trademark license agreements in China or a successful claim of infringement against us or our licensors could result in our being required to pay significant damages, enter into costly license or royalty agreements, or stop the sale of certain products, any of which could have a negative impact on our operating profits and harm our future prospects.

        In addition, there can be no assurance that we will be able to acquire all of the intellectual property rights used or planned to be used in our business or operations, or that the intellectual property rights for which we apply will not be rejected by the competent authorities. These failures may also adversely affect our business and results of operations.

Risks Arising from Our Arrangements with Business Partners

We are party to a Shareholders' Agreement that limits our ability to change the terms of our investment in China.

        In connection with our expansion into the Chinese QSR market, we and Cartesian formed the Pangaea Investor to become a party to the CIA, an agreement with BKAP, and to make an investment in China Holdings. We and Cartesian purchased ordinary shares, and we purchased redeemable shares (which have since been converted into ordinary shares), of the Pangaea Investor. We and Cartesian entered into a shareholders' agreement, known as the Pangaea Shareholders' Agreement, to establish our and Cartesian's respective rights and obligations with respect to the Pangaea Investor's investment in China Holdings.

        On January 8, 2018, we received a notice from Cartesian stating that Cartesian had received a bona fide offer in writing for its entire 31% interest in the Pangaea Investor (and thus its entire indirect interest in China Holdings) from investment funds affiliated with an international private equity firm, and offering us a right of first refusal pursuant to the Pangaea Shareholders' Agreement and the CIA. This notice stated that the offer price for Cartesian's stake in the Pangaea Investor was $204 million. The period in which we can exercise our right of first refusal and accept the offer from Cartesian under the applicable clause ends on February 7, 2018, but on January 15, 2018 we wrote to Cartesian explaining that we did not intend to exercise our right of first refusal for this offer.

        Under the terms of the Pangaea Shareholders' Agreement and the CIA, where we do not exercise our right of first refusal before February 7, 2018, Cartesian will have the opportunity to continue with a sale of its stake to the proposed transferee within the subsequent 60 days on terms not more favorable than those offered to us. We are not party to the negotiations Cartesian is currently undertaking and accordingly we have limited access to the terms on which the valuation is based and are not able to assess the probability of its successful consummation. There can be no certainty that the offer for Cartesian's shares will be completed.

        In the event that Cartesian completes its sale of its interests in the Pangaea Investor, we expect the Pangaea Shareholders' Agreement to terminate and the provisions described in the three following paragraphs no longer to apply in their current form. We have not had the opportunity to discuss with the prospective transferee of Cartesian's interests (or with BKAP) the terms on which they would seek to become a minority investor in the Pangaea Investor (including those matters currently documented under the Pangaea Shareholders' Agreement, the CIA insofar as it affects the purchaser of Cartesian's interest in the Pangaea Investor and its indirect interest in China Holdings, and the articles of association of the Pangaea Investor). We expect that we and BKAP would discuss the future shareholder arrangements applicable to China Holdings and the Pangaea Investor if and when Cartesian proceeds with its sale proposal. In the event that Cartesian does not complete a transfer to a third party purchaser, the Pangaea Shareholders' Agreement and Cartesian's rights thereunder will continue in full force and effect in their current form.

        Under the Pangaea Shareholders' Agreement and the CIA the consent of Cartesian, which holds a 31% interest in the Pangaea Investor, is required for, among other things, distributions or dividends out, issuance of new equity and incurrence of debt above certain levels by changes in the business of or the sale of our interest in the Pangaea Investor or China Holdings. These consent rights, along with other powers Cartesian holds under the Pangaea Shareholders' Agreement, could limit our ability to fund or to receive dividends from our China businesses or exit our QSR operations in China. If we have difficulty receiving dividends from our investment in China, or funding or managing our Chinese operations without disruption, because of Cartesian's rights under the Pangaea Shareholders' Agreement, our ability to pay dividends and our business, financial condition and results of operations may be adversely affected.

        Cartesian has the right under the Pangaea Shareholders' Agreement to initiate an initial public offering of the Pangaea Investor in certain circumstances or to request the Pangaea Investor to seek to cause China Holdings to complete a listing in accordance with the terms of the CIA. In late 2016, Cartesian unsuccessfully sought to petition the board of directors of the Pangaea Investor and China Holdings to pursue a public offering of shares of China Holdings. After consideration of Cartesian's proposal, the board of China Holdings decided against pursuing such an initial public offering. We have offered Cartesian several different alternatives to provide liquidity for the shares it holds in TFI's subsidiaries, but Cartesian did not accept our proposals as the parties were unable to reach agreement. Our discussions with them continued and, in October 2017, as we were continuing our negotiations with them, Cartesian exercised its right under the Pangaea Shareholders' Agreement to petition the board of directors of the Pangaea Investor to seek to cause China Holdings to complete a listing of its shares. The Pangaea Investor gave effect to Cartesian's request by serving a "listing notice" on China Holdings on December 14, 2017. The delivery of such a "listing notice" requires the board of China Holdings to assess the viability of a listing of the shares of China Holdings in accordance with the process set out in the CIA. Under the terms of the CIA, China Holdings is required to appoint an investment bank to assist the board of China Holdings in its own determination of whether such a listing is viable. At a board meeting of China Holdings on December 20, 2017, the board of China Holdings resolved to begin the process of selecting a shortlist of appropriate investment banks. We anticipate that the board of China Holdings will resolve on the appointment of one or more appropriate investment banks on completion of that selection process, which is currently expected to occur in the first quarter of 2018. However, as described above, on January 8, 2018, we received a notice from Cartesian stating that Cartesian had received a bona fide offer in writing for its entire 31% interest in the Pangaea Investor (and thus its entire indirect interest in China Holdings). The timeline for the listing viability assessment to be made by the board may be affected by this offer for Cartesian's shares and any sale process undertaken by Cartesian. In the event that Cartesian completes a sale of its interests in the Pangaea Investor to a third party purchaser, we do not expect that that transferee would automatically become a party to the Pangaea Shareholders' Agreement or to the CIA in its current form and we expect that it would then be a question for us, BKAP and the board of directors of China Holdings as to whether to continue the viability assessment under the CIA begun at Cartesian's request. Cartesian's continued attempts to seek liquidity for its stake in the Pangaea Investor (and indirectly in China Holdings), including the listing viability assessment that the board of China Holdings is now undertaking as well as any potential negotiation process relating to the future relationship between us and any private transferee of Cartesian's shares, could impose significant costs and administrative burdens on us and China Holdings, distract management's attention and adversely affect our results of operations.

        Additionally, the Pangaea Shareholders' Agreement provides that, upon our request, the shareholders of the Pangaea Investor are to cooperate and support each other in seeking to combine their, or their affiliates', ownership interests in the Ecosystem companies and the Pangaea Investor and to complete such a combination. Further, the Pangaea Shareholders' Agreement provides that the shareholders of Pangaea Investor have acknowledged the importance of the timing of such a combination and have agreed not to challenge the timing proposed by us. We have triggered this clause of the Pangaea Shareholders' Agreement and have required Cartesian to comply with its obligations thereunder, so far without success. Most recently in December 2017, we reminded Cartesian of the requirement to comply with its obligations in this regard and proposed indicative terms for a combination, but Cartesian declined to engage in negotiations with us on these terms. Cartesian's failure to comply with these obligations could also distract management's attention and negatively impact the strategic and business relationship between us and Cartesian. Following a sale of Cartesian's stake to a third party, we expect that the Pangaea Shareholders' Agreement (including the obligations under this clause) would no longer apply in its current form.

        For a summary of the terms of the Pangaea Shareholders' Agreement with Cartesian regarding the Pangaea Investor, including a list of certain matters to which Cartesian is entitled to consent, see "Certain Relationships and Related Person Transactions—China—Pangaea Shareholders' Agreement".

We are party to a Shareholders' Agreement that restricts our rights in relation to certain of our consolidated subsidiaries in Turkey.

        We and some of our significant shareholders entered into a shareholders' agreement with Cartesian, referred to as the Ecosystem Shareholders' Agreement, in connection with Cartesian's minority investment in certain of our Turkish consolidated subsidiaries. The Ecosystem Shareholders' Agreement requires that Cartesian consent to certain actions with respect to our subsidiaries, including the incurrence of debt by the subsidiaries that would result in their aggregate debt exceeding US$50 million, issuance of an equity stake in certain of our subsidiaries in certain instances, changes of the subsidiaries' business and significant dispositions of shares in such subsidiaries. If Cartesian were to withhold consent to certain decisions that we make regarding our Turkish operations, our business, financial condition and results of operations may be adversely affected.

        For a summary of the terms of the Ecosystem Shareholders' Agreement, see "Certain Relationships and Related Person Transactions—Turkey—Ecosystem Shareholders' Agreement". Cartesian Turkey's rights under the Ecosystem Shareholders' Agreement would remain unaffected by any third party purchase of Cartesian's interest in Pangaea Investor (and thus its indirect interest in China Holdings).

Several companies that participate in our supply chain are controlled by related parties, and the existence of these supplier relationships or any change to these relationships may result in increased costs.

        Three of our important suppliers, Mes Mutfak Ekip. San. ve Serv. Hiz. Tic. A.Ş., or Mes Kitchen; Ekur İnsaat San. Tic. A.Ş., or Ekur Construction; and ATP Ticari Bilgi Ağı ve Elek. Güç Kaynakları A.Ş., or ATP Ticari, providers of services to us are controlled by members of the Kurdoğlu family, who are our controlling shareholders. Mes Kitchen provides supply, assembly, maintenance, repair and spare parts of restaurant equipment for our various restaurant locations. Ekur Construction provides construction services related to the building of our standalone restaurant locations. ATP Ticari provides various IT services to us and administers our IT infrastructure. We currently benefit from our strong relationships with these related parties. If the ownership of these companies or our relationship with them were to change in the future, we may incur costs related to sourcing new suppliers and service providers, which could adversely affect our results of operations.

        Further, it is possible that, given the common ownership of TFI and these companies, we will not seek additional, competitive bids for the goods and services provided by these companies in the future. Such failure may result in our paying more for such goods and services than we otherwise would from other parties, which could adversely affect our results of operations.

        For a summary of our relationships with these suppliers, see "Certain Relationships and Related Person Transactions—Turkey—Kurdoğlu Family Businesses".

Country Risk

Our business, while international, focuses on two key markets, and we, therefore, face risks related to reliance on these markets.

        As of September 30, 2017, 56.8% of our system-wide restaurants were located in Turkey, and approximately 42.0% were located in China. The economic conditions, state and local government regulations, weather conditions and tourism trends affecting Turkey and China have a material impact on the success of our restaurants in those territories.

We are exposed to developing market risks, including the risks of devaluation, nationalization and inflation.

        Our operations and equity investments are subject to risks arising from customary business operations and risks beyond such customary business operations arising primarily from doing business in developing countries. Nearly all of our operations are carried out in developing markets, notably Turkey and China. Instability in political, economic and legal environment in Turkey and China, if encountered, could adversely affect our business, results of operations and financial condition. Moreover, the economies of developing countries are often affected by developments in other developing market countries and, accordingly, adverse changes in developing markets elsewhere in the world could have a negative impact on the markets in which we operate. These factors could affect us more than our competitors with less exposure to developing markets, and any general decline in developing markets as a whole could impact us disproportionately compared to our competitors.

Our results of operations may fluctuate due to seasonality in Turkey and China.

        Our sales in Turkey and China are subject to seasonality. For example, in Turkey, we have consistently experienced lower sales during Ramadan and higher sales during the summer period. In China, we have consistently achieved higher sales in the run-up to traditional Chinese festivals including the Chinese New Year and summer months.

        As a result of these fluctuations, softer sales during a period in which we have historically experienced higher sales could have a disproportionately negative effect on our full-year results, and comparisons of sales and operating results within a financial year may not be able to be relied on as indicators of our future performance. Any seasonal fluctuations reported in the future may differ from the expectations of our investors.

Risk Factors Pertinent to Our Operations in Turkey

Instability in the economic and political environment in Turkey and internationally may have an adverse effect on our business and financial condition.

        With a substantial portion of our revenue, assets and business derived from, or located in, Turkey, political and economic instability in Turkey could have a material adverse effect on our business and financial condition. The Turkish economy may be affected by global, regional and domestic economic and political developments. One of the most significant threats to the economy in Turkey, and globally in 2017, is the possibility of an increase in energy prices, which could negatively impact Turkey's current account deficit as a net importer of energy. In contrast, the effect of continued low energy prices on commodity exporter countries in the region, such as Russia, Saudi Arabia and Iran, may negatively affect terms of trade between these countries and Turkey. The Turkish economy could also suffer as a result of the normalization of U.S. monetary policy potentially driving higher inflation and interest rates, continuing Eurozone deflation risks, and geopolitical tensions arising from military operations in Iraq and Syria and the southeastern part of Turkey.

        The Turkish economy grew for 27 successive quarters, including growth of 3% in 2014 and 6.1% in 2015, until Turkey faced political instability in the third quarter of 2016. The Turkish economy rebounded after the third quarter of 2016, with GDP growing at an annualized rate of 3.5% in the fourth quarter of 2016 and 5% in the first quarter of 2017. A slowing of the Turkish economy or any other unforeseen developments affecting it may have an adverse impact on our results of operations and financial condition.

Investigations, arrests, and other government activity following a failed coup attempt in Turkey may contribute to economic uncertainty, which may adversely affect the growth of our business and financial condition.

        On July 15, 2016, elements of the Turkish armed forces motivated by Gulenists (followers of Fethullah Gulen, the leader of a parallel state organization aiming to establish itself inside Turkey's state institutions) launched an attempted coup against the government of Turkey. However, the vast majority of the Turkish armed forces remained under the control of and acted in alliance with the Turkish government. The government placed the country under a state of emergency since July 21, 2016, which remains in effect. During the state of emergency, the president is authorized to preside over the council of ministers, which can issue decrees in force of law on various subject matters. In connection with the government crackdown following the coup, more than 100,000 state employees have been dismissed and a large number of people have been imprisoned due to either themselves being Gulenists or their connection to the Gulenist activity, by way of decrees in force of law. The assets of nearly 700 companies have also been seized into a government fund as part of the government's response to such coup attempt. These actions by the government may increase unemployment and contribute to uncertainty regarding the political and economic landscape in Turkey, which may have temporary adverse effect on the growth of our business, financial condition and results of operations.

The implementation of certain constitutional amendments as a result of the recent referendum in Turkey may have an adverse impact on domestic conditions as well as on Turkey's relations with the EU and the United States, which may in turn adversely affect the growth of our business and financial condition.

        On April 16, 2017, Turkey held a referendum on significant proposed amendments to the Turkish constitution, for a transformation of the parliamentary system into a form of presidential system, where the functions of the council of ministers and prime minister are to be handed over to the office of the president, who will have increased executive and legislative authorities and will now be allowed to remain the head of a political party (replacing the non-partisan status of the president). The amendments were approved by a narrow majority of 51% of voters and are expected to be implemented gradually until November 2019. It is unclear, as of the date of this prospectus, what impact the new constitutional structure and the concentration of powers in one office might have on Turkish government institutions and Turkey's international relations, including with the EU and the United States. It is also unclear whether the state of emergency will remain in effect until November 2019 and whether the practice of issuing decrees in force of law will continue. However, despite the results of the referendum, Turkish politics are expected to remain volatile, and the impact both on domestic conditions in Turkey and the impact on Turkey's international relations, including the EU and the United States, remain uncertain.

Turkey has experienced terrorist activity and social unrest in the past, and it is possible that a resurgence of terrorism could occur in the future.

        Terrorist activity in Istanbul and Ankara stemming from the ongoing political instability and civil war in neighboring countries, including Syria and Iraq, has had an adverse effect on consumer appetite to spend time outside the home which, if continued, could adversely affect our business, financial condition, results of operations or liquidity. During 2016, Turkey suffered a number of terrorist attacks in various cities, which are claimed to be conducted by the terrorist organization named DAESH / ISIL and despite the recent loss of military might and territory of such organization in Syria and Iraq, there is no assurance that no such attempts will be carried out in the near future. Turkey has also experienced domestic political instability caused by ethnic separatist groups such as the People's Congress of Kurdistan, or PKK, whose recent efforts to spread clashes into southeastern towns of Turkey have been cracked down successfully by the Turkish army. Our business, financial condition, results of operations or liquidity could be adversely affected if such PKK activity heightens and spreads into cities like Istanbul, Ankara and other large metropoles or if DAESH / ISIL attempts to continue its activities in major cities in Turkey.

Political unrest in countries close to Turkey has resulted in, and will likely continue to result in, an influx of displaced persons to Turkey, which may adversely affect macroeconomic conditions in Turkey.

        Turkey is located in a region with an unstable political and security environment. Because of political unrest and instability in the neighboring countries of Syria and Iraq, Turkey has recently faced an influx of displaced persons. The influx of displaced persons from neighboring countries into Turkey may adversely affect the Turkish economy and social fabric, which may adversely affect the growth of our business and financial condition.

Fluctuation in the value of the Turkish lira may have a material adverse effect on your investment as well as on our financial condition and results of operations, and may also cause us difficulty in making payments on our debts.

        In 2016, approximately two-thirds of each of our revenue and costs were denominated in Turkish lira. Because TFI is incorporated in Turkey, and because we are subject to Turkish accounting rules, we are bound to calculate and declare dividends, if any, in Turkish lira, which will then be payable in U.S. dollars to the holders of ADSs, and we have substantial debt payable in U.S. dollars and in euros. The depreciation of Turkish lira could cause fewer U.S. dollars to be obtained from the conversion of Turkish lira at any time dividend payments are made to ADS holders.

        In addition, any such depreciation in the value of the Turkish lira could cause us to have difficulty meeting our obligations to make payments on our debt denominated in U.S. dollars or euros. Similarly, any significant revaluation of the Turkish lira may materially affect our cash flows, net revenue, earnings, financial position, strategic acquisitions or investments in terms of U.S. dollars. We do not currently undertake any currency hedging to manage our exposure in Turkey to changes in foreign exchange rates because such hedging strategies are not available on commercially reasonable terms. Consequently, any sudden and significant changes in foreign exchange rates may have an adverse impact on our financial condition, revenue and results of operations.

Turkish laws and regulations applicable to us may adversely affect our ability to take actions that could be beneficial to our shareholders.

        As a Turkish company, we are subject to corporate requirements different from those of corporations organized under the laws of the United States. Turkish laws, including the Turkish Commercial Code, set forth various rights and obligations that are unique to Turkish companies. These requirements may operate differently than those of many U.S. companies. As a result, the rights of our shareholders and the obligations of our directors and officers under Turkish law are different from those applicable to shareholders and the obligations of directors of a U.S.-incorporated company in material respects. In connection with actions taken by our management, members of our board of directors or our significant shareholders, our shareholders or ADS holders may find it more difficult to protect their interests than shareholders of a U.S. company would.

        You should carefully review the summary of these matters set forth under the sections entitled "Management—Foreign Private Issuer Status" and "Description of Share Capital" prior to investing in the ADSs.

Dividends paid to holders of the ADSs who are not resident in Turkey will be subject to a 15% withholding tax.

        Cash dividends paid by a corporation that has its legal and/or business center in Turkey to shareholders (both individual and corporate) who do not have a permanent representative or place of business in Turkey are subject to a 15% withholding tax to be deducted by the Turkish corporation from the dividend payment to its shareholders. Cash dividends paid to a legal entity in Turkey (which should be already registered for corporate tax in Turkey) are exempt from such withholding tax. Consequently, if you hold our ADSs and do not have a permanent representative or place of business in Turkey, any cash dividends that we may decide to pay in the future in respect of such ADSs will be subject to this 15% withholding tax, which could adversely affect the value of your investment. Double tax treaties ratified by Turkey with different countries may provide reduced dividend withholding taxes such as 5% or 10%, however such reduced tax rates are not usually applicable to individual and portfolio type investments, therefore final withholding tax burden for shareholders holding ADSs should be determined by considering their residency status as well as other conditions in the respective double tax treaties.

Risk Factors Pertinent to Our Operations in China

Changes in Chinese political, economic and social policies or conditions may materially and adversely affect our business, financial condition and results of operations, and may result in our inability to sustain our growth and expansion strategies.

        A substantial portion of our assets and business operations are located in China. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally, and by continued economic growth in China as a whole. The Chinese economy, markets and levels of consumer spending are influenced by many factors beyond our control, including current and future economic conditions, political uncertainty, unemployment rates, inflation, fluctuations in the level of disposable income, taxation, foreign exchange control, and changes in interest and currency exchange rates.

        The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, foreign exchange control and fiscal measures and allocation of resources. Although the Chinese government has implemented measures since the late 1970s emphasizing the utilization of market forces for economic reform, the restructuring of state assets and state-owned enterprises, and the establishment of improved corporate governance in business enterprises, a significant portion of productive assets in China is still owned or controlled by the Chinese government. The Chinese government also exercises significant control or influence over Chinese economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary and fiscal policies, regulating financial services and institutions and providing preferential treatment to particular industries and companies.

        While the Chinese economy has experienced significant growth in recent decades, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall Chinese economy but may also have a negative effect on us. Our financial condition and results of operations could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. In addition, the Chinese government has implemented certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity in China. Since 2012, Chinese economic growth has slowed, and any prolonged slowdown in the Chinese economy may reduce the demand for our products and adversely affect our business, financial condition and results of operations. Restaurant dining, and specifically casual dining, is discretionary for customers and tends to be higher during periods in which favorable economic conditions prevail. Customers' tendency to become more cost-conscious as a result of an economic slowdown or decreases in disposable income may reduce our customer traffic or average revenue per customer, which may adversely affect our revenue.

Governmental control of currency conversion may limit our ability to utilize our cash balances effectively and affect our ability to pay dividends in the future.

        The Chinese government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. Our income is in part derived from the earnings from our Chinese operations. Substantially all of our revenue from our Chinese operations are denominated in RMB. Shortages in the availability of foreign currency may restrict the ability of our Chinese operations to remit sufficient foreign currency to pay dividends or to make other payments to us, or otherwise to satisfy their foreign currency-denominated obligations. Under existing Chinese foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from China's State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, for any Chinese company, dividends can be declared and paid only out of the retained earnings of that company under Chinese law. Under PRC laws, rules and regulations, each of our subsidiaries incorporated in China is required to set aside at least 10% of its net income each year to fund certain statutory reserves until the cumulative amount of such reserves reaches 50% of its registered capital. These reserves, together with the registered capital, are not distributable as cash dividends. As a result of these laws, rules and regulations, our subsidiaries incorporated in China are restricted in their ability to transfer a portion of their respective net assets to their shareholders as dividends, loans or advances.

        Furthermore, approval from SAFE or its local branch is required where RMB are to be converted into foreign currencies and remitted out of China to pay capital expenses, such as the repayment of loans denominated in foreign currencies. Without a prior approval from SAFE, cash generated from the operations of our China Group may not be used to pay off debt in a currency other than the RMB owed by entities within our China Group to entities outside China, or make other capital expenditures outside China in a currency other than the RMB.

        The Chinese government may also at its discretion restrict access in the future to foreign currencies for current account transactions. In response to the persistent capital outflow in China and RMB's depreciation against U.S. dollar in the fourth quarter of 2016, the PBOC and SAFE have implemented a series of capital control measures over recent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. For instance, on January 26, 2017, SAFE issued the Notice of State Administration of Foreign Exchange on Improving the Review of Authenticity and Compliance to Further Promote Foreign Exchange Control, or SAFE Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years' losses before remitting the profits. The PRC government may continue to strengthen its capital controls, and more restrictions and substantial vetting process may be put in place by SAFE for cross-border transactions falling under both the current account and the capital account. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in currencies other than RMB to our shareholders or service and repay our indebtedness when due.

        For TFI to receive dividends from our operations in China, repatriation of funds from China to Turkey will be required. Insofar as such repatriation requires the prior approval of SAFE or is deemed to not be in compliance with the authenticity and compliance requirements, we could be delayed, restricted or limited in receiving dividends from our Chinese subsidiaries, which may limit our ability to pay dividends to holders of the ADSs or otherwise fund and conduct our business. Moreover, there can be no assurance that the rules and regulations pursuant to which SAFE grants or denies such approval will not change in a way that adversely affects our ability to receive dividends from our Chinese operations, which, in turn, would restrict our ability to pay dividends to holders of the ADSs or otherwise fund and conduct our business.

Uncertainties with respect to the interpretation and enforcement of Chinese laws, rules and regulations could have a material adverse effect on us.

        A substantial portion of our operations is conducted in China and is governed by Chinese laws, rules and regulations. Our subsidiaries are subject to laws, rules and regulations applicable to foreign investment in China. In the late 1970s, the Chinese government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past four decades has significantly increased the protections afforded to various forms of foreign or private-sector investment in China. However, since these laws and regulations are relatively new, and the Chinese legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform, and enforcement of these laws, regulations and rules involves uncertainties.

        From time to time, we may have to resort to administrative and court proceedings to interpret and/or enforce our legal rights. However, since Chinese administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy, than in more developed legal systems. Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Furthermore, the Chinese legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially adversely affect our business and impede our ability to continue our operations.

Fluctuation in the value of the RMB may have a material adverse effect on your investment.

        We have significant operations in China, and in 2016, approximately one third of our revenue was denominated in RMB. We may rely on fees paid to us by our operations in China. Because TFI is incorporated in Turkey, any significant devaluation of the RMB against the Turkish lira may materially affect our cash flows, net revenue, earnings and financial position, and the value of, and any dividends payable on, the ADSs in U.S. dollars. Further, an appreciation of the RMB against the Turkish lira would make any new RMB-denominated investments or expenditures more costly to us, to the extent that we need to convert Turkish lira into RMB for such purposes. Conversely, a significant depreciation of the RMB against the Turkish lira may significantly reduce the Turkish lira equivalent of our earnings, which in turn could adversely affect the price of the ADSs.

        Very few hedging options are available in China to reduce our exposure to exchange rate fluctuations, and we do not currently hedge against such fluctuations as hedging is not available on commercially reasonable terms. In addition, our currency exchange loss may be magnified by Chinese exchange control regulations that restrict our ability to convert RMB into foreign currency. As a result, fluctuations in exchange rates and restrictions on exchange may have a material adverse effect on your investment.

Changes in the laws and regulations of China or noncompliance with applicable laws and regulations may have a significant impact on our business, financial condition and results of operations.

        Our business and operations are subject to the laws and regulations of China. The continuance of our operations depends upon compliance with, inter alia, applicable Chinese environmental, health, safety, labor, social security, pension, fire control, protection of intellectual property and other laws and regulations. Failure to comply with such laws and regulations could result in suspension of operations, fines, penalties or lawsuits. In addition, there is no assurance that we will be able to comply fully with applicable laws and regulations should there be any amendment to the existing regulatory regime or implementation of any new laws and regulations. If any of our sub-franchisees in China are found to be in violation of any law or regulation then in effect, such sub-franchisees may be subject to similar fines, penalties or lawsuits.

        Pursuant to the Administrative Regulations on Commercial Franchising Operation promulgated by the State Council in February 2007 and Provisions on Administration of the Record Filing of Commercial Franchises issued by the China Ministry of Commerce, or MOFCOM, in December 2011, we and our sub-franchisees are subject to regulations on commercial franchising. In particular, we are required to file our franchise agreements with our sub-franchisees with the MOFCOM or its local counterparts. While we have completed such filings with respect to the brand Burger King we, as a master franchisee, are also required to timely update the filings to reflect additions and changes of sub-franchisees, and we may not have timely updated our filings as required to reflect all such additions and changes. As of the date of this prospectus, we have not received any request from any governmental authorities requesting us to make any of such filings. If relevant authorities determine that we fail to make any filing with respect to any regulated commercial franchising activity in the future, we may be subject to an order to rectify, fines or public reprimand.

        Furthermore, our business and operations in China entail the procurement of licenses, permits and approvals from the relevant authorities. Each of our restaurants in China is required to obtain a number of permits and licenses, including a catering service license, fire safety inspection certificate, drainage permit, sewage permit, fire safety completion verification or filing and environmental completion verification. Most of these licenses are subject to examination or verification by the relevant authorities and are valid only for a fixed period of time subject to renewal and accreditation.

        In addition, in some circumstances and pursuant to PRC laws and practices, the application of certain aforementioned licenses and permits for our operations in China, including without limitation the fire safety inspection certificates, drainage permits or sewage permits, is conditional upon our landlords' having completed the relevant inspections or verifications in advance. To the extent that landlords have not completed the required procedures, our applications for those approvals and permits and our use of the leased properties may be affected. In the event that our use of properties is successfully challenged by Chinese regulators or as a result of fire or environmental incidents, we may be forced to relocate from the affected operations. However, we can provide no assurance that we will be able to find suitable replacement sites on terms acceptable to us on a timely basis or at all, or that we will not be subject to material liability resulting from third parties' challenges to our use of such properties.

        Some restaurants that are operated by us or our sub-franchisees in China may not have obtained or retained all of these permits and licenses at all times and may be subject to fines, confiscation or suspension of operations, which could materially and adversely affect our business and results of operations. In addition, there can be no assurance that we and our sub-franchisees will not experience difficulties or failures in obtaining the necessary licenses, permits and approvals for new restaurants or to renew the existing licenses and permits in time or at all upon the expiration. If we fail to obtain and renew the material licenses, our plans to open new restaurants may be delayed. If we cannot obtain or maintain all licenses required to operate our business, our business operations and plans to expand those operations may be disrupted. We may also be subject to fines and penalties.

Our use of certain leased properties could be challenged by third parties or governmental authorities, which may cause interruptions to our business operations.

        As of September 30, 2017, we leased approximately 646 properties in China, most of which are used as premises for our restaurants.

        Certain lessors of our leased properties in China have not provided us with their property ownership certificates or any other documentation proving their right to lease those properties to us. If any of our lessors are not the owners of the properties and they have not obtained consents from the owners or their lessors or permits from the relevant governmental authorities, our lease arrangements with such lessors could be invalid. If any of our leases are invalid, we may have to renegotiate the leases with the owners or other parties who have the right to lease the properties, and the terms of the new leases may be less favorable to us. Although we may seek damages from such lessors, such leases may be void, and the affected restaurants may be forced to close or relocate. In addition, some of our leased properties in China were mortgaged to third parties by their owners before the leases were entered into. If the mortgagees of such properties exercise their mortgage rights, we may have to enter into lease arrangements with new owners. If we cannot reach agreement with the new owners of such properties, we may not be able to continue leasing them. Any relocation would require us to locate and secure additional facilities, and require expenditures of additional funds in connection with the relocation and preparation of replacement facilities.

        In addition, a portion of our leasehold interests in leased properties have not been registered with the relevant PRC governmental authorities as required by relevant PRC laws. The failure to register leasehold interests will not invalidate the lease agreement but may expose us to potential warnings and penalties.

Our restaurants are susceptible to risks in relation to unexpected land acquisitions, building closures or demolitions.

        The Chinese government has the statutory power to acquire any land use rights of land plots and the buildings thereon in China in the public interest subject to certain legal procedures. Under the Regulations for the Expropriation of and Compensation for Housing on State-owned Land, issued by the State Council, which became effective as of January 21, 2011, there is no legal provision that the tenant of an expropriated property is entitled to compensation. Generally speaking, only the owner of such property is entitled to compensation from the government. The claims of the tenant against the landlord will be subject to the terms of the lease agreement. In the event of any compulsory acquisition, closure or demolition of any of the properties at which our restaurants or facilities are situated, we may not receive any compensation from the government or the landlord. In such event, we may be forced to close the affected restaurant(s) or relocate to other locations, which may have an adverse effect on our business and results of operations.

Any failure to comply with Chinese regulations regarding our employee equity incentive plans may subject Chinese plan participants or us to fines and other legal or administrative sanctions.

        Pursuant to SAFE Circular 37, China residents who participate in share incentive plans in overseas non-publicly-listed companies may submit applications to SAFE or its local branches for foreign exchange registration with respect to offshore special purpose companies. Our directors, executive officers and other employees who are Chinese citizens or who have resided in China for a continuous period of not less than one year and who have been granted share awards or share appreciation rights, or SARs, under our long-term incentive plan may follow SAFE Circular 37 to apply for foreign exchange registration before our company becomes an overseas listed company. After our company becomes an overseas listed company upon completion of the distribution, we and our directors, executive officers and other employees who are Chinese citizens or who have resided in China for a continuous period of not less than one year and who have been granted share awards or SARs will be subject to the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, issued by SAFE in February 2012, according to which employees, directors, supervisors and other management members participating in any stock incentive plan of an overseas publicly listed company who are Chinese citizens or who are non-Chinese citizens residing in China for a continuous period of not less than one year, subject to limited exceptions, are required to register with SAFE through a domestic qualified agent, which could be a Chinese subsidiary of such overseas listed company, and complete certain other procedures. Failure to complete SAFE registrations may result in fines and legal sanctions and may also limit our ability to make payments under our equity incentive plans or receive dividends or sales proceeds related thereto, or our ability to contribute additional capital into our wholly foreign owned enterprises in China and limit our wholly-foreign owned enterprises' ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional equity incentive plans for our directors and employees under Chinese law.

        In addition, the SAT has issued circulars concerning employee SARs, share options and restricted shares. Under these circulars, employees working in China who exercise share options or SARs, or whose restricted shares or restricted share units, or RSUs, are vested, will be subject to Chinese individual income tax. The Chinese subsidiaries of an overseas listed company have obligations to file documents related to employee share options or restricted shares with the competent tax authorities and to withhold individual income taxes of those employees related to their share options, restricted shares, SARs or RSUs. Although we currently intend to withhold income tax from our Chinese employees in connection with their exercise of SARs and the vesting of their share awards, if our Chinese subsidiaries fail to withhold their income tax according to relevant laws, rules and regulations, Chinese subsidiaries may face sanctions imposed by the competent Chinese tax authorities or other Chinese government authorities.

Failure to make adequate contributions to various employee benefit plans as required by Chinese regulations may subject us to penalties.

        Companies operating in China are required to participate in various government-sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of their employees up to a maximum amount specified by the local government from time to time at locations where they operate their businesses. The requirements governing employee benefit plans have not been implemented consistently by the local governments in China given the different levels of economic development in different locations. If we are subject to late fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

Chinese regulation of loans to, and direct investment in, Chinese entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from making loans to our Chinese entities or making additional capital contributions to our Chinese subsidiaries, which may materially and adversely affect our liquidity and our ability to fund and expand our business.

        We are a Turkish company conducting our operations in China indirectly pursuant to an agreement with BKAP and a financial investor. We may make loans to our indirect Chinese subsidiaries, or we may make additional capital contributions to them, or we may establish new Chinese subsidiaries and make capital contributions to these new Chinese subsidiaries, or we may acquire offshore entities with business operations in China in an offshore transaction.

        Most of these uses are subject to Chinese regulations, approvals and filings. For example, loans by us to indirect Chinese subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE. If we decide to finance our indirect Chinese subsidiaries by means of capital contributions, these capital contributions must be filed with MOFCOM or its local counterpart.

        On August 29, 2008, SAFE promulgated the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular 142, regulating the conversion by a foreign-invested enterprise of foreign currency registered capital into RMB by restricting how the converted RMB may be used. SAFE Circular 142 provides that RMB capital converted from foreign currency registered capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within China with limited exceptions (e.g., by holding companies, venture capital or private equity firms). In addition, SAFE strengthened its oversight of the flow and use of the RMB capital converted from the foreign currency registered capital of a foreign-invested company. The use of such RMB capital may not be altered without SAFE approval, and such RMB capital may not in any case be used to repay RMB loans if the proceeds of such loans have not been used. Such requirements are also known as the "payment-based foreign currency settlement system" established under SAFE Circular 142. Violations of SAFE Circular 142 could result in monetary or other penalties. Furthermore, SAFE promulgated a circular on November 9, 2010, known as Circular 59, and another supplemental circular on July 18, 2011, known as Circular 88, which both tightened the examination of the authenticity of settlement of foreign currency capital or net proceeds from overseas listings. SAFE further promulgated the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses, or Circular 45, on November 9, 2011, which expressly prohibits foreign-invested enterprises from using registered capital settled in RMB converted from foreign currencies to grant loans through entrustment arrangements with a bank, repay inter-company loans or repay bank loans that have been transferred to a third party. Circular 142, Circular 59, Circular 88 and Circular 45 may significantly limit our ability to make loans or capital contributions to our Chinese subsidiaries and to convert such proceeds into RMB, which may adversely affect our liquidity and our ability to fund and expand our business in China.

        Furthermore, on April 8, 2015, SAFE promulgated the Circular on the Reform of the Administrative Method of the Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or Circular 19, which became effective as of June 1, 2015. This Circular 19 is to implement nationwide the so-called "conversion-at-will" of foreign currency in capital account and abolishes the application of Circular 142, Circular 88 and Circular 36 starting from June 1, 2015. It allows FIEs to settle their foreign exchange capital at their discretion, but continues to prohibit FIEs from using the Renminbi fund converted from their foreign exchange capitals for expenditure beyond their business scopes. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Violations of SAFE Circular 19 and SAFE Circular 16 could result in administrative penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from this offering, to our PRC subsidiaries, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer to and use in China the net proceeds from this offering, which may adversely affect our business, financial condition and results of operations.

        In light of the various requirements imposed by Chinese regulations on loans to and direct investment in Chinese entities by offshore holding companies as discussed above, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals or filings on a timely basis, or at all, with respect to future loans by us to our Chinese subsidiaries or with respect to future capital contributions by us to our Chinese subsidiaries. If we fail to complete such registrations or obtain such approvals or filings, our ability to capitalize or otherwise fund our Chinese operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We may be subject to claims under consumer protection laws, including health and safety claims and product liability claims, if property or people are harmed by the products sold in our restaurants.

        Due to several high-profile incidents involving food safety and consumer complaints that have occurred in China in recent years, the PRC government, media outlets and public advocacy groups are increasingly focused on consumer protection. If claims are brought against us under any of these laws, we could be subject to damages and reputational damage as well as action by regulators, which could have a material adverse effect on our business, financial condition and results of operations. Even unsuccessful claims could result in the expenditure of funds and management time and resources and could materially reduce our net income and profitability.

Risks Related to Our Indebtedness

We have substantial indebtedness outstanding, which could adversely affect our business operations.

        In order to finance our operations we have incurred substantial indebtedness. As of September 30, 2017, we owed total borrowings of TL 1,179.0 million, not including our preferred shares which were recorded as a liability in the amount of TL 635.2 million as of September 30, 2017 but which were converted to ordinary shares (equity) on November 7, 2017 subject to completion of this offering. Upon completion of this offering and after giving effect to the use of proceeds described in this Prospectus, we expect to have total borrowings of approximately TL 1,150 million. For a fuller description of our outstanding debt, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" and note 6 to our audited consolidated financial statements and note 5 to our unaudited condensed consolidated financial statements. The degree to which we have outstanding borrowings could, among other things:

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  make it difficult for us to make payments on our borrowings;

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  make it difficult for us to obtain financing for working capital, acquisitions or other purposes on favorable terms;

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  require us to dedicate a substantial portion of our cash flow from operations to make payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, the execution of our business strategy and other general corporate purposes;

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  increase our cost of borrowing;

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  place us at a disadvantage compared to our competitors that have fewer debt obligations;

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  make us more vulnerable to industry downturns and competitive pressures;

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  limit our flexibility in planning for, or reacting to changes in, our business; and

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  limit our ability to merge with, enter into joint ventures with or acquire other companies.

        Such limitations could place us at a competitive disadvantage as compared to our better capitalized competitors and prevent us from taking actions that could benefit us in the long term. This could have a materially adverse impact on the current and future value of our business. We expect to use cash flow from operations to meet current and future financial obligations, including funding our operations, debt service requirements and capital expenditures.

Significant amounts of cash are required to service our indebtedness, and any failure to meet our debt service obligations could adversely affect our business, financial condition and operating results.

        Although our cash flows from operations are currently sufficient to service our debt obligations, we may not be able to continue to service our debt in the future. Our ability to meet our debt service obligations will depend upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

        Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations at all or on acceptable terms, could have an adverse effect on our business, financial condition and operating results. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in amounts sufficient to enable us to make payments on our indebtedness or to fund our operations. In a situation where our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or seek to restructure or refinance our indebtedness. Any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

        Furthermore, any event of default or declaration of acceleration under one debt instrument may also result in an event of default under one or more of our other debt instruments or derivative contracts. In exacerbated or prolonged circumstances, one or more of these events could result in our bankruptcy or liquidation. Accordingly, any default by us on our debt could have a material adverse effect on our business, financial condition and results of operations.

Certain of our debt agreements contain restrictions that may limit our flexibility in operating our business.

        Certain of our credit agreements contain, and any future indebtedness would likely contain, restrictive covenants that impose significant operating and financial restrictions, including restrictions on our ability to engage in acts that may be in our best long-term interests. Our credit agreements include covenants that, among other things, restrict our subsidiaries' ability to:

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  incur additional indebtedness;

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  create liens;

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  make investments, loans or advances;

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  merge or consolidate;

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  sell assets, including capital stock of subsidiaries, or make acquisitions;

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  pay dividends on ordinary shares or redeem, repurchase or retire ordinary shares or make other restricted payments;

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  enter into transactions with affiliates;

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  repurchase certain indebtedness;

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  fail to meet certain financial covenants, including a maximum net debt to EBITDA ratio and a minimum tangible solvency; and

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  change our names or registered trademarks;

        The operating and financial restrictions and covenants in our current debt agreements and any future financing agreements could adversely affect our ability to finance future operations or capital needs or to engage in other business activities. For additional discussion of the terms of certain of our indebtedness, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources", below.

Covenants and events of default in the agreements governing our outstanding indebtedness could limit our ability to undertake certain types of transactions and adversely affect our liquidity.

        As of September 30, 2017, we had TL 1,179.0 million in total outstanding borrowings, not including our preferred shares, which were recorded as a financial liability in the amount of TL 635.2 million as of that date but which were converted to ordinary shares (equity) on November 7, 2017 subject to completion of this offering, consisting of TL 680.8 million in long-term borrowings and TL 498.2 million of short-term borrowings (including the current portion of long-term borrowings). The agreements governing our outstanding indebtedness contain covenants and events of default that may limit our financial flexibility and ability to undertake certain types of transactions. For instance, certain of our subsidiaries are subject to negative covenants that restrict some of their activities, including restrictions on the creation of liens, payment of dividends, make investments, loans or advances, merge or consolidate, sell assets, including capital stock of subsidiaries, or make acquisitions, enter into transactions with affiliates, repurchase indebtedness or change our names or registered trademarks and other covenants that require such subsidiaries to satisfy financial covenants, including a maximum net debt to EBITDA ratio and a minimum tangible solvency. For additional information, see relevant discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources", below.

        If we fail to satisfy the covenants set forth in these agreements, or another event of default occurs under the agreements, our outstanding indebtedness under the agreements could become immediately due and payable. If our outstanding indebtedness becomes immediately due and payable and we do not have sufficient cash on hand to pay all amounts due, we could be required to sell assets, to refinance all or a portion of our indebtedness or to obtain additional financing. Refinancing may not be possible, and additional financing may not be available on commercially acceptable terms, or at all.

We use non-committed lines of credit to partially finance our working capital needs.

        We use non-committed lines of credit to partially finance our working capital needs. Given the nature of these lines of credit, they could be withdrawn and no longer be available to us, or their terms, including the interest rate, could change to make the terms no longer acceptable to us. The availability of these lines of credit depends on the level of liquidity in financial markets, which can vary based on events outside our control, including financial or credit crises. Any inability to draw upon our non-committed lines of credit could have an adverse effect on our working capital, financial condition and results of operations.

Despite our current debt levels, we may incur more indebtedness.

        We may incur additional indebtedness in the future. Although the covenants under our YKB Loan Agreement, our BK China Term Loan Facility and our other QSR China credit arrangements provide certain restrictions on the ability of certain of our subsidiaries to incur additional indebtedness, such entities may incur additional debt with the consent of their respective lenders and other of our subsidiaries may incur additional debt. To the extent that we incur additional indebtedness, the risk associated with our substantial indebtedness described herein, including our possible inability to service our indebtedness, will increase.

        We are subject to certain contractual limitations on our ability to incur additional indebtedness. For more discussion of such restrictions, see "—Risks Arising from Our Arrangements with Business Partners—We are party to a Shareholders' Agreement that limits our ability to change the terms of our investment in China" and "—Risks Arising from Our Arrangements with Business Partners—We are party to a Shareholders' Agreement that restricts our rights in relation to certain of our consolidated subsidiaries in Turkey".

We may be unable to refinance our existing indebtedness or raise additional indebtedness on favorable terms, or at all.

        If we do not generate sufficient cash flow from operations to satisfy our debt service obligations and our covenants, we may have to undertake alternative financing plans, such as refinancing or restructuring our indebtedness, selling our assets, reducing or delaying capital investments or seeking to raise additional capital. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations.

        Our ability to refinance any of our current indebtedness, obtain additional financing or comply with our existing lenders' requirements will depend on, among other things:

  •
  our financial condition, or the financial condition of our relevant subsidiaries, at the time of the proposed refinancing;

  •
  the amount of financing outstanding and lender requirements outstanding at the time of the proposed refinancing;

  •
  restrictions in any of our credit agreements, indentures or other outstanding indebtedness; and

  •
  other factors, including the condition of the financial markets.

        If we are not able to undertake a refinancing or an alternative financing plan that would give us access to more capital, we may have to sell assets or decide not to open new restaurants, build new plants or expand or improve existing restaurants or other facilities, any of which could affect our future growth.

        We are subject to certain contractual limitations on our ability to incur additional indebtedness. For more discussion of such restrictions, see "—Risks Arising from Our Arrangements with Business Partners—We are party to a Shareholders' Agreement that limits our ability to change the terms of our investment in China" and "—Risks Arising from Our Arrangements with Business Partners—We are party to a Shareholders' Agreement that restricts our rights in relation to certain of our consolidated subsidiaries in Turkey".

A deterioration in our financial position could increase our borrowing costs and adversely affect our current or future business relationships.

        A deterioration of our financial position for any reason could increase our borrowing costs and have an adverse effect on our business relationships with customers, suppliers and hedging counterparties. We may enter into various forms of hedging arrangements against currency, interest rate or commodity price fluctuations. Financial strength is important to the availability and pricing of these hedging activities. As a result, changes to our level of indebtedness may make it more difficult or costly for us to engage in these activities in the future.

The interest rate on a significant portion of our indebtedness varies with the market rate of interest. If we are unable to manage our interest rate risks effectively, our cash flows and operating results may suffer. An increase in the interest rate could have a material adverse effect on our results of operations.

        We have a variety of borrowings, and as of September 30, 2017, 34% of our borrowings were at variable interest rates. These rates will fluctuate over time and could significantly increase, which would increase our overall interest expense. This increased expense could have a material adverse effect on our results of operations. Further, we do not currently hedge against interest rate risk, which may increase the risk to our business posed by interest rate fluctuations. Assuming our consolidated variable interest rate indebtedness outstanding as of September 30, 2017 remains the same, a 1% increase in the interest rates payable on our variable rate indebtedness would increase our 2017 estimated debt service requirements by approximately TL 4.0 million annually.

Risks Related to the Offering

Certain shareholders have significant influence over us and their interests might conflict with or differ from your interests as a shareholder.

        Members of the Kurdoğlu family and their affiliates currently own 79.8% of our ordinary shares and, upon completion of this offering, will beneficially own 65.9% of our issued and outstanding ordinary shares and voting power, or 64.8% of our issued and outstanding ordinary shares and voting power if the underwriters exercise in full their option to purchase additional ADSs, subject to certain adjustments (see "Principal and Selling Shareholders"). As a result of this ownership, members of the Kurdoğlu family will have a continuing ability effectively to control our affairs, including with respect to the nomination and election of directors, the payment of dividends, the consummation of significant corporate transactions, such as the adoption of amendments to our constitution and organizational regulations and approval of mergers or sales of substantially all of our assets.

        In certain circumstances, the interests of the Kurdoğlu family may conflict with the interests of our other shareholders. Accordingly, this concentration of ownership may harm the market price of the ADSs by, among other things:

  •
  delaying, defending or preventing a change of control, even at a per-share price that is in excess of the then-current price of the ADSs;

  •
  impeding a merger, consolidation, takeover or other business combination involving us, even at a per-share price that is in excess of the then-current price of the ADSs; or

  •
  discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, even at a per-share price that is in excess of the then-current price of the ADSs.

        Members of the Kurdoğlu family may also cause corporate actions to be taken that conflict with the interests of our other shareholders.

Our board of directors may only recommend to amend or repeal our dividend policy, and any changes to our dividend policy must be approved at a general meeting of our shareholders.

        Our board of directors may recommend annual dividends, which then must be approved by our shareholders at their annual general meeting. Under current rules, the board of directors may decide whether or not to recommend a distribution of dividends, and our shareholders at our annual general meeting may decide whether or not to distribute dividends in any year. Our board of directors may recommend to amend or repeal the dividend policy we expect to adopt upon the closing of this offering. Further, our shareholders may vote at a general meeting to decrease the level of dividends provided for in this dividend policy or entirely discontinue the payment of dividends. Future recommendations for or against dividends with respect to ADSs representing our ordinary shares, if any, will depend on the net cash flow generated during the period as well as the size of the future capital expansion projects and the leverage of the company and other factors that our board of directors may deem relevant. Given the amount of influence over us our significant shareholders have, our shareholders may vote such that you do not receive a level of dividends other than that provided for in the dividend policy.

Your percentage of ownership may be diluted in the future.

        If you purchase ADSs in this offering, you will incur immediate and substantial dilution in the book value of your ordinary shares, because the price that you pay will be substantially greater than the net tangible book value per share of the shares you acquire. The pro forma net tangible book value per ADS, calculated as of September 30, 2017 and after giving effect to the offering at the initial public offering price of US$10.00, the mid-point of the initial public offering price range shown on the cover page of this prospectus and assuming the underwriters do not exercise their right to purchase additional ADSs, is US$0.73, resulting in dilution of your investment by US$9.27 per ADS. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares.

        In the future, your percentage of ownership in us may be diluted because of equity awards that we intend to grant to our directors, officers and employees under a long-term incentive plan (for a description of the long-term incentive plan, see "Management—Equity Compensation"), or otherwise as a result of equity issuances for acquisitions or capital market transactions. We expect that our board of directors will make awards at or around the time of this offering and will continue to grant additional share-based awards to our employees from time to time after this offering. Such awards will have a dilutive effect on our earnings per share, which could adversely affect the market price of the ADSs.

We will incur increased costs as a result of becoming a public company.

        As a public company, we will incur legal, accounting, insurance and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements. We also will incur costs associated with Sarbanes-Oxley and related rules implemented by the SEC. We expect that these rules and regulations will increase our legal and financial compliance costs and make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. These and other laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These and other laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our senior management. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of the ADSs, fines, sanctions and other regulatory action and potentially civil litigation.

We are an emerging growth company as defined in the JOBS Act, and the reduced disclosure requirements applicable to emerging growth companies may make the ADSs less attractive to investors and, as a result, adversely affect the price of the ADSs and result in a less active trading market for the ADSs.

        We are an emerging growth company as defined in the JOBS Act. For so long as we remain an emerging growth company, we will be exempt from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act.

        We may avail ourselves of these disclosure exemptions until we are no longer an emerging growth company. As a result, the information that we provide to holders of the ADSs may be different than you might receive from other public reporting companies in which you hold equity interests. We cannot predict whether investors will find the ADSs less attractive because of our reliance on some or all of these exemptions. If investors find the ADSs less attractive, it may cause the trading price of the ADSs to decline and there may be a less active trading market for the ADSs.

        We will cease to be an emerging growth company upon the earliest of:

  •
  the end of the fiscal year in which the fifth anniversary of completion of this offering occurs, which fifth anniversary will occur December 31, 2022;

  •
  the end of the first fiscal year in which the market value of the ADSs held by non-affiliates exceeds US$700 million as of the end of the second quarter of such fiscal year;

  •
  the end of the first fiscal year in which we have total annual gross revenues of at least US$1.07 billion; and

  •
  the date on which we have issued more than US$1 billion in non-convertible debt securities in any rolling three-year period.

Failure by us to maintain effective disclosure controls and procedures and internal control over financial reporting could harm our business and operating results and/or result in a loss of investor confidence in our financial reports, which could have a material adverse effect on our business and a decline in the trading price of our ADSs.

        Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our disclosure controls and procedures and internal control over financial reporting. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. In the course of auditing our consolidated financial statements for the fiscal years ended December 31, 2016 and 2015, we and our independent registered public accounting firm identified three material weaknesses in our internal control over financial reporting as well as other control deficiencies as of December 31, 2016, in accordance with the standards established by the Public Company Accounting Oversight Board of the United States:

  (i)
  Lack of technical competence of our accounting personnel with respect to IFRS and SEC reporting requirements;

  (ii)
  Lack of certain general IT controls around user access management; and

  (iii)
  Lack of certain entity level controls including but not limited to the absence of audit and risk committees, internal audit function and a formal risk assessment processes.

        We have started to implement a number of measures to address these material weaknesses by hiring a full-time employee in September 2017 who will be responsible for designing and implementing improved processes and internal controls. We have also hired an external consultant to help us in all aspects of this process from the design to implementation stages. We have hired and we intend to hire additional finance and accounting personnel with appropriate expertise to perform specific functions, build our financial management and reporting infrastructure, and further develop and document our accounting policies and financial reporting procedures, including ongoing senior management review and audit committee oversight. We have also scheduled ongoing training sessions for our accounting and financial reporting personnel from a U.S. capital markets perspective, and we have hired a full-time employee to serve as our head of investor relations.

        We cannot assure you, however, that these measures may fully address these deficiencies in our disclosure controls and procedures and our internal control over financial reporting or that we may conclude that they have been fully remediated. There is also no assurance that we have identified all of our material weaknesses or that we will not in the future have additional material weaknesses. If we fail to remediate the material weakness or to meet the demands that will be placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act, we may be unable to accurately report our financial results, or report them within the timeframes required by law.

        Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. If the offering is completed in 2017, Section 404 of the Sarbanes-Oxley Act of 2002 ("Section 404") will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2017. In addition, once we cease to be an "emerging growth company" as such term is defined in the JOBS Act and have previously filed an annual report on Form 20-F, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, after we cease to be an emerging growth company our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us.

        If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our ADSs.

We cannot be certain that an active trading market for the ADSs will develop or be sustained after this offering, and, following the offering, the price of the ADSs may fluctuate significantly, which could cause you to suffer substantial losses.

        Although we expect that the ADSs will be listed on the Nasdaq Global Select Market, a public market for the ADSs or ordinary shares underlying the ADSs does not currently exist. We cannot guarantee that an active trading market will develop or be sustained for the ADSs after the offering. Nor can we predict the prices at which the ADSs may trade after the offering.

        Our initial public offering price will be determined through negotiation between us and the underwriters and may not be indicative of the market price for the ADSs after this offering. If you purchase the ADSs in our initial public offering, you may not be able to resell them at or above the initial public offering price. We cannot assure you that the initial public offering price of the ADSs, or the market price following our initial public offering, will equal or exceed prices in privately negotiated transactions of our shares that may have occurred from time to time prior to our initial public offering. The market price of the ADSs may decline or fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

  •
  actual or anticipated fluctuations in our operating results;

  •
  announcements about our earnings that are not in line with analyst expectations;

  •
  the public's reaction to our press releases, other public announcements and filings with the SEC;

  •
  significant liability claims, health concerns, food contamination complaints from our customers, shortages or interruptions in the availability of food or other supplies, or reports of incidents of food tampering;

  •
  changes in senior management or key personnel;

  •
  macroeconomic conditions in Turkey or China;

  •
  fluctuations of exchange rates among the Turkish lira, the RMB and the U.S. dollar;

  •
  the operating and stock price performance of comparable companies;

  •
  changes in our shareholder base;

  •
  changes in our dividend policy;

  •
  issuances, exchanges or sales, or expected issuances, exchanges or sales;

  •
  changes in accounting standards, policies, guidance, interpretations or principles; and

  •
  changes in the regulatory and legal environment in which we operate; or market conditions in the restaurant industry and the domestic and worldwide economies as a whole.

        Any of these factors may result in large and sudden changes in the volume and trading price of the ADSs. In the past, following periods of volatility in the market price of a company's securities, shareholders have often instituted securities class action litigation against that company. If we were involved in a class action suit, it could divert the attention of management, and, if adversely determined, have a material adverse effect on our financial condition and results of operations.

ADS holders may be subject to additional risks related to holding ADSs rather than ordinary shares.

        ADS holders do not hold ordinary shares directly and, as such, are subject to, among others, the following additional risks:

  •
  If you are an ADS holder, we will not treat you as one of our shareholders, and you will not be able to exercise shareholder rights, except through the ADS depositary as permitted by the deposit agreement.

  •
  Distributions on the ordinary shares represented by the ADSs will be paid to the ADS depositary, and before the ADS depositary makes a distribution to you on behalf of your ADSs, any withholding taxes that must be paid will be deducted. Additionally, if the exchange rate fluctuates during a time when the ADS depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

  •
  We and the ADS depositary may amend or terminate the deposit agreement without the ADS holders' consent in a manner that could prejudice ADS holders.

You must act through the ADS depositary to exercise your voting rights and, as a result, you may be unable to exercise your voting rights on a timely basis.

        As a holder of ADSs (and not the ordinary shares underlying your ADSs), we will not treat you as one of our shareholders, and you will not be able to exercise shareholder rights. The ADS depositary will be the holder of the ordinary shares underlying your ADSs, and ADS holders will be able to exercise voting rights with respect to the ordinary shares represented by the ADSs only in accordance with the deposit agreement relating to the ADSs. There are practical limitations on the ability of ADS holders to exercise their voting rights due to the additional procedural steps involved in communicating with these holders. For example, holders of our ordinary shares will receive notice of shareholders' meetings by mail and will be able to exercise their voting rights by either attending the shareholders' meeting in person or voting by proxy. ADS holders, by comparison, will not receive notice directly from us. Instead, in accordance with the deposit agreement, we will ordinarily endeavor to provide notice to the ADS depositary of any such shareholders' meeting and details concerning the matters to be voted upon as far in advance of the meeting date as practicable. If we so instruct, the ADS depositary will mail to holders of ADSs the notice of the meeting and a statement as to the manner in which voting instructions may be given by holders as soon as practicable after receiving notice from us of any such meeting. To exercise their voting rights, ADS holders must then instruct the ADS depositary as to voting the ordinary shares represented by their ADSs. Due to these procedural steps involving the ADS depositary, the process for exercising voting rights may take longer for ADS holders than for holders of ordinary shares. The ordinary shares represented by ADSs for which the ADS depositary fails to receive timely voting instructions may be voted pursuant to a discretionary proxy given to us.

The ADS depositary will give us a discretionary proxy to vote our ordinary shares underlying your ADSs if you do not vote at shareholders' meetings, except in limited circumstances, which could adversely affect your interests.

        Under the deposit agreement for the ADSs, the ADS depositary will give us a discretionary proxy to vote our ordinary shares underlying your ADSs at shareholders' meetings if you do not give voting instructions to the depositary, unless:

  •
  we have failed to timely provide the depositary with our notice of meeting and related voting materials;

  •
  we have instructed the depositary that we do not wish a discretionary proxy to be given;

  •
  we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting; or

  •
  we have informed the depositary that a matter to be voted on at the meeting would have a material adverse impact on shareholders.

        The effect of this discretionary proxy is that, if you fail to give voting instructions to the depositary, you cannot prevent our ordinary shares underlying your ADSs from being voted, absent the situations described above, and it may make it more difficult for shareholders to influence our management. Holders of our ordinary shares are not subject to this discretionary proxy.

You may be subject to limitations on transfer of the ADSs.

        The ADSs are only transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the Deposit Agreement, or for any other reason. For a fuller discussion of our ADS structure, see "Description of American Depositary Shares".

Substantial future sales or perceived potential sales of the ADSs, ordinary shares or other equity securities in the public market could cause the price of the ADSs to decline significantly.

        Sales of the ADSs, ordinary shares or other equity securities in the public market after this offering, or the perception that these sales could occur, could cause the market price of the ADSs to decline significantly. Upon completion of this offering, we will have 1,385,386,175 ordinary shares outstanding, including 264,000,000 ordinary shares represented by ADSs, assuming the underwriters do not exercise their option to purchase additional shares. All ADSs representing our ordinary shares sold in this offering will be freely transferable by persons other than our "affiliates" without restriction or additional registration under the U.S. Securities Act of 1933, as amended, or the Securities Act. The ordinary shares outstanding after this offering will be available for sale, upon the expiration of the lock-up periods described elsewhere in this prospectus beginning from the date of this prospectus (if applicable to such holder), subject to volume and other restrictions as applicable under Rules 144 and 701 under the Securities Act. In addition, we have agreed with our Preferred Shareholders that we would grant them registration rights with respect to shares held by them on the closing date of this offering pursuant to a registration rights agreement to be negotiated and entered into between us following completion of this offering (See "Certain Relationships and Related Person Transactions—Preferred Shareholder Arrangements—Registration Rights Agreement"). Any or all of these shares may be released prior to the expiration of the applicable lock-up period at the discretion of one of the designated representatives. To the extent shares are released before the expiration of the applicable lock-up period and sold into the market, the market price of the ADSs could decline significantly.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for the ADSs and trading volume could decline.

        The trading market for the ADSs will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades the ADSs or publishes inaccurate or unfavorable research about our business, the market price for the ADSs would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for the ADSs to decline significantly.

Because we have no current plans to pay cash dividends on the ordinary shares underlying the ADSs for the foreseeable future, you may not receive any return on investment unless you sell your ADSs for a price greater than that which you paid for them.

        We intend to retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on our ordinary shares will be at the sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our shareholders or by our subsidiaries to us and such other factors as our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of future indebtedness that we or our subsidiaries incur. As a result, you may not receive any return on investment in the ADSs unless you sell your ADSs for a price greater than that which you paid for them. For more information, see "Dividend Policy and Dividends".

As a foreign private issuer, we are permitted to, and we will, rely on exemptions from certain Nasdaq Global Select Market corporate governance standards applicable to domestic U.S. issuers, and we will instead follow certain home country corporate governance practices. This may afford less protection to holders of our ordinary shares and the ADSs.

        As a foreign private issuer, we are exempted from certain corporate governance requirements of the Nasdaq Global Select Market and will be permitted instead to follow certain Turkish home country corporate governance practices. The standards applicable to us are thus considerably different from the standards applied to domestic U.S. issuers. For example, we may follow home country practices in lieu of most of the corporate governance requirements set forth in the Nasdaq Rules. In addition, we are not required either to have a majority of our board be independent (although our audit committee will consist entirely of independent members, as defined by the Exchange Act, subject to the phase-in provisions of the Nasdaq Rules) or to have a compensation committee, nominating committee or corporate governance committee consisting entirely of independent directors. Insiders and large shareholders of ours will also be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act and will not be obligated to file the reports required by Section 16 of the Exchange Act.

        We are required to disclose in our annual reports a brief description of the significant differences between our corporate governance practices and the corporate governance practices required to be followed by domestic U.S. companies listed on the Nasdaq Global Select Market.

        The Turkish home country practices described above may afford less protection to holders of the ADSs than that provided under the rules applicable to U.S. domestic issuers. As a result, you may not be provided with the benefits of certain corporate governance requirements of the Nasdaq Global Select Market. For a fuller discussion of Turkish home country corporate governance rules that we may follow, see "Management" and "Description of Share Capital".

As a foreign private issuer, we are permitted to file less information with the SEC than a company incorporated in the United States. Accordingly, there may be less publicly available information concerning us than there is for companies incorporated in the United States.

        As a foreign private issuer, we are exempt from certain rules under the Exchange Act that impose disclosure requirements as well as procedural requirements for proxy solicitations under Section 14 of the Exchange Act. We are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as a company that files as a U.S. company whose securities are registered under the Exchange Act, nor are we required to comply with the SEC's Regulation FD, which restricts the selective disclosure of material non-public information.

        Accordingly, there may be less information publicly available concerning us than there is for a company that files as a U.S. domestic issuer.

We may conduct a public offering and listing of our shares in Turkey, which may result in increased regulatory scrutiny and compliance costs as well as increased fluctuations in the prices of our ordinary shares and ADSs listed in overseas markets.

        We may conduct a public offering and listing of our shares on a stock exchange in Turkey in the future. We have not set a specific timetable or decided on any specific form for an offering in Turkey. The precise timing of the offering and listing of our shares in Turkey would depend on a number of factors, including relevant regulatory developments and market conditions. If we complete a public offering in Turkey, we would become subject to the applicable laws, rules and regulations governing public companies listed in Turkey, in addition to the various laws, rules and regulations that we will be subject to in the United States following the completion of this offering. The listing and trading of our securities in multiple jurisdictions and multiple markets may lead to increased compliance costs for us, and we may face the risk of significant intervention by regulatory authorities in these jurisdictions and markets.

        The Turkish and U.S. markets have different trading characteristics and investor bases, including different levels of retail and institutional participation. As a result of these differences, the trading prices of the ADSs, accounting for the share-to-ADS ratio, may not be the same as the trading prices of any shares we may decide to list on a Turkish stock exchange. The issuance of a separate class of shares and fluctuations in its trading price may also lead to increased volatility in, and may otherwise materially decrease, the prices of our ordinary shares and ADSs.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in Turkey based on United States or other foreign laws against us and our management.

        We conduct a substantial portion of our business and have substantial assets located in Turkey. It may also be difficult for investors to bring an original lawsuit in a Turkish court against us or our directors or executive officers based on U.S. federal securities laws. Moreover, Turkey does not have treaties with the United States providing for the reciprocal recognition and enforcement of judgments of courts. Therefore, even if a judgment were obtained against us or our management for matters arising under U.S. federal or state securities laws or other applicable U.S. federal or state law, it may be difficult to enforce such a judgment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations or assumptions regarding the future of our business, future plans and strategies, our operational results and other future conditions. Forward-looking statements can be identified by words such as "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "predict," "project," "seek," "target," "potential," "will," "would," "could," "should," "continue," "contemplate" and other similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectation concerning, among other things, our results of operations, financial condition, capital and liquidity requirements, prospects, growth, strategies and the industry in which we operate.

        There are important factors that could cause actual results to differ materially from those contemplated by such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We believe that these risks and uncertainties include, but are not limited to, those described in the "Risk Factors" section of this prospectus, which include, but are not limited to, the following:

  •
  changes in the QSR industry;

  •
  changes in the reputations of our franchisors;

  •
  health concerns arising from outbreaks of viruses or other diseases;

  •
  changes in the labor markets of Turkey and China, including work stoppages or labor disputes;

  •
  changes in consumer spending patterns brought about by changes in economic conditions in Turkey and China;

  •
  fluctuations in exchange rates among the Turkish lira, the RMB, the Euro and the U.S. dollar;

  •
  unforeseen governmental regulations that limit our ability to conduct our business;

  •
  our ability to manage our supply chain;

  •
  the effectiveness of our competitors' advertising and promotional programs;

  •
  our reliance on sub-franchisees for a portion of our revenue;

  •
  our reliance on our franchisors to protect their intellectual property rights;

  •
  unforeseeable business interruptions, including disruptions to our information technology systems;

  •
  our ability to protect the personal information of our customers and employees;

  •
  our ability to detect and deter fraud committed by our employees, customers or other third parties;

  •
  instability in the political environment in Turkey, including terrorist activity and social unrest;

  •
  governmental control of currency conversion in China;

  •
  our ability to comply with Chinese real estate, environmental and labor regulations; and

  •
  the incremental costs of operating as a public company.

        This list is not exhaustive and should be read with the other cautionary statements in this prospectus.

        Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate, are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

        Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Any forward-looking statement that we make in this prospectus speaks only as of the date of such statement. Except to the extent required by applicable law, we undertake no obligation to update any forward-looking statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.

 USE OF PROCEEDS

        We expect to receive approximately US$23.7 million of net proceeds from the sale by us in this Offering of ADSs representing ordinary shares, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us in connection with this Offering (including underwriting discounts and commissions of the selling shareholders), based on the public offering price of US$10.00 per ADS, which is the mid-point of the estimated initial public offering price range shown on the cover page of this prospectus, and assuming that the underwriters' option to purchase additional ADSs is exercised in full.

        A US$1.00 increase (decrease) in the assumed initial public offering price of US$10.00 per ADS would increase (decrease) the net proceeds to us from this offering by US$2,922,000, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus.

        We intend to use the net proceeds that we receive from this offering to repay a corresponding portion of our borrowings under the YKB Loan Agreement, of which, as of September 30, 2017, US$50 million remains outstanding and matures in November 2019, with US$25 million bearing interest at a rate equal to LIBOR plus 6.20% and US$25 million bearing interest at a rate equal to LIBOR plus 5.90%.

        While we have agreed to pay the underwriting discounts and commissions of the selling shareholders, we will not receive any of the proceeds from the sale of ADSs by the selling shareholders.

 CONVERSION OF PREFERRED SHARES

        As of September 30, 2017 we had two classes of shares outstanding, Class A preferred shares and ordinary shares. We conducted the Primary Conversion (described below) on November 7, 2017, and the shareholders participating therein intend to sell a portion of the ordinary shares into which such preferred shares were converted in this offering.

        On November 6, 2017, our Preferred Shareholders and those of our ordinary shareholders who would be considered "Ordinary Shareholders" under our Preferred Shareholders' Agreement as of such date (such ordinary shareholders, the Existing Ordinary Shareholders) entered into a letter agreement, or the Letter Agreement, to our Preferred Shareholders' Agreement, in which they agreed upon the following principal steps for conversion of the Class A preferred shares into ordinary shares in advance of our initial public offering:

  •
  In accordance with the laws of Turkey, our Articles of Association were amended following a meeting of our board of directors and an ordinary general meeting of our Preferred Shareholders and our ordinary shareholders.

  •
  Pursuant to the Letter Agreement, our Preferred Shareholders converted their Class A preferred shares into ordinary shares on November 7, 2017 and received one (1) ordinary share (after giving effect to the Reverse Stock Split) for every one hundred (100) Class A preferred shares in a transaction exempt from the registration requirements of the Securities Act (such conversion, the Primary Conversion). The Primary Conversion of Class A preferred shares to ordinary shares occurred before the price of the ADSs sold in our initial public offering is determined.

  •
  The amendment of our Articles of Association and the waiver of the Preferred Shareholders' preference were registered with the Istanbul Trade Registry of Turkey, in accordance with the laws of Turkey.

  •
  After the initial public offering price is determined, our Preferred Shareholders and the Existing Ordinary Shareholders will effect a conversion adjustment, whereby the Preferred Shareholders will, for nominal consideration, purchase from, or sell to, the Existing Ordinary Shareholders additional ordinary shares, as contemplated by the Preferred Shareholders' Agreement, in a transaction exempt from, or not subject to, the requirements of the Securities Act, such that the number of ordinary shares received by each Preferred Shareholder in return for each such Preferred Shareholder's Class A preferred share reflects such Preferred Shareholder's Eligible IRR (as such term is defined below in the section entitled "Certain Relationships and Related Person Transactions—Preferred Shareholder Arrangements—Eligible IRR and Conversion of Preferred Shares Upon IPO"). At the mid-point of the price range set forth on the cover page of this prospectus, the aggregate number of additional ordinary shares to be purchased by the Preferred Shareholders from the Existing Ordinary Shareholders pursuant to this conversion adjustment would be 115,286,013. See "Principal and Selling Shareholders".

  •
  If this offering is abandoned or is not completed by June 30, 2018, the steps described above will be reversed to put the parties in the respective positions they would have been in if such actions had never been performed. Therefore, the Primary Conversion would be reversed and the preferred shares would again be outstanding.

        The Letter Agreement and the Preferred Shareholders' Agreement are both filed as exhibits to the registration statement of which this prospectus forms a part. Following the Preferred Shareholders' acquisition of ordinary shares, as set forth in the steps above, our Preferred Shareholders intend to divest a portion of their ordinary shares so acquired in our initial public offering, as set forth in "Principal and Selling Shareholders."

        For a description of the Preferred Shareholders' Agreement that sets forth the rights, interests and obligations of our Preferred Shareholders, including their rights with respect to the conversion of their Class A preferred shares in connection with this initial public offering, see "Certain Relationships and Related Person Transactions—Preferred Shareholder Arrangements" below.

 DIVIDEND POLICY AND DIVIDENDS

        TFI has never declared or paid any cash dividends on its ordinary shares. We intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business, and we do not anticipate paying any cash dividends on the ordinary shares underlying our ADSs in the foreseeable future. Our board of directors may recommend annual dividends, which then must be approved by our shareholders at their annual general meeting. Dividends are payable on a date determined at the annual general meeting. Under current rules, the board of directors may decide whether or not to recommend a distribution of dividends, and our shareholders at our annual general meeting may decide whether or not to distribute dividends in any year. According to new Capital Markets law, we may freely determine the amount of dividends to be distributed based on the Dividend Policy, pursuant to applicable Turkish laws and upon the approval of, or amendment by, the board of directors and the General Assembly of Shareholders. The board of directors decides whether or not to recommend an allocation of profits, as well as the amount of dividends, and the shareholders, at the general meeting, may accept, amend or reject such proposal, if any.

        Any future determination with regard to our dividend policy will be subject to the recommendation of our board of directors but will be made in the sole and absolute discretion of our shareholders and will depend upon a number of factors, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors that our board of directors may deem relevant. If TFI pays any dividends, ADS holders will receive payment to the same extent as holders of its ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See "Description of American Depositary Shares". See "Risk Factors—Risks Related to the Offering—Because we have no current plans to pay cash dividends on the ordinary shares underlying the ADSs for the foreseeable future, you may not receive any return on investment unless you sell your ADSs for a price greater than that which you paid for them".

        TFI is a holding company incorporated in Turkey. In order for TFI to distribute dividends to its shareholders and ADS holders, it relies on dividends distributed by its subsidiaries. Some TFI subsidiaries are parties to agreements with their respective shareholders, which include third-party minority shareholders. Some of those agreements require the consent of third-party minority shareholders for the distribution of dividends by certain TFI subsidiaries. See "Certain Relationships and Related Person Transactions".

        In addition, for us to distribute dividends to our shareholders, we rely in part on dividends distributed by our PRC subsidiaries. Dividend distributions from our PRC subsidiaries to us are subject to PRC taxes, such as withholding tax. In addition, regulations in the PRC currently permit payment of dividends of a PRC company only out of accumulated distributable after-tax profits as determined in accordance with its articles of association and the accounting standards and regulations in China. See "Risk Factors—Country Risk—Governmental control of currency conversion may limit our ability to utilize our cash balances effectively and affect our ability to pay dividends in the future".

        Dividends from our PRC subsidiaries are also subject to certain contractual approval requirements. Under the China Investment Agreement, our consolidated subsidiary China Holdings may not distribute dividends without the consent of both BKAP and the Pangaea Investor. See "Certain Relationships and Related Person Transactions—China—China Investment Agreement—Decisions of the Board". The Pangaea Investor's consent under the China Investment Agreement may be granted only pursuant to procedures set forth in the Panagea Shareholders' Agreement. See "Certain Relationships and Related Person Transactions—China—Pangaea Shareholders' Agreement—Decisions of the Board" and "Risk Factors—Risks Arising from Our Arrangements with Business Partners—We are party to a Shareholders' Agreement that limits our ability to change the terms of our investment in China".

 DILUTION

        If you invest in the ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS upon the closing of this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the net tangible book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

        Dilution represents the difference between the amount per ADS representing 12 ordinary shares paid by investors in this offering and the pro forma net tangible book value per ADS immediately after this offering. Net tangible book value per ADS as of September 30, 2017 represented the amount of our total tangible assets less the amount of our total liabilities, divided by the number of ADSs outstanding at September 30, 2017, as adjusted to give effect to the completion of the Primary Conversion and the Reverse Stock Split and the grant of share awards under our LTI Plan relating to 9,823,702 of our ordinary shares that vested in January 2018, which gave rise to a tax liability of US$1,481,628, divided by 110,948,848. After giving effect to (i) the Primary Conversion, the Reverse Stock Split and the share grants described above; and (ii) the sale of the ADSs offered by us in this offering at a price of US$10.00 per ADS, the mid-point of the estimated initial public offering price range shown on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and offering expenses payable by us, and the application of net proceeds to us from this offering of US$25,650,700 (which assumes the underwriters do not exercise their right to purchase additional ADSs) to us but without taking into account any other changes in net tangible book value after September 30, 2017, our pro forma as adjusted net tangible book value as of September 30, 2017 would have been approximately US$84.7 million, or US$0.73 per ADS. This represents an immediate increase in net tangible book value to our existing shareholders of US$0.20 (or TL 0.72) per ADS and an immediate dilution to new investors in this offering of US$9.27 per ADS.

        The following table illustrates this per share dilution in net tangible book value to new investors:

Assumed initial public offering price per ADS representing 12 ordinary shares			US$	10.00
Net tangible book value per ADS as of September 30, 2017(1)	US$	0.53
Increase per ADS attributable to new investors	US$	0.20

Pro forma as adjusted net tangible book value per ADS after this offering			US$	0.73

Dilution per ADS to new investors			US$	9.27

(1)
The Net tangible book value per ADS as of September 30, 2017, is based on a number of ordinary shares outstanding as of September 30, 2017, assuming the completion of the Primary Conversion and the Reverse Stock Split at such date and adjusted to reflect the grant of share awards under our LTI Plan relating to 9,823,702 of our ordinary shares that vested in January 2018.

        A US$1.00 increase (or decrease) in the assumed initial public offering price of US$10.00 per ADS (which is the mid-point of the estimated initial public offering price range shown on the cover page of this prospectus) would increase (or decrease) pro forma as adjusted net tangible book value by US$3.1 million, or US$0.03 per ADS, and would increase (or decrease) the dilution per ADS to new investors by US$0.97, based on the assumptions set forth above.

        The following table sets forth, as of September 30, 2017, the differences between the number of ADSs representing 12 ordinary shares purchased from us, after giving effect to the total price paid and average price per ADS paid by existing shareholders and by the new investors in this offering at the assumed initial public offering price of US$10.00 per ADS (which is the mid-point of the estimated initial public offering price range shown on the cover page of this prospectus) but before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

			Total Consideration
	ADSs Purchased
						Average price per ADS
	Number	Percent	Amount		Percent
	(in millions)		(in millions)
Existing shareholders	110.95	96.1%	US$	0.0	0.0%	US$	0.0
New investors	4.50	3.9%	US$	45.0	100%	US$	10.00

Total	115.45	100%	US$	45.0	100%

        A US$1.00 increase or decrease in the assumed initial public offering price of US$10.00 (which is the mid-point of the estimated initial public offering price range shown on the cover page of this prospectus) per ADS purchased from us would increase or decrease total consideration paid by new investors and the total average price per ADS by approximately US$4.5 million and US$1.00, respectively, assuming the number of ADSs offered, as set forth on the cover page of this prospectus, remains the same.

        A 1,000,000 ADS increase (decrease) in the number of ADSs offered in this offering by us would increase or decrease the net proceeds to us from this offering by approximately US$9.4 million, assuming that the price per ADS for the offering remains at US$10.00 (which is the mid-point of the estimated initial public offering price range shown on the cover page of this prospectus), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        If the underwriters exercise their option to purchase additional shares in full, the number of ADSs held by new investors will increase to 25.3 million, or 21.9% of the total number of ordinary shares after this offering and the percentage of ordinary shares held by existing shareholders will decrease to 78.1% of the total ordinary shares outstanding. The pro forma as adjusted net tangible book value following the offering would be US$0.72 per ADS, the increase in pro forma net tangible book value per ADS to existing shareholders would be US$0.18 and the dilution per share to new investors would be US$9.28 per ADS, in each case assuming an initial public offering price of US$10.00 per ADS (which is the mid-point of the estimated initial public offering price range shown on the cover page of this prospectus) and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        We currently have only a small number of outstanding stock options, all in connection with our China Holdings Employee Share Purchase Rights Agreements, comprising an ESOP plan in which certain of our employees in China participate. In addition, in January 2018, we granted to certain of our Turkey-based directors, executive officers and employees share awards in an aggregate number of 24,554,630 of our ordinary shares comprising 9,823,702 ordinary shares vested in January 2018, 7,365,464 ordinary shares vesting December 2019 and a further aggregate number of 7,365,464 ordinary shares vesting December 2020. We have also have agreed to make future share awards to certain of our China-based executive officers and employees in exchange for vested share awards for shares in our consolidated subsidiary China Holdings pursuant to our China Holdings Employee Share Purchase Rights Agreements. We have agreed to make these share awards available to such China-based executive officers and employees following completion of this offering, in three tranches, comprising an aggregate number of up to 24,448,906, comprising up to 6,112,226 ordinary shares that will be vested upon grant, a further aggregate number of up 9,168,340 ordinary shares vesting December 2018, and a further aggregate number of up to 9,168,340 ordinary shares vesting December 2020. See "Management—Equity Compensation" and "Management—Share-Based Awards Held by Our Directors and Officers". Such issuances will dilute investors participating in this offering. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities or any options are exercised, new investors will experience further dilution.

 EXCHANGE RATES

        Most of our revenues and expenses are denominated in Turkish lira. This prospectus contains translations of Turkish lira amounts into U.S. dollars at specific rates. The Federal Reserve Bank of New York does not report, and historically has not reported, a noon buying rate for the Turkish lira. Unless otherwise noted, all translations from Turkish lira to U.S. dollars and from U.S. dollars to Turkish lira in this prospectus were made at a rate of 3.57 to US$1.00, the exchange rate for purchases of U.S. dollars at the Turkish lira price announced by the Central Bank of the Republic of Turkey, or the CBRT, at September 30, 2017. As of February 1, 2018 (the most recent date as of which such information is available), the exchange rate for purchases of U.S. dollars at the Turkish lira price announced by the CBRT was TL 3.75 to US$1.00.

        We make no representation that any Turkish lira or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Turkish lira, as the case may be, at any particular rate, at the rates stated below, or at all. Banks in Turkey set their own foreign exchange rates independently of those announced by the CBRT.

        The following table sets forth buying rates for U.S. dollars, expressed in Turkish lira, announced by the CBRT for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in the prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.

	Buying Rate
Period	Average(1)	High	Low	Period End
2012	1.79	1.89	1.73	1.78
2013	1.90	2.16	1.75	2.13
2014	2.19	2.37	2.07	2.32
2015	2.72	3.06	2.28	2.91
2016	3.02	3.53	2.79	3.53
2017	3.65	3.96	3.40	3.81
January	3.73	3.88	3.52	3.83
February	3.68	3.83	3.57	3.59
March	3.67	3.75	3.59	3.64
April	3.65	3.72	3.53	3.56
May	3.66	3.88	3.52	3.56
June	3.52	3.54	3.50	3.51
July	3.56	3.63	3.52	3.53
August	3.51	3.54	3.44	3.44
September	3.51	3.57	3.40	3.57
Nine months ended September 30, 2017	3.58	3.88	3.40	3.57
October	3.66	3.77	3.55	3.77
November	3.88	3.96	3.78	3.95
December	3.85	3.94	3.80	3.81

Source: CBRT

(1)
Annual and nine-month averages are calculated based on the daily exchange rates for the last day of each month during the year or nine months indicated.

        The following table sets forth noon buying rates for U.S. dollars, expressed in RMB, announced by the U.S. Federal Reserve for the periods indicated. As of January 26, 2018 (the most recent date as of which such information is available), the noon buying rate for U.S. dollars, expressed in RMB, was RMB 6.3199 to US$1.00. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in the prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.

	Buying Rate
Period	Average(1)	High	Low	Period End
2012	6.31	6.39	6.22	6.23
2013	6.15	6.24	6.05	6.05
2014	6.16	6.26	6.04	6.20
2015	6.28	6.49	6.19	6.48
2016	6.64	6.96	6.45	6.94
2017	6.76	6.96	6.48	6.51
January	6.89	6.96	6.84	6.88
February	6.87	6.88	6.85	6.87
March	6.89	6.91	6.87	6.89
April	6.89	6.90	6.88	6.89
May	6.89	6.91	6.87	6.81
June	6.81	6.84	6.78	6.78
July	6.77	6.80	6.74	6.72
August	6.67	6.73	6.59	6.59
September	6.57	6.66	6.48	6.65
Nine months ended September 30, 2017	6.80	6.96	6.48	6.65
October	6.63	6.65	6.57	6.63
November	6.62	6.64	6.60	6.61
December	6.59	6.62	6.51	6.51

  Source: Federal Reserve Statistical Release

(1)
Annual and six-month averages are calculated based on the daily exchange rates for the last day of each month during the year or six months indicated.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2017 presented on:

  •
  an actual basis;

  •
  a pro forma basis to reflect the conversion of our convertible Class A preferred shares into 113,543,907 new ordinary shares (after giving effect to the Reverse Share Split) on November 7, 2017; and

  •
  a pro forma as adjusted basis to give further effect to (i) the grant of share awards in respect of 9,823,702 of our ordinary shares that we have made to certain of our Turkey-based directors, executive officers and employees under our LTI Plan and have vested in January 2018, (ii) the issuance and sale of 54,000,000 ordinary shares in the form of ADSs by us in this offering at an assumed initial public offering price of US$10.00 per ADS, the mid-point of the estimated initial public offering price range shown on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions (including the underwriting discounts and commissions of the selling shareholders that we agreed to pay) and estimated offering expenses payable by us and assuming that the underwriters' option to purchase additional ADSs is exercised in full; and (iii) the application of net proceeds from this offering described in "Use of Proceeds".

        The pro forma and pro forma as adjusted information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the initial public offering price of the ADSs and other terms of this offering determined at pricing. You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and

Results of Operations" and our unaudited interim condensed consolidated financial statements and related notes included elsewhere in this prospectus.

	As of September 30, 2017
	Actual		Pro Forma(1)		Pro Forma as Adjusted(2)
	TL	US$(3)	TL	US$(3)	TL	US$(3)
	(thousands of TL or US$, except for share and per share data)
Cash and Cash Equivalents	402,606	112,775	402,606	112,775	402,606	112,775

Debt:
Current Borrowings
Short-term bank borrowings	262,225	73,452	262,225	73,452	262,225	73,453
Current portion of long-term borrowings	233,541	65,418	233,541	65,418	233,541	65.418
Obligations under finance leases	2,480	695	2,480	695	2,480	695

Total current borrowings	498,246	139,565	498,246	139,565	498,246	139,565

Non-Current Borrowings
Long-term bank borrowings	678,155	189,959	678,155	189,959	593,651	166,289
Obligations under finance leases	2,640	739	2,640	739	2,640	739

Total non-current borrowings	680,795	190,698	680,795	190,698	596,291	167,029

Preferred Shares	635,205	177,929	—	—	—	—
Shareholders' Equity
Ordinary shares (1,208,018,561 shares nominal value TL 1.00 outstanding; pro forma 1,321,562,473 shares nominal value TL 1.00 issued and outstanding; pro forma, as adjusted, 1,385,386,175 shares issued and outstanding)	1,208,019	338,381	1,321,563	370,186	1,385,386	388,064
Adjustment to share capital	586	164	586	164	586	164
Combination effect of subsidiaries under common control	(1,115,100)	(312,353)	(1,115,100)	(312,353)	(1,115,100)	(312,354)
Share premium	—	—	521,661	146,124	614,767	172,204
Legal reserves	1,190	333	1,190	333	1,190	333
Equity settled employee benefits	6,822	1,911	6,822	1,911	6,822	1,911
Accumulated other comprehensive income	94,277	26,408	94,277	26,408	94,277	26,408
Accumulated losses	(658,699)	(184,510)	(658,699)	(184,510)	(736,413)	(206,279)

Equity attributable to owners of the parent	(462,905)	(129,665)	172,300	48,263	251,515	70,452
Non-controlling interests	213,789	59,885	213,789	59,885	213,789	59,885

Total Equity	(249,116)	(69,781)	386,089	108,148	465,304	130,337

Total Capitalization*	1,302,905	364,959	1,302,905	364,959	1,297,616	363,478

*
Total capitalization comprises the sum of the current portion of long-term borrowings, obligations under finance leases, total non-current borrowings, preferred shares and total equity.

(1)
Because the Primary Conversion remains subject to completion of this offering and would be reversed if this offering is not completed by June 30, 2018, the preferred shares continue to be recorded as a liability as of December 31, 2017. Upon completion of this offering, the liability will be extinguished and the new ordinary shares issued in the Primary Conversion will be recorded in our statement of financial position within equity.

(2)
A US$1.00 increase or decrease in the assumed public offering price of US$10.00 per ADS, the mid-point of the estimated initial public offering price range shown on the cover page of this prospectus, would increase or decrease each of share premium, total equity and total capitalization by US$2.9 million. Does not reflect share issuances to be made with respect to share awards that we have granted under our LTI Plan but have not vested as of the date hereof, and shares that we have agreed to issue to certain of our China-based executive officers and employees. See "Management—Equity Compensation" and "Management—Share-Based Awards Held by Our Directors and Officers."

(3)
We have also presented amounts in U.S. dollars for the convenience of the reader at a rate of TL 3.57 to $1.00, the official exchange rate quoted by the Bank of New York as of September 30, 2017. Such U.S. dollar amounts are not necessarily indicative of the amounts of U.S. dollars that could actually have been purchased upon exchange of TL at the dates indicated.

 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

        The following table presents selected historical consolidated financial information of the Company. We have derived the consolidated financial data as of and for the years ended December 31, 2016 and 2015 from our audited consolidated financial statements appearing elsewhere in this prospectus. We have derived the consolidated financial data as of and for the years ended December 31, 2014 and 2013 from our unaudited consolidated financial statements, which do not appear elsewhere in this prospectus. The consolidated financial data for the nine months ended September 30, 2017 and 2016 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

        We maintain our books and records in Turkish lira and prepare our consolidated financial statements in accordance with IFRS. The unaudited interim condensed consolidated financial statements have been prepared in accordance with IAS 34 "Interim Financial Reporting" as issued by the IASB, and include all normal recurring adjustments that we consider necessary for a fair presentation of our financial position and operating results for the periods presented.

        The following selected consolidated financial data for the periods and as of the dates indicated are qualified by reference to and should be read in conjunction with our audited consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," both of which are included elsewhere in this prospectus. Our historical results for any prior period do not necessarily indicate our results to be expected for any future period.

	Year Ended December 31,				Nine Months Ended September 30,
	2016	2015	2014	2013	2017	2016
	(thousands of TL unless otherwise indicated)
Selected Consolidated Statement of Profit or Loss Data:
Revenue	2,861,083	2,291,764	1,743,421	1,267,035	2,932,959	2,063,073
Cost of revenue	(2,523,947)	(2,024,616)	(1,573,783)	(1,154,374)	(2,533,840)	(1,810,369)

Gross Profit	337,136	267,148	169,638	112,661	399,119	252,704

General administrative expenses (–)	(176,546)	(145,225)	(102,397)	(76,906)	(169,733)	(125,342)
Marketing, selling & distribution expenses (–)	(111,541)	(94,899)	(70,940)	(52,318)	(113,303)	(83,986)
Other income/(expense), net(1)	(53,308)	(69,617)	(37,881)	(27,918)	(29,737)	(35,906)

Operating income/(loss)	(4,259)	(42,593)	(41,579)	(44,481)	86,346	7,470

Finance income	131,571	31,430	27,936	12,651	168,842	67,716
Finance expenses (–)	(385,306)	(202,320)	(94,425)	(70,335)	(357,639)	(174,933)

Loss before tax	(257,994)	(213,483)	(108,068)	(102,165)	(102,451)	(99,747)

Current tax expense (–)	(8,433)	(7,818)	(6,841)	(5,844)	(7,711)	(5,800)
Deferred tax benefit/(expense)	12,535	68,256	4,528	10,606	(5,384)	7,748

Loss for the period	(253,892)	(153,045)	(110,381)	(97,403)	(115,546)	(97,799)

Loss for the period attributable to non controlling interest	(6,031)	(16,720)	(37,781)	(38,782)	10,328	(8,387)
Loss for the period attributable to equity holders of the parent	(247,861)	(136,325)	(72,600)	(58,621)	(125,874)	(89,412)
Loss per share attributable to ordinary shareholders (basic and diluted)(3)	(0.23941)	(0.13192)	(0.07026)	(0.05673)	(0.10420)	(0.08652)
Weighted average number of shares used to compute loss per share (basic and diluted)	1,035,278,250	1,033,364,230	1,033,364,230	1,033,364,230	1,208,018,561	1,033,364,230
Pro forma loss per share attributable to ordinary shareholders:(2)(3)	(0.12283)	N/A	N/A	N/A	(0.03290)	(0.06184)
Weighted average number of shares used to compute pro forma loss per share:(2)	1,084,771,264	N/A	N/A	N/A	1,321,562,473	1,057,399,071
Selected Consolidated Statement of Cash Flow Data:
Net cash generated from operating activities	202,625	161,817	146,614		248,038	134,576
Cash used in investing activities	(456,576)	(343,392)	(248,528)		(254,428)	(296,590)
Net cash generated from financing activities	442,084	166,170	91,570		4,880	504,137
Effect of foreign exchange rate changes on the balance of cash held in foreign currencies	67,245	12,802	6,091		8,646	(406)
Net change in cash and cash equivalents	255,378	(2,603)	(4,253)		7,136	341,717

Cash and cash equivalents at the beginning of year	140,092	142,695	146,948		395,470	140,092

Cash and cash equivalents at the end of period	395,470	140,092	142,695		402,606	481,809

(1)
Our audited consolidated financial statements present this line item grossed up.

(2)
Pro forma loss per share attributable to ordinary shareholders and weighted average number of shares used to compute loss per share figures, both basic and diluted, give effect to the Primary Conversion. See "Conversion of the Preferred Shares".

(3)
Per share calculations give effect to the Reverse Stock Split completed on November 7, 2017.

	As of December 31,				As of September 30,
	2016	2015	2014	2013	2017	2017
					(Pro Forma)(1)
Summary Consolidated Statement of Financial Position:
Assets:
Total current assets	719,033	360,027	314,287	257,055	871,449	871,449
Total non-current assets	1,543,986	1,174,883	815,555	591,276	1,694,763	1,694,763

Total assets	2,263,019	1,534,910	1,129,842	848,331	2,566,212	2,566,212

Liabilities:
Total current liabilities	1,352,119	806,496	532,754	369,588	1,388,367	1,388,367
Total non-current liabilities	1,065,629	681,284	466,700	258,046	791,756	1,426,961

Total liabilities	2,417,748	1,487,780	999,454	627,034	2,180,123	2,815,328

Equity:
Share capital	1,208,019	1,033,364	1,033,364	1,033,364	1,321,563	1,208,019
Total equity	(154,729)	47,130	130,388	220,697	386,089	(249,116)

(1)
Gives effect to the Primary Conversion. See "Conversion of the Preferred Shares".

	Year Ended December 31,				Nine Months Ended September 30,
	2016	2015	2014	2013	2017	2016
	(thousands of TL unless otherwise indicated)
Other Financial Data:
Revenue:
QSR Turkey	1,587,600	1,477,201	1,230,795	949,715	1,484,103	1,172,252
QSR China	913,033	543,952	276,367	126,047	1,087,921	638,074
Ecosystem	1,044,736	927,065	790,429	605,267	983,736	750,816
Other	12,248	10,389	5,874	2,069	8,563	7,651
Elimination(1)	(696,534)	(666,843)	(560,044)	(416,063)	(631,364)	(505,720)

Total	2,861,083	2,291,764	1,743,421	1,267,035	2,932,959	2,063,073

Adjusted EBITDA
QSR Turkey	77,238	109,548	86,979	45,455	111,324	60,375
QSR China	101,102	3,480	(29,042)	(25,223)	145,359	69,054
Ecosystem	58,858	67,524	58,360	39,813	51,237	46,581
Other	(1,782)	470	(483)	(332)	(3,060)	(1,180)
Elimination	224	(11,686)	(14,672)	(272)	(84)	(1,392)

Total	235,640	169,336	101,142	59,441	304,776	173,438

(1)
Primarily reflects transactions between the Ecosystem and the other two segments.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following Management's Discussion and Analysis of financial condition and results of operations, or MD&A, should be read in conjunction with our consolidated financial statements and accompanying notes included elsewhere in this prospectus. The Group's audited consolidated financial statements for the years ended December 31, 2016 and 2015 and its condensed consolidated financial statements for the nine-month periods ended September 30, 2017 and 2016, have been prepared in accordance with International Financial Reporting Standards, or IFRS, and IAS 34 Interim Financial Reporting as issued by the IASB, respectively.

        Certain of the statements below are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements." Our actual results may differ materially from those contained in or implied by any forward-looking statements.

Overview

        We are one of the world's largest global restaurant operators by number of restaurants and the largest Restaurant Brands International, or RBI, franchisee globally. We operate a broad range of quick service restaurants, or QSRs, mainly in Turkey and China, and our brand portfolio includes some of the most widely recognized QSR brands in the world. During our 22-year history, we have grown our portfolio to provide customers with a broad range of quick service offerings. We have developed a deep local knowledge in our markets, a data-driven management approach, a culture of continuous improvement and information sharing, a secure supply chain and flexible network infrastructure. Our brands, culture and infrastructure have enabled us to create a tailored and differentiated go-to-market strategy and customer proposition that have led to strong and resilient growth, operating leverage and an ability to meet the demands of our expanding and evolving customer base. We have built our organization around accessing and satisfying our customers with a mission to provide delicious food at affordable prices either in the fun, social atmosphere of our restaurants or in the comfort of their homes and offices, while setting the table to expand our brand and capture the significant white space opportunity in the markets where we operate.

        Since opening our first location and becoming the exclusive master franchisee of Burger King restaurants in Turkey in 1995, we have become the largest operator of QSRs in Turkey and the only one offering a wide spectrum of restaurant concepts, encompassing hamburger, chicken, sandwich, Italian/pizza and Turkish QSRs. As of September 30, 2017, we operate or sub-franchise 634 Burger King restaurants in Turkey. We became the exclusive master franchisee of Popeyes, Arby's and Sbarro in Turkey in 2011, 2010 and 2006, respectively. In 2013, we created our own fast food brand in Turkey, Usta Dönerci, in response to customer demand for traditional Turkish cuisine. By number of restaurants, Burger King and Popeyes are the leading brands in the hamburger QSR and chicken QSR categories, respectively, in Turkey as of September 30, 2017.

        Building on our success in Turkey, in July 2012, we entered the Chinese market by becoming the exclusive master franchisee for Burger King in China and establishing a subsidiary for our Chinese operations, in which BKAP holds a 27.5% interest. We have since positioned ourselves in large cities as an authentic western-style burger brand, creating distinctive dine-in atmospheres and siting our restaurants near lifestyle brands to capture our growing customer base. We have grown the Burger King franchise in China from 85 Burger King restaurants on December 31, 2012 to 766 Burger King restaurants as of September 30, 2017, representing a 58.9% CAGR.

Segments

        The Group's operating businesses are organized and managed separately according to the nature of the services and products. The Group operates in the following segments:

  •
  the QSR Turkey segment, comprising the operation of QSRs in Turkey, as well as those in Macedonia, Georgia and Northern Cyprus;

  •
  the QSR China segment, comprising the operation of QSRs in China; and

  •
  the Ecosystem segment, comprising our supply and distribution, bread production, advertising, potato production, meat processing and delivery activities, which occur primarily in Turkey.

        QSR China reflects the Group's operations in China. The QSR Turkey segment, together with the Company's Ecosystem operations, compose the Group's operations in Turkey.

        The QSR Turkey and QSR China segments generate the bulk of the Group's external revenues. The Ecosystem mainly supplies goods and services to the QSR Turkey and QSR China segments. The Ecosystem also generates revenue principally through the supply of goods and services to third parties in Turkey, Taiwan and Singapore, including sub-franchisees and restaurants outside the QSR industry.

Key Performance Indicators

        We track our results of operations and manage our business by using the following key performance indicators: number of system-wide restaurants, net restaurant growth, restaurant sales, same-store sales growth, Adjusted EBITDA and average unit volume, or AUV. We also include in this prospectus information about our Restaurant-level Adjusted EBITDA and Restaurant-level Adjusted EBITDA margin.

  System-wide Restaurants and Net Restaurant Growth

        We measure the number of our system-wide restaurants for both Company-operated and sub-franchised restaurants. The number of system-wide restaurants includes the number of restaurants at the beginning and at the end of the reporting period, split by brand and territory. Management reviews the number of system-wide restaurants to assess revenue, restaurant sales and royalty income.

        "Net restaurant growth", or NRG, represents the number of restaurants newly opened during a stated period, net of the number of restaurants closed during such period. NRG has had, and will continue to have, an impact on our results. Before opening new restaurants, we incur pre-opening expenses, as described below under "—Results of Operations—Consolidated Results of Operations, Years Ended December 31, 2016 and 2015—Other Expense". New restaurants also sometimes experience normal inefficiencies in the form of higher labor and other operating expenses and, as a result, restaurant-level operating profit margins are generally lower during the start-up period of operation. Once open, new restaurants generally grow to their mature level of sales over 2 to 3 years. See "Risk Factors—Risks Related to Our Business—Risks to Our Growth—Newly acquired or developed restaurants may not perform as we expect, and we cannot assure you that our growth and development plans will be achieved."

        Because we are growing rapidly, our managers use the number of system-wide restaurants and NRG as measures of the growth of our system. The number of system-wide restaurants and NRG are also used to adjust our development strategy and to set management compensation levels.

        Set forth below is a summary of changes to our system-wide, Company-operated and sub-franchised restaurant portfolios in 2016, 2015, 2014 and 2013 and in the nine months ended September 30, 2017 and September 30, 2016.

	Year ended December 31,				Nine months ended September 30,
System-wide Restaurants	2016	2015	2014	2013	2017	2016
System-wide restaurants at beginning of period	1,421	1,179	964	775	1,623	1,421
Restaurant openings	330	327	266	247	246	190
Restaurant closings	128	85	51	58	47	82

System-wide restaurants at end of period	1,623	1,421	1,179	964	1,822	1,529

Net restaurant growth	202	242	215	189	199	108

	Year ended December 31,				Nine months ended September 30
Company-operated Restaurants	2016	2015	2014	2013	2017	2016
Company-operated restaurants at beginning of period	1,091	911	774	611	1,243	1,091
Restaurant openings	246	267	183	199	201	146
Restaurant closings	100	75	50	44	41	71
Net conversions of sub-franchised restaurants to/(from) Company-operated restaurants	6	(12)	4	8	(16)	5

Company-operated restaurants at end of period	1,243	1,091	911	774	1,387	1,171

Net restaurant growth	152	180	137	163	144	80

	Year ended December 31,				Nine months ended September 30,
Sub-Franchised Restaurants	2016	2015	2014	2013	2017	2016
Sub-franchised restaurants at beginning of period	330	268	190	164	380	330
Restaurant openings	84	60	83	48	45	44
Restaurant closings	28	10	1	14	6	11
Net conversions of sub-franchised restaurants (to)/from Company-operated restaurants	(6)	12	(4)	(8)	16	(5)

Sub-franchised restaurants at end of period	380	330	268	190	435	358

Net restaurant growth	50	62	78	26	55	28

        The following table shows the total number of our restaurants by ownership structure and brand at December 31, 2016, 2015, 2014, 2013 and 2012 and at September 30, 2017 and 2016.

	December 31,					September 30,
System-wide Restaurants	2016	2015	2014	2013	2012	2017	2016
QSR Turkey:
Burger King	603	600	573	528	476	625	597
Popeyes	171	144	109	95	82	185	159
Usta Dönerci	59	37	10	3	—	102	53
Sbarro	81	105	104	95	91	78	84
Arby's	50	52	46	47	34	57	51
Burger City	7	7	7	7	7	9	7

All brands	971	945	849	775	690	1,056	951
QSR China—Burger King	652	476	330	189	85	766	578

Total System-wide	1,623	1,421	1,179	964	775	1,822	1,529

	December 31,					September 30,
Company-operated Restaurants	2016	2015	2014	2013	2012	2017	2016
QSR Turkey:
Burger King	381	392	386	370	329	381	377
Popeyes	164	140	105	93	79	175	154
Usta Dönerci	58	37	10	3	—	102	52
Sbarro	72	91	97	91	87	70	75
Arby's	50	52	46	46	33	57	51
Burger City	7	7	7	7	7	8	7

All brands	732	719	651	610	535	793	716
QSR China—Burger King	511	372	260	164	76	594	455

Total Company-operated	1,243	1,091	911	774	611	1,387	1,171

	December 31,					September 30,
Sub-Franchised Restaurants	2016	2015	2014	2013	2012	2017	2016
QSR Turkey:
Burger King	222	208	187	158	147	244	220
Popeyes	7	4	4	2	3	10	5
Usta Dönerci	1	—	—	—	—	—	1
Sbarro	9	14	7	4	4	8	9
Arby's	—	—	—	1	1	—	—
Burger City	—	—	—	—	—	1	—

All brands	239	226	198	165	155	263	235
QSR China—Burger King	141	104	70	25	9	172	123

Total Sub-Franchised	380	330	268	190	164	435	358

  System-wide Restaurant Sales

        System-wide restaurant sales represent the aggregate revenue generated in all of our Company-operated and sub-franchised restaurants. System-wide restaurant sales in any period are influenced by the number of operating weeks in the period, the timing and number of restaurants opened and closed in such period and same-store sales. While we do not record restaurant sales of sub-franchised as revenue, and instead receive royalties from our sub-franchisees, we believe it is important to consider the restaurant sales of sub-franchised restaurants in assessing the performance of both our sub-franchised restaurants and our restaurant system as a whole. Restaurant sales do not include the royalties that we receive from sub-franchisees. To assist us in formulating business plans, we not only assess system-wide restaurant sales but also examine the components of our restaurant portfolio by assessing restaurant sales by ownership structure, QSR segment and brand.

        Our system-wide restaurant sales, by ownership structure, are set forth below for the periods shown.

	Year ended December 31,		Nine months ended September 30,
System-wide Restaurant Sales, by Ownership Structure	2016	2015	2017	2016
	(thousands of TL)
Company-operated restaurants	2,264,426	1,791,032	2,312,063	1,650,180
Sub-franchised restaurants(1)	873,906	729,240	872,390	640,821

System-wide restaurant sales	3,138,332	2,520,272	3,184,453	2,291,001

(1)
We do not record restaurant sales of sub-franchised restaurants as revenue.

        Our system-wide restaurants sales, by region, are set forth below for the periods shown.

	Year ended December 31,		Nine months ended September 30,
System-wide Restaurant Sales, by Region(1)	2016	2015	2017	2016
	(thousands of TL)
Turkey	2,018,397	1,836,950	1,817,933	1,492,585
China	1,108,894	673,141	1,354,895	790,107
Other territories	11,041	10,181	11,625	8,309

System-wide restaurant sales	3,138,332	2,520,272	3,184,453	2,291,001

(1)
We do not record restaurant sales of sub-franchised restaurants as revenue.

        Our system-wide restaurant sales, by brand, are set forth below for the periods shown.

	Year ended December 31,		Nine months ended September 30,
System-wide Restaurant Sales, by Brand(1)	2016	2015	2017	2016
	(thousands of TL)
Burger King	2,731,398	2,168,880	2,784,579	1,994,079
Other brands	406,934	351,392	399,874	296,922

System-wide restaurant sales	3,138,332	2,520,272	3,184,453	2,291,001

(1)
We do not record restaurant sales of sub-franchised restaurants as revenue.

        For the nine months ended September 30, 2017, system-wide restaurant sales rose 39.0% from the nine months ended September 30, 2016, primarily driven by system-wide NRG of 293 restaurants between September 30, 2016 and September 30, 2017. In the nine months ended September 30, 2017, system-wide same-store sales grew by 13.5% versus the nine months ended September 30, 2016. Same-store sales growth in our QSR Turkey segment was 15.7% in the nine months ended September 30, 2017, as compared with the nine months ended September 30, 2016, and same-store sales growth in our QSR China segment was 10.2% in the nine months ended September 30, 2017, as compared with the nine months ended September 30, 2016.

        System-wide restaurant sales rose 24.5% to TL 3,138.3 million in 2016 from TL 2,520.3 million in 2015. The comparable figure for 2014 was TL 1,881 million and the comparable figure for 2013 was TL 1,359 million. The growth in system-wide restaurant sales was primarily driven by our NRG of 202 during 2016 and system-wide same-store sales growth of 8.8%. QSR China contributed NRG of 176 in 2016. In 2016, as compared with 2015, same-store sales growth was 6.9% for QSR Turkey and 13.4% for QSR China.

  Same-Store Sales Growth

        Same-store sales growth reflects the percent change in period-over-period restaurant sales, or same-store sales, for the applicable comparable restaurant base. We define the comparable restaurant base to include those system-wide, company-operated and sub-franchised restaurants that have been open for 13 months or longer. For example, with respect to system-wide restaurants, the applicable comparable restaurants base is all of our restaurants open 13 months or longer; with respect to Company-operated restaurants, the applicable comparable restaurant base is all of our Company-operated restaurants open 13 months or longer; and with respect to sub-franchised restaurants, the applicable comparable restaurant base is all of our sub-franchised restaurants open 13 months or longer. If a restaurant is relocated, it is no longer considered part of the applicable comparable restaurant base for the purposes of calculating our same-store sales. Restaurants that undergo remodeling continue to be factored in to the applicable comparable restaurant base, unless they have been closed for more than four weeks, in which case they are removed from the applicable same-store base.

        Same-store sales growth is a key performance indicator widely used within the restaurant industry and used by our management to plan our business. Same-store sales growth tends to reflect the relative success or otherwise of our initiatives as well as local economic, competitive and consumer trends. Changes in same-store sales are driven by changes in traffic and average check, which is affected by changes in pricing and product mix. We believe that same-store sales growth is a key indicator of our performance, as indicated by our strategic initiatives and those of our competitors.

        We measure same-store sales growth for each of our QSR Turkey and QSR China segments in addition to system-wide same-store sales growth. To compare the operational effectiveness of our sub-franchisees with our own, we also measure the same-store sales growth of our Company-operated and sub-franchised restaurants.

        We calculate and analyze same-store sales and average check within the QSR Turkey segment in Turkish lira and within the QSR China segment in Renminbi to remove the effects of currency fluctuations from the analysis. We then volume-weight these figures in proportion to the revenues generated within the respective segment, calculated using the average Turkish lira-Chinese RMB exchange rate for the respective period, for purposes of calculating our system-wide same-store sales and average check. We believe that removing the effects of currency fluctuations from these measurements allows us to identify underlying business trends, without distortion from the effect of foreign currency fluctuations.

        Our same-store sales growth, by segment and ownership structure and for our entire restaurant system, is set forth below.

	Year ended December 31,		Nine months(1) ended September 30,
Same-store sales growth	2016	2015	2017	2016
Company-operated restaurants	10.5%	15.3%	14.9%	9.4%
QSR Turkey	7.7%	13.2%	17.1%	5.7%
QSR China	17.0%	22.7%	11.8%	18.1%
Sub-franchised restaurants(2)	4.6%	7.6%	10.1%	2.0%
QSR Turkey(2)	5.2%	8.9%	12.5%	2.3%
QSR China(2)	2.5%	1.9%	4.9%	1.1%
System-wide restaurants(2)	8.8%	13.1%	13.5%	7.2%
QSR Turkey(2)	6.9%	11.9%	15.7%	4.6%
QSR China(2)	13.4%	17.3%	10.2%	13.8%

(1)
For nine-month periods, same-store sales growth is calculated based on sales in the comparable period in the previous year.

(2)
We do not record sub-franchisees' sales as revenue. Consequently, in calculating same-store sales, we use revenue data from our sub-franchisees, which they are required to provide to us pursuant to their respective sub-franchise agreements with us.

        System-wide same-store sales growth in 2016 was 8.8%, resulting from strong growth in China. In 2016, QSR China system-wide same-store sales grew by 13.4%, mainly driven by ticket count growth (or growth in the number of transactions at our restaurants) of 12%. Our 6.9% same-store sales growth in QSR Turkey segment in 2016 was mainly driven by average check growth of 6.5%, which resulted mainly from price increases. For 2015, system-wide same-store sales growth was 13.1%, reflecting system-wide same-store sales growth of 11.9% for QSR Turkey and 17.3% for QSR China. The comparable figures for 2014 were 15.6%, 17.4% and 3.9%, respectively. For 2016, Company-operated restaurants' same-store sales growth was 10.5%, and sub-franchised restaurants same-store sales growth was 4.6%.

        For the nine months ended September 30, 2017, system-wide same-store sales grew by 13.5%. System-wide same-store sales in the QSR Turkey segment grew by 15.7%, driven by ticket count growth of 8.5%. Same-store sales grew by 10.2% in the QSR China segment, driven primarily by ticket count growth of 7.7%. For the nine months ended September 30, 2017 Company-operated restaurants' same-store sales growth was 14.9%, and sub-franchised restaurants same-store sales growth was 10.1%.

        For more information on sub-franchisee restaurant sales, which are not included in our revenue but which we use in calculating our QSR Turkey, QSR China, sub-franchised restaurant and system-wide same-store sales growth, see "—Key Performance Indicators—System-wide Restaurant Sales" above.

  Adjusted EBITDA

        Consolidated Adjusted EBITDA increased by TL 131.3 million, or 75.7% to TL 304.8 million in the nine months ended September 30, 2017 compared with TL 173.4 million in the nine months ended September 30, 2016. The substantial increase reflects, among other things the substantially improved operating performance of our business, both in China and in Turkey, and growth in the size of restaurant base, particularly in China. The main driver of our growth in Adjusted EBITDA was sales growth of 42.2% during the same period. Growth in Company-operated restaurant revenue was mainly attributable to Company-operated restaurant NRG of 139 in QSR China and 77 in QSR Turkey and

Company-operated same-store sales growth of 11.8% in QSR China and 17.1% in QSR Turkey in the nine months ended September 30, 2017 compared with the nine months ended September 30, 2016. In addition, the sales contribution from NRG for the nine months ended September 30, 2017 also benefited from restaurant openings in the fourth quarter of 2016. In the three months ended December 31, 2016, Company-operated restaurant NRG was 56 in our QSR China segments and 16 in our QSR Turkey segment.

        Consolidated Adjusted EBITDA increased by TL 66.3 million, or 39.2%, to TL 235.6 million in 2016 from TL 169.3 million in 2015. This substantial increase reflects, among other things, the substantially improved operating performance of our business, especially in China. The main driver of this growth was the growth in Company-operated restaurant revenue, mainly attributable to Company-operated restaurant NRG of 152 in China and Turkey and Company-operated same-store sales growth of 17.0% in China and 7.7% in Turkey in 2016. To a lesser extent, growth in revenue was attributable to a 31.5% increase in revenue from sales to sub-franchisees and other sales. The increase in these sales was mainly due to sub-franchised restaurant NRG of 13 and same-store sales growth in sub-franchised restaurants of 5.2% in Turkey.

        We have been able to achieve substantial improvements in consolidated Adjusted EBITDA as a percentage of revenue in recent years, in part as a result of cost control. For example, each of foods and materials used, and rent expenses have declined when expressed as a percentage of our restaurant sales, from 40.1%, and 18.1%, respectively, in 2013, to 36.2%, and 13.9%, respectively, for the twelve month period ended September 30, 2017, partially offset by increased personnel expenses from 19.4% in 2013 to 20.7% for the twelve month period ended September 30, 2017.

  Average Unit Volumes

        Average Unit Volumes, or AUVs, for any 12-month period consist of the average annualized revenue of system-wide, Company-operated and sub-franchised restaurants, respectively, over such 12-month period. AUV is calculated by dividing total revenue from system-wide, Company-operated and sub-franchised restaurants by the respective number of system-wide, Company-operated and sub-franchised restaurants open during that period. For restaurants that are not open for the entire period, we make fractional adjustments to the number of restaurants open such that it corresponds to the period of associated revenue. AUVs presented for interim periods are annualized. The measurement of AUVs allows us to assess restaurant economics on an aggregated level, including changes in customer traffic and per transaction patterns at our restaurants.

        The following table shows our AUV by ownership structure and brand, as well as across our restaurant system, for the periods shown.

	Year ended December 31,		Nine months ended September 30,(1)
	2016	2015	2017	2016
	(thousands of TL)
Company-operated restaurants	2,019	1,886	2,314	2,005
QSR Turkey:	1,962	1,858	2,137	1,943
Of which:
Burger King	2,669	2,444	2,926	2,644
Other brands	1,147	1,095	1,294	1,126
QSR China—Burger King	2,120	1,961	2,559	2,122
Sub-franchised restaurants	2,632	2,482	2,902	2,609
QSR Turkey:	2,720	2,592	2,875	2,694
Of which:
Burger King	2,844	2,702	3,006	2,817
Other brands	921	934	1,044	903
QSR China—Burger King	2,373	2,151	2,986	2,365
System-wide restaurants	2,150	2,025	2,430	2,137
QSR Turkey:	2,146	2,033	2,316	2,125
Of which:
Burger King	2,731	2,533	2,955	2,705
Other brands	1,138	1,086	1,283	1,117
QSR China—Burger King	2,161	2,002	2,612	2,163

(1)
AUVs presented for interim periods are annualized.

        The improvement in AUV in the QSR China segment in 2016, as compared to 2015, was driven by ramp-up of new restaurants, strong delivery channel growth and effective marketing campaigns. In the QSR Turkey segment, the improvement in AUV was due to strong comparable ticket growth (which, together with average check growth, comprises our same-store sales growth) along with effective growth of core products. The closure of the low-performing restaurants in Turkey also assisted the improvement. These same improvements were reflected in the nine months ended September 30, 2017 as compared to the nine months ended September 30, 2016.

        For a reconciliation of sub-franchisee restaurant sales, which are not included in calculating our revenue but which we use in calculating our QSR Turkey, QSR China, sub-franchised restaurant and system-wide same-store sales growth, see "—Key Performance Indicators—System-wide Restaurant Sales" above.

  Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin

        We include Restaurant-level Adjusted EBITDA by segment and Restaurant-level Adjusted EBITDA margin by segment in this prospectus because we believe that Restaurant-level Adjusted EBITDA margin is an important measure to evaluate the performance and profitability of the restaurants in each of our QSR Turkey and QSR China segments. We use this information to benchmark the performance of our two QSR segments versus competitors. Restaurant-level Adjusted EBITDA, by segment, is defined as Company-operated restaurant sales less expenses incurred directly by our Company-operated restaurants including foods and materials used, labor and related expense, rent expense, and other operating costs. Restaurant-level Adjusted EBITDA margin is defined as Restaurant-level Adjusted EBITDA expressed as a percentage of Company-operated restaurant sales.

Restaurant-level Adjusted EBITDA and Restaurant-level Adjusted EBITDA margin are supplemental measures of operating performance and our calculations thereof may not be comparable to similar measures reported by other companies. These measures have limitations as analytical tools and should not be considered as a substitute for analysis of our results as reported under IFRS. In particular, our Restaurant-level Adjusted EBITDA and Restaurant-level Adjusted EBITDA margin may not be comparable to similarly titled measures used by others in our industry, because supply-related Adjusted EBITDA margin is reported in our separate Ecosystem segment and not in either of our QSR segments.

        Our Restaurant-level Adjusted EBITDA margin, by segment, is set forth below for the periods shown.

	Year ended December 31,		Nine months ended September 30,
Restaurant-Level Adjusted EBITDA Margin, by Segment	2016	2015	2017	2016
QSR Turkey	6.5%	7.6%	5.3%	6.4%
of which: Burger King	10.6%	10.5%	8.3%	10.3%
QSR China	17.6%	9.0%	18.5%	17.1%

        Presented below is a reconciliation, for the periods shown, between (i) the Adjusted EBITDA that we use as a measure of operating performance pursuant to IFRS 8, for each of our QSR Turkey and QSR China segments and (ii) Restaurant-level Adjusted EBITDA for each of our QSR Turkey and QSR China segments.

	Year ended December 31,		Nine months ended September 30,
Restaurant-Level Adjusted EBITDA by Segment	2016	2015	2017	2016
	(millions of TL)
QSR Turkey
Segment Adjusted EBITDA	77.2	109.5	111.3	60.4
General & administrative expenses	42.7	40.4	37.4	33.0
Franchise Profit(1)	(25.8)	(50.1)	(81.0)	(24.0)
Other adjustments, net(2)	(3.5)	(2.4)	(1.2)	(3.2)
Restaurant-level Adjusted EBITDA	90.6	97.4	66.5	66.2
of which: Burger King	109.0	100.8	74.7	78.9
QSR China
Segment Adjusted EBITDA	101.1	3.5	145.4	69.1
General & administrative expenses	69.1	52.7	67.4	47.5
Franchise Profit(1)	(20.6)	(11.5)	(19.2)	(13.9)
Other adjustments, net(2)	1.2	0.3	(1.4)	1.1
Restaurant-level Adjusted EBITDA	150.8	45.0	192.2	103.7

(1)
Comprises royalty income from franchise revenues, initial franchise fees and turnkey franchise income net of expense items associated with these items.

(2)
Comprises reversal of provisions, receivable write offs, expenses reflected to franchises, rent income, other tax and legal expenses.

        Restaurant-level Adjusted EBITDA margin for our QSR Turkey Segment fell from 6.4% in the nine months ended September 30, 2016 to 5.3% in the nine months ended September 30, 2017, mainly due to an increase in the cost of foods and material used as a percentage of restaurant sales. Restaurant-level Adjusted EBITDA margin for our QSR China segment grew from 17.1% in the nine months ended September 30, 2016 to 18.5% in the nine months ended September 30, 2017, due mainly to an improvement in the cost of foods and materials used and rent as a percentage of restaurant sales.

        Restaurant-level Adjusted EBITDA margin for our QSR Turkey Segment fell from 7.6% in 2015 to 6.5% in 2016, due mainly to the performance of brands other than Burger King. Restaurant-level Adjusted EBITDA margin for our QSR China segment grew from 9% in 2015 to 17.6% in 2016 as a result of decreases in our food and materials costs in China driven by a May 2016 amendment to the Chinese value-added tax ("VAT") that allows us to offset VAT paid on purchases with VAT paid on sales. In addition, the improvement in our QSR China segment in 2016 was due to same store sales growth of 17% for Company-operated restaurants driven mainly by average ticket growth of 14.5%.

Components of Our Results of Operations

        Revenue.    Revenue comprises Company-operated restaurant sales, revenues from franchised restaurants, rental income from franchised restaurants and sales to franchises and other sales net of sales returns and sales discounts. Company-operated restaurant sales are generated through sales of food and beverage at Company-operated restaurants. Revenues from franchised restaurants include revenue we earn from our franchise business in the form of royalties and fees. Royalties consist primarily of fees earned from franchisees equal to a percentage of franchise restaurant sales (excluding any VAT paid in connection with our franchisees' sales). The majority of our franchise agreements require our franchisees to pay us a royalty calculated as a percentage of their sales.

        Cost of Revenue.    Cost of revenue consists of foods and materials used, personnel expenses, other operating costs (including royalty expense payable to franchisors) and other expense from franchised restaurants, rent expenses, general costs of the Ecosystem businesses and depreciation and amortization expenses.

        General Administrative Expenses.    General administrative expenses consist of personnel expenses, consultancy expenses, depreciation and amortization expenses, travelling expenses, rent expenses, office and general administrative expenses, and certain other expenses. We expect our general administrative expenses to increase as we incur additional legal, accounting, insurance and other expenses associated with being a public company.

        Marketing, Selling & Distribution Expenses.    Marketing, selling & distribution expenses consist of marketing and advertisement expenses, personnel expenses and depreciation and amortization expenses.

        Other Income.    Other income mainly consists of government grants, foreign currency gains on trade activities, unwinding amortized cost income and waste oil income.

        Other Expense.    Other expense mainly consists of pre-opening expenses, store impairment and closed restaurant expenses, idle capacity expense and foreign currency loss on trade activities.

        Finance Income.    Finance income consists mainly of foreign currency gain on borrowings and interest income.

        Finance expenses.    Finance expenses consists mainly of foreign currency loss on borrowings, interest expense on borrowings and interest expense related to preferred shares.

        Tax expense, net.    Deferred tax benefit net of current tax expense consists of current tax expense of the Group and deferred tax benefit on temporary differences between the carrying amounts of assets and liabilities in the statement of financial position and the tax base for tax purposes.

Factors Affecting Comparability

        Our overall operating results fluctuate from quarter to quarter as a result of a variety of factors, some of which are outside our control.

  Growth

        We have experienced rapid growth since 2012, which has resulted in a substantial increase in our revenue and a corresponding increase in our expenses to support our growth. This rapid growth has also led to variations in our overall operating results based on the timing of our investments and resulting growth in expenses from quarter to quarter. Our historical results should not be considered a reliable indicator of our future results of operations.

  Seasonality

        We have experienced significant seasonality in operating results. In China, we tend to experience higher sales in the run up to the Chinese New Year. In Turkey, we tend to experience lower sales during Ramadan and higher sales during the summer period. The Chinese New Year and Ramadan occur on different dates in the Gregorian calendar from year to year, so the months when we observe consequent variations in our sales will change each year.

        We note also that our airport restaurants and certain of our restaurants near tourist destinations in Turkey are susceptible to seasonal variations in sales, with higher sales during popular vacation periods.

  Commencement of Meat Processing Operations

        We commenced meat processing activities in June 2016, opening a processing plant to produce meat products. Before the meat processing plant opened, there were certain ramp-up costs that affected our results of operations.

  Commencement of Potato Operations

        We commenced potato production activities in 2014, establishing a joint venture for potato production with the Özgörkey Group, an experienced food product supplier. After the opening of AtaKey's french fry production facility in 2014, there were certain start-up costs that affected our results of operations related to the procurement of crops as well as low capacity utilization in the initial crop year.

  Non-Controlling Interests Affect Subsidiaries in All of Our Segments

        Certain companies in all of our segments are partially held by minority shareholders. In the QSR Turkey segment, a minority shareholder holds an 8.79% interest in TAB Gıda. In the QSR China segment, minority shareholders together hold slightly less than 50% of China Holdings. In the Ecosystem, a minority shareholder holds 8.79% interests in our supply and distribution subsidiary, Fasdat; our bread production subsidiary, Ekmek; and our marketing subsidiary, Reklam Üssü. Additionally, another shareholder holds 50% of our potato production subsidiary, AtaKey, which we account for as a joint operation and consolidate proportionately to ownership interests. For further discussion of these minority shareholder arrangements and how certain of them are expected to change in connection with our initial public offering, see "Certain Relationships and Related Person Transactions" and "Principal and Selling Shareholders".

  Conversion of Preferred Shares

        Prior to this Offering, all of our outstanding Class A preferred shares, which are carried on our statement of financial position as of September 30, 2017 as a liability in the aggregate amount of

TL 635.2 million, were converted on a one-for-one basis into ordinary shares pursuant to the Primary Conversion. Because the Primary Conversion remains subject to completion of this offering and would be reversed if this offering is not completed by June 30, 2018, the preferred shares continue to be recorded as a liability as of December 31, 2017. Upon completion of this offering, the liability will be extinguished and the 113,543,907 new ordinary shares arising from the Primary Conversion will be recorded in our statement of financial position within equity.

        Following the Primary Conversion, the fair value of the preferred share conversion option liability was re-measured as at November 7, 2017 and the change in the fair value amounting to TL 27.6 million was recognized in profit or loss during the period ended November 7, 2017. As a result of signing the Letter Agreement with the holders of preferred shares, the preferred share conversion option liability related to the conversion adjustment was de-recognized with a credit entry into equity on November 7, 2017 amounting to TL 5.9 million, due to the fact that the additional ordinary shares to be transferred to or from the preferred shareholders are assumed by the existing ordinary shareholders of the Company, as explained in "Conversion of Preferred Shares". On the other hand, a contingent forward conversion option asset still needs to be recognized as the Letter Agreement covers only the additional ordinary shares related to the conversion adjustment. The contingent forward conversion option asset was recognized, which represents the estimated benefit of extinguishing the financial liability related to the preferred shares via the ordinary shares with a lower fair value at the time of the IPO. The estimated effect of the initial recognition of the contingent forward conversion option asset was an increase in equity by TL 219.5 million as a contribution by the shareholders. We will re-measure the fair value of the contingent forward conversion option at each reporting period and change in fair value after initial recognition will be charged to profit or loss. The estimated total effect of the de-recognition of the preferred share conversion option liability and the recognition and fair value adjustments of the contingent forward conversion option is an increase in equity in the amount of TL 226.8 million as of November 30, 2017.

        The estimated total effect of the de-recognition of the preferred share conversion option liability and the recognition and fair value adjustments of the contingent forward conversion option is an increase in equity amounting to TL 238.1 million as of December 31, 2017.

        For more information on the Primary Conversion, see "Conversion of Preferred Shares". For more information on the effects of the Primary Conversion on our capitalization and an illustration of how we expect our liabilities to change following the offering, see "Capitalization".

  Awards Under ESOP Program

        We incurred a share-based payment expense of TL 2.4 million in the nine months ended September 30, 2017 in connection with certain awards to our employees in China. In addition, on January 8, 2018, we issued an aggregate of 9,823,702 ordinary shares to 18 of our Turkey-based directors, executive officers and employees as IPO Awards under the LTI Plan, against capital contributions by them in cash in the amount TL 9,362,837, or the nominal value of TL 1.00 per share. On the same date, we also granted to such Turkey-based directors, executive officers and employees future IPO Awards in an aggregate number of 7,365,464 ordinary shares vesting December 2019 and a further aggregate number of 7,365,464 ordinary shares vesting December 2020.

        We have also have agreed to make future share awards to ten of our China-based executive officers and employees in exchange for vested share awards for shares in our consolidated subsidiary China Holdings pursuant to our China Holdings Employee Share Purchase Rights Agreements. We have agreed to make these share awards available to such China-based executive officers and employees following completion of this offering, in three tranches, comprising an aggregate number of up to 6,112,226 ordinary shares that will be vested upon grant, a further aggregate number of up

9,168,340 ordinary shares vesting December 2018, and a further aggregate number of up to 9,168,340 ordinary shares vesting December 2020.

        For more information, see "Management—Equity Compensation" and "Management—Share Based Awards Held by our Directors and Officers". We expect to incur compensation-related expense as a result of such awards in an amount between TL 33 million and TL 42 million in January 2018.

Results of Operations

  Consolidated Results of Operations, Nine Months Ended September 30, 2017 and 2016

        Set forth below are our results of operations for the nine months ended September 30, 2017 and 2016.

	Nine months ended September 30,
	2017	2016	Change
	(thousands of TL unless otherwise indicated)
Revenue	2,932,959	2,063,073	42.2%
Cost of revenue (–)	(2,533,840)	(1,810,369)	40.0%

Gross profit	399,119	252,704	57.9%

General administrative expenses (–)	(169,733)	(125,342)	35.4%
Marketing, selling & distribution expenses (–)	(113,303)	(83,986)	34.9%
Other income	33,556	20,211	66.0%
Other expense (–)	(63,293)	(56,117)	12.8%

Operating profit/(loss)	86,346	7,470	1,055.9%

Finance income	168,842	67,716	149.3%
Finance expenses (–)	(357,639)	(174,933)	104.4%

Loss before tax	(102,451)	(99,747)	2.7%

Current tax expense (–)	(7,711)	(5,800)	32.9%
Deferred tax benefit/(expense)	(5,384)	7,748	169.5%

Loss for the period	(115,546)	(97,799)	18.1%

  Revenue

        The following table shows the split of our revenue by type of revenue for the nine months ended September 30, 2017 and 2016.

	Nine months ended September 30,
	2017	2016	Change
	(thousands of TL unless otherwise indicated)
Company-operated restaurant sales	2,312,063	1,650,180	40.1%
Revenues from franchised restaurants	198,273	104,137	90.4%
Sales to franchises and other sales	370,495	259,071	43.0%
Rental income from franchised restaurants	63,058	56,439	11.7%
Sales returns (–)	(9,349)	(5,509)	69.7%
Sales discounts (–)	(1,581)	(1,245)	27.0%

Revenue	2,932,959	2,063,073	42.2%

        Consolidated revenue increased TL 869.9 million, or 42.2%, for the nine months ended September 30, 2017 as compared to the nine months ended September 30, 2016. This increase was mainly due to the 40.1% growth in Company-operated restaurant revenue.

        The growth in Company-operated restaurant revenue was mainly attributable to Company-operated restaurant NRG of 139 in China and 77 in Turkey and same-store sales growth of 11.8% in China and 17.1% in Turkey in the nine months ended September 30, 2017 compared with the nine months ended September 30, 2016. In addition, the sales contribution from NRG for the nine months ended September 30, 2017 also benefited from openings in the fourth quarter of 2016. In the three months ended December 31, 2016, Company-operated restaurant NRG was 56 in our QSR China segments and 16 in our QSR Turkey segment.

        Revenues from franchised restaurants increased by TL 94.1 million, or 90.4%, for the nine months ended September 30, 2017, as compared to the nine months ended September 30, 2016. The increase was primarily attributable to new openings of sub-franchised restaurants. We added 61 sub-franchised restaurants gross, consisting of 45 new restaurants and 16 conversions from Company-operated restaurants, in the nine months ended September 30, 2017. In the nine months ended September 30, 2016, we sub-franchised 28 new restaurants, net. We believe that the improving macro-economic environment in Turkey and the continued success of our brands allowed us to increase revenues from sub-franchised restaurants.

        Sales to franchises and other sales increased TL 111.4 million, or 43.0%, for the nine months ended September 30, 2017, as compared to the nine months ended September 30, 2016. This increase resulted principally from increases in sales to sub-franchisees from one of our Ecosystem companies, Fasdat, and increases in other third-party sales by all of our Ecosystem companies. Fasdat sold more raw materials, such as food and paper products, to sub-franchisees while sub-franchised restaurant sales increased. The increase in these sales to sub-franchisees was mainly due to additional sub-franchised restaurants in our QSR Turkey segment and same-store sales growth in sub-franchised restaurants of 12.5% in our QSR Turkey segment. In the nine months ended September 30, 2017, sub-franchised restaurant NRG was 24 in our QSR Turkey segment. These 24 new sub-franchised restaurants contributed to the sales increase in the nine months ended September 30, 2017. The growth in other sales is mainly attributable to third party sales growth, primarily third party meat sales in the nine months ended September 30, 2017. Our meat factory began its operations in June 2016 and, as well as supporting our QSR Turkey segment operations, Ekur Et began to sell meat products to third parties.

        The following table shows the split of our revenue by segment for the nine months ended September 30, 2017 and 2016. For more information on changes in revenue in each of our segments, see "—QSR Turkey: Results of Operations, Nine Months Ended September 30, 2017 and 2016—Revenue", "—QSR China: Results of Operations, Nine Months Ended September 30, 2017 and 2016—Revenue" and "—Ecosystem: Results of Operations, Nine Months Ended September 30, 2017 and 2016—Revenue".

	Nine Months Ended September 30,
	2017	2016	Change
	(thousands of TL unless otherwise indicated)
QSR Turkey	1,484,103	1,172,252	26.6%
QSR China	1,087,921	638,074	70.5%
Ecosystem	983,736	750,816	31.0%
Other	8,563	7,651	11.9%
Elimination	(631,364)	(505,720)	24.8%

Total	2,932,959	2,063,073	42.2%

  Cost of Revenue

        The following table shows the components of our cost of revenue for the nine months ended September 30, 2017 and 2016.

	Nine Months Ended September 30,
	2017	2016	Change
	(thousands of TL unless otherwise indicated)
Foods and materials used	(1,038,890)	(680,033)	52.8%
Personnel expenses	(518,001)	(375,129)	38.1%
Rent expenses	(326,996)	(253,860)	28.8%
Rent expense on franchised restaurants	(63,058)	(56,439)	11.7%
Other operating costs(1)	(451,271)	(345,608)	30.6%
Depreciation and amortization expenses	(135,624)	(99,300)	36.6%

Cost of Revenue	(2,533,840)	(1,810,369)	40.0%

(1)
Other operating costs are mainly composed of the general production costs of the Ecosystem companies, royalty expenses, costs of revenue from sub-franchised restaurants and cost of trade goods sold to third parties.

        Consolidated cost of revenue increased by TL 723.5 million, or 40.0%, for the nine months ended September 30, 2017, as compared to the nine months ended September 30, 2016. The increase reflects the growth of our business during this period, as virtually every component of cost of revenue increased as a result of our continued expansion and opening of new restaurants. From the nine months ended September 30, 2016 to the nine months ended September 30, 2017, the most important components in the growth in cost of revenue were foods and materials used, which increased by TL 358.9 million, or 52.8%; personnel expenses, which increased by TL 142.9 million, or 38.1%; and rent expenses, which increased by TL 73.1 million, or 28.8%. In addition, other operating costs, comprising mainly the general production and procurement costs of the Ecosystem companies, royalty expenses, and cost of trade goods sold to third parties, increased in the aggregate by TL 105.7 million, or 30.6%, mainly as a result of an increase in revenues from franchised restaurants and sales to franchisees and other sales.

        Expressed as a percentage of revenue, cost of revenue declined to 86.4% in the nine months ended September 30, 2017 from 87.8% in the nine months ended September 30, 2016. This improvement was the result of our growing economies of scale and increasing operating leverage.

  General Administrative Expenses

        Consolidated general administrative expenses increased TL 44.4 million, or 35.4%, in the nine months ended September 30, 2017, as compared to the nine months ended September 30, 2016. The increase reflects the growth of our business, as most components of general administrative expenses increased with our continued expansion, the combined effects of which more than offset the effects of a modest decline in consultancy expenses.

        Expressed as a percentage of our revenue, consolidated general administrative expenses were 5.8% in the nine months ended September 30, 2017, as compared with 6.1% in the nine months ended September 30, 2016.

  Marketing, Selling & Distribution Expenses

        Consolidated marketing, selling & distribution expenses increased TL 29.3 million, or 34.9%, for the nine months ended September 30, 2017, as compared to the nine months ended September 30,

2016. The increase reflects the growth of our business during the period, particularly the growth in our QSR China segment. Our franchise agreements generally require us to contribute a specified percentage of system-wide restaurant sales to marketing initiatives, so growth in our system-wide sales, especially in China, drove an increase. Expressed as a percentage of our system-wide restaurant sales, consolidated marketing, selling & distribution expenses declined slightly to 3.6% in the nine months ended September 30, 2017 from 3.7% in the nine months ended September 30, 2016. This slight decline in marketing spending was mainly driven by lower spending in the nine months ended September 30, 2017 in Turkey, which was primarily due to an increasing share of non-Burger King brands, which have lower contractual marketing spend levels.

  Other Income

        Consolidated other income increased by TL 13.3 million, or 66.0%, for the nine months ended September 30, 2017, as compared with the nine months ended September 30, 2016. The improvement mainly reflects the increase in foreign currency gain related with investment activities and foreign currency gain on trade activities.

  Other Expenses

        Consolidated other expenses increased by TL 7.2 million, or 12.8%, in the nine months ended September 30, 2017 compared to the nine months ended September 30, 2016 as higher levels of foreign currency loss on trade activities and losses on disposal of fixed assets more than offset lower levels of store impairment and closed restaurant expenses.

  Finance income

        From the nine months ended September 30, 2017 to the nine months ended September 30, 2016, consolidated finance income increased by TL 101.1 million, or 149.3%. The main component of the increase was foreign currency gain on borrowings, which is entirely attributable to our borrowings denominated in U.S. dollars and euros. Our borrowings denominated in Turkish lira and Renminbi do not affect our foreign currency gains or losses.

  Finance expenses

        From the nine months ended September 30, 2017 to the nine months ended September 30, 2016, consolidated finance expenses increased by TL 182.7 million, or 104.4%. The main components of the increase were foreign currency loss on borrowings and, to a lesser extent, interest expense on borrowings and interest expense related to preferred shares. Our foreign currency loss on borrowings increased TL 101.4 million, which resulted from negative fluctuations during the nine months ended September 30, 2017, particularly on our Euro-denominated project finance loans. Our interest expense on borrowings increased by TL 25.8 million, which resulted from an increase in our indebtedness in 2017. Total indebtedness in respect of borrowings amount was TL 1,179.0 million and TL 1,055.3 million as of September 30, 2017 and 2016 respectively. Our interest expense related to preferred shares amounted to TL 73.3 million in the nine months ended September 30, 2017 compared with TL 22.7 million in the nine months ended September 30, 2016. As of September 30, 2017, we recorded a liability of TL 635.2 million in respect of our preferred shares.

  Tax expense, net

        Consolidated deferred tax benefit net of current tax expense declined to an income tax expense of TL 13.1 million in the nine months ended September 30, 2017 from an income tax benefit of TL 1.9 million in the nine months ended September 30, 2016, largely as a result of a very substantial decline in our deferred tax benefit, from a net benefit of TL 7.7 million to a net expense of

TL 5.4 million. This decrease resulted mainly from improvement in the financial performance in the QSR Turkey and QSR China segments, which recognized a taxable loss in the nine months ended September 30, 2016, resulting in deferred tax income, and a taxable gain in the nine months ended September 30, 2017, resulting in a current tax expense. As of September 30, 2017, the Group had recognized net deferred tax assets in the amount of TL 97.5 million, compared with TL 99.7 million at December 31, 2016. In addition, as of September 30, 2017, the Group had unused tax losses of TL 152.8 million available for offset against future profits for which no deferred tax asset has been recognized due to lack of sufficient taxable income on a legal entity basis in the foreseeable future. The increase in the effective tax rate resulted from differences between previous year estimates and current year actuals of tax deductions and exemptions.

  QSR Turkey: Results of Operations, Nine Months Ended September 30, 2017 and 2016

        Set forth below are the results of operations for our QSR Turkey segment for the nine months ended September 30, 2017 and 2016.

  Revenue

        Revenue in our QSR Turkey segment increased TL 311.9 million, or 26.6%, for the nine months ended September 30, 2017, as compared to the nine months ended September 30, 2016, mainly as a result of Company-operated restaurant same-store sales growth of 17.1%, which was driven by average check growth of 7.5% and ticket count growth of 8.9% and the net addition of 77 Company-operated restaurants in Turkey. In addition, revenue growth in our QSR Turkey segment in the nine months ended September 30, 2017 benefited from Company-operated NRG during the 4th quarter of 2016, which was 16 in our QSR Turkey segment. Revenue from Company-operated restaurants made up TL 1.2 million, or 85.5%, of total QSR Turkey revenue in the nine months ended September 30, 2017 (Burger King: 60.5%; other brands: 25%). In the nine months ended September 30, 2016, the corresponding figures were TL 1,038.7 million, or 88.6% (Burger King: 65.3%; other brands: 23.3%). Revenue from franchised restaurants also increased by 90.5%, from TL 104.1 million to TL 198.3 million and grew as a proportion of revenue of our QSR Turkey segment, making up 10.4% of total revenue of the QSR Turkey Segment in the nine months ended September 30, 2017, compared with 6.5% in the nine months ended September 30, 2016. The increase was primarily driven by sales from new sub-franchised restaurants. In the nine months ended September 30, 2017, we had sub-franchised gross openings of 27 restaurants and recognized revenue of TL 81.0 million from these restaurants over the same period. In the nine months ended September 30, 2016, we sub-franchised 23 new restaurants and recognized revenue of TL 16 million from these restaurants. We believe that the improving macro-economic environment in Turkey and the continued success of our brands allowed us to increase franchised restaurant sales.

        Rental revenues recorded in the QSR Turkey segment amounted to TL 56.4 million in the nine months ended September 30, 2016, as compared to TL 63.1 million in the nine months ended September 30, 2017.

  Adjusted EBITDA

        Adjusted EBITDA for the QSR Turkey segment improved substantially, by TL 50.9 million, to TL 111.3 million in the nine months ended September 30, 2017 from TL 60.4 million in the nine months ended September 30, 2016. This substantial increase was attributable to Company-operated restaurant NRG of 77, Company-operated restaurant same store sales growth of 17.1% and sub-franchised restaurant NRG of 28, partially offset by an increase in costs from foods and materials used. The increase in Adjusted EBITDA for the QSR Turkey segment resulted also from an increase in the proportion of our revenues from franchised restaurants.

        Costs from foods and materials used increased from 38.2% of our total QSR Turkey revenue from Company-operated restaurants in the nine months ended September 30, 2016 (TL 396.8 million), to 39.6% of our total QSR Turkey revenue from Company-operated restaurants in the nine months ended September 30, 2017 (TL 502.0 million), as a result of a 7.2% average check growth in our QSR Turkey segment in the nine months ended September 30, 2017, resulting in an 11.2% inflation of foods and materials used.

        Personnel expenses decreased from 23.3% of our total QSR Turkey revenue from Company-operated restaurants in the nine months ended September 30, 2016 (TL 241.5 million), to 23.0% of our total QSR Turkey revenue from Company-operated restaurants in the nine months ended September 30, 2017 (TL 291.5 million), as a result of a strong same-store sales growth of 15.7% creating efficiency with respect to personnel costs.

        Other operating costs increased from 14.2% of our total QSR Turkey revenue from Company-operated restaurants in the nine months ended September 30, 2016 (TL 147.1 million), to 15.4% of our total QSR Turkey revenue from Company-operated restaurants in the nine months ended September 30, 2017 (TL 195.5 million). Other operating costs also includes franchise expenses. These expenses amounted to TL 22.6 million and TL 44.7 million as of September 30, 2016 and September 30, 2017 respectively, and should be excluded when analyzing other operating costs as a percentage of QSR Turkey revenue from Company-operated restaurants. After deducting these unrelated costs, other operating costs were stable as a percentage of total QSR Turkey revenue from Company-operated restaurants, at 12.0% in the nine months ended September 30, 2016 (TL 124.5 million) and 11.9% in the nine months ended September 30, 2017 (TL 150.8 million).

        Rent expenses decreased from 16.7% of our total QSR Turkey revenue from Company-operated restaurants in the nine months ended September 30, 2016 (TL 173.0 million), to 16.4% of our total QSR Turkey revenue from Company-operated restaurants in the nine months ended September 30, 2017 (TL 208.0 million), as a result of increases in same-store sales and efficiencies created by the semi-fixed nature of rent costs.

        General administrative expenses decreased from 3.2% of our total QSR Turkey revenue in the nine months ended September 30, 2016 (TL 37.2 million), to 2.9% of our total QSR Turkey revenue in the nine months ended September 30, 2017 (TL 43.0 million), as a result of increases in same-store sales and efficiencies created by the semi-fixed nature of rent costs.

        Marketing, selling & distribution expenses decreased from 4.8% of our total QSR Turkey system-wide restaurant sales in the nine months ended September 30, 2016 (TL 72.6 million), to 4.4% of our total QSR Turkey system-wide restaurant sales in the nine months ended September 30, 2017 (TL 79.8 million). This slight decline in marketing spending was mainly driven by lower spending in the nine months ended September 30, 2017 in Turkey, which was primarily due to an increasing share of non-Burger King brands, which have lower contractual marketing spend levels.

        Other income attributable to the QSR Turkey segment amounted to TL 11.7 million in the nine months ended September 30, 2016 and TL 18.5 million in the nine months ended September 30, 2017. Other expenses attributable to the QSR Turkey segment amounted to TL 33.2 million in the nine months ended September 30, 2016 and TL 37.2 million in the nine months ended September 30, 2017.

  QSR China: Results of Operations, Nine Months Ended September 30, 2017 and 2016

        Set forth below are the results of operations for our QSR China segment for the nine months ended September 30, 2017 and 2016.

  Revenue

        Revenue in the QSR China segment increased TL 449.8 million, or 70.5%, for the nine months ended September 30, 2017, as compared to the nine months ended September 30, 2016, mainly as a result of the net addition of 139 Company-operated restaurants and Company-operated restaurant same-store sales growth of 11.8%, which was driven largely by ticket count growth of 8.6%. In addition, our revenue in our QSR China segment for the nine months ended September 30, 2017 also benefited from openings in the last three months of 2016. In the nine months ended September 30, 2016, Company-operated restaurant NRG was 83. Revenue from Company-operated restaurants made up TL 1,039.6 million, or 95.6% of total QSR China revenue in the nine months ended September 30, 2017, all of which was attributable to Burger King. In the nine months ended September 30, 2016, the corresponding figures were TL 607.3 million, or 95.2%, again all attributable to the Burger King brand. Revenue from franchised restaurants made up TL 44.8 million, or 4.1% of total revenue of the QSR China segment in the nine months ended September 30, 2017, compared with TL 28.3 million, or 4.4%, in the nine months ended September 30, 2016.

  Adjusted EBITDA

        Adjusted EBITDA for the QSR China segment increased significantly by TL 76.3 million, from TL 69.1 million in the nine months ended September 30, 2016 to TL 145.4 million in nine months ended September 30, 2017. The main driver of our growth in Adjusted EBITDA is the growth in Company-operated restaurant revenue, mainly attributable to Company-operated restaurant NRG of 83 in China and Company-operated restaurant same-store sales growth of 11.8% in QSR China in the nine months ended September 30, 2017, as compared with the nine months ended September 30, 2016. In addition, the sales contribution from NRG for the nine months ended September 30, 2017 also benefited from openings in the last three months of 2016. In the three months ended December 31, 2016, Company-operated restaurant NRG was 56 in our QSR China segment. A portion of the increase in the Adjusted EBITDA of the QSR China segment is attributable to a decline in foods and materials costs that resulted from the May 2016 amendment to the Chinese value-added tax, or VAT, which altered the VAT to permit us to offset VAT paid on purchases with VAT paid on sales.

        Costs from foods and materials used decreased from 32.5% of our total QSR China revenue from Company-operated restaurants in the nine months ended September 30, 2016 (TL 197.2 million), to 32.0% of our total QSR China revenue from Company-operated restaurants in the nine months ended September 30, 2017 (TL 332.5 million), as a result of the change in VAT described above.

        Personnel expenses increased from 17.8% of our total QSR China revenue from Company-operated restaurants in the nine months ended September 30, 2016 (TL 108.1 million), to 18.0% of our total QSR China revenue from Company-operated restaurants in the nine months ended September 30, 2017 (TL 186.8 million).

        Other operating costs increased from 17.9% of our total QSR China revenue from Company-operated restaurants in the nine months ended September 30, 2016 (TL 108.6 million), to 18.8% of our total QSR China revenue from Company-operated restaurants in the nine months ended September 30, 2017 (TL 195.9 million). Other operating costs also include franchise expenses. These expenses amounted to TL 17.1 million and TL 29.6 million as of September 30, 2016 and September 30, 2017 respectively, and should be excluded when analyzing other operating costs as a percentage of revenue from QSR China Company-operated restaurants. After deducting these unrelated costs, other operating costs increased from 15.1% of our total QSR China revenue from Company-operated restaurants in the nine months ended September 30, 2016 (TL 91.5 million) to 16.0% of our total QSR China revenue from Company-operated restaurants in the nine months ended September 30, 2017 (TL 166.3 million) due to increasing costs of services provided from third party service supplies such as IT and delivery suppliers.

        Rent expenses decreased from 12.7% of our total QSR China revenue from Company operated restaurants in the nine months ended September 30, 2016 (TL 77.4 million), to 11.0% of our total QSR China revenue from Company-operated restaurants in the nine months ended September 30, 2017 (TL 114.7 million), as a result of same-store sales growth of 11.8% for Company-operated restaurants for the nine months ended September 30, 2017, which created efficiencies with respect to fixed amount contracts.

        General administrative expenses decreased from 8.5% of our total QSR China revenue in the nine months ended September 30, 2016 (TL 54.3 million), to 6.9% of our total QSR China revenue in the nine months ended September 30, 2017 (TL 74.6 million), as a result of same-store sales growth of 11.8% for the nine months ended September 30, 2017, which created efficiencies with respect to the semi variable nature of general administrative costs.

        Marketing, selling & distribution expenses increased from 4.9% of our total QSR China system-wide restaurant sales in the nine months ended September 30, 2016 (TL 38.9 million), to 5.1% of our total QSR China system-wide restaurant sales in the nine months ended September 30, 2017 (TL 68.5 million).

        Other income attributable to the QSR China segment amounted to TL 4.1 million in the nine months ended September 30 2016 and TL 6.4 million in the nine months ended September 30, 2017. Other expenses attributable to the QSR China segment amounted to TL 16.5 million in the nine months ended September 30, 2016 and TL 18.6 million in the nine months ended September 30, 2017.

  Ecosystem: Results of Operations, Nine Months Ended September 30, 2017 and 2016

        Set forth below are key indicators of the results of operations for our Ecosystem for the nine months ended September 30, 2017 and 2016.

  Revenue

        Revenue in the Ecosystem grew by TL 232.9 million, or 31.0%, for the nine months ended September 30, 2017, as compared with the nine months ended September 30, 2016, mainly as a result of growth in sales in the QSR Turkey segment, which the Ecosystem supplies, and the addition of the meat processing plant in our Ecosystem business Ekur Et, which began operations in June 2016 and therefore was not operational for the full nine month period ended September 30, 2016. Intragroup sales made up TL 618.9 million, or 62.9% of Ecosystem revenue in the nine months ended September 30, 2017 compared with TL 492.2 million, or 65.6% in the nine months ended September 30, 2016. The balance of Ecosystem revenue essentially comprised revenue from franchise restaurants and sales to third parties in each period, amounting to TL 259.2 million in the nine months ended September 30, 2016 and TL 365.6 million in the nine months ended September 30, 2017. Revenues from external customers of the Ecosystem's supply and distribution business made up 79.9% of Ecosystem revenue in the nine months ended September 30, 2017. In the nine months ended September 30, 2016, the corresponding figure was 85.3%.

  Adjusted EBITDA

        Adjusted EBITDA for the Ecosystem improved to TL 51.2 million for the nine months ended September 30, 2017, from TL 46.6 million for the nine months ended September 30, 2016, mainly due to the growth of Adjusted EBITDA in our supply and distribution business and potato production business. The relatively small increase in Ecosystem Adjusted EBITDA, as compared to the increase in revenue, is attributable to the commencement of operations at our meat processing plant, which generated a loss at gross profit level during the nine months ended September 30, 2017 as a result of ramp-up costs.

        Costs from foods and materials used increased from 11.5% of Ecosystem revenue in the nine months ended September 30, 2016 (TL 86.0 million), to 20.8% of Ecosystem revenue in the nine months ended September 30, 2017 (TL 204.4 million), as a result of meat processing plant operations in our Ecosystem business Ekur Et, which began operations in June 2016 and therefore was not operational for the full nine-month period ended September 30, 2016. Foods and materials costs are higher as a proportion of revenue in our meat business as compared with our other Ecosystem businesses.

        Personnel expenses increased from 3.9% of Ecosystem revenue in the nine months ended September 30, 2016 (TL 29.1 million) to 4.2% of Ecosystem revenue in the nine months ended September 30, 2017 (TL 41.3million) as a result of the addition of the Delivery business Ata Express in December, 2016. Personnel expenses are a higher proportion of revenue in the Ata Express business as compared with our other Ecosystem businesses.

        Other operating costs decreased from 74.0% of Ecosystem revenue in the nine months ended September 30, 2016 (TL 555.6 million) to 65.4% of Ecosystem revenue in the nine months ended September 30, 2017 (TL 643.5 million) due to the first year of operations of the meat plant and the corresponding ramp-up costs.

        Rent expenses decreased slightly from 0.5% of Ecosystem revenue in the nine months ended September 30, 2016 (TL 3.5 million) to 0.4% of Ecosystem revenue in the nine months ended September 30, 2017 (TL 4.2 million).

        General administrative expenses decreased slightly from 4.4% of our total Ecosystem revenue in the nine months ended September 30, 2016 (TL 32.7 million), to 4.2% of our total Ecosystem in the nine months ended September 30, 2017 (TL 41.3 million).

        Marketing, selling and distribution expenses increased slightly from 0.0% of Ecosystem revenue in the nine months ended September 30, 2016 (TL 0.3 million) to 0.1% of Ecosystem revenue in the nine months ended September 30, 2017 (TL 0.6 million).

        Other income attributable to the Ecosystem segment amounts to TL 7.3 million in the nine months ended September 30, 2016 and TL 9.1 million in the nine months ended September 30, 2017. Other expenses attributable to the Ecosystem segment amounted to TL 8.2 million in the nine months ended September 30, 2016 and TL 10.1 million in the nine months ended September 30, 2017.

  Consolidated Results of Operations, Years ended December 31, 2016 and 2015

        Set forth below are our results of operations for the years ended December 31, 2016 and 2015.

	2016	2015	Change
	(thousands of TL unless otherwise indicated)
Revenue	2,861,083	2,291,764	24.8%
Cost of revenue (–)	(2,523,947)	(2,024,616)	24.7%

Gross profit	337,136	267,148	26.2%

General administrative expenses (–)	(176,546)	(145,225)	21.6%
Marketing, selling & distribution expenses (–)	(111,541)	(94,899)	17.5%
Other income	26,806	15,478	73.2%
Other expense (–)	(80,114)	(85,095)	(5.9)%

Operating loss	(4,259)	(42,593)	(90)%

Finance income	131,571	31,430	318.6%
Finance expenses (–)	(385,306)	(202,320)	90.4%

Loss before tax	(257,994)	(213,483)	20.8%

Current tax expense (–)	(8,433)	(7,818)	7.9%
Deferred tax benefit/(expense)	12,535	68,256	(81.6)%

Loss for the year	(253,892)	(153,045)	65.9%

  Revenue

        The following table shows the split of our revenue by type of revenue for the years ended December 31, 2016 and 2015.

	2016	2015	Change
	(thousands of TL unless otherwise indicated)
Company-operated restaurant sales	2,264,426	1,791,032	26.4%
Revenues from sub-franchised restaurants	157,520	154,459	2.0%
Rental income from sub-franchised restaurants	75,725	70,223	7.8%
Sales to sub-franchises and other sales	372,130	282,985	31.5%
Sales returns (–)	(7,028)	(5,360)	31.1%
Sales discounts (–)	(1,690)	(1,575)	7.3%

Revenue	2,861,083	2,291,764	24.8%

        Consolidated revenue increased TL 569.3 million, or 24.8%, in 2016, as compared with 2015. This increase was mainly due to the 26.4% growth in Company-operated restaurant revenue. The growth in Company-operated restaurant revenue was mainly attributable to Company-operated restaurant NRG of 152 and same-store sales growth of 17.0% in China and 7.7% in Turkey. The other main contributor to growth in revenue was a 31.5% increase in sales to franchisees and other sales which was mainly due to sub-franchised restaurant NRG of 13, same-store sales growth in sub-franchised restaurants of 5.2% in Turkey and third-party sales of Ekur Et, a meat processing company that is part of our Ecosystem, in late 2016. Increases in revenues from franchised restaurants and rental income from franchised restaurants contributed only modestly to the overall increase in revenue year-on-year.

        The following table shows the split of our revenue by segment for the years ended December 31, 2016 and 2015. For more information on the development of revenue in each of our segments, see "—QSR Turkey: Results of Operations, Years Ended December 31, 2016 and 2015—Revenue",

"—QSR China: Results of Operations, Years Ended December 31, 2016 and 2015—Revenue" and "—Ecosystem: Results of Operations, Years Ended December 31, 2016 and 2015—Revenue".

	2016	2015	Change
	(thousands of TL unless otherwise indicated)
QSR Turkey	1,587,600	1,477,201	7.5%
QSR China	913,033	543,952	67.9%
Ecosystem	1,044,736	927,065	12.7%
Other	12,248	10,389	17.9%
Elimination	(696,534)	(666,843)	4.5%

Total	2,861,083	2,291,764	24.8%

  Cost of Revenue

        The following table shows the components of our cost of revenue for the years ended December 31, 2016 and 2015.

	2016	2015	Change
	(thousands of TL unless otherwise indicated)
Foods and materials used	(969,391)	(731,818)	32.5%
Personnel expenses	(513,654)	(373,748)	37.4%
Other operating costs(1)	(491,080)	(448,901)	9.4%
Other expense from franchised restaurants	(75,725)	(70,223)	7.8%
Rent expenses	(337,500)	(294,151)	14.7%
Depreciation and amortization expenses	(136,597)	(105,775)	29.1%

Total	(2,523,947)	(2,024,616)	24.7%

(1)
Including royalty expense payable to franchisors.

        Consolidated cost of revenue increased by TL 499.3 million, or 24.7%, in 2016, as compared to 2015. The increase reflects the growth of our business during 2016, as virtually every component of cost of revenue increased as a result of our continued expansion. The primary components in the growth of cost of revenue were foods and materials used, which increased by TL 237.6 million, or 32.5%; and personnel expenses, which increased by TL 139.9 million, or 37.4%.

        Expressed as a percentage of revenue, cost of revenue was flat at 88.2% in 2016 compared with 88.3% in 2015.

  General Administrative Expenses

        Consolidated general administrative expenses increased TL 31.3 million, or 21.6%, in 2016, as compared to 2015. The increase reflects the growth of our business during 2016, as most components of general administrative expenses increased as a result of our continued expansion. Expressed as a percentage of our total revenue, consolidated general administrative expenses were 6.2% in 2016 compared with 6.3% in 2015. The primary component in the growth of general administrative expenses was personnel expenses, which increased by TL 17.4 million, or 22.6%. The increase in personnel expenses was mainly a result of our addition of new employees to support the growth of our business, especially in the QSR China segment, which contributed TL 10.8 million of the TL 19.7 million increase, which was the result of wage increases to existing staff and new personnel recruited to service our expanding store network. Portions of the increase were driven by a TL 3.1 million doubtful receivable incurred in connection with a failing sub-franchisee.

  Marketing, Selling & Distribution Expenses

        Consolidated marketing, selling & distribution expenses increased TL 16.6 million, or 17.5%, in 2016, as compared to 2015. The increase reflects the growth of our business during 2016, as both main components of our marketing, selling & distribution expenses increased as a result of our continued expansion. The primary components in the growth of marketing, selling & distribution expenses were marketing and advertising expenses, which increased by TL 14.5 million, or 16.7%, and personnel expenses, which increased by TL 2.2 million, or 30.2%. The change in both these categories of expenses was mainly attributable to the continued expansion of our business operations. TFI's franchise agreements generally require TFI to contribute a specified percentage of system-wide restaurant sales to marketing initiatives. Expressed as a percentage of our system-wide restaurant sales, consolidated marketing, selling & distribution expenses declined to 3.6% in 2016 from 3.8% in 2015. We disclose this line item as a proportion of system-wide sales because certain of our franchise agreements require us to earmark a particular percentage of our system-wide sales for marketing expenses. This decline in marketing spending is mainly driven by increasing share of non-Burger King brands, which have lower contractual marketing spend levels.

  Other Income

        Consolidated other income increased by TL 11.3 million, or 73.2% to TL 26.8 million in 2016 from TL 15.5 million in 2015. The increase in other expense related to operating activities primarily resulted from an increase in tax rebates related to our higher sales and tax payments and an increase in foreign currency gain on trade activities.

  Other Expense

        Consolidated other expense decreased by TL 5.0 million, or 5.9%, in 2016, as compared to 2015. The primary component of this line item is pre-opening expenses, which are those expenses related to preparing to open a new store, including expenses for rent, the costs of hiring and training the initial work force, travel and the cost of foods and materials used in connection with the training activities and personnel salaries paid in this period, incurred in connection with a restaurant in the period before it opens for business. Pre-opening expenses amounted to TL 39.9 million in 2016 and TL 41.1 million in 2015. Other expense also includes store impairment and closed restaurant expense, which fell to TL 17.1 million in 2016 from TL 25.8 million in 2015, in part because we recognized substantial 2015 impairment charges for restaurant closures in 2016.

  Finance income

        Consolidated finance income increased substantially by TL 100.2 million, or 318.6% to TL 131.6 million in 2016 from TL 31.4 million in 2015. The main component of the increase was foreign currency gain on borrowings, which was primarily the result of foreign exchange income on borrowings which is a result of fluctuations in the value of the Turkish lira against foreign currencies.

  Finance expenses

        Consolidated finance expenses increased by TL 183.0 million, or 90.4%, to TL 385.3 million in 2016 from net expense of TL 202.3 million in 2015. The most important components of this line item are foreign currency loss on borrowings attributable to devaluation of the Turkish lira as well as interest expense on borrowings. Our increased interest expense resulted from an increase in our debt from TL 806 million to TL 1,055 million, mainly related to additional project financings in our meat business and capex related financings in China. In addition, following the issue of our Class A preferred shares in the second half of 2016, we incurred TL 70.6 million of associated foreign currency loss, as compared to TL 37.9 million of associated interest expense in 2016.

  Tax expense, net

        Consolidated deferred tax benefit net of current tax expense declined to an income tax benefit of TL 4.1 million in 2016 from an income tax benefit of TL 60.4 million in 2015, largely as a result of a 81.6% decline in our deferred tax income, from TL 68.3 million to TL 12.5 million. As of December 31, 2016, the Group had recognized net deferred tax assets in the amount of TL 99.7 million, up from TL 79.5 million at the prior year-end. In addition, as of December 31, 2016, the Group had unused tax losses of TL 104.9 million available for offset against future profits, for which no deferred tax asset has been recognized. We expect that, in the short term, our improving financial performance will cause our effective tax rate to decrease as we utilize our unrecognized carryforward losses. Our effective tax rate will increase once we completely utilize our unrecognized carryforward losses.

  QSR Turkey: Results of Operations, Years Ended December 31, 2016 and 2015

        Set forth below are our results of operations for our QSR Turkey segment for the years ended December 31, 2016 and 2015.

  Revenue

        Revenue in the QSR Turkey segment grew by TL 110.4 million, or 7.5%, in 2016, as compared to 2015, mainly as a result of 7.7% same-store sales growth, which was driven by average check growth of 6.2%, and the net addition of 13 Company-operated restaurants in Turkey. Revenue from Company-operated restaurants made up TL 1,404.4 million, or 88.5% of total QSR Turkey revenue in 2016 (Burger King: 64.9%; other brands: 23.6%). In 2015, the corresponding figures were TL 1,276 million, or 86.4% (Burger King: 64.5%; other brands: 21.9%). Revenue from franchised restaurants made up TL 104.5 million, or 6.6% of total revenue of the QSR Turkey segment in 2016, compared with TL 117.2 million, or 7.9% in 2015. Rental revenues recorded in the QSR Turkey segment amounted to TL 70.2 million in 2015, as compared to TL 75.7 million in 2016.

  Adjusted EBITDA

        Adjusted EBITDA for the QSR Turkey segment declined by TL 32.3 million, or 29.5%, to TL 77.2 million in 2016 from TL 109.5 million in 2015. This substantial decline was largely attributable to the difficult economic environment in Turkey, which reflected political concerns, instability arising from the continued civil war in Syria and other factors. For more discussion of these factors, see "Risk Factors—Country Risk—Risk Factors Pertinent to Our Operations in Turkey". Moreover, the decline in Adjusted EBITDA in the QSR Turkey segment was partially attributable to a 30% minimum wage increase that went into effect on January 1, 2016 in Turkey and to increases in the cost of foods and materials, which tracked inflation in Turkey.

        Costs from foods and materials used decreased from 39.2% of our total QSR Turkey revenue from Company-operated restaurants in 2015 (TL 500.2 million), to 38.7% of our total QSR Turkey revenue from Company-operated restaurants in 2016 (TL 542.9 million).

        Personnel expenses increased from 20.5% of our total QSR Turkey revenue from Company operated restaurants in 2015 (TL 261.2 million), to 23.1% of our total QSR Turkey revenue from Company-operated restaurants in 2016 (TL 324.0 million), as a result of a 30% minimum wage increase that went into effect on January 1, 2016.

        Other operating costs decreased from 15.2% of our total QSR Turkey revenue from Company-operated restaurants in 2015 (TL 193.7 million), to 12.9% of our total QSR Turkey revenue from Company-operated restaurants in 2016 (TL 205.3 million). Other operating costs also include franchise expenses that are not directly related to revenue from QSR Turkey Company-operated restaurants. These expenses amounted to TL 41.2 million and TL 35.3 million as of December 31, 2015 and December 31, 2016, respectively, and should be excluded when analyzing other operating costs as a percentage of Company-operated restaurant sales. After deducting these unrelated costs, other operating costs were stable as a percentage of total QSR Turkey revenue from Company-operated restaurant sales, at 12.0% in 2015 (TL 152.5 million) and 12.1% in 2016 (TL 170.0 million).

        Rent expenses decreased from 17.0% of our total QSR Turkey revenue from Company-operated restaurants in 2015 (TL 217.5 million), to 16.4% of our total QSR Turkey revenue from Company-operated restaurants in 2016 (TL 229.9 million), as a result of Company-operated same-store sales growth of 7.7%, which increased the efficiency of our restaurants relative to fixed-rate leases on our Company-operated restaurants.

        General administrative expenses decreased slightly from 3.2% of our total QSR Turkey revenue in 2015 (TL 46.9 million), to 3.1% of our total QSR Turkey revenue in 2016 (TL 49.5 million).

        Marketing, selling & distribution expenses increased slight from 4.9% of our total QSR Turkey system-wide restaurant sales in 2015 (TL 91.2 million), to 5.0% of our total QSR Turkey system-wide restaurant sales in 2016 (TL 102.1 million).

        Other income attributable to the QSR Turkey segment amounted to TL 11.6 million in 2015 and TL 16.9 million in 2016. Other expenses attributable to the QSR Turkey segment amounted to TL 52.7 million in 2015 and TL 49.1 million in 2016.

  QSR China: Results of Operations, Years Ended December 31, 2016 and 2015

        Set forth below are our results of operations for our QSR China segment for the years ended December 31, 2016 and 2015.

  Revenue

        Revenue in the QSR China segment grew by TL 369.1 million, or 67.9%, in 2016, as compared to 2015, mainly as a result of the net addition of 139 Company-operated restaurants and 17.0% same-store sales growth, which was driven largely by ticket count growth of 14.5%. Revenue from Company-operated restaurants made up TL 854.8 million, or 93.6% of total QSR China revenue in 2016. In 2015, the corresponding figures were TL 501.5 million, or 92.2%, all of which was attributable to the Burger King brand. Our increase in revenue was primarily as a result of favorable performance in China, due to double digit same-store sales and 139 net Company-operated restaurant openings. Our system-wide AUV improved by TL 0.2 million or 7.9%, to TL 2.2 million in 2016 from TL 2.0 million in 2015. Revenue from franchised restaurants made up TL 53.0 million, or 5.8% of total revenue of the QSR China segment in 2016, compared with TL 37.3 million, or 6.9% in 2015.

  Adjusted EBITDA

        Adjusted EBITDA for the QSR China segment showed very significant improvement in 2016, as compared to 2015, rising to TL 101.1 million from TL 3.5 million, primarily due to increased sales and AUV and improved costs. Our total revenue by Company-operated restaurants increased primarily as a result of favorable performance in China, where we experienced double digit same-store sales and 139 net Company-operated restaurant openings. Our system-wide AUV improved by TL 0.2 million, or 7.9%, to TL 2.2 million in 2016 from TL 2.0 million in 2015.

        Costs from foods and materials used decreased from 37.0% of our total QSR China revenue from Company-operated restaurants in 2015 (TL 185.6 million), to 32.1% of our total QSR China revenue from Company-operated restaurants in 2016 (TL 274.2 million), as a result of cost efficiencies and the VAT regime implemented in 2016 in China.

        Personnel expenses remained constant at 18.0% of our total QSR China revenue from Company operated restaurants in 2015 (TL 90.2 million) and 18.0% of our total QSR China revenue from Company-operated restaurants in 2016 (TL 153.5 million).

        Other operating costs decreased from 22.1% of our total QSR China revenue from Company-operated restaurants in 2015 (TL 110.7 million), to 20.2% of our total QSR China revenue from Company-operated restaurants in 2016 (TL 173.1 million). Other operating costs also include franchise expenses that are not directly related to revenue from QSR China Company-operated restaurants. These expenses amounted to TL 25.8 million and TL 32.4 million as of December 31, 2015 and December 31, 2016 respectively, and should be excluded when analyzing other operating costs as a percentage of revenue from QSR China Company-operated restaurants. After deducting these unrelated costs, other operating costs decreased as a percentage of revenue from QSR China Company-operated restaurants, from 16.9% in 2015 (TL 84.9 million) to 16.5% in 2016 (TL 140.7 million), as a result of strong same-store sales growth in 2016.

        Rent expenses decreased from 14.9% of our total QSR China revenue from Company operated restaurants in 2015 (TL 74.7 million), to 12.2% of our total QSR China revenue from Company-operated restaurants in 2016 (TL 104.3 million), as a result of improvement in AUV and the increase in revenue.

        General administrative expenses decreased from 10.8% of our total QSR China revenue in 2015 (TL 58.6 million), to 8.6% of our total QSR China revenue in 2016 (TL 78.3 million), as a result of Company-operated restaurant same-store sales growth of 17.0% in QSR China in 2016, which increased our efficiency with respect to general administrative expenses.

        Marketing, selling & distribution expenses decreased from 5.1% of our total QSR China system-wide restaurant sales in 2015 (TL 34.4 million), to 4.4% of our total QSR China system-wide restaurant sales in 2016 (TL 49.3 million).

        Other income attributable to the QSR China segment amounted to TL 2.8 million in 2015 and TL 5.8 million in 2016. Other expenses attributable to the QSR China segment amounted to TL 24.8 million in 2015 and TL 23.6 million in 2016.

  Ecosystem: Results of Operations, Years Ended December 31, 2016 and 2015

        Set forth below are our results of operations for the Ecosystem for the years ended December 31, 2016 and 2015.

  Revenue

        Revenue in the Ecosystem grew by TL 117.7 million, or 12.7%, in 2016 as compared to 2015, mainly as a result of sales by Fasdat to our expanding sub-franchisee restaurant portfolio, which added 13 net new franchise restaurants in 2016 in Turkey, and AtaKey's and Ekur Et's growing sales to third-party customers. Intragroup sales made up TL 639.9 million, or 69.0%, of Ecosystem revenue in 2015 compared with TL 684.3 million, or 65.5%, of Ecosystem revenue in 2016. Revenue from sub-franchised restaurants and other third-party sales amounted to TL 278.5 million, or 30%, of Ecosystem revenue in 2015 and to TL 361.3 million, or 34.6%, of Ecosystem revenue in 2016. Revenues from external customers of our supply and distribution business made up 84.6% of total Ecosystem revenue in 2016. In 2015, the corresponding figure was 88.5%.

  Adjusted EBITDA

        Adjusted EBITDA for the Ecosystem declined slightly in 2016 as compared to 2015, falling to TL 58.9 million from TL 67.5 million. The main reason for the decrease the Ecosystem EBITDA is due to first year of operations of the meat plant and the corresponding ramp up expenses.

        Costs from foods and materials used increased from 6.2% of Ecosystem revenue in 2015 (TL 57.8 million), to 15.4% of Ecosystem revenue in 2016 (TL 161.3 million), as a result of the addition of the meat processing plant in our Ecosystem business Ekur Et, which began its operations in June 2016. In our meat business, foods and materials used is the major component of costs of sales. Consequently, as sales from our meat business grew as a percentage of total Ecosystem sales, foods and materials used as a percentage of the cost of sales began to increase.

        Personnel expenses increased from 3.1% of Ecosystem revenue in 2015 (TL 29.0 million) to 3.9% of Ecosystem revenue in 2016 (TL 41.1 million) as a result of the addition of the meat processing plant in our Ecosystem business Ekur Et in June 2016.

        Other operating costs decreased from 79.8% of Ecosystem revenue in 2015 (TL 739.5 million) to 71.0% of Ecosystem revenue in 2016 (TL 741.9 million) due to the first year of operations of the meat plan and the corresponding ramp-up costs.

        Rent expenses remained constant at 0.3% of Ecosystem revenue in 2015 (TL 2.6 million) and 0.3% of Ecosystem revenue in 2016 (TL 3.3 million).

        General administrative expenses increased from 3.8% of our total Ecosystem revenue in 2015 (TL 35.1 million), to 4.5% of our total Ecosystem revenue in 2016 (TL 47.4 million), as a result of the addition of the meat processing plant in our Ecosystem business Ekur Et.

        Marketing, selling and distribution expenses remained constant at less than 1% of Ecosystem revenue in 2015 (TL 0.3 million) and less than 1% of Ecosystem revenue in 2016 (TL 0.4 million).

        Other income attributable to the Ecosystem segment amounted to TL 7.4 million in 2015 and TL 7.9 million in 2016. Other expenses attributable to the Ecosystem segment amounted to TL 10.5 million in 2015 and TL 10.9 million in 2016.

Quarterly Results of Operations

        The following table sets forth our unaudited consolidated statement of operations data for each of the 11 quarters from January 1, 2015 to September 30, 2017. The unaudited quarterly statement of operations data set forth below have been prepared on a basis consistent with our audited annual consolidated financial statements and we believe include all normal recurring adjustments necessary for a fair statement of the financial information contained in those statements. Our historical results are not necessarily indicative of the results that may be expected in the future. The following quarterly financial data should be read in conjunction with our audited consolidated financial statements and the related notes included elsewhere in this prospectus.

	(Three months ended)
	Mar. 31, 2015	Jun. 30, 2015	Sep. 30, 2015	Dec. 31, 2015	Mar. 31, 2016	Jun. 30, 2016	Sep. 30, 2016	Dec. 31, 2016	Mar. 31, 2017	Jun. 30, 2017	Sep. 30, 2017
	(thousands of TL unless otherwise indicated)
Revenue	490,439	558,355	662,805	580,165	614,379	666,987	781,707	798,010	858,517	978,879	1,095,563
Cost of revenue	(441,920)	(493,529)	(579,615)	(509,552)	(559,810)	(580,753)	(669,806)	(713,578)	(765,524)	(832,211)	(936,105)

Gross Profit	48,519	64,826	83,190	70,613	54,569	86,234	111,901	84,432	92,993	146,668	159,458

General administrative expenses	(26,939)	(32,468)	(39,687)	(46,131)	(39,392)	(43,684)	(42,266)	(51,204)	(52,541)	(54,368)	(62,824)
Marketing, selling & distribution expenses	(18,315)	(22,000)	(24,704)	(29,880)	(26,649)	(31,721)	(25,616)	(27,555)	(31,903)	(37,800)	(43,600)
Other income/ (expense), net	(13,189)	(11,717)	(11,189)	(33,522)	(20,503)	(9,287)	(6,116)	(17,402)	(7,890)	(12,868)	(8,979)

Operating income/ (loss)	(9,924)	(1,359)	7,610	(38,920)	(31,975)	1,542	37,903	(11,729)	659	41,632	44,055

Finance income	1,330	1,811	2,594	25,695	23,435	22,726	21,555	63,855	108,650	35,609	24,583
Finance expenses (–)	(66,156)	(31,007)	(83,919)	(21,238)	(30,452)	(53,350)	(91,131)	(210,373)	(195,048)	(63,584)	(99,007)

Loss before tax	(74,750)	(30,555)	(73,715)	(34,463)	(38,992)	(29,082)	(31,673)	(158,247)	(85,739)	13,657	(30,369)

Current tax expense (–)	(1,910)	(2,422)	(2,258)	(1,228)	(1,519)	(1,409)	(2,872)	(2,633)	(1,846)	(1,592)	(4,273)
Deferred tax benefit	5,264	2,400	759	59,833	3,364	11,624	(7,240)	4,787	4,336	(3,987)	(5,733)

Loss for the period	(71,396)	(30,577)	(75,214)	24,142	(37,147)	(18,867)	(41,785)	(156,093)	(83,249)	8,078	(40,375)

        The following table sets forth our quarterly results of operations as a percentage of revenues of the relevant period.

	(Three months ended)
	Mar. 31, 2015	Jun. 30, 2015	Sep. 30, 2015	Dec. 31, 2015	Mar. 31, 2016	Jun. 30, 2016	Sep. 30, 2016	Dec. 31, 2016	Mar. 31, 2017	Jun. 30, 2017	Sep. 30, 2017
	(as a percentage of revenue)
Revenue	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0
Cost of revenue	(90.1)	(88.4)	(87.4)	(87.8)	(91.1)	(87.1)	(85.7)	(89.4)	(89.2)	(85.0)	(85.4)

Gross Profit	9.9	11.6	12.6	12.2	8.9	12.9	14.3	10.6	10.8	15.0	14.6

General administrative expenses	(5.5)	(5.8)	(6.0)	(8.0)	(6.4)	(6.5)	(5.4)	(6.4)	(6.1)	(5.6)	(5.7)
Marketing, selling & distribution expenses	(3.7)	(3.9)	(3.7)	(5.2)	(4.3)	(4.8)	(3.3)	(3.5)	(3.7)	(3.9)	(4.0)
Other income/ (expense), net	(2.7)	(2.1)	(1.7)	(5.8)	(3.3)	(1.4)	(0.8)	(2.2)	(0.9)	(1.3)	(0.8)

Operating income/(loss)	(2.0)	(0.2)	1.1	(6.7)	(5.2)	0.2	4.8	(1.5)	0.1	4.3	4.0

Finance income	0.3	0.3	0.4	4.4	3.8	3.4	2.8	8.0	12.7	3.6	2.2
Finance expenses (–)	(13.5)	(5.6)	(12.7)	(3.7)	(5.0)	(8.0)	(11.7)	(26.4)	(22.7)	(6.5)	(9.0)

Loss before tax	(15.2)	(5.5)	(11.1)	(5.9)	(6.3)	(4.4)	(4.1)	(19.8)	(10.0)	1.4	(2.8)

Current tax expense (–)	(0.4)	(0.4)	(0.3)	(0.2)	(0.2)	(0.2)	(0.4)	(0.3)	(0.2)	(0.2)	(0.4)
Deferred tax benefit	1.1	0.4	0.1	10.3	0.5	1.7	(0.9)	0.6	0.5	(0.4)	(0.5)

Loss for the period	(14.6)	(5.5)	(11.3)	4.2	(6.0)	(2.8)	(5.3)	(19.6)	(9.7)	0.8	(3.7)

Liquidity and Capital Resources

        Our principal sources of cash comprise cash generated from operations, external borrowings and, in 2016, cash contributions from the issuance of preferred shares to a group of three financial investors. In past years, we have also obtained cash through the issuance of non-controlling interests at the subsidiary level in our Turkish and Chinese operations to a third-party financial investor. We anticipate that, subsequent to this offering, cash generated from operations and, to a lesser extent, funds from external borrowings will be our principal sources of cash.

        Our principal uses of cash comprise capital expenditures made up primarily of investments in fixtures and furniture, leasehold improvements, machinery and equipment and buildings, pre-opening expenses and investments in working capital. For the most part, these relate to the opening of new restaurants as our business operations continue to expand, though in 2015 and 2016 they also included amounts invested to construct our new meat facility in Turkey. Other significant uses of cash include pre-opening expenses, comprising the cash costs associated with new restaurant openings, and working capital investments in our Ecosystem, required to continue and grow our operations. This need is partially offset by our negative working capital position in our QSR Turkey and QSR China segments.

        Our ability to fund our future operations and capital needs will depend on our ongoing ability to generate cash from operations. Our principal uses of cash in the future will primarily be to fund our operations, capital expenditures and distributions to our shareholders we may make. We believe that our future cash from operations, together with our access to funds on hand and capital markets, will produce adequate resources to fund these uses of cash and that our existing cash will be sufficient to fund our operations and anticipated capital expenditures for the next 12 months.

        We expect our full-year capital expenditures in 2017 to be between TL 400 million to TL 450 million, mainly for new restaurant openings in our QSR China and QSR Turkey segments.

        If our cash flows from operations are less than we require, we may need to access the long-term or short-term capital markets to obtain financing. Our access to, and the availability of, financing on acceptable terms and conditions in the future, or at all, will be impacted by many factors, included our financial performance, our credit ratings (or absence thereof), the liquidity of the overall capital markets, and the state of the Turkish, Chinese, U.S. and global economies. There can be no assurance, particularly as a company that currently has no credit rating, that we will have access to the capital markets on terms acceptable to us, or at all.

  Cash Flows

        The following table shows the development of the main elements of our cash flows for the periods shown:

	Year ended December 31		Nine months ended September 30
	2016	2015	2017	2016
	(thousands of TL unless otherwise indicated)
Net cash generated from operating activities	202,625	161,817	248,038	134,576
Cash used in investing activities	(456,576)	(343,392)	(254,428)	(296,590)
Net cash generated from financing activities	442,084	166,170	4,880	504,137
Effect of foreign exchange rate changes on the balance of cash held in foreign currencies	67,245	12,802	8,646	(406)
Cash and cash equivalents at the beginning of the period	140,092	142,695	395,470	140,092

Cash and cash equivalents at the end of the period	395,470	140,092	402,606	481,809

(1)
The cash and cash equivalents amounts disaggregated by currency denomination as of September 30, 2017 in each jurisdiction in which the Company and its subsidiaries are domiciled is as follows:

	September 30, 2017
TL Equivalents (thousands)	TL	RMB	USD	EUR	Other	Total
China	0	152,307	464	0	0	152,771
Turkey	39,682	0	207,617	1,017	17	248,333
Other	193	0	0	0	1,309	1,502

        Net cash generated from operating activities grew substantially in the nine months ended September 30, 2017, at TL 248.0 million, compared with TL 134.6 million in the nine months ended September 30, 2016. We were able to achieve these robust operating cash flows despite the higher levels of loss for the period in the first nine months ended September 30, 2017, as loss for the later period was burdened by:

  •
  higher levels of non-cash expenses (such as depreciation and amortization, which increased to TL 148.1 million in the nine months ended September 30, 2017 compared with TL 109.4 million in the nine months ended September 30, 2016); and

  •
  higher levels of non-operating cash expenses, including interest expense related to preferred shares, which amounted TL 73.3 million in the nine months ended September 30, 2017, compared with TL 22.7 million in the nine months ended September 30, 2016.

        Despite the net losses incurred in both 2016 and 2015, we generated significant cash from operating activities in each year, reflecting (among many other factors) our significant non-cash depreciation and amortization expenses of TL 150.9 million in 2016 and TL 116.8 million in 2015 and non-cash exchange rate losses on borrowings in the amount of TL 67.9 million in 2016 and TL 122.4 million in 2015. Foreign currency loss on preferred shares in the amount of TL 70.6 million and interest expense related to preferred share of TL 37.9 million in 2016 also did not affect operating cash flows.

        Our statement of financial position often reflects a working capital deficit, which is not uncommon in our industry and is also historically common for TFI. Customers pay their checks in cash or by card (which is quickly converted to cash). Substantial amounts of cash received from our restaurant operations are invested in new restaurant assets, which are non-current in nature. As part of our working capital strategy, we negotiate favorable credit terms with vendors and our on-hand inventory turns faster than the related short-term liabilities as a result. Accordingly, it is not unusual for our current liabilities to exceed our current assets. We believe such a deficit has no significant impact on our liquidity or operations.

        The cash effects of changes in working capital were strongly negative in the nine months ended September 30, 2017, as virtually every category of working capital consumed cash. The most important effects from adverse movements in working capital included a TL 65.3 million reduction in operating cash flows from an increase in trade receivables, a TL 38.6 million reduction in cash flows from an increase in inventories and a TL 33.2 million reduction in cash flows from an increase in other current assets. Our working capital increases reflect the substantial growth in our business during the period. Together these negative cash flow effects from movements in working capital more than offset the positive effect on operating cash flows from a TL 96.1 million increase in trade payables.

        The most important items of working capital with cash effects are (1) our QSR China segment's cash outflow, which is driven mainly by trade payables to suppliers incurred in connection with the opening of new Company-operated restaurants; (2) the opening of the meat processing plant in June 2016; and (3) our QSR Turkey segment's franchise sales and the related receivables in June 2017. In our QSR China segment, we open most of our restaurants in the fourth quarter, and the capex-related payables are paid in the first half of the subsequent year. As we paid most of the capex-related payables relating to the fourth quarter 2016 restaurant openings in first half of this year, we saw the cash outflow from working capital during the first half of 2017. We began operations in our meat processing plant in June 2016, and while it increased our cash outflow from working capital in the nine month period ended September 30, 2017, there was only a limited effect in the nine month period ended September 30, 2016. In our QSR Turkey segment, 11 new sub-franchised restaurants opened and 16 restaurants converted from company-operated to sub-franchised in the nine month period ended September 30, 2017, increasing trade receivables and affecting our working capital accordingly.

        In 2016, despite continued aggressive management of trade payables, the cash effects of adverse movements in other working capital items were higher than in the previous year, resulting in reduced, but still positive, cash effect from changes in working capital of a net TL 26.0 million. The negative cash effect from movements in other working capital items covered most items of working capital other than trade payables, as we had to devote higher levels of cash to working capital to facilitate the continued rapid growth of our business. Cash effects from movements in working capital were strongly positive in 2015, at a net TL 61.8 million in 2015, reflecting the Group's aggressive management of trade payables days outstanding, which more than offset the cash effect of adverse movements in other working capital items during the year. For more information on the development of our trade payables, see note 6 to our audited consolidated financial statements included elsewhere in this prospectus.

        Cash used in our investing activities were substantially lower in the nine months ended September 30, 2017 compared with the nine months ended September 30, 2016, mainly reflecting substantially lower levels of funds used in the acquisition of property, plant and equipment, which declined to TL 257.4 million in the nine months ended September 30, 2017 from TL 303.8 million in the nine months ended September 30, 2016. This reduction was mainly the result of capital expenditures relating to the construction of the meat processing plant in our Ecosystem business Ekur Et. Construction of the meat plant began its operations in June 2016.

        Cash used in our investing activities continued at a high level in 2016 and increased substantially from its level in 2015, as we continued to invest in the rapid growth of our business, especially in our QSR China segment and in the Ecosystem, in which we launched a new meat processing plant in 2016. Acquisition of property, plant and equipment, mainly restaurant investment in our QSR China segment and our meat processing plant in the Ecosystem, accounted for the bulk of this investment, amounting to TL 455.0 million in 2016 and TL 336.0 million in 2015.

        Net cash generated from financing activities declined sharply to TL 4.9 million in the nine months ended September 30, 2017, from TL 504.1 million in the nine months ended September 30, 2016, The sharp decline reflected the issuance and sale of Class A preferred shares in the third quarter of 2016.

        To finance the rapid growth of our business, we raised substantial funds from financing in 2016. In particular, we obtained TL 438.2 million of funds from a capital increase through the issuance of the Class A preferred shares in TFI in July 2016. In addition, we incurred additional borrowings in a gross amount of TL 447.7 million. Bank loan repayments amounted to TL 342.7 million in the year. In 2015, cash generated from financing activities mainly reflected TL 331.2 million of new borrowings, net of TL 139.4 million of bank loan repayments.

  YKB Loan Agreement

        On April 26, 2013, KRD Asya Gıda Yatırımları San ve Tic. A.Ş., or the YKB Borrower, an entity wholly-owned by members of the Kurdoğlu family and thus under common control with us, entered into a General Credit and Collateral Agreement, or the YKB Loan Agreement, with Yapı and Kredi Bank providing for a senior secured term loan for a maximum aggregate principal amount of US$50 million, or the first disbursement. An additional amount of US$25 million, or the second disbursement, was added on May 23, 2014, increasing the maximum aggregate principal amount available under the YKB Loan Agreement to US$75 million. Through an identical, back-to-back contractual arrangement between the YKB Borrower and KRD Kurdoğlu, we borrowed from the YKB Borrower the proceeds of the YKB Loan Agreement, and such proceeds were used to fund equity contributions to the QSR China segment. KRD Kurdoğlu subsequently merged with and into TFI, which is now a party to the back-to-back arrangement as KRD Kurdoğlu's successor.

        As of September 30, 2017, there was a total of US$50 million outstanding under the YKB Loan Agreement, with US$25 million outstanding from the first disbursement and US$25 million outstanding from the second disbursement. The proceeds from the first disbursement bear interest at a rate equal to LIBOR plus 6.20%, which, as of September 30, 2017, was 7.71%, payable semi-annually, in arrears. The proceeds from the second disbursement bear interest at a rate equal to LIBOR plus 5.90%, which, as of September 30, 2017, was 7.41%, payable semi-annually, in arrears. Borrowings from the first disbursement were jointly and severally guaranteed by Ertuğrul Kurdoğlu, Korhan Kurdoğlu and Erhan Kurdoğlu (together, the "Joint Guarantors"), and borrowings from the second disbursement were jointly and severally guaranteed by Korhan Kurdoğlu and Erhan Kurdoğlu.

        Borrowings under the YKB Loan Agreement will mature in November 2019. We intend to refinance all borrowings under the YKB Loan Agreement and potentially pay down such borrowings with primary capital raised in this offering.

        The YKB Borrower's obligations in respect of the YKB Loan Agreement are secured by 132,156,246 ordinary shares pledged by members of the Kurdoğlu family (Erhan Kurdoğlu and Korhan Kurdoğlu: 46,254,686 ordinary shares each; Tuna and Yurdanur Kurdoğlu 19,823,437 ordinary shares each in favor of Yapı and Kredi Bank.

        The YKB Loan Agreement restricts the ability of the YKB Borrower and the Joint Guarantors from creating any security or encumbrance over their respective assets, paying dividends, selling, pledging or liquidating their respective assets, undertaking certain change of control or other fundamental transactions and incurring additional debt.

        The YKB Loan Agreement contains customary events of default for both the YKB Borrower and the Joint Guarantors, including for failure to make payments when due under the agreement, failure to comply with the restrictions listed above, an administration or declaration of bankruptcy, an execution proceeding or attachment which might adversely affect the repayment under the agreement and a decrease in the value of the security pledged in respect of the loan and in the event of a default under any other indebtedness of the YKB Borrower or any Joint Guarantor.

  Other QSR Turkey Credit Arrangements

        Our QSR Turkey subsidiary, TAB Gıda, and our Ecosystem businesses are also individually party to a number of other credit arrangements in Turkey for principal amounts of between TL 100,000 and EUR 10 million and with maturities of between three months and seven years that impose certain restrictions on these subsidiaries, including the sale, transfer, lease or disposition of certain material assets, and the ability to incur additional indebtedness.

  BK China Term Loan Facility

        On December 16, 2015, our consolidated subsidiaries Burger King (China) Holdings Co., Ltd., BK (Beijing) Restaurant Management Co., Ltd., Burger King (Shanghai) Restaurant Co., Ltd. and Burger King Foods (Shenzhen) Co., Ltd. (together, the "BK China Borrowers") entered into a facility letter, or the "Facility Letter" with Rabobank Nederland Shanghai Branch providing for an unsecured, unsubordinated term loan facility, or the BK China Term Loan Facility, with a maximum aggregate principal amount of RMB 250 million, the proceeds of which were used to finance openings of new Burger King restaurants in China. As of September 30, 2017, there was RMB 247 million was outstanding under our BK China Term Loan Facility. The Term Loan Facility bears interest at a rate equal to the sum of the People's Bank of China Reference Rate plus 3.5% per annum, which, as of September 30, 2017, was 8.25%, payable semi-annually in arrears.

        The principal amount outstanding under our BK China Term Loan Facility is repayable in half yearly installments of 0.4%, with the balance due at maturity. The BK China Term Loan Facility will mature on December 16, 2018. We intend to repay all borrowings under the Term Loan Facility with cash generated by the BK China Borrowers' respective businesses.

        The BK China Borrowers' obligations in respect of the Term Loan Facility are not secured by the assets of any BK China Borrower, but are secured by the following:

  •
  a bank guarantee issued by Rabobank Anonim Şirketi covering RMB 125,062,500;

  •
  a risk allocation letter issued by Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. New York Branch covering RMB 68,750,000; and

  •
  a standby letter of credit issued by Silicon Valley Bank covering US$9,889,000.

        The Facility Letter contains affirmative and negative covenants which include restrictions and/or prohibitions on the ability of the BK China Borrowers to create any security or encumbrance over their respective assets, pay dividends, sell their respective assets, change the general nature of their businesses, undertake certain change of control and other fundamental transactions or incur additional debt.

        The Facility Letter has two financial maintenance covenants applicable to the BK China Borrowers:

  •
  a ratio of net debt to consolidated adjusted EBITDA (which is not defined in the Facility Letter as it is in this prospectus) of 3.5 for the year of 2017, 3.0 for the year of 2018 and 3.0 for the year 2019; and

  •
  tangible solvency ratio of 20% for 2017, 25% for 2018 and 30% for the year 2019, where the tangible solvency ratio is calculated as a fraction, the numerator of which is equity attributable to shareholders, minus intangible assets, minus goodwill, and the denominator of which is total assets, minus intangible assets, minus goodwill.

        In addition, the Facility Letter requires the BK China Borrowers to ensure that the obligations owing thereunder rank at least pari passu with their present and future unsecured and unsubordinated obligations. As of the date of this prospectus, the BK China Borrowers are in compliance with all covenants under the BK China Credit Facility.

        The Facility Letter sets forth customary events of default including for failure to make payments when due under the facility, breach of any of the affirmative or negative covenants provided thereunder, default under any other indebtedness of a BK China Borrower in an amount in excess of the CNY equivalent of US$1 million and insolvency.

  Other QSR China Credit Arrangements

        Each of the BK China Borrowers are also individually party to a number of other credit arrangements in China for total aggregate principal amounts of between RMB 5 million and RMB 60 million and with maturities of between one and three years that impose certain restrictions on these subsidiaries, including the payment of dividends by such subsidiaries, the repayment of indebtedness owed to the parent companies of these subsidiaries, the sale, transfer lease or disposition of certain material assets, and the ability to incur additional indebtedness.

Off-Balance Sheet Arrangements

        See the Guarantees, pledges and mortgages section of Note 12 to our audited consolidated financial statements included elsewhere in this prospectus for discussion of our off-balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to the market risks described in "Risk Factors," "Cautionary Note Regarding Forward-Looking Statements" and elsewhere in this prospectus. We are also exposed to a variety of risks in the ordinary course of our business, including, but not limited to, commodity price risk, interest rate risk, customer and credit risk and liquidity risk. We regularly assess each of these risks to minimize any adverse effects on our business as a result of those factors. For discussion and sensitivity analyses of our exposure to these risks, see Note 27 to our audited consolidated financial statements included elsewhere in this prospectus.

New Accounting Pronouncements Not Yet Adopted

IFRS 9 Financial Instruments

        The Group's preliminary assessment is that IFRS 9 is unlikely to have a material impact on the Group's consolidated financial statements given the nature of the Group's financial instruments held and or/issued. The Group has assessed the impact of the change from the incurred credit loss model to the expected credit loss model for impairment of financial assets and no material impact has been observed. The Group's date of initial application of IFRS 9 is January 1, 2018 and the Group elected not to restate the comparative period when first applying IFRS 9.

IFRS 15 Revenue from Contract with Customers

        The Group has evaluated the impact of this standard that is expected to have on the accompanying consolidated financial statements. After evaluating the effect of adopting the new standard, the Company concluded that the sole source of revenue affected would be the fixed fees associated with the licensing agreements (such as the initial franchise fee and renewal fees), which would be deferred over the term of the franchise agreement. It is likely that the appropriate recognition of sales-based royalties will not significantly change from that of the current accounting under IAS 18. Consequently, the Group has calculated the following impacts on the consolidated financial statements as of the date of the adoption in the defined ranges (January 1, 2018): (i) increase in deferred income between TL 27 million and TL 30 million, (ii) increase in assets between TL 22 million and TL 23 million and (iii) decrease in equity between TL 5 million and TL 7 million. The Company will adopt the modified retrospective method as of January 1, 2018.

IFRS 16 Leases

        IFRS 16 will result in almost all leases being recognized on the balance sheet, as the distinction between operating and finance leases is removed for lessees. The standard will primarily impact the accounting for the Group's operating leases where the Group is acting as lessee. As of December 31, 2016, the Group has non-cancellable operating lease commitments of TL 789,967 (December 31, 2015: TL 501,038) (see Note 20 to the consolidated financial statements) which principally relate to property leases. An initial assessment of the impacts of the standard is ongoing. However, the Group has not yet determined to what extent these commitments will result in the recognition of an asset and a liability for future payments and how this will affect the Group's profit and classification of cash flows.

Critical Accounting Policies and Estimates

        Our consolidated financial statements are prepared in conformity with IFRS. In preparing our audited consolidated financial statements, we make assumptions, judgments and estimates that can have a significant impact on amounts reported in our consolidated financial statements. We base our assumptions, judgments and estimates on historical experience and various other factors that we believe to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions. We regularly reevaluate our assumptions, judgments and estimates. Our significant accounting policies are described in Note 2.4 to our audited consolidated financial statements included elsewhere in this prospectus.

BUSINESS

Overview of our Business

        We are one of the world's largest global restaurant operators by number of restaurants and the largest Restaurant Brands International, or RBI, franchisee globally. We operate a broad range of quick service restaurants, or QSRs, mainly in Turkey and China, and our brand portfolio includes some of the most widely recognized QSR brands in the world. During our 22-year history, we have grown our portfolio to provide customers with a broad range of quick service offerings. We have developed a deep local knowledge in our markets, a data-driven management approach, a culture of continuous improvement and information sharing, a secure supply chain and flexible network infrastructure. Our brands, culture and infrastructure have enabled us to create a tailored and differentiated go-to-market strategy and customer proposition that have led to strong and resilient growth, operating leverage and an ability to meet the demands of our expanding and evolving customer base. We have built our organization around accessing and satisfying our customers with a mission to provide delicious food at affordable prices either in the fun, social atmosphere of our restaurants or in the comfort of their homes and offices, while setting the table to expand our brand and capture the significant white space opportunity in the markets where we operate.

        Since opening our first location and becoming the exclusive master franchisee of Burger King restaurants in Turkey in 1995, we have become the largest operator of QSRs in Turkey and the only one offering a wide spectrum of restaurant concepts, encompassing hamburger, chicken, sandwich, Italian/pizza and Turkish QSRs. As of September 30, 2017, we operate or sub-franchise 625 Burger King restaurants in Turkey. We became the exclusive master franchisee of Popeyes, Arby's and Sbarro in Turkey in 2011, 2010 and 2006, respectively. In 2013, we created our own fast food brand in Turkey, Usta Dönerci, in response to customer demand for traditional Turkish cuisine. By number of restaurants, Burger King and Popeyes are the leading brands in the hamburger QSR and chicken QSR categories, respectively, in Turkey as of September 30, 2017.

        Building on our success in Turkey, in July 2012, we entered the Chinese market by becoming the exclusive master franchisee for Burger King in China and establishing a subsidiary for our Chinese operations, in which BKAP holds a 27.5% interest. We have since positioned ourselves in large cities as an authentic western-style burger brand, creating distinctive dine-in atmospheres and siting our restaurants near lifestyle brands to capture our growing customer base. We have grown the Burger King franchise in China from 85 Burger King restaurants on December 31, 2012 to 766 Burger King restaurants as of September 30, 2017, representing a 58.9% CAGR.

        The Burger King and Popeyes brands are both owned by RBI, which holds a portfolio of leading fast food brands that are recognized around the world. As of September 30, 2017, we operate or sub-franchise 1,822 restaurants. With our 1,391 Burger King and 185 Popeyes restaurants, we are the world's largest franchisee of RBI restaurants, the world's largest franchisee of Burger King and the world's largest master franchisee of Popeyes. We also operate or franchise 102 of our own Usta Dönerci-branded restaurants and operate or sub-franchise 78 Sbarro and 57 Arby's restaurants as of September 30, 2017. As of September 30, 2017, our business model operates through 76% Company-operated restaurants and 24% sub-franchised restaurants, of which 40% are sub-franchised restaurants in China. We have become proficient in both operating restaurants and sub-franchise arrangements, allowing us to open Company-operated restaurants where our understanding of local markets is strong or to partner with sub-franchisees to open restaurants in areas with which we are less familiar.

        Each of our restaurants operates in one of three channels: mall, street "in-line", and freestanding & airport. As of September 30, 2017, we have 1,423 restaurants in the mall channel (comprising both traditional malls and other mixed-use organized retail space in our markets), as well as 360 in the street "in-line" channel and 39 in the freestanding & airport channel. Mall developers seek us out as a tenant of choice because of our ability to accommodate multiple brand concepts within each mall. As our customers' interest grew to include delivery, in 2005 we augmented our footprint in Turkey by developing a proprietary delivery network comprising our own fleet of delivery scooters, a delivery website and call centers. We consider delivery our "fourth channel", which now reaches approximately 1,100 of our restaurants across our territories and accounted for 12% of our system-wide restaurant sales for the year ended December 31, 2016.

        Below please find charts reflecting our system-wide sales by geography and by brand in 2016:

System-wide Sales (Share of Total by Geography)

        As a result of management's focus on ensuring food safety, quality and access, we established complementary businesses, which we refer to collectively as the Ecosystem. The Ecosystem provides food supply chain and distribution management, bread production, advertising, potato production and meat processing, with nearly all raw materials sourced in Turkey. Though we established the Ecosystem to support our own QSR operations in Turkey, and a majority of the Ecosystem's revenue is internal, some of our Ecosystem businesses now serve customers unaffiliated with our QSR operations. We believe there is capacity to grow both our internal and third-party Ecosystem business. In China, we have applied our Ecosystem knowledge from Turkey to carefully vet and negotiate with approved suppliers to provide timely access to quality ingredients. We source the ingredients and supplies for our restaurants and those of our sub-franchisees in China locally, with the exception of our french fries, which we source from the Ecosystem.

 Number of Our Restaurants in Turkey and China at Year End

(1)
Entry into master franchise agreement for Burger King restaurants in China.

(2)
Includes our restaurants in Macedonia, Georgia and Northern Cyprus, totaling 21 as of September 30, 2017.

        The growth of our operations has been robust, and we believe that there is space for us to continue our growth trajectory by rolling out new restaurants in Turkey and China and using our attractive brands to increase same-store sales and to strengthen our cash flows.

        Our business model has produced impressive growth, including in 2016, which was a period of macroeconomic challenges in Turkey. We recorded:

  •
  1,623 restaurants as of December 31, 2016, as compared to 1,421 restaurants as of December 31, 2015, representing an increase of 14.2%, and 1,822 restaurants as of September 30, 2017, as compared to 1,529 restaurants as of September 30, 2016, representing an increase of 19.2%;

  •
  System-wide same-store sales growth in 2016 of 8.8%, as compared to 2015, and a system-wide same-store sales growth of 13.5% for the nine months ended September 30, 2017, as compared to the nine months ended September 30, 2016; and

  •
  revenue of TL 2,861.1 million in 2016, as compared to TL 2,291.8 million in 2015, representing an increase of 24.8%, and revenue of TL 2,933.0 million in the nine months ended September 30, 2017, as compared to TL 2,063.1 million in the nine months ended September 30, 2016, representing an increase of 42.2%.

We attribute our growth to a combination of new restaurant growth and increasing same-store sales led by various initiatives, including growing brand awareness and channel expansion. We continue to drive performance by providing delicious food to our customers at affordable prices and reaching them through dine-in, take-away or delivery service.

Industry Backdrop

        We operate in the large and growing QSR markets in Turkey and China, where, according to Euromonitor, sales in the fast food segment topped TL 6.1 billion and RMB 834 billion, respectively, in 2016.

        We believe that, despite their size, the QSR markets in Turkey and China remain significantly underdeveloped compared to other QSR markets, such as the United Kingdom and United States, and that they will continue to benefit from favorable trends, including:

  •
  industrial trends such as expanding organized retail space and changing consumer preferences in favor of convenience and ordering food online;

  •
  economic trends such as rising gross domestic product, or GDP, per capita and concomitant growth in disposable incomes; and

  •
  sociodemographic trends such as population growth, urbanization and increasing frequency of eating outside of the home driven by small households.

        In Turkey, GDP was US$856 billion and GDP per capita was US$10,787 in 2016 according to the World Bank, and according to the IMF, GDP is expected to grow at a CAGR of 3% from 2016 to 2022 in real terms. Over 73% of Turkey's population lives in urban areas, an increase of 18% over the last two decades, according to the United Nations, which has fueled growth in QSR markets given the need for convenient affordable food in urban areas. In addition, new shopping mall construction in Turkey is anticipated to be robust in the next several years, with 61 malls under construction as of December 31, 2016 (compared with a base of 375), according to AYD, a trade union for organized retail space developers. In 2016, home delivery and takeaway represented 33% of fast food value sales, and, according to Euromonitor, Burger Fast Food value sales grew at a CAGR of 16% from 2011 through 2016.

        China's 2016 GDP and GDP per capita were US$11 trillion and US$8,123, respectively, according to the World Bank, and according to the IMF, GDP is expected to grow at a CAGR of 6% from 2016 to 2022 in real terms. The urbanization of China's population, from over 56% of the population in urban areas in 2016 to an expected 63% in 2022, according to the United Nations, coupled with its rising middle class, provides an engine for further growth. Additionally, the average per capita consumption is expected to increase over 50% by 2022, according to the China National Bureau of Statistics. In China, takeaway and home delivery value share are steadily rising relative to eat-in, and, according to Euromonitor, represented 27% of fast food value sales in 2016. Additionally, according to Euromonitor, Burger Fast Food value sales grew at a CAGR of 11.5% from 2011 through 2016.

Our Competitive Strengths

        We believe that the following strengths, developed and honed over our 22-year history in the QSR business, differentiate us and serve as a platform for the future growth of our business across our territories.

  A leading global QSR operator and the largest Restaurant Brands International franchisee globally

        Leading Global QSR Operator.    We have established ourselves as a leading QSR operator globally during our 22 years of experience operating QSR format restaurants and expanding QSR brands in emerging markets. We currently operate on five distinct brand platforms addressing multiple QSR categories in two large geographies. We have grown rapidly in recent years and have been able to drive growth in both restaurant count and same-store sales. At the end of 2012, we had 775 restaurants in our system. Since then, through September 30, 2017, we have increased our system-wide restaurant count to 1,822, representing a CAGR of 19.8%. In the nine months ended September 30, 2017, we had an average weekly ticket count of 4.6 million.

        In Turkey, our system includes more restaurants than our next four competitors combined as of June 30, 2017, and we control the bulk of our own supply chain through our Ecosystem. In China, where we are currently only 1/10th the size of the leading QSR leaders, we have put in place substantial management resources, including both local personnel and former members of our Turkish operations, to support our continued growth. Our experienced management team is able to leverage our size and scale to require our suppliers to meet our high standards for food safety and quality and to negotiate prices that reflect our purchasing power.

        Largest RBI Franchisee Globally.    We are the largest master franchisee in each of the Burger King and Popeyes systems by number of restaurants and the largest franchisee of RBI brands by number of restaurants. RBI holds a portfolio of leading fast food brands that are recognized around the world, and they have entrusted us with the operation of their Burger King and Popeyes brands in Turkey and Burger King in China. We believe that our net restaurant openings have contributed approximately one-fifth of RBI's total openings in each of 2014, 2015 and 2016.

        We conduct our operations in China through our consolidated subsidiary China Holdings, in which an RBI subsidiary, BKAP, holds both a 27.5% equity interest and certain governance rights by virtue of the China Investment Agreement, as described under "Certain Relationships and Related Person Transactions—China—China Investment Agreement". We believe that we are a valued partner of RBI.

  Well-positioned in markets offering significant "white space" opportunity

        Our footprint encompasses all major markets in both Turkey and China, and we believe both countries are well positioned for further growth.

        In Turkey, the number of Burger King restaurants per capita, at approximately one restaurant per 131,000 people in 2016, is relatively small compared with the penetration rates achieved by the top burger QSR brands in more developed countries. For example, in the United States, the top burger QSR brand had approximately one restaurant per 23,000 people in 2016. While Western QSR categories are proven in Turkey, we believe our brands remain underpenetrated, as we continue to see same-store sales growth, despite adding new restaurants. We believe, based on internal estimates, that we have potential to grow our total count of Burger King restaurants in Turkey to approximately 1,300. We are in regular contact with real estate developers in order to obtain access to centers of growth and new site locations to increase penetration. Due to our ability to accommodate multiple brand concepts within each mall, mall developers often seek us out as a tenant of choice. We also continue to leverage our intimate knowledge of the country and its markets, gained from our long history of operational expertise across numerous brands, to remain agile and innovative and to be able to respond to evolving market conditions and consumer preferences. For example, understanding our customers' growing preference for convenience, we pioneered delivery of QSR in Turkey and now have a fleet of delivery scooters leveraging our restaurant network to service our customers.

        In China, rising disposable income levels and increased consumption of higher price protein such as beef are expected to further drive traffic at QSR burger and sandwich restaurants. Our Burger King restaurants in China have experienced significant operating margin improvements over the last three years, and we consider the market for our restaurants in China to be even more underpenetrated than the Turkish market and as compared to similar competing brands in the Chinese market with a more mature restaurant base. We believe, based on internal estimates, that we have the potential to grow our total count of restaurants in China to over 3,200. We have a development team of approximately 70 employees in China, which, among other things, canvasses new site locations across five regions, with competitive positioning in our identified "Tier 1" cities of Shanghai, Beijing and Shenzhen, in addition to a focus on our "Tier 2" cities—Tianjin, Nanjing, Dalian, Suzhou, Chongqing, Guangzhou, Shenyang,

Hangzhou, Chengdu, Qingdao, Jinan, Ningbo and Hefei. We also have an asset management team that focuses on lease renewals, rental reductions and early terminations, so as to optimize our operational footprint and best take advantage of local growth dynamics. Our competitors, such as Yum! China, McDonalds and Starbucks, have in the recent past announced significant growth targets for the Chinese market in terms of numbers of restaurants. We consider our unit white space potential in China to be at least commensurate with that of many of these peer companies.

        We have a diversified geographic presence in both Turkey and China, as illustrated below:

(1)
Includes mobile restaurants and the restaurants in Macedonia, Georgia and Northern Cyprus.

  Execution strengths underpinned by robust data and supply chain infrastructure

        Through our history, we have developed a rigorous approach to the operations and planning of our business underpinned by data and supply chain infrastructure underpinned by data and supply chain infrastructure. Each new site development, site closure, menu option and pricing decision is supported by data analytics and years of experience from our management team. We have teams devoted to new site selection, real estate portfolio management and new product development. We utilize and leverage robust data infrastructure and supply chain capabilities to support the size and scale of our operations. Our execution and decision making is deliberate and data-driven, aided by a business intelligence department that prepares daily, weekly, monthly and quarterly performance reports. This data includes aggregated consumer feedback data with system data and information from our large number of customer "touchpoints", including mobile apps and cash registers that accept electronic payments. The diversity of our brands in Turkey has proven especially valuable in cultivating our market knowledge, keeping us attuned to emerging and changing consumer tastes. We harness all of these information technology capabilities to measure the performance of our restaurants and to leverage our operational expertise across territories to enhance the performance of our restaurants through product innovation.

        In addition to leveraging our size to obtain favorable pricing and contractual terms from suppliers, we have invested in our own supply chain business in Turkey, which we call the Ecosystem. We made our first investment in the Ecosystem in 1995, when we formed Fasdat, a supply and distribution business. Since then, Fasdat has grown into one of the largest cold-chain logistics operators in Turkey, and we have also added bread production, potato production, meat processing, and advertising and delivery businesses to the Ecosystem. The Ecosystem, which accounted for 45% of our total supply of goods and services in Turkey in the nine months ended September 30, 2017, supplies nearly all food products used by all of the locations in our QSR Turkey segment and also supplies potatoes to the locations in our QSR China segment. The Ecosystem gives us control over quality at every point in our supply chain and allows us to identify areas for improving supply-chain efficiency and leverage our relationships with other suppliers.

        In China, we have utilized the know-how we have gained in the Turkish market (in part through the development of our Ecosystem) to implement a rigorous supplier selection process to revamp the pre-existing supply chain there and ensure food quality and safety. We have engaged third-party logistics providers to provide us with access to strategically placed distribution centers in order to efficiently supply our restaurants across China with safe, high-quality food.

  Differentiated go-to-market strategy tailored by geography

        From site selection, to menu optimization, to convenience and distribution, we have built our organization around promoting our brands and satisfying our customers. Our expertise in the QSR sector has allowed us to leverage consumer insights to plan brand strategy. As a result of our efforts and knowledge, the Burger King and Popeyes brands have the highest top-of-mind recognition in the Turkish QSR market in the hamburger and chicken categories, respectively, based on customer surveys. In Turkey, a majority of our restaurants are in organized retail spaces, such as shopping malls and mixed-use spaces involving office spaces, residences and retail outlets. Between end of 2012 and 2016, there were 81 openings of malls or other organized retail spaces, net of closings, in Turkey. In China, we have differentiated Burger King it from other Western brands in price and quality. We believe that our average check of RMB 35 exceeds that of our principal Western QSR competitors, which have average checks ranging from RMB 23 to RMB 30. In addition, in contrast to our Western QSR competitors in China, most of our restaurants in China are located in highly visible locations near mall entrances and other lifestyle brands and have distinctive dine-in atmospheres. In both Turkey and China, our development professionals use proprietary software to assess the potential profitability of new locations based on specified attributes.

        Across our territories, we have used our widely dispersed restaurant locations as hubs to expand aggressively into delivery, which we now consider the "fourth channel" of our business. In Turkey, we use our own fleet of delivery scooters, which is among the largest in Turkey, and our own website and call centers, in addition to third-party aggregators. We believe we were a pioneer in delivery of QSR food when we launched our delivery capability in 2002, and we now fulfill delivery orders through approximately 1,000 of our locations. In March 2017, we launched our own delivery app in Turkey, Fiyuu. In China, we leverage the popularity of the three largest third-party order aggregators, Baidu Waimai, Meituan and Ele.me. Across our territories, delivery orders account for a growing proportion of our total system-wide restaurant sales, with system-wide restaurant delivery sales having increased from 9% of total system-wide restaurant sales in 2014 to 12% in 2016. We expect the trend toward delivery to continue, and we intend to leverage it by continuing to monitor, and react to, the preferences of our customers. We believe that we generate a higher percentage of our sales from delivery than our principal QSR competitors.

        Our business model is nimble. We have become proficient in both operating restaurants and administering sub-franchise arrangements. With our proficiency in both ownership models, we can enhance the economics of our portfolio, opening Company-operated restaurants where our understanding of local markets is strong or partnering with sub-franchisees to open restaurants in areas with which we are less familiar. Furthermore, both Company-operated restaurants and sub-franchised restaurants benefit from the same pricing we achieve from our suppliers, as well as access to our supply chain capabilities.

  Strong track record of revenue and unit growth and resilience

        From December 31, 2012 through September 30, 2017, we grew our restaurant count from 775 to 1,822, representing a CAGR of 19.7%. More recently, with our expansion into China, our restaurant growth has accelerated. In 2016, we added 176 restaurants in China, or 37% year-over-year growth, in 2016 alone. Our infrastructure and market positions have proven resilient through various economic cycles. Most recently, our ability to withstand economic headwinds was tested in 2016, when Turkey suffered an economic downturn and political instability.

        Despite unfavorable macroeconomic events in Turkey and an increase in our loss for the year ended December 31, 2016, we grew our revenue, system-wide restaurant sales, same-store sales and Adjusted EBITDA, demonstrating strong demand for our offerings. We grew our total revenue to TL 2.9 billion in 2016 from TL 2.3 billion in 2015, representing an increase of 24.8%, and system-wide restaurant sales to TL 3.1 billion in 2016 from TL 2.5 billion in 2015. We had system-wide same-store sales growth of 13.4% in China and 6.9% in Turkey in 2016. Despite these measures, our net loss for the period increased to TL 253.9 million in 2016 from TL 153.0 million in 2015, and to TL 115.5 million in the nine months ended September 30, 2017 from TL 97.8 million in the nine months ended September 30, 2016, due in large part to financial expense recorded in respect of preferred shares that were issued in 2016 and that have been converted to ordinary shares (equity) in preparation for, and subject to completion of, this offering. Our consolidated Adjusted EBITDA has risen steadily over the same period, to TL 235.6 million in 2016 from TL 169.3 million in 2015 and to TL 304.8 million in the nine months ended September 30, 2017 from TL 173.4 million in the nine months ended September 30, 2016. Adjusted EBITDA for our QSR Turkey segment fell to TL 77.2 million in 2016 from TL 109.5 million in 2015, representing a decline of 29.5%, but this decline, which we believe was attributable to the difficult macroeconomic environment in Turkey, was offset by the increase in Adjusted EBITDA in our QSR China segment, which grew to TL 101.1 million in 2016 from TL 3.5 million in 2015, largely as a result of an increasing proportion of our restaurants' achieving profitability in China. Adjusted EBITDA for our QSR Turkey segment rebounded healthily in 2017, growing to TL 111.3 million in the nine months ended September 30, 2017 from TL 60.4 million in the nine months ended September 30, 2016. We believe that the activities composing our Ecosystem may contribute positively to the stability of our revenue and Adjusted EBITDA as our business grows. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicators—Adjusted EBITDA".

        Our track record of growth and resilience has been facilitated by our ability to innovate products, which has enabled us to retain customers and drive traffic to our restaurants.

        Our restaurants have historically demonstrated an attractive return profile. For Company-operated restaurants, we target on average payback period of between three and four years, with an average capital expenditure per restaurant of TL 1.1 million (excluding pre-opening expenses, which average approximately TL 160,000 per restaurant). For our Company-operated restaurants in China, where our Company-operated restaurant base is relatively young, our targeted average payback period is approximately three years, and for our top three cities in China it has recently been less than two years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicators—System-wide Restaurants and Net Restaurant Growth."

        Our strong historical growth today has been financed by a combination of cash from results of operations and bank indebtedness. Going forward, we anticipate that an increasing proportion of our financing will come from operating cash flow.

  Experienced and passionate management team with proven track record and agile corporate culture

        We believe that our management team's extensive experience in the restaurant industry and its long and successful history of developing, acquiring, integrating and operating QSRs provide us with a competitive advantage. Our management team has a successful history of expanding into new geographic markets and adding new restaurant brands to our portfolio. We are led by our co-founders, Erhan Kurdoğlu, who is the chairman of our board, and Korhan Kurdoğlu, who is our president, our CEO and a member of our board of directors, who both founded our business together with their father, Ertuğrul Kurdoğlu, in 1994. Our QSR Turkey operations are overseen by Caner Dikici, CEO of TAB Gıda (a subsidiary of the Company), who has been with us for 17 years, and our QSR China operations are overseen by Ümit Zuvin, CEO of Burger King (China) Holdings Co., Ltd. (a majority-owned subsidiary of the Company), who has been with us for 21 years. Our operations management is further supported by our infrastructure of financial, information systems, real estate development, human resources and legal professionals. The average tenure of our executive officers is 14 years.

        In China, we coupled TFI veterans with local management to combine operational know-how from our Turkey operations with local business expertise. As we grew our Chinese management team, we provided substantial training to new Chinese team members in Turkey, transmitting expertise gained in Turkey to our new market in China. Currently, our management team in China consists mainly of Chinese employees, many of whom were trained in Turkey, supported by a management team of Turkish employees who rose through the ranks in our Turkish business before moving with us to China.

Our Growth Strategies

        Our primary strategy is to grow sales and profits across our portfolio of brands through (i) new restaurant openings in underpenetrated markets, (ii) enhanced same-store sales, (iii) expansion of operating margins, and (iv) adding new brands and geographies.

  Capture "white space" potential by growing number of restaurants

        We intend to take advantage of the attractive "white space" opportunities in our markets by continuing to open new restaurants, increasing our penetration in Turkey and in China.

        The share of population living in cities (where concentration and therefore availability of QSR venues is high) has increased substantially in Turkey and China in recent years. We expect the urbanization of both countries' populations to continue in the future. In addition, disposable income and per capita GDP in both countries is on the rise, and both markets have experienced growth in mall and other organized retail outlets and home delivery and digitization. Given the urbanizing populations, growing economies, growth in distribution channels in which we participate and underpenetration of our brands in Turkey and China, we believe that there is significant opportunity to expand within both markets. We have expanded our restaurant count in Turkey from 690 restaurants at December 31, 2012 to 1,056 as of September 30, 2017, representing a CAGR of 9.4%. As of September 30, 2017, we have opened more than 680 restaurants in China since becoming the master franchisee for Burger King in China in 2012, representing an average of over 140 restaurants per year.

        Based on current levels of per capita market penetration, we do not believe that our brands are fully penetrated in Turkey. As we open new restaurants in Turkey, we continue to see stronger same-store sales, which suggests that we have not yet achieved full penetration of the market. In each of Turkey and China, AUV for each vintage from 2012 onward has increased each year. Thus, we believe that the Turkish QSR market continues to present us with substantial opportunity for growth.

        A majority of our restaurants in Turkey are located in organized retail spaces, such as shopping malls and mixed-use spaces. We expect that new shopping mall construction in Turkey, which is anticipated to be robust in the next several years, with 61 malls under construction as of December 31,

2016, according to AYD, and our strong relationships with mall operators will enable us to find new, attractive venues for food court restaurants in our QSR Turkey segment. With our multi-brand strategy in Turkey, every new mall represents a potential opportunity to open three to five new restaurants. We feel that our requirements for multiple retail spaces within each mall increase our bargaining power when we negotiate with mall landlords.

        Consequently, we believe that there is significant "white space" in Turkey for us to open potentially up to 1,000 additional restaurants across our portfolio of brands, with a range of 350 to 400 potentially achievable for the next five years. We believe that our 22-year history in the Turkish QSR market, regular contact with developers, multi-brand platform and Ecosystem position us well to capitalize on this "white space" opportunity in the Turkish QSR market.

        Our restaurant expansion focus in China is on expanding the number of Burger King restaurants in certain selected underpenetrated areas. Our principal competitors in the Chinese QSR space, Starbucks, KFC and McDonald's, have 2,936, over 5,300 and over 2,700 restaurants, respectively, in China as of their respective most recent reporting dates—in each case, more than three times our current total number of restaurants in China. On the basis of the comparative underpenetration of Burger King in China, we believe that there is sufficient "white space" for us to open potentially at least 2,500 additional Burger King restaurants in China, with a range of 1,000 and 1,250 new restaurants potentially achievable in the next five years. Areas of particular focus for us are northern central, southern central and southeast China, which, combined, have a population of nearly one billion people but, as of September 30, 2017, only 557 Burger King restaurants. Further, we have identified 16 Tier 1 and Tier 2 cities where our brands are comparatively underpenetrated. We believe that our growing brand awareness and established presence in over 110 cities, our authentic western-style burger concept with differentiated positioning, our growing supply-chain infrastructure and our sizeable development team will allow us to capitalize on this "white space" opportunity in the China QSR market.

        We have continued to actively pursue these "white space" opportunities and as of September 30, 2017, we had signed leases for 179 additional restaurants.

Drive same-store sales growth

        As we have increased the penetration of our brands in our territories, we have also achieved growth in same-store sales in our QSR Turkey and QSR China segments.

        We believe that we will be able to continue enhancing our same-store sales through execution of the following strategies:

  Growing Brand Awareness in China

        In China, the expansion of our business has led to increased penetration and brand awareness. Insights that we gather from delivery and mobile payments—both increasingly popular options in China—enable us to expand our targeted marketing campaigns and to engage with our customers more effectively. Though our brand awareness in China is already high, we expect that the greater popular relevance, ubiquity and familiarity to our customers of Burger King restaurants (including, in the future, through television advertising, which we have not yet engaged in in China) will boost our brand awareness further.

  Product Innovation

        We expect to grow same-store sales through product innovation and price optimization in order to reach a broader consumer segment. We currently leverage our size and scale to develop and promote a selection of "value", "core" and "premium" menu items, the prices for which are carefully selected, monitored and revised based on demographic factors and the actions of our competitors. This approach enables us to precisely target different market segments and to increase traffic to our restaurants by catering to customers' choice of flavors and price points. Furthermore, while we attract customers through marketing at value price points, we focus our in-store selling to promote premium offerings to enhance ticket price.

  Expansion of Delivery and Mobile Payments

        We believe we were a pioneer in delivery of QSR food in Turkey. Since we entered the delivery space in 2002, we have amassed an enviable delivery infrastructure, consisting of a substantial fleet of delivery scooters in Turkey, a delivery website and a 220-agent call center. The introduction of mobile apps and partnerships with third-party aggregators has made delivery a material part of our business. In China, we leverage the competition among the three predominant third-party delivery aggregators, Baidu Waimai, Meituan and Ele.me, each of which have their own mobile apps and delivery fleets. The increasing proportion of online orders originating from our in-house platforms (Tikla Gelsin! and Fiyuu) will be an important avenue of growth for our delivery sales in Turkey in the near future. The insights gained from the data gathered will serve to enhance the customer experience and drive sales to our restaurants.

  Improving the Restaurant Experience

        We always seek ways to enhance the customer experience in our restaurants. In Turkey, we focus on placing our food-court locations in thriving shopping malls. In China, we focus on providing our customers with an attractive, fun environment for dining in. Most of our Chinese restaurants are located near highly visible mall entrances, with distinctive dine-in atmospheres and strategically placed near lifestyle brands, and not in food court stalls like some of our QSR competitors in China. Our restaurant managers have incentives to meet monthly sales targets, encouraging them to strive for excellent customer experiences and to experiment with new ways of improving our customers' experiences.

  Expansion of operating margins over time

        We believe that continued growth of our systems in Turkey and China will enable us to scale our corporate infrastructure and leverage increased bargaining power to increase operating margins over time. In Turkey, where we have built large distribution facilities and production plants as part of our Ecosystem, the various Ecosystem facilities do not yet run at capacity. As our restaurant system grows in Turkey, and as third-party business develops for our Ecosystem products and services, we expect to see increasing returns on the investments we have made there. In China, where we have 766 restaurants as of September 30, 2017, we have built the administrative, real estate development and marketing infrastructure for a 2,000 restaurant system, positioning us well for future growth without a substantial increase in fixed costs. As we increase same-store sales across our territories, we expect to see an increase in operating leverage at the restaurant level.

  Expansion into new brands and geographies

        As a multi-brand QSR operator, we continuously assess opportunities to expand our portfolio of brands. Similarly, as a multinational QSR operator, we expect to have opportunities to expand our operations to other countries where QSR concepts are underpenetrated. We may undertake geographic expansion through our existing brand portfolio or through brands new to our portfolio.

        We consider brand and geographic expansion to be a discretionary strategy, which we will pursue as opportunities arise. The criteria for entry into new markets would be based on the size, growth, average age and disposable income of the population, the level of fast-food penetration and the market capacity for roll-out of an available brand.

Our History and Development

        Our QSR Turkey subsidiary, TAB Gıda, was formed in 1994. In 1995, TAB Gıda became the exclusive developer and franchisee of Burger King in Turkey and continues in this role today. TFI TAB Gıda Yatırımları A.Ş. was incorporated on June 26, 1995 and became the parent company of the Group in 2013.

        In 2012, we became the master franchisee for Burger King in China. The relative underpenetration of the Burger King brand in China indicated that this territory presented an extraordinary opportunity for growth. We believe we have successfully captured this opportunity since we entered China, and we intend to continue growing the Burger King brand there.

        Soon after we entered the QSR industry in Turkey, we realized that we faced significant challenges with respect to security and quality control in our supply chain. To address these challenges, we formed Fasdat, the oldest and largest of our Ecosystem businesses, in 1995. In the years since, we have established other Ecosystem businesses in Turkey. Today our Ecosystem businesses amount to a collection of related food businesses that provide us with end-to-end control over our supply chain in Turkey with respect to bread, potatoes and meat. For a more detailed discussion of our Ecosystem businesses, see "—The Ecosystem" below.

Our Restaurant Operations

  Restaurant Brands

Restaurant Sales (Company-Operated and Sub-Franchised) by Brand

Nine months ended September 30, 2017	2016

Burger King

        Burger King is the second-largest hamburger restaurant chain in the world (as measured by the number of restaurants and system-wide sales), and we are the largest franchisee in the Burger King system, based on number of restaurants. Burger King restaurants are part of the QSR sub-segment of the restaurant industry. Burger King restaurants feature the popular flame-broiled WHOPPER® sandwich, as well as a variety of hamburgers and other sandwiches, fries, salads, breakfast items and other offerings. We benefit from BKC's marketing initiatives as well as its development and introduction of new menu items.

        Since our relationship with Burger King began in 1995, the Burger King brand in Turkey has become the leading fast food brand in Turkey by number of locations. Though Burger King's principal competitor in the hamburger QSR sub-segment, McDonald's, entered the Turkish market more than 10 years before Burger King did, Burger King now has more than twice as many restaurants in Turkey as McDonald's does and the most restaurants in Turkey of any QSR chain.

        When we became the Burger King master franchisee for China in 2012, the Burger King system was underpenetrated there, with only 65 Burger King restaurants. There are, as of September 30, 2017, 766 Burger King restaurants in China, all of which are operated and/or sub-franchised by us, and the Burger King brand's presence there continues to grow through our efforts, with 176 net restaurants opened in 2016. Our Burger King restaurants in China focus on providing authentic western food in a compelling environment. In China, instead of attempting to compete on price, we have focused on nurturing Burger King as an authentic Western brand, with locations at highly visible shopping mall entrances instead of in food courts.

        As of September 30, 2017, our QSR Turkey portfolio includes 625 Burger King restaurants, 381 of which are Company-operated and 244 of which are sub-franchised. As of September 30, 2017, our QSR China portfolio includes 766 Burger King restaurants, 594 of which are Company-operated and 172 of which are sub-franchised. Sales from our Burger King locations represented 87.4% of our system-wide sales in the nine months ended September 30, 2017.

  Popeyes

        Popeyes was founded in New Orleans, Louisiana in 1972 and is the world's second-largest QSR chicken brand in terms of number of restaurants. It is currently owned by RBI, parent company of Burger King. Within the QSR industry, Popeyes distinguishes itself with a unique "Louisiana" style menu that features spicy chicken, chicken tenders, fried shrimp and other seafood, red beans and rice and other regional items. Popeyes is a highly differentiated QSR brand with a passion for its Louisiana heritage and flavorful authentic food. As of September 30, 2017, our QSR Turkey portfolio includes 185 Popeyes restaurants, 175 of which are Company-operated and 10 of which are sub-franchised. Sales from our Popeyes locations represented 6.4% of our system-wide sales in the nine months ended September 30, 2017.

  Usta Dönerci

        In 2013, we founded Usta Dönerci, a QSR brand that offers the well-known Turkish classic döner kebab and sandwiches at the convenience of a QSR with the safety and reliability of our supply chain. We continue to expand the presence of Usta Dönerci in Turkey, and, while we have not yet opened any Usta Dönerci locations outside of Turkey, we are taking preliminary steps to expand the Usta Dönerci brand on a test basis into Russia.

        The addition of the Usta Dönerci brand to our portfolio has contributed to our ability to reach those of our Turkish customers who prefer local flavors and added to our ability to increase our share of wallet of the Turkish consumer by providing a significant element of their routine diet.

        As of September 30, 2017, our QSR Turkey portfolio includes 102 Usta Dönerci locations, all of which are Company-operated. Sales from our Usta Dönerci locations represented 1.9% of our system-wide sales in the nine months ended September 30, 2017.

        In January 2018, we agreed to acquire, subject to competition approvals, a small chain of 10 döner restaurants in Turkey for total consideration of approximately US$1 million to expand our Usta Dönerci brand.

  Sbarro

        We believe that Sbarro is a leading Italian QSR brand, and it is the largest shopping mall-focused restaurant brand in the world. Sbarro QSRs feature a menu of popular Italian food, including pizza, a selection of pasta dishes and other hot and cold Italian entrees, salads, sandwiches, drinks and desserts. Sbarro brand awareness is strong among tourists from the Commonwealth of Independent States, an important customer group in Turkey. As of September 30, 2017, our QSR Turkey restaurant base includes 78 Sbarro locations, 70 of which are Company-operated and eight of which are sub-franchised, and sales from our Sbarro locations represented 2.3% of our system-wide sales in the nine months ended September 30, 2017.

  Arby's

        Arby's opened its first restaurant in Boardman, Ohio in 1964. Famous for slow-roasted roast beef sandwiches, Arby's QSRs also offer an extensive menu of chicken, turkey and ham sandwiches, side dishes and salads. As of September 30, 2017, our QSR Turkey portfolio includes 57 Arby's locations, all of which are Company-operated restaurants. Sales from our Arby's locations represented 1.5% of our system-wide sales in the nine months ended September 30, 2017.

  Burger City

        We operate 8 restaurants and sub-franchise 1 restaurant under our own Burger City brand in Northern Cyprus.

  Our Relationships with Franchisors

        We operate and franchise Burger King-, Popeyes-, Sbarro- and Arby's-branded restaurants under exclusive development and master franchise agreements. The respective terms and expiration dates of those agreements are as follows:

Restaurant Brand—Business Segment	Agreement	Term	Date of Expiration (if not renewed)
Burger King—QSR Turkey	Development Agreement, dated June 5, 2002, as amended and restated	28 years	December 1, 2030(1)
Burger King—QSR China	Master Franchise and Development Agreement, dated June 15, 2012	20 years	June 15, 2032
Popeyes—QSR Turkey	International Development and Multi-Restaurant Franchise Agreement, dated January 1, 2011	9 years	December 15, 2020
Sbarro—QSR Turkey	International Development Agreement, dated July 25, 2006	15 years	December 31, 2021
Arby's—QSR Turkey	Development Agreement, dated June 1, 2010, as amended on November 1, 2016 and April 14, 2017	12 years	December 31, 2022

(1)
Gives effect to the amendment and restatement of the Development Agreement for Burger King restaurants in Turkey, which we expect to become effective subject to the successful completion of our initial public offering.

        Based on our long-term business relationships with these franchisors, we believe that we will be able to renew our development and master franchise agreements with these franchisors at or before their scheduled expiration.

        For discussion of the terms of each agreement listed above, see "Our Relationships with Certain Franchisors."

  Company-Operated and Sub-Franchised Restaurants

        We operate our QSRs under two basic ownership structures: (i) Company-operated restaurants exclusively operated by us and (ii) sub-franchised restaurants that are operated by our sub-franchisees.

        We fully manage and operate Company-operated restaurants, and retain any operating profits generated by such restaurants, after paying operating expenses and the franchise and other fees owed to Burger King and other brands under applicable franchise and development agreements. In Company-operated restaurants, we assume the capital expenditures for restaurant equipment. As of September 30, 2017, Company-operated restaurants account for 72.6% of our restaurants across our territories.

        In our QSR China segment, our average capital expenditures for Company-operated restaurants that opened in 2016 were 2.3 million RMB, down from 2.6 million RMB in 2015. In our QSR Turkey segment, our average capital expenditures for Company-operated restaurants that opened in 2016 were TL 0.7 million, compared with TL 0.7 million for Company-operated restaurants that opened in 2015. In contrast to Company-operated restaurants, sub-franchised restaurants are operated and managed by the sub-franchisee, with technical and operational support from us as developer, including training programs, operations manuals, access to our supply and distribution network (including, where available, our Ecosystem businesses) and marketing support. Under our standard sub-franchise arrangements, sub-franchisees provide a portion of the capital required by initially investing in the equipment, signs, seating and decor of their restaurants, and by reinvesting in the business over time.

        In exchange for our services, we collect a monthly continuing sub-franchise payment, which generally totals 13% of the restaurant's gross sales for Burger King, Sbarro, Popeyes and Arby's in Turkey and 10% for Usta Dönerci, and 6% of the restaurant's gross sales for Burger King in China. We deliver a portion of this payment to the appropriate franchisor pursuant to the applicable master franchise and development agreements. However, if a sub-franchisee fails to make its monthly continuing sub-franchise payment, we remain liable for payment in full of the amount owed with respect to the sub-franchisee to the applicable franchisor. Pursuant to the franchise and development agreements, sub-franchisees pay an initial franchise fee in connection with the opening of a new sub-franchised restaurant and a transfer fee upon transfer of a sub-franchised restaurant. For a fuller discussion of these arrangements, see "Our Relationships with Certain Franchisors" below.

  Sub-Franchisee Economics

        We believe that our sub-franchised restaurants are an attractive investment opportunity for our sub-franchisees. Based on the financial and operating data that we collect monthly from our sub-franchisees, we believe that the profitability of our sub-franchisees is at levels roughly comparable to our own.

  Channels

        Our restaurants operate in several different channels. The predominant channel is the mall format. Of the 1,822 restaurants that we own or sub-franchise across our territories as of September 30, 2017, 1,423 are situated in malls. The next most common channel is street "in-line" locations, of which we own or sub-franchise 360 across our territories as of September 30, 2017. We also own or sub-franchise 39 restaurants in other locations, which comprise our third channel. We consider delivery, in which approximately 1,000 of our restaurants engage, to be our fourth channel.

        We will continue our focus on the mall format in both the QSR Turkey and QSR China segments. Turkey has a steady pipeline of new mall openings, and we plan to use our brands to establish restaurants in these malls as anchor tenants. Shopping malls remain attractive and thriving spaces in Turkey, and serve as venues for entertainment and socializing. Because of our ability to accommodate multiple brand concepts within each mall, mall developers seek us out as a tenant of choice, and we have strong relationships with mall builders and operators, helping us to find new venues for our QSRs. We believe our underpenetration in the Chinese QSR market as a whole assists us in finding attractive venues for our Burger King-branded QSRs in China.

        In Turkey, irrespective of the channel in which any of our restaurants falls and whether such restaurant is Company-operated or sub-franchised, we almost always retain control of the real estate lease, which provides us with total control over the location. If a sub-franchised restaurant fails to perform to the standards that we require, we generally have the ability to find another operator or make the restaurant Company-operated.

Growth in Our QSR Portfolio Since December 31, 2012

	Number of Restaurants as of December 31, 2012	Number of Restaurants as of September 30, 2017	Compound Annual Growth Rate
By territory:
Turkey	680	1,035	9.2%
China	85	766	58.9%
Other territories	10	21	16.9%
By operating structure:
Company-operated	611	1,387	18.8%
Sub-franchised	164	435	22.8%
By brand:
Burger King	561	1,391	21.1%
Popeyes	82	185	18.7%
Usta Dönerci	—	102	—
Sbarro	91	78	(3.2)%
Arby's	34	57	11.5%
Burger City	7	9	5.4%
By channel:
Mall	512	1,423	24.0%
Street In-line	243	360	8.6%
Other	20	39	15.1%
Entire Portfolio	775	1,822	19.7%

The Ecosystem

        In addition to our restaurant operations, we operate several businesses that we founded to create an end-to-end supply chain for our QSR businesses. The vertical integration provided by our Supply and Distribution, Bread, Advertising, Potato, Meat and Delivery businesses has enabled us to improve quality control and supply security, while giving us visibility into the costs of our supply chains. While we have realized significant benefits from the vertical integration provided by the Ecosystem businesses, we have also benefited from external demand from non-competitors in Turkey, which allows surplus capacity in our Ecosystem businesses to generate additional revenue and more efficiently absorb fixed costs.

  Supply and Distribution

        Established in 1995, our Supply and Distribution business, branded Fasdat, serves the restaurants in our QSR Turkey segment, along with third-party ready-meal producers, catering companies and restaurants that operate in the hotel/restaurant/café sector. Fasdat is now one of the largest cold-chain logistics operators in Turkey, with seven warehouses and dry, chilled and frozen storage and delivery capabilities. Fasdat has also expanded into food processing, adding its own fresh-cut salad preparation facility and manufacturing milkshake and sundae mixes in a facility owned by a third-party contract manufacturer. All TFI restaurants in Turkey, whether Company-operated or sub-franchised, purchase all their raw materials from Fasdat.

        While it does not contribute a significant portion of our Company's revenue, Fasdat is the largest of our Ecosystem businesses, with third-party revenue of TL 305 million in 2016.

  Bread

        After challenges in securing a reliable supply of fresh buns for our restaurants, we established our Bread Production and Trade business, branded Ekmek, in 2007. Ekmek now encompasses two state-of-the-art bread production lines, housed in the largest bakery in Turkey (by number of units produced), with a combined capacity of 19.2 million buns and 1.6 million pieces of sliced bread per month. Ekmek supplies both our Turkish QSRs and third-party customers with hamburger buns and other bakery products. Ekmek's third-party revenue was TL 14 million in 2016.

  Advertising

        Our Advertising business, branded Reklam Üssü, is our in-house full service advertising and marketing agency, providing tailored advertising and marketing guidance to each of our QSR brands. Reklam Üssü also operates call centers for our home delivery services. While the brand currently does not serve external customers, its capabilities have benefited our QSR Turkey operations. Reklam Üssü's third-party revenue in 2016 was TL 5 million.

  Potatoes

        Together with the Özgörkey Group, an experienced food product supplier, we established a joint venture for potato production of which we own 50%, which we account for as a joint operation, proportionate to our ownership interest. This Potato Production and Trade business, branded AtaKey, began operating in 2014 and meets the demand for french fries at the Burger King and Popeyes locations in our QSR Turkey segment and also exports potatoes to supply our QSR China operations. AtaKey's french fry production facility, with a capacity of 90,000 tons of uncoated french fries per year, is among the largest in the world and was the first in Turkey capable of producing coated french fries, which, based on customer feedback, tend to taste better when prepared than uncoated french fries. To ensure the consistency and quality of its potato products from the source, AtaKey now provides affiliated farmers with seeds and fertilizers. AtaKey's third-party revenue was TL 18 million in 2016.

  Meat

        Our Meat Processing and Trade business, branded Ekur Et Entegre, commenced operations in June 2016. Ekur Et Entegre supplies our QSR Turkey restaurants and third parties with meat products. Ekur Et Entegre's meat processing operations occur in one integrated facility, which has a capacity of 400 cattle per day and 33,600 tons of boneless meat patties annually. In addition to a slaughterhouse and chopping system that operate in compliance with international standards and local requirements for Halal certification, the Ekur Et Entegre facility includes advanced environmental systems for treatment of the facility's waste. These advanced facilities contribute to the safety of our beef supply chain and help to insulate us from the strong bargaining position of external cattle producers.

  Delivery

        Our Delivery business was established in 2005. In Turkey, we operate a call center with 220 agents; it received over 5.5 million calls in 2016. We have what we believe to be the largest fleet of food delivery scooters in Turkey. Ata Express operates our food-ordering website, Tikla Gelsin!, through which we received over one million orders in 2016. Our fully integrated mobile delivery platform, the Fiyuu mobile app, was launched by Ata Express on March 15, 2017 and enhances the convenience to our customers of online and mobile delivery ordering in Turkey. It also provides us with the potential to improve the efficiency of our delivery operations by routing orders to the restaurants best equipped to quickly prepare and deliver food.

Recent Developments

  New Master Franchise and Development Arrangements

        We have entered into an amended and restated master franchise and development agreement with BKE in connection with our operation and development of Burger King restaurants in Turkey. The amended and restated agreement provides, among other things, for an extension of the term for our Burger King franchise in Turkey until December 1, 2030 and for the elimination of covenants to comply with specified financial ratios set forth in our existing agreements with BKE. See "Our Relationships with Certain Franchisors—Burger King—Turkey".

        Following discussions with RBI, we expect to enter into an agreement with PLK that will grant us the exclusive right to develop and operate Popeyes restaurants in China, subject to receipt of the required MOFCOM approval and the successful completion of our initial public offering, on terms and conditions broadly similar to our rights to develop and operate Burger King restaurants in China. While there can be no assurance as to when MOFCOM's approval will be received, based on applicable law, the Company expects MOFCOM's analysis of filing to be completed around one month after submission of the required documents with MOFCOM, which is expected to happen once the agreement is signed. Our discussions with PLK on this agreement are expected to be completed shortly after this offering, but there can be no assurance as to whether or when we will enter into the new agreement. See "Our Relationships with Certain Franchisors—Popeyes—China".

Raw Materials; Supply and Inventory

        While our Ecosystem businesses limit our supply risk with respect to certain food products in Turkey, our restaurants, including those operated by sub-franchisees, are substantial purchasers of a number of food and paper products, equipment and other restaurant supplies. The principal items purchased include chicken, cheese, beef and pork products, soft drinks, paper, packaging materials and toys. We have not experienced any significant, continuous shortages of supplies in the past ten years, and alternative sources for most of these products are generally available. Prices paid for these supplies fluctuate. When prices increase, the brands may attempt to pass on such increases to their customers, although there is no assurance that this can be done practically. We do not engage in commodity hedging transactions because the markets for such transactions are extremely limited in the countries where we operate.

        Our Ecosystem businesses provide a majority of the food products that we purchase for our QSR Turkey segment, and our Supply and Distribution business facilitates efficient inventory management in our QSR Turkey. Nevertheless, we partner with independent suppliers providing a wide range of products, particularly for our QSR China segment, for which we obtain a smaller proportion of our supplies from the Ecosystem than we do for the QSR Turkey segment.

        The two principal food products that we obtain from outside the Ecosystem for our QSR China restaurants are red meat and poultry, which we obtain from local suppliers vetted by BKC under six-and twelve-month agreements, which limit our sensitivity to price fluctuations and allow for visibility into the market prices of these commodities. We currently obtain red meat for our QSR China restaurants from one supplier and are working to add additional suppliers. We obtain poultry for our QSR China restaurants from five different suppliers. Because of the history of avian flu in China, we have developed proprietary food handling processes for poultry to enhance the safety of our supply chain, and all of our suppliers in China use these processes.

        Whether we obtain food products for our restaurants from the Ecosystem or from third-party suppliers, and whether those products are directed to our Company-operated or sub-franchised restaurants, our supply chain managers seek to ensure that the quality of our food supplies is maintained across our restaurants.

        Food safety is our top priority. Food safety systems include rigorous standards and training of employees in our restaurants and distribution system, as well as requirements for suppliers. These standards and training topics include, but are not limited to, employee health, product handling, ingredient and product temperature management and prevention of cross-contamination. Food safety training focuses on illness prevention, food safety and regulation adherence in day-to-day operations. Our standards also promote compliance with applicable laws and regulations when building new or renovating existing restaurants. For further information on food safety issues, see "Risk Factors—Risks Related to Our Business—Risks to Our Revenue—Health concerns arising from outbreaks of viruses or other diseases may have an adverse effect on our business."

Trademarks and Other Intellectual Property

        The Company's use of certain material trademarks and service marks is governed by the master franchise, franchise and development agreements that we have entered into with our franchisors. These agreements are described under the section "Our Relationships with Certain Franchisors."

        We own registered trademarks and service marks relating to the Usta Dönerci brand and the Burger City brand. These licensed and owned marks have significant value and are important to the Company's business. The Company's policy is to pursue registration of our important intellectual property rights whenever feasible and to oppose vigorously any infringement of our rights.

Working Capital

        Information about the Company's working capital is included in Management's Discussion and Analysis of Financial Condition and Results of Operations.

Seasonal Operations

        We have experienced significant seasonality in operating results. In China, we tend to experience higher sales in the run-up to the Chinese New Year. In Turkey, we tend to experience lower sales during Ramadan and higher sales during the summer period. Our airport restaurants and certain of our restaurants near certain tourist destinations in Turkey are particularly susceptible to seasonal variations in sales.

Competition

        On average, branded QSR units per person in our territories are well below levels seen in the United States. However, competition is increasing, and we still compete with respect to food quality, price, service, convenience, restaurant location and concept. The restaurant business is often affected by changes in consumer tastes; national, regional or local economic conditions; demographic trends; traffic patterns; the type, number and location of competing restaurants; and disposable purchasing power. We compete not only for consumers but also for management and hourly personnel and suitable real estate sites.

        Among our primary competitors across our territories are restaurant chains such as McDonald's, KFC, Domino's, Pizza Hut and Papa John's. In China, our upscale brand position, characterized by highly visible mall locations and higher average check than those of our main Western QSR competitors, has also put us into competition with certain casual dining restaurants.

Product Development

        Our in-house product development team works to develop new recipes and products that may be sold later in our Burger King restaurants. New specifications and potential new food and drink products must be approved by Burger King for both compliance with brand attributes as well as for food safety and quality control. Once a new product has been approved, it will be introduced at our Burger King restaurants across all regions in which we operate, with adjustments subsequently made to the availability of such products based on regional preferences.

Marketing Strategy

        Our agreements with our franchisors generally commit us to spending specified percentages of our revenue from their branded restaurants on advertising and marketing activity. In Turkey, our in-house, full-service advertising and marketing agency, Reklam Üssü, provides tailored advertising and marketing guidance to each of our QSR brands, addressing television, radio, billboard and social media channels. In China, the expansion of our business has led to increased penetration and brand awareness, and we are initiating a program of local television advertising that we intend to roll out more broadly in the future. Insights that we gather from delivery and mobile payments—both increasingly popular options in China—enable us to expand our targeted marketing campaigns and to engage with our customers more effectively. We also benefit from BKC's own existing marketing initiatives.

        We currently utilize search engine marketing and social media platforms to attract and retain customers. We also continue to invest in other digital marketing initiatives that allow us to reach our guests across multiple digital channels and build their awareness of, engagement with, and loyalty to our brands.

Government Regulation

        We are subject to various laws affecting our business, including laws and regulations concerning information security, labor, health, sanitation and safety. Each of our brands' restaurants must comply with licensing and regulation by a number of governmental authorities, which include restaurant operation, health, sanitation, food safety and fire agencies in the country, province and/or municipality in which the restaurant is located. To date, we have not been materially adversely affected by such licensing and regulation or by any difficulty, delay or failure to obtain required licenses or approvals. We are also subject to tariffs and regulations on imported commodities and equipment and laws regulating foreign investment, as well as anti-bribery and corruption laws. For a discussion of risks relating to national, provincial and local regulation of our business, see "Risk Factors—Legal and Regulatory Risks—Government regulation could adversely affect our financial condition and results of operations."

Regulations Relating to Dividend Distribution

  Turkish Dividend Regulation

        In accordance with Turkish law, the distribution of profits and the payment of any annual dividend in respect of the preceding financial year is recommended by each Turkish subsidiary's board of directors each year for approval by its shareholders at the annual ordinary general assembly meeting. Dividends are payable in the form determined at the annual general assembly meeting. Net profits are calculated in accordance with the Turkish Commercial Code and the relevant subsidiary's articles of association after deducting all expenses, depreciation and similar payments and setting aside legally required reserves, taxes and the previous year's losses, if any, from the revenue for the prior fiscal period.

        According to the Turkish Commercial Code and the articles of association of each Turkish subsidiary, net profits are allocated in the following order:

  •
  5% of the net profits is set aside each year as first legal reserves, until the aggregate amount of such legal reserves reaches 20% of the paid-in capital;

  •
  an amount equal to 5% of the paid-in capital shall be distributed to its shareholders as first dividend;

  •
  hereinafter, the annual general assembly, at its discretion, determines the distributable dividends that may be either distributed to the shareholders as second dividend (subject to setting up the second legal reserves as described below) or set aside for contingency reserves; and

  •
  10% of the total amount to be distributed to the shareholders, as described in the bullet above, shall be set aside as second legal reserves.

Unless otherwise ordered by the Articles of Association, distributions are made to each shareholder pro-rata to its shareholding in the company. Companies are entitled to make advance distributions to its shareholders if a general assembly resolution is adopted in this regard.

  Chinese Dividend Regulation

        The Chinese laws, rules and regulations applicable to our Chinese subsidiaries permit payments of dividends only out of their accumulated profits, if any, determined in accordance with applicable accounting standards and regulations. In addition, under Chinese law an enterprise incorporated in China is required to set aside at least 10% of its after-tax profits each year, after making up previous years' accumulated losses, if any, to fund certain statutory reserve funds, until the aggregate amount of such a fund reaches 50% of its registered capital. As a result, our Chinese subsidiaries are restricted in their ability to transfer a portion of their net assets to us in the form of dividends. At the discretion of our board of directors, as enterprises incorporated in China, our Chinese subsidiaries may allocate a portion of their after-tax profits based on China accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends.

Regulations Relating to Taxation

  Turkey Taxation

  Corporate Taxation

        Under the provisions of the Turkish Corporate Tax Law (Law No: 5520, effective from January 1, 2006), an enterprise with its legal and/or business center in Turkey is regarded as "tax resident" and becomes subject to Turkish corporate tax on income derived from sources both inside and outside Turkey. The term "business center" refers to the "effective place of management" of a legal entity which may be established outside of Turkey. A corporate tax rate of 20% applies to all corporate tax payers, regardless of type of legal entity. There are certain incentives, such as exemption from corporate tax or application of reduced corporate tax rate, under the Turkish tax regime subject to the fulfillment of conditions stipulated in such incentive regulations. A non-resident entity who derives income from a Turkish source is also subject to corporate tax, at the same rate of 20%, however limited to such Turkish sourced income only. Turkish corporate tax law also requires that various payments (including but not limited to dividends, interests, royalties and professional service fees) from Turkish resident entities to foreign entities be taxed through a withholding mechanism, to be deducted and paid by the Turkish resident entity on behalf of the foreign entity's corporate tax obligation.

        The Turkish subsidiaries, as well as TFI, are regarded as Turkish tax residents by virtue of their incorporation in Turkey, and are subject to Turkish corporate tax on their worldwide income at the rate of 20%, unless a specific exemption or deduction is applicable under the respective laws. Reasonable expenses that are actually incurred, properly documented and related to the generation of its income can be deducted for corporate tax purposes, including but not limited to the interest and other borrowing expenses, amortization of land and intangible rights and depreciation of buildings and fixed assets etc., subject to the provisions and restrictions under the respective tax laws and regulations.

  Value-Added Tax, or "VAT"

        Under the provisions of the Turkish VAT Law (Law No: 3065, effective from January 1, 1985), deliveries within the scope of commercial, industrial, agricultural and professional service activities as well as all type of import of goods and services are subject to VAT. The general rate of VAT is 18% whereas as the reduced rates of 1% and 8% have been defined for certain type of deliveries and services. The input VAT paid by the taxpayers is fully recoverable against the output VAT collected from sales. The VAT declaration has to be filed on a monthly basis where the excess output VAT is payable to the tax authorities. In case of excess input VAT, the balance is carried to future months as recoverable VAT but not paid back in cash except for certain activities defined in the VAT Law that give entitlement to VAT refund. Our main operations in Turkey, which comprise the sale of meals through restaurants and similar chains, are subject to a reduced VAT rate of 8% whereas the purchases and costs made for such operations incur VAT at rates of 1%, 8% and 18%.

  Stamp Duty, or "SD"

        Under the provisions of Turkish SD Law (Law No 488, effective from July 11, 1964), various documents (included in the List I attached to the SD Law) which are signed in Turkey are subject to SD. Documents which are signed outside of Turkey may also be subject to Turkish SD if those documents are submitted to the official authorities, are subject to an endorsement or have in general benefited from provisions in Turkey. There are various exemptions and exclusions from the application of SD (included in the List II attached to the SD Law). The SD applies at different rates, from 0.189% to 0.948%, based on the monetary value(s) stipulated in those documents while some documents are subject to a fixed SD amount. Generally, agreements and similar contractual documents are subject to SD at 0.948% unless an exemption is applicable under the SD Law. However, the maximum SD payable on a document is capped at a ceiling which is TL 1,865,946.80 for the fiscal year 2017.

        A specific exemption applies to exempt documents related to establishment, capital increase or transfer of shares of capital companies as well as investment funds. Therefore, the sales of shares and ADSs are not subject to Turkish SD.

  Repatriation of Dividends from our Turkish Subsidiaries

        Cash dividends paid by our Turkish subsidiaries to foreign shareholders (both individual and corporate) or Turkish individual shareholders are subject to withholding tax at 15%, to be deducted from dividend payments and remitted to Turkish authorities by the Turkish company paying the dividends. Cash dividends paid by our Turkish subsidiaries to a corporate shareholder who is registered for taxes in Turkey (such as TFI Turkey) are exempt from withholding tax. Also, such dividend income received by the corporate shareholder who is registered for taxes in Turkey (such as TFI) is are exempt from corporate tax in the accounts of the receiving entity. The dividend withholding tax rate of 15% applicable to foreign shareholders may be reduced under the provisions of double tax treaties of Turkey. However, such reduced rates provided under the double tax treaties are not usually applicable to individual and portfolio type of investments. Therefore, final withholding tax burden for foreign shareholders should be determined by considering their residency status as well as other conditions in the respective double tax treaties.

  Taxation on Direct Disposal of Equity Interests in our Turkish Subsidiaries

        There is no separate capital gains tax law in Turkey. Under the provisions of Turkish Corporate Tax Law, gains derived by a legal entity from sale of participation shares (either in Turkey or out of Turkey) are in principle regarded as taxable income and subject to usual corporate tax at rate of 20%. However, under a specific exemption in Turkish Corporate Tax Law, 75% of gains derived from sale of participation shares which have been held for more than 2 years are exempted from corporate tax, hence the effective tax rate is reduced to 5% (which is the 20% corporate tax on the remaining 25% of taxable gains) provided that such exempted gains are not distributed from the company for the following 5 years. There is also a specific exemption for capital gains derived from disposal of foreign subsidiary shares, where 100% of such gains may be exempted from corporate tax subject to certain conditions defined in the relevant section of the Turkish Corporate Tax Law.

        Transfers of shares by legal entities in Turkey are, in principle, in the scope of Turkish VAT Law, but a specific VAT exemption applies to transfers of shares of joint stock corporations (Anonim Sirket) or transfer of participation rights of limited liability corporations (Limited Sirket) that have been held for more than 2 years. Transfers of shares by individual shareholders are not in the scope of Turkish VAT.

        Agreements related to transfers of shares are, in principle, in the scope of Turkish SD Law, but a specific exemption from SD applies on documents related to the establishment, capital increase and transfer of shares of capital companies and investment funds.

  Chinese Tax

        Enterprise Income Tax.    Under the EIT Law and its implementation rules, effective on January 1, 2008, a PRC resident enterprise shall be subject to PRC enterprise income tax in respect of its taxable income derived from sources inside and outside China. The term "PRC resident enterprise" refers to any enterprise established in China and any enterprise established outside China with a "de facto management body" within China. Enterprises organized under the laws of jurisdictions outside the PRC, are subject to PRC enterprise income tax at the rate of 25% for income derived from or accruing in the PRC by its establishment or place of business established in China and for income derived from or accruing outside the PRC with which the establishment or place of business has a de facto relationship. A non-PRC resident enterprise which does not have a permanent establishment in the PRC, should be subject to PRC enterprise income tax for income derived from or accrued in the PRC at the tax rate of 10% (unless preferential treatment is provided for in an applicable tax treaty). If it has a permanent establishment in the PRC but the income derived from or accruing in the PRC does not have a de facto relationship with that permanent establishment, the tax rate of 10% shall also apply (unless preferential treatment is provided for in an applicable tax treaty).

        Our Chinese subsidiaries are regarded as PRC resident enterprises by virtue of their incorporation in China, and should generally be subject to PRC enterprise income tax on their worldwide income at the enterprise income tax rate of 25%, unless reduced or exempted under certain specific qualifying criteria. Reasonable expenses that are actually incurred and are related to the generation of its income can be deducted for enterprise income tax purposes, including but not limited to the interest and other borrowing expenses, amortization of land use rights and depreciation of buildings and fixed assets etc., subject to certain restrictions.

        Value-Added Tax, or VAT, and Local Surcharges.    Effective from May 1, 2016, VAT replaced the 5% Business Tax that has historically applied to certain restaurant sales, pursuant to the Circular of Full Implementation of Transferring Business Tax to Value Added Tax Reform ("Circular 36") jointly issued by the Ministry of Finance and the SAT. The 6% VAT rate applies to general VAT payers (VAT amount = output taxable income × 6%—deductible input VAT), while the 3% VAT rate applies to small-scale VAT payers (VAT amount = the taxable income × 3%). Deductions and exemptions may be applied for VAT under certain specific situations. Local surcharges include City Construction and Maintenance Tax (tax rates ranging from 1% to 7%), Education Expense Surcharge (at a rate of 3%) and Local Education Expense Surcharge (at a rate of 2%). The local surcharges are calculated based on the amount of the paid VAT.

        Stamp Duty, or SD.    According to PRC tax regulations, dutiable documents concluded or received within the PRC shall be subject to SD. Taxable documents which have legal binding force within the PRC and are protected by the PRC laws are treated as "concluded or received within the PRC". In general, dutiable documents such as sales contracts, property transfer contracts, loan contracts with banks or other financial institutions, property leasing contracts etc. These documents should be subject to SD calculated from 0.005% to 0.1% on the contracting value by each party concluding or receiving such business documents.

        Repatriation of Dividends from our Chinese Subsidiaries.    Dividends (if any) paid by our China subsidiaries to their direct offshore parent company should be subject to PRC withholding income tax at the rate of 10%, provided that such dividends are not effectively connected with any establishment or place of the offshore parent company in China. A preferential tax rate may be applied pursuant to provisions of any applicable tax treaties entered into between China and the country or region where the direct offshore parent company is located.

        Gains on Direct Disposal of Equity Interests in our China Subsidiaries.    Under the EIT Law and its implementation rules, gains derived by non-PRC resident enterprises from sale of equity interests in a PRC resident enterprise should be subject to Chinese withholding income tax at the rate of 10% except where a tax treaty exemption is available. SD is also payable upon the direct transfer of equity interest in a PRC resident enterprise. The SD is calculated at 0.05% of the transfer value, payable by each of the transferor and transferee if the dutiable documents are concluded or received within the PRC. We may be subject to these PRC taxes in the event of any future sale by us of a Chinese resident enterprise.

Employees

        As of September 30, 2017, we employed 33,432 persons, of whom 46.2% are located Turkey and 53.8% are located in China. Approximately 94% of our employees as of December 31, 2016 were restaurant team members who were employed on a full- or part-time basis with their pay calculated based on their service hours. We believe that we provide working conditions and compensation that compare favorably with those of our principal competitors. We consider our employee relations to be good. One employee of our subsidiary Ekmek is unionized; none of our other employees are unionized. Wage rates for a substantial number of our employees are at or slightly above the minimum wage. The vast majority of our employees are not represented by unions. See "Risk Factors—Risks Related to Our Business—Risks to our Margins—If labor costs increase, we may not be able to make a corresponding increase in our revenue and our profitability may decline."

Properties

        As of December 31, 2016, we lease land, buildings or both for 905 restaurants in Turkey and 507 Company-operated restaurants in China.

        Restaurants in Turkey are generally leased for initial terms of 10 years and generally do not have renewal options. Restaurants in China are generally leased for initial terms of 10 years and generally do not have renewal options. We hold the real estate leases for all of our Company-operated restaurants. As of December 31, 2016, the average size of our restaurants is approximately 208 square meters in Turkey and 258 square meters in China.

        We also own a total of 308,803 square meters, in connection with the operations of our Ecosystem companies.

        We lease our corporate headquarters and test kitchen facilities in Istanbul. Additional information about our properties is included in Note 11 of the Consolidated Financial Statements.

        We believe that our properties are generally in good operating condition and are suitable for the purposes for which they are being used.

Legal Proceedings

        We are regularly subject to various lawsuits and legal proceedings in the ordinary course of our business. We believe that the ultimate liability, if any, in excess of amounts already provided for these matters in the Consolidated Financial Statements, is not likely to have a material adverse effect on our annual results of operations, financial condition or cash flows. Claims that we face from time to time include, but are not limited to, claims from landlords, employees, intellectual property and others related to operational, contractual or employment issues.

Corporate Information

        Our affairs are governed by the provisions of our articles of association, as amended and restated from time to time, and by the provisions of applicable Turkish law, including the Turkish Commercial Code. Our company's registered number in Turkey is 331759.

        Our registered office is at Dikilitaş Mahallesi Cad. A Blok No. 109, Beşiktaş Istanbul. Our telephone number at this address is +90 (212) 310 48 99. We have no separate principal executive office.

Our Corporate Structure

MANAGEMENT

        Below is a list of the names and ages, as of January 25, 2018, of our board of directors and senior management and a description of the business experience of each of them. Unless otherwise stated, the business address for all directors and officers is c/o TFI TAB GIDA YATIRIMLARI A.Ş. Dikilitaş Mahallesi Cad. A Blok No. 109, Beşiktaş, Istanbul, Republic of Turkey.

Name	Age	Position
Erhan Kurdoğlu(1)	53	Director and Chairman of the Board
Korhan Kurdoğlu(1)	51	Director, Vice Chairman of the Board and Chief Executive Officer
Fazıl Emre Akıncı	49	Director
Elmas Melih Araz	69	Director
Erhan Cansu	57	Director
Recep Caner Dikici	57	Director
Alfred Herman Drewes	62	Director
Ömer Faruk Işık(2)	53	Director
Thomas B. Mangas	50	Director
Ekrem Özer	36	Chief Financial Officer
Serkan Erleblebici	34	Principal Accounting Officer
Serdar Güngör	40	General Manager of Ata Express
Veli Emir Işık(2)	52	Chief Marketing Officer
Kübra Erman Karaca	58	Chief Technology Officer
Seçil Kurdoğlu	37	Chief Executive Officer of Reklam Üssü and Chief Marketing Officer of TAB Gıda
Dervis Celalettin Oktay	58	Chief Executive Officer of Fasdat Gıda
Orhan Ümit Zuvin	55	Chief Executive Officer of Burger King (China) Holding Co., Ltd.

(1)
Erhan Kurdoğlu and Korhan Kurdoğlu are brothers.

(2)
Not related.

Board of Directors and Senior Management

        Erhan Kurdoğlu has served as Chairman of the board of directors since founding TFI. Mr. Kurdoğlu worked as Assistant General Coordinator at Ata İnşaat Sanayi ve Ticaret A.Ş. from 1987 to 1991 before founding Ekur İnşaat Sanayi ve Ticaret A.Ş. in 1993. After founding TFI in 1994, TFI acquired the rights to Burger King in Turkey in 1995. Also in 1995, he founded Fasdat Gıda Dağıtım Sanayi ve Ticaret A.Ş. as the first Ecosystem company. Mr. Kurdoğlu has a Bachelor's degree in Civil Engineering from the University of Miami.

        Korhan Kurdoğlu has served on the board of directors as Vice Chairman since founding TFI. He is a founding member and shareholder of TFI and also serves as Chief Executive Officer. He is a member of the board of directors for numerous companies owned or controlled by the Kurdoğlu family and a founding shareholder of 35 companies. Mr. Kurdoğlu also serves as a member of Dış Ekonomik İlişkiler Kurulu (External Economic Relations Board) in Turkey and is the President of China Network at the Turkish Industry and Business Association (TUSIAD). He graduated with a Bachelor's degree in Civil Engineering from the University of Miami in 1987 and also holds a Masters degree in International Affairs from Columbia University.

        Fazıl Emre Akıncı has served on the board of directors since 2016 and represents the interests of the Üründül family on TFI's board. Mr. Akıncı has served as Chief Executive Officer of Üründül

Enerji Yatırımları A.Ş. since 2009. Before 2009, Mr. Akıncı served as an executive board member of Unit Investment N.V., an energy investment company operating in eastern Europe and Turkey with an asset size of around US$2 billion. He has a Bachelor of Science Degree in Management from Bilkent University and an Executive Master's Degree of Business Administration from Koç University.

        Elmas Melih Araz has served on the board of directors of TFI since 2013 and on the board of directors of China Holdings since 2012. Mr. Melih Araz has been with the Ata Group, a leading privately-owned group with investments mainly in the food and QSR industry, investment banking and real estate development, since 2006. Prior to joining the Ata Group, he worked at Interbank A.S., where he served as Chief Executive Officer for eight years. He previously worked at Citibank N.A., where he served for twelve years there in various roles, including as an FX and Money Market trader in Bahrain, head of the Corporate Banking Group in Turkey, and in New York within Citibank's Credit Supervision EMEA Division. Mr. Melih Araz also sits on the board of Enka A.S., a leading contracting real estate development and energy conglomerate in Turkey. Previously, he served as an independent director of two other public firms in Turkey: Zorlu Energy A.S., an energy company that is part of the Zorlu Group, and Senocak A.S., an appliance manufacturer. He holds a Bachelors of Arts degree in Economics and Public Finance from Ankara University, School of Political Sciences and Master's Degree in Business Administration from Kelley School of Business. He also attended Harvard Business School's Program of Management Development.

        Erhan Cansu has served on the board of directors since 2016. Mr. Cansu has also served as Chief Executive Officer of our bread production subsidiary, Ekmek Unlu Gıda Sanayi ve Ticaret A.Ş., since 2007, and our meat processing subsidiary, Ekur Et Entegre Sanayi ve Ticaret A.Ş., since 2015. Since 2012, Mr. Cansu has also served on the board of directors for AtaKey Patates Gıda Sanayi ve Ticaret A.Ş. He is an executive officer of Ekur Insaat Sanayi ve Ticaret A.Ş. and MES Mutfak Ekpmanları Sanayi ve Ticaret A.Ş. Since joining the TFI group, he has overseen the establishment of four food manufacturing facilities. Previously, Mr. Cansu worked for ten years in the building automation field at Alarko Sanayi ve Ticaret A.Ş.. He also serves as a member of the board of trustees of TEGV (Educational Volunteers Foundation of Turkey) on behalf of Ekur Insaat Sanayi ve Ticaret A.Ş. He received his Bachelor of Science in electrical engineering from Istanbul Technical University and his Master's Degree in Business Management (Honors) from Istanbul University, where he was ranked first in his class.

        Recep Caner Dikici has served on the board of directors since 2016 and has worked as a member of the TFI Group since 2004. Prior to 2004, he worked for Ata Holding A.Ş. as the founder of KOÇ-ATA farm. Mr. Dikici has also previously managed the wood factory operations for Ata Holding A.Ş. From 1984 to 1995, he worked at EGES A.Ş. and was an analyst in the research and development department of Simko Koltuk A.Ş., an office equipment supplier, in 1983. Mr. Dikici has a Bachelor of Science in Electrical and Electronics Engineering from Middle East Technical University and a Master of Science in Electrical Engineering from the Michigan Technological University.

        Alfred Herman Drewes joined our board of directors in November 2017 and is an independent board member serving as the Chairman of our audit committee. Mr. Drewes previously served as the Chief Operating Officer of the Sun Products Corporation. Before that, he held positions as Senior Vice President and Chief Financial Officer of The Pepsi Bottling Group a Inc., a NYSE listed company and as Senior Vice President and Chief Financial Officer of Pepsi-Cola International. Mr. Drewes has also served as a director of the Meredith Corporation. He holds a Masters of Business Administration degree from the Columbia University Graduate School of Business. He also holds a Bachelor of Science in Electrical Engineering from the University of Massachusetts, Amherst.

        Ömer Faruk Işık has served on the board of directors since 2016 and has been the Chief Executive Officer of Ata Holding A.Ş. since 2015. Prior to 2015, Mr. Faruk Işık has over 30 years of experience in banking and other industries, including serving as Chief Executive Officer of UNIT International BV, and prior to that, as Chief Executive Officer of Galatasaray Sports Club. He was also the founder and managing partner of Fokus Yatırım Holding A.Ş. He has also previously served as Chief Operations Officer and Chairman of Bank of America Merrill Lynch Bank—Turkey from September 2006 through July 2010, Chief Executive Officer of Ata Holding A.Ş. from 1995 through 2006, Chief Executive Officer of Denizbank in Cyprus from 1994 through 1995, Executive Vice President of Marbank from 1993 through 1994 and audit manager of Arthur Andersen & Co. from 1987 through 1993. He received his Bachelor of Business Administration from Bosphorus University and a Bachelor of Arts in History from Istanbul University.

        Thomas B. Mangas joined our board of directors in November 2017 and serves as an independent member on our audit committee and chairs the Corporate Governance and Risk committees. He is the founder and Chief Executive Officer of Dado Inc., a real estate technology start-up, and he serves on the Board of Trustees of the Strada Education Network, where he is a member of their audit and compensation committees. He also serves as a director and the chair of the Audit Committee of ATD Corporation, the indirect parent of American Tire Distributor Holdings Inc., a leading replacement tire distributor in the United States. From December 31, 2015 to September 23, 2016, Mr. Mangas was the Chief Executive Officer of Starwood Hotels & Resorts Worldwide, Inc, and also served as its Executive Vice President and Chief Financial Officer from September 2014 to December 2015. Previously, he served as Executive Vice President & Chief Executive Officer of Armstrong Floor Products, a division of Armstrong World Industries, Inc., a designer and manufacturer of floors and ceilings, from November 2013 to September 2014, and as Senior Vice President & Chief Financial Officer of Armstrong World Industries, Inc. from February 2010 to November 2013. Mr. Mangas spent 20 years at The Procter & Gamble Company, a global consumer packaged goods company, in progressively senior roles and, from August 2008 to January 2010, served as Vice President, Finance & Accounting for the Global Beauty & Grooming business of The Procter & Gamble Company. Mr. Mangas earned his bachelor's degree in Economics and History in 1990 from the University of Virginia, where he was elected to the Phi Beta Kappa honorary society.

        Ekrem Özer has served as Chief Financial Officer since July 2013. Mr. Özer has previously served as a Director in KPMG's Advisory Practice, where he advised clients on transactions, primarily in mergers and acquisitions. He also previously worked for PricewaterhouseCoopers in Istanbul and London, with a focus on retail and private equity clients. He holds a Bachelor of Sciences degree in Business from Indiana University, Bloomington.

        Dervis Celalettin Oktay has served as Chief Executive Officer of Fasdat Gıda since its establishment in 1995. Prior to 1995, Mr. Oktay co-founded and managed Oktay Proje LC, where he remains a partner today. He also served as the logistics manager for Garanti Koza Construction Company between 1990 and 1992. From 1986 to 1992, he worked as a sales engineer at ENKA marketing and then as logistics manager at Brega New Town and Benghazi End Reservoir Project in Libya and at Bamka Dam in Iraq. Mr. Oktay holds a Bachelor of Science in Engineering from İstanbul Technical University.

        Veli Emir Işık has served as our Chief Marketing Officer since July 2017. Prior to joining TFI, he served as Chief Operating Officer from 2014 to 2017 in J. WalterThompson Istanbul, one of the most prestigious brand strategy and communication agencies in the country. He also served as Vice President, Global Strategy Director in Leo Burnett, Chicago from 2012 to 2013 where he led the strategic marketing efforts for Samsung. Mr. Emir Işık has a Bachelor of Science in Business Administration from Orta Doğu Teknik University/Middle East Technical University Ankara and a Master of Music in Voice from the Manhattan School of Music in New York.

        Kübra Erman Karaca has served as Chief Technology Officer since 2014. Previously, Ms. Erman Karaca has served as Chief Executive Officer of TradeSoft (ATP), Deputy General Manager of TradeSoft (ATP), Executive Vice President—Information Technology of Körfezbank and IT Manager of

Körfezbank. She has also worked as Project Coordinator for Aknet—Akbank, Project Manager for Garanti Technology—Garanti Bank and Systems and Applications Programmer for Bilpa—Yapi Kredi Bank. She also serves as Chairman of the Board for TÜBİSAD (Turkish Informatics Industry Association). Ms. Erman Karaca holds a Bachelor of Science in Mathematics and a Master of Science in Computer Engineering from Ege University, graduating as the top student at the Masters level in her year.

        Serdar Güngör has served as the General Manager for Ata Express since December 2016. Between May 2015 and December 2016, he served as the Director of Delivery for TFI. Before joining TFI, Mr. Güngör was the Director of Customer Experience at Turkcell Superonline, and prior to that, the Head of Customer Experience at Turkcell İletişim Hizmetleri A.Ş. He has also previously worked as Operating Manager for Turkcell Global-Bilgi. He graduated from Istanbul University with a Bachelor of Science in Business Administration and Management and has a Master of Science in Psychology from Istanbul Commerce University.

        Seçil Kurdoğlu has served as the Chief Executive Officer of Reklam Üssü and the Chief Marketing Officer of TAB Gıda since 2015. Ms. Kurdoğlu joined TFI in 2004 as brand manager. In 2008, she was promoted to Marketing Manager of the Burger King and Arby's brands. She has a Bachelor of Science degree from the Food Engineering Department of İstanbul Technical University and a Master's degree in Business Administration from Koç University.

        Orhan Ümit Zuvin has served as the Chief Executive Officer of Burger King (China) Holding Co., Ltd. since 2015, where he reports to the board of directors of TFI and has full responsibility for executing the development and ongoing operations of our QSR China business. Prior to this, he served as the Chief Executive Officer of Reklam Üssü. Over the course of his career, he has held various positions in operations and marketing in the restaurant sector. Mr. Ümit Zuvin graduated from Eskisehir University School of Business Administration with a Bachelor's degree.

        Serkan Erleblebici has served as our Principal Accounting Officer since 2013. Prior to this, he worked a Financial Reporting and Consolidation Manager at Ata Holding A.Ş. He graduated with a Bachelor of Arts in Business Administration from Hacettepe University in 2005.

Nomination and Terms of Directors

        After the expiration of their current terms of office, our directors will serve one-year terms. Our director's current terms of office will end on August 4, 2019. Unless otherwise determined by the shareholders in a general meeting, our board of directors will consist of a maximum of 9 directors, at least two of which shall be independent members bearing the requirements set forth under Communiqué on Corporate Governance Principles promulgated by the Turkish Capital Markets Board.

        Director nominees will be elected at our annual general meeting of shareholders. The meeting quorum for such meeting will be the presence of shareholders holding 25% of the shares; the decisions will be taken by the affirmative votes of the holders of simple majority of shares present in the meeting.

        If a director nominee is not elected by our shareholders or resigns from our board of directors for any reason, our board of directors may appoint an interim director to serve until our next scheduled general meeting of shareholders. If approved by the next scheduled general meeting of shareholders, such interim director will continue its duty for the remainder of the term of the original director who resigned. Otherwise, the general meeting of shareholders will elect another replacement director nominee for the remainder of the term of the original director who resigned. A member of our board of directors whose term of duty has expired may be re-elected.

Audit Committee

        Our board of directors is assisted by the Audit Committee. The Audit Committee consists of a minimum of two independent board members, as permitted by the requirements of Nasdaq because an audit committee consisting of two independent members does not violate Turkish law.

        The Audit Committee consists of Messrs. Drewes (chair) and Mangas.

        The Audit Committee assists our board of directors in its responsibility for oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements and environmental and social responsibilities, (iii) the statutory auditors' qualification and independence, and (iv) the performance of the independent audit firm and our internal audit function. The Audit Committee is entitled to review information on any point it wishes to verify, and is authorized to acquire such information from any of our employees. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent audit firm. It also establishes procedures for confidential complaints regarding questionable accounting or auditing matters. It is also authorized to obtain independent advice, including legal advice, if this is necessary for an inquiry into any matter under its responsibility. It is entitled to call on the resources that will be needed for this task. It is entitled to receive reports directly from the independent audit firm, including reports with recommendations on how to improve our control processes.

        The Audit Committee holds meetings at least once every fiscal quarter. The Audit Committee's members are appointed by the Board from among the independent directors. Each of our Audit Committee members are independent under Rule 10A-3 under the Exchange Act. The members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the Exchange Act and the Nasdaq Global Select Market. Moreover, our board has determined that Mr. Drewes is an Audit Committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the Nasdaq Global Select Market. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and the Nasdaq Global Select Market. You are able to view our Audit Committee Charter on the corporate governance section of our website.

Risk Committee

        The Risk Committee consists of a minimum of two board members, a majority of which shall be the non-executive members of our board of directors. The members of the Risk Committee are elected from among the members of our board of directors or persons, not necessarily a member of the board of directors, but possessing the required skills for this position. Our Risk Committee consists of Messrs. Mangas (chair), Cansu and Işık. This committee is responsible for the early detection of risks that pose a threat to the existence, development and continuation of the Company. Our Risk Committee conducts a review of the Company's risk management policies at least once a year.

Corporate Governance Committee

        The Corporate Governance Committee consists of a minimum of two board members, a majority of which shall be the non-executive members of our board of directors. The members of the Corporate Governance Committee are elected from among the members of our board of directors or persons, not necessarily a member of the board of directors, but possessing the required skills for this position. Our Corporate Governance Committee will consist of Messrs. Mangas (chair), Araz, and Dikici. In addition, our CEO, Mr. Korhan Kurdoğlu, participates in meetings of the Corporate Governance Committee as an observer. Our Corporate Governance Committee is responsible for periodically reviewing the application of corporate governance principles by our board of directors and making recommendations to the board on corporate governance matters. Our Corporate Governance Committee also carries out the functions of a compensation committee, advising the board on compensation policies for the board and executives.

Current Executive Compensation Arrangements

        For 2016, we paid and accrued aggregate fees, salaries and benefits (excluding equity-based grants) of up to approximately TL 6.7 million to our directors and executive officers as a group. For 2017, the corresponding figure was approximately TL 7.7 million. There was no deferred or contingent compensation accrued for those years payable to director or executive officers other than that included in the respective figures given. Such benefits do not include equity-based grants made in either 2016 or 2017, as none of the recipients of such grants were directors or executive officers of the Group. We have not entered into any service contracts with our directors to provide for benefits upon termination of employment.

        As of the end of 2016, no accruals had been made under the TFI's long-term incentive plan. For information regarding equity-based grants to directors and executive officers at or around the time of this Offering, and for a description of the plan, see "—Equity Compensation."

        We have taken out directors & officers liability insurance that covers our directors and officers from liabilities that arise in connection with performing their duties and our liabilities in connection with our directors' and officers' performance of their duties. The coverage amount is US$25 million (plus US$3 million for non-executives), and the insurance is provided by Chubb European Group Ltd.. The policy is scheduled to expire on November 27, 2018, and we intend to renew this insurance based on the terms and conditions offered at the time.

Equity Compensation

        Long Term Incentive Plan. TFI sponsors the Long Term Incentive Plan, or the LTI Plan, in which selected directors, executive officers and employees at TFI and our affiliates are eligible to participate. The purposes of the LTI Plan are to help us enhance the drive for future growth and success, align the interests of participants with our long-term business objectives and the interests of shareholders, attract, retain and reward participants, and incentivize a successful IPO.

        The LTI Plan is administered by our board of directors, or the Plan Administrator. The Plan Administrator has full power and authority to interpret the LTI Plan, designate participants, determine the type of awards and number of shares to be granted to participants, determine the terms of conditions of awards and make any other determination it deems necessary or desirable for the administration of the LTI Plan.

        The LTI Plan provides for grants of equity-based awards over TFI ordinary shares. The types of awards available for grant under the LTI Plan are: share awards, performance share awards and SARs, which are each subject to vesting conditions, as described below. Share awards are awards of full shares of TFI that are subject to time-based vesting and are generally subject to the payment of an exercise fee. Performance share awards are share awards that are subject to performance-based vesting. SARs are granted with an exercise price, as determined by the Plan Administrator, may be subject to time-based or performance-based vesting and expire after such period as determined by the Plan Administrator, not to exceed ten years. SARs are settled in shares at the time of exercise.

        The LTI Plan consists of two separate long-term incentive programs: one for awards to be granted in connection with, and at the time of, this offering, or the IPO Awards, and one for awards to be granted each year following this offering, or the Continuing Awards. In addition, as described below, participants in the China Holdings Equity Agreements may elect to convert their China Holdings share awards into share awards under the LTI Plan.

        The LTI Plan provides for the grant of IPO Awards in the form of share awards to participants in advance of this offering. Of the IPO Awards made under the LTI Plan, 40% (or an aggregate of 9,823,702 shares) are vested upon grant, 30% (or an aggregate of 7,365,464 shares) vest in December 2019, and 30% (or an aggregate of 7,365,464 shares) vest in December 2020.

        After the end of the fiscal year in which this offering takes place, the LTI Plan provides for the grant of Continuing Awards, in the form of performance-based share awards and performance-based SARs, to be granted each year at the discretion of the Plan Administrator. The share awards and SARs will each cliff vest after three years based on performance metrics established by the Plan Administrator, with an earn-out range of 85% to 115% of the target award. We expect that the performance metrics for the Continuing Awards will include our three-year Adjusted EBITDA target.

        In the event the participant resigns or is terminated by the Company due to "cause" or an "actionable termination," any unvested awards under the LTI Plan are forfeited. In the event the participant is terminated due to death or disability or without "cause" or due to an "actionable termination," a pro-rata portion of the unvested awards that would have vested on the next vesting date, based on the number of days elapsed since the last vesting date, will vest, and all other unvested awards will be forfeited.

        China Holdings Employee Share Purchase Rights Agreements.    As of 2015, China Holdings entered into Employee Share Purchase Rights Agreements (as amended as of May and June 2016), or the China Holdings Equity Agreements, with five participating executives of Burger King (Shanghai) Restaurant Company Ltd. (a subsidiary of China Holdings), who also serve as special consultants to China Holdings, pursuant to which such participants are eligible to pay a nominal purchase price to receive grants of China Holdings share awards, subject to certain vesting conditions. In connection with this offering, TFI has offered the participants in the China Holdings Equity Agreements with the option to continue their participation in the China Holdings Equity Agreements or to convert their outstanding vested China Holdings share awards under those agreements to share awards under the LTI Plan that are vested, in part, upon grant and otherwise vest in equal installments in December 2018 and December 2020. If participants convert all of their existing China Holdings share awards to share awards under the LTI plan, such awards shall constitute approximately 1.16% of TFI ordinary shares post-award.

Share-Based Awards Held by Our Directors and Officers

        In January 2018, we issued an aggregate of 9,823,702 ordinary shares to 18 of our Turkey-based directors, executive officers and employees as IPO Awards under the LTI Plan, against capital contributions by them in cash in the amount TL 9,823,702, or the nominal value of TL 1.00 per share. On the same date, we also granted to such Turkey-based directors, executive officers and employees future IPO Awards in an aggregate number of 7,365,464 ordinary shares vesting December 2019 and a further aggregate number of 7,365,464 ordinary shares vesting December 2020.

        In addition, we have agreed to make future share awards to ten of our China-based executive officers and employees in exchange for vested share awards for shares in our consolidated subsidiary China Holdings pursuant to our China Holdings Employee Share Purchase Rights Agreements. We have agreed to make these share awards available to such China-based executive officers and employees who elect to participate in the exchange following completion of this offering, in three tranches, comprising an aggregate number of up to 6,112,226 ordinary shares that will be vested upon grant, a further aggregate number of up 9,168,340 ordinary shares vesting December 2018, and a further aggregate number of up to 9,168,340 ordinary shares vesting December 2020.

        We expect to incur compensation-related expense as a result of such awards in an amount between TL 33 million and TL 42 million in January 2018.

Board Leadership Structure and Qualifications

        Pursuant to the Turkish Commercial Code and our Articles of Association, our board of directors is responsible for our management and will consist of a maximum of 9 directors, at least two of which shall be independent members bearing the requirements set forth under the Communiqué on Corporate Governance Principles promulgated by the Turkish Capital Markets Board. Under the Turkish Commercial Code, each director may not serve for a term longer than three years, though re-elections of such directors are permitted. It is our policy to ensure that our board members are fit to direct our business with discretion and professional expertise. Our Board members possess unique skills, experience and knowledge that are key to understanding our business and managing our continued growth.

Global Anti-Corruption Policy and Whistleblower Protection Policy

        We have adopted a Global Anti-Corruption Policy and a Whistleblower Protection Policy, which are applicable to all of our directors, executive officers and employees. We will make our Global Anti-Corruption Policy and our Whistleblower Protection Policy publicly available on our website, www.tabfoods.com, prior to the completion of this offering.

Foreign Private Issuer Status

        Matters related to corporate governance in Turkey are regulated by the Turkish Commercial Code, or the TCC. Because the Company will not be listed on Borsa Istanbul, it will not be a publicly held company for purposes of the Turkish Capital Markets Laws and Regulations unless and until the number of shareholders holding our ordinary shares amounts to 500 or more and such number is confirmed by the attendance of such number of shareholders in person or by proxy at a general assembly of shareholders. Owners of our ADSs are considered shareholders for this purpose.

        TFI has chosen to voluntarily adopt, by amending its Articles of Association, some of the principles to which publicly held companies are subject under Turkish Capital Markets Laws and Regulations, namely the requirements that:

  •
  Two members of the Board of Directors be independent in accordance with the requirements of Turkish Capital Markets Laws and Regulations; and

  •
  The Board of Directors establish an Audit Committee, Risk Committee and Corporate Governance Committee for the effective functioning of the Board of Directors pursuant to the Turkish Capital Markets Board's Communique on Corporate Governance Principles.

        However, unless and until such time as we attain publicly held company status under Turkish Capital Markets Laws and Regulations, we will not be subject to the general provisions thereof, including the Corporate Governance Communiqué numbered II 17.1, which was published in the Official Gazette dated January 3, 2014, or the CMB Principles.

        The following summarizes the main rules under the Turkish Capital Markets Laws and Regulations:

  •
  The number of independent members in the Board shall not be less than one third of the total number of the members of the board of directors. In calculating the number of independent board members, a fraction would be rounded up to the nearest integer. In any case the number of the independent board members shall not be less than two. The term of office of independent members of the board of directors is up to three years. Such members are eligible to be nominated again and re elected.

  •
  The CMB sets forth certain independence criteria for independent board members.

  •
  The following Board committees shall be established by listed companies:

  •
  Audit Committee;

  •
  Corporate Governance Committee; and

  •
  Risk Committee.

  •
  Committees should consist of at least two members. It is mandatory that both (in case of two member committees) or the majority of the members of the committees be non-executive board members except that all of the members of the Audit Committee must be independent members. Expert people who are not board members may be elected as committee members except for the Audit Committee. The chief executive officer/general manager should not hold a position at the committees. Terms of reference, working principles and members of the committees shall be determined and disclosed to the public by the board of directors.

  •
  Mandatory rules relating to enhanced shareholder information:

  •
  There are enhanced requirements as to the contents of the General Assembly notice.

  •
  A written remuneration policy for board members and senior management must be prepared. This policy must be posted on the company's website and submitted at the ordinary General Assembly as a separate agenda item for information. Payment plans, such as stock options or those based on company performance, are not used in the remuneration of independent board members. Remuneration of independent board members must safeguard their level of independence.

  •
  There are rules relating to mandatory tender offer, material transactions and related party transactions or guarantees to third parties, that:

  •
  require any person acquiring "control" of the Company within the meaning of Turkish Capital Markets Laws and Regulations to make a mandatory tender offer to the minority shareholders;

  •
  require any person acquiring 5%, 10%, 25%, 33%, 50% and 66 67% of our ordinary shares to notify both our company and the public; provide for approval by the general assembly of shareholders of any "material transactions" within the meaning of the Turkish Capital Markets Laws and Regulations;

  •
  require approval of material related party transactions by a majority of independent directors;

  •
  impose a "short-swing" profits rule on transactions in our ordinary shares by directors or senior management occurring within a six-month period;

  •
  require approval by the general assembly of shareholders of any transactions by a related parties in the same field activity as the field of activity of our Company or our subsidiaries;

  •
  require the adoption of specified policies and procedures governing the distribution of dividends; and

  •
  permit the squeeze-out of minority shareholders by any shareholder who holds more than 98% of our outstanding ordinary shares.

        These provisions would apply to us from such time as the number of shareholders holding our ordinary shares amounts to 500 or more and such number is confirmed by the attendance of such number of shareholders in person or by proxy at a general assembly of shareholders.

        The Nasdaq listing rules provide that Nasdaq may provide exemptions from its corporate governance standards to a foreign issuer when those standards are contrary to a law, rule or regulation of any public authority exercising jurisdiction over such issuer or contrary to generally accepted business practices in the issuer's country of domicile. As a foreign private issuer, we are exempt from certain Nasdaq corporate governance standards that are contrary to the laws, rules, regulations or generally accepted business practices of Turkey.

        Below is a summary of the significant differences between our corporate governance practices and those that would apply to U.S. companies under the Nasdaq corporate governance rules as of September 15, 2017:

Nasdaq Corporate Governance Rule for U.S. Issuers	Our Practice as a Foreign Private Issuer
Listed companies must have a majority of independent directors.	Our Board currently has two members who are deemed to meet the independence standards of both the SEC and CMB Principles.
Alfred Herman Drewes and Thomas B. Mangas are independent board members.
There must be regularly scheduled meetings of only the independent directors. Such meetings should occur at least twice a year.
This deviation from the requirements of Nasdaq listing rules is permitted because we are a foreign private issuer and because it is not prohibited by Turkish law. Under Turkish law, there is a distinction between executive and nonexecutive board members. Six of our nine board members are nonexecutive members. Members of the board who are not also members of management do not meet in regularly scheduled executive sessions.
This deviation from the requirements of the Nasdaq listing rules is permitted because we are a foreign private issuer and because it is not prohibited by Turkish law.

Either the company has a nominations committee or certain decisions regarding director candidates are made by a group consisting of a majority of the independent directors on the board. If the company has a nominations committee, the committee must be composed entirely of independent directors, subject to a limited exception to have one non-independent director under certain exceptional and limited circumstances.

If the company has a nominations committee, it must certify that it has adopted a written charter addressing the director nominations process and any related matters as may be required under federal securities laws.
The Corporate Governance Committee will carry out the functions of a nominations committee; the Corporate Governance Committee will not consist entirely of independent directors.

This deviation from the requirements of the Nasdaq listing rules is permitted because we are a foreign private issuer and because it is not prohibited by Turkish law.

If the company does not have a nominations committee, it must certify that it has adopted board resolutions addressing the director nominations process and any related matters as may be required under federal securities laws.

Nasdaq Corporate Governance Rule for U.S. Issuers	Our Practice as a Foreign Private Issuer
The nominations committee, or group composed of a majority of the independent directors of the board, must either select, or recommend to the board for its selection, director nominees.

Listed companies must have a compensation committee composed entirely of independent directors, with a written charter that covers certain minimum specified duties, subject to certain exceptional and limited circumstances.	The Corporate Governance Committee will carry out the functions of a compensation committee; the Corporate Governance Committee will not consist entirely of independent directors.
This deviation from the requirements of the Nasdaq listing rules is permitted because we are a foreign private issuer and because it is not prohibited by Turkish law.

Listed companies must have an audit committee that satisfies requirements set forth in Exchange Act Rule 10A-3 and additional requirements, including: (i) a minimum of three members; (ii) independence as defined in Nasdaq Rule 5605(c)(2), subject to certain exceptional and limited circumstances; and (iii) a written charter that addresses minimum duties in addition to those required by Exchange Act Rule 10A-3. In addition, if an audit committee member during the course of services becomes non-independent, the company has a cure period by the earlier of one year or the next annual meeting.
Our Audit Committee currently has two members: Alfred Herman Drewes and Thomas B. Mangas. Messrs. Drewes and Mangas are considered independent members of our board of directors under the U.S. Sarbanes Oxley Act of 2002, the rules promulgated thereunder by the U.S. Securities and Exchange Commission, the applicable Nasdaq listing rules and the updated CMB Corporate Governance Principles.

Under Turkish law, our entire board of directors is responsible for all decisions, though it may delegate responsibility for certain decisions to committees and executive officers; as a result, the Audit Committee's duties are mainly advisory. Pursuant to Turkish law, our external auditor is nominated by the board of directors upon advice of the Audit Committee and approved by our general assembly of shareholders.
The Audit Committee's charter, effective December 15, 2017 complies with the requirements of applicable CMB legislation and Exchange Act Rule 10A-3.

PRINCIPAL AND SELLING SHAREHOLDERS

        The following table sets forth information with respect to beneficial ownership of our ordinary shares as of January 25, 2018 by:

  •
  each of our directors and executive officers;

  •
  our directors and executive officers as a group;

  •
  each person known to us to beneficially own 5% or more of our ordinary shares; and

  •
  each selling shareholder.

        In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days of January 25, 2018, including through the exercise of any option or other right and the vesting of restricted shares. These shares, however, are not included in the computation of the percentage ownership of any other person.

        The calculations in the table below assume there were 1,331,386,175 ordinary shares outstanding as of January 25, 2018, giving effect to the Primary Conversion and the Reverse Stock Split and the issuance of 9,823,702 ordinary shares issued to certain of our directors and officers under the TFI LTI Plan. For purposes of computing percentage ownership after our initial public offering, we have also assumed that 54,000,000 ordinary shares will be issued by us pursuant to this offering.

        Under the rules of the Securities and Exchange Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power", which includes the power to vote or to direct the voting of such security, or "investment power", which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has voting or investment power. Except as described in the footnotes below, to our knowledge, each of the persons named in the table below has sole voting and investment power with respect to the common shares beneficially owned, subject to community property laws where applicable.

	Ordinary shares beneficially owned prior to this offering		Ordinary shares beneficially owned following preferred share conversion adjustment(1)		Ordinary shares being sold in this offering		Ordinary shares beneficially owned after this offering
Name	Number	Percent	Number	Percent	Number	Percent	Number	Percent
Executive Officers and Directors:
Erhan Kurdoğlu	360,115,681	27.05%	324,621,043	24.38%	—	—	324,621,043	23.43%
Korhan Kurdoğlu	360,115,681	27.05%	324,621,043	24.38%	—	—	324,621,043	23.43%
Fazıl Emre Akıncı	—	—	—	—	—	—	—	—
Elmas Melih Araz	*	*	*	*	—	—	*	*
Erhan Cansu	*	*	*	*	—	—	*	*
Recep Caner Dikici	*	*	*	*	—	—	*	*
Ömer Faruk Işık	*	*	*	*	—	—	*	*
Ekrem Özer	*	*	*	*	—	—	*	*
Serkan Erleblebici	—	—	—	—	—	—	—	—
Serdar Güngör	*	*	*	*	—	—	*	*
Veli Emir Işık	—	—	—	—	—	—	—	—
Kübra Erman Karaca	*	*	*	*	—	—	*	*
Seçil Kurdoğlu	*	*	*	*	—	—	*	*
Dervis Celalettin Oktay	*	*	*	*	—	—	*	*
Orhan Ümit Zuvin	*	*	*	*	—	—	*	*
All directors and executive officers as a group	726,974,503	54.60%	655,985,228	49.27%	—	—	655,985,228	47.35%
5% Shareholders:
Kurdoğlu Family, Ata Holding and Ekur İnş. San. ve Tic. A.Ş.(2)	1,062,653,537	79.82%	961,240,286	72.20%	47,988,417	3.60%	913,251,870	65.92%
Tuna Kurdoğlu	154,335,292	11.59%	139,123,304	10.45%	—	—	139,123,304	10.04%
Üründül Family(3)	145,365,029	10.92%	131,492,267	9.88%	—	—	131,492,267	9.49%
Ömer Ali Üründül	144,138,433	10.83%	130,265,671	9.78%	—	—	130,265,671	9.40%
Principal and/or Selling Shareholders:
Yurdanur Kurdoğlu(4)	154,335,292	11.59%	139,123,304	10.45%	17,156,604	1.29%	121,966,700	8.80%
Ata Holding A.Ş.(5)	30,831,813	2.32%	30,831,813	2.32%	30,831,813	2.32%	—	—
ELQ Investors VIII Ltd(10)	60,556,750	4.55%	122,042,624	9.17%	91,531,968	6.87%	30,510,656	2.20%
European Bank for Reconstruction and Development(11)	37,847,969	2.84%	76,276,640	5.73%	50,342,582	3.78%	25,934,058	1.87%
Clouse S.A.(12)	15,139,188	1.14%	30,510,656	2.29%	20,137,033	1.51%	10,373,623	*

*
Less than 1%, comprising ordinary shares granted to such individual pursuant to the TFI LTI Plan or, in the case of Mr. Zuvin, that he has the right to acquire under his China Holdings Employee Share Purchase Rights Agreement. See "Management—Equity Compensation" and "Management—Share-Based Awards Held by Our Directors and Officers".

(1)
Gives effect to the purchase by the Preferred Shareholders from the Existing Ordinary Shareholders pursuant to the conversion adjustment under our Preferred Shareholders' Agreement and the Letter Agreement, assuming an initial public offering price of US$10.00 per ADS, the mid-point of the estimated range of the initial public offering price shown on the cover page of this prospectus. The number of ordinary shares to be so purchased by the Preferred Shareholders may vary depending on the final public offering price. See "Conversion of Preferred Shares".

(2)
Includes Erhan Kurdoğlu, Korhan Kurdoğlu, Tuna Kurdoğlu and Yurdanur Kurdoğlu, along with Ata Holding A.Ş. and Ekur İnşaat Sanayi ve Ticaret A.Ş., both of which are controlled by members of the Kurdoğlu family.

(3)
Includes Ömer Ali Üründül, Duran Uğur, Mehmet Mert Üründül and Emine Aslı Üründül. All but 13,215,625 ordinary shares owned by the foregoing individuals are pledged in favor of Yapi and Kredi Bank in support of loans to other business enterprises owned by the Üründül family.

(4)
Yurdanur Kurdoğlu's business address is Dikilitaş mahallesi, Emirhan Caddesi, No. 109, Kat 10, Balmumcu, Beşiktaş, Istanbul, Republic of Turkey.

(5)
Ata Holding A.Ş.'s business address is Dikilitaş Mahallesi, Emirhan Caddesi, No. 109, Kat 10, Balmumcu, Istanbul, Republic of Turkey. Erhan Kurdoğlu and Korhan Kurdoğlu hold the voting and investment power of ordinary shares held by Ata Holding A.Ş.

(6)
Ekur İnş. San. ve Tic. A.Ş.'s business address is Dikilitaş Mahallesi Cad. A B10K No 109, Beşiktaş, Istanbul, Republic of Turkey. Erhan Kurdoğlu and Korhan Kurdoğlu hold the voting and investment power of ordinary shares held by Ekur İnş. San. ve Tic. A.Ş.

(7)
Duran Uğur's business address is Dikilitaş Mahallesi Cad. A B10K No 109, Beşiktaş, Istanbul, Republic of Turkey.

(8)
Mehmet Mert Üründül's business address is Dikilitaş Mahallesi Cad. A B10K No 109, Beşiktaş, Istanbul, Republic of Turkey.

(9)
Emine Aslı Üründül's business address is Dikilitaş Mahallesi Cad. A B10K No 109, Beşiktaş, Istanbul, Republic of Turkey.

(10)
ELQ Investors VIII Ltd's business address is Peterborough Court, 133 Fleet Street, London, EC4 2BB. ELQ Investors VIII Ltd is a wholly-owned indirect subsidiary of GS Group, Inc. It is a wholly-owned subsidiary of Goldman Sachs Group Holdings (U.K.) Limited, which holds the voting and investment power of ordinary shares held by ELQ Investors VIII Ltd.

(11)
The European Bank for Reconstruction and Development's business address is One Exchange Square, London, EC2A 2JN. The European Bank for Reconstruction and Development, or the EBRD, is owned by 66 countries, the European Union and the European Investment Bank. Each shareholder of the EBRD is represented individually on the Board of Governors of the EBRD, which has overall authority over the EBRD. The EBRD's day to day decisions relating to the ordinary shares of TFI held by the EBRD are taken by the EBRD Operations Committee.

(12)
Clouse S.A.'s business address is 51, Avenue John F. Kennedy, L-1855, Luxembourg. Citadel Mainstay Investments S.à r.l. holds the voting and investment power of the ordinary shares held by Clouse S.A.

        If the underwriters exercise in full their option to purchase additional ADSs, Yurdanur Kurdoğlu, Clouse S.A. and ELQ Investors VIII Ltd have agreed to sell to the underwriters up to approximately an additional 1.2 million ADSs, 0.9 million ADSs, and 1.2 million ADSs, respectively.

        As of January 16, 2018, 91.47% of our ordinary shares were held of record in Turkey. We are not aware of any arrangement that may at a subsequent date, result in a change of control of our company. Each selling shareholder named above acquired its shares in offerings that were exempted from registration under the Securities Act because such offerings involved either private placements or offshore sales to non-U.S. persons.

        As of the date of this prospectus, none of our outstanding ordinary shares are held by record holders in the United States. None of our existing shareholders has different voting rights from other shareholders after the completion of this offering.

        The members of the Kurdoğlu family, Erhan Kurdoğlu, Korhan Kurdoğlu, Tuna Kurdoğlu and Yurdanur Kurdoğlu, together with Ata Holding A.Ş. and Ekur İnsaat Sanayi ve Ticaret A.Ş., which are controlled by members of the Kurdoğlu family, currently hold 1,062,653,537 of our ordinary shares, representing 79.82% of the voting rights attached to our ordinary shares outstanding as of January 25, 2018, will beneficially own 913,251,870 ordinary shares representing between 65.9% of the voting power following completion of the offering (or 897,953,607 ordinary shares representing 64.8% of our voting power, if the underwriters exercise in full their option to purchase additional ADSs) and act in concert. Such shareholdings may change if the number of ordinary shares to be purchases by the Preferred Shareholders pursuant to the conversion adjustment under our Preferred Shareholders' Agreement and the Letter Agreement change to reflect the final public offering price. See "Conversion of Preferred Shares".

        As of the date hereof, the Company owns 15.5 million of its ordinary shares, which it holds in treasury to satisfy its obligations under certain future share awards to certain of our China-based executive officers and employees in exchange for vested share awards for shares in our consolidated subsidiary China Holdings pursuant to our China Holdings Employee Share Purchase Rights Agreements.

        ELQ Investors VIII Ltd is an affiliate of our underwriter Goldman Sachs & Co. LLC. Clouse S.A. is an affiliate of our underwriter Credit Securities (USA) LLC.

        We have been advised by ELQ Investors VIII Ltd. as follows: ELQ Investors VIII Ltd. purchased its securities in the Company in the ordinary course of business and, at the time of purchase of the securities that it is offering hereby, it had no agreements or understandings, directly or indirectly, with any person, to distribute such securities.

        We have been advised by Clouse S.A. as follows: Clouse S. A. purchased its securities in the Company in the ordinary course of business and, at the time of purchase of the securities that it is offering hereby, it had no agreements or understandings, directly or indirectly, with any person, to distribute such securities.

        In January 2018, we agreed with our Preferred Shareholders that we would grant them registration rights with respect to shares held by them on the closing date of this offering pursuant to a registration rights agreement to be negotiated and entered into between us following completion of this offering (See "Certain Relationships and Related Person Transactions—Preferred Shareholder Arrangements—Registration Rights Agreement").

 CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Related Persons Transaction Policy

        In order to prevent risks of conflicts of interest or the appearance of conflicts of interest, all of our directors and employees are subject to our Global Anti-Corruption Policy and certain other internal policies.

        We have entered into agreements with several of our current and former shareholders or their affiliates. We believe that all such agreements have been made on arms-length terms comparable to those that would be available in transactions with unrelated parties. Our policy is to regularly seek quotes for services we procure to ensure that we are paying the most favorable price. For a discussion of our Related Party Transactions for 2016, see Note 26 to our audited consolidated financial statements.

        Our related party transaction policy, Global Anti-Corruption Policy and our other corporate governance policies are subject to periodic review and revision by our board.

        For additional discussion of our Global Anti-Corruption Policy, see "Management—Global Anti-Corruption Policy and Whistleblower Protection Policy".

Preferred Shareholder Arrangements

        On July 29, 2016, Erhan Kurdoğlu, Korhan Kurdoğlu, Tuna Kurdoğlu, Yurdanur Kurdoğlu, the other heirs of Ertuğrul Kurdoğlu and Ata Holding A.Ş. (together, the Original Shareholders); ELQ Investors VIII Ltd, an entity affiliated with the Goldman Sachs Group Inc.; Clouse S.A., an entity affiliated with Credit Suisse AG; the European Bank for Reconstruction and Development, whom, together with ELQ Investors VIII Ltd and Clouse S.A., we refer to as the Preferred Shareholders; and TFI entered into a Shareholders' Agreement or the Preferred Shareholders' Agreement, concurrently with the Preferred Shareholders' subscription for 11,354,390,546 Class A preferred shares of TFI, or the preferred shares. We issued preferred shares to the Preferred Shareholders to raise US$150 million (equivalent to TL 438.2 million) of capital.

        Under the Preferred Shareholders' Agreement, in connection with our initial public offering, our preferred shares were converted into ordinary shares on November 7, 2017; certain of those ordinary shares then will be sold in our initial public offering. See "Conversion of Preferred Shares". The Preferred Shareholders' Agreement and related share pledge agreement will terminate automatically upon completion of our initial public offering, except for certain ongoing reporting and compliance obligations to EBRD pursuant to EBRD's public policy mandate. After the initial public offering, our only issued and outstanding shares will be ordinary shares, and we will have no preferred shares or any other classes of shares outstanding, and no other classes of shares will be authorized under our Articles of Association. If this offering is abandoned or is not completed by June 30, 2018, the steps described above will be reversed to put the parties in the respective positions they would have been in if such actions had never been performed. Therefore, the conversion of the preferred shares would be reversed and the preferred shares would again be outstanding. In addition, pursuant to the terms of the Preferred Shareholders' Agreement, we have agreed to reimburse ELQ Investors VIII Ltd, Clouse S.A. and EBRD's underwriting discounts and commissions in connection with this offering. See also "Underwriting".

        On December 28, 2016, in connection with the issuance of ordinary shares to Ömer Ali Üründül, Duran Uğur, Mehmet Mert Üründül and Emine Aslı Üründül and certain other former owners of interests in our subsidiary Group companies, or the Roll-up Shareholders, in exchange for such interests in our subsidiary Group companies, each recipient of our ordinary shares in connection therewith executed a letter of undertaking, or the Letter of Undertaking, between such Roll-up Shareholders, the Original Shareholders, the Company and the Preferred Shareholders agreeing to be bound by certain of the terms of the Preferred Shareholders Agreement. These ordinary shareholders are also party to the Letter Agreement and will, deliver to the Preferred Shareholders or receive from the Preferred Shareholders ordinary shares as part of the conversion of the preferred shares into ordinary shares as discussed in more detail in "Conversion of Preferred Shares", above.

  Dividends

        The Preferred Shareholders' Agreement, along with amended and restated articles of association that we implemented in connection with the issuance of our preferred shares, provides for the Preferred Shareholders to receive dividends in an aggregate amount of US$7.5 million for the period from July 29, 2016 through July 28, 2017. TFI has not distributed any dividends for the aforementioned period. See "—Eligible IRR and Conversion of Preferred Shares Upon IPO" below.

        The Preferred Shareholders' Agreement provides for the Preferred Shareholders to receive dividends of larger aggregate values in subsequent years, but, if the Preferred Shareholders Agreement is terminated upon completion of our initial public offering, those dividends will not be paid.

  Eligible IRR and Conversion of Preferred Shares Upon IPO

        In connection with our initial public offering and pursuant to the terms of the Letter Agreement, the Preferred Shareholders converted each 100 of their preferred shares into one ordinary share post-Reverse Stock Split on November 7, 2017, and will, after the initial public offering price is determined, effect a conversion adjustment with our Existing Ordinary Shareholders whereby the Preferred Shareholders will receive from the Existing Ordinary Shareholders additional ordinary shares, or the Preferred Shareholders will deliver to the Existing Ordinary Shareholders some of the ordinary shares that such Preferred Shareholders received upon conversion of their Class A preferred shares in the Primary Conversion so that, after giving effect to such Primary Conversion and conversion adjustment, and using the initial public offering price per share, the number of ordinary shares received by each Preferred Shareholder in respect its preferred shares, represents the specified rate of return, or the Eligible IRR, on each's initial investment in TFI. Under the Preferred Shareholders' Agreement, the Eligible IRR will be between 17% and 25%. At the mid-point of the price range set forth on the cover page of this prospectus, the aggregate number of additional ordinary shares to be purchased by the Preferred Shareholders from the Existing Ordinary Shareholders pursuant to this conversion adjustment would be 115,286,013. See "Principal and Selling Shareholders".

  Governance Rights

        Under the Preferred Shareholders' Agreement, TFI may not take certain actions without the approval of all of the Preferred Shareholders. Moreover, the Preferred Shareholders' Agreement provides that the Preferred Shareholders may appoint one director of our board, and each Preferred Shareholder may appoint a board observer. The director formerly appointed to our board of directors by the Preferred Shareholders resigned from our board on August 24, 2017.

        These governance rights will end upon completion of this offering.

  Registration Rights Agreement

        In January 2018, we agreed with our Preferred Shareholders that we would grant them registration rights with respect to shares held by them on the closing date of this offering ("Registrable Shares") pursuant to a registration rights agreement to be negotiated and entered into between us within two months of completion of this offering. The registration rights agreement would be for the purpose of facilitating the sale of Registrable Shares following the expiration (or, if earlier, waiver) of the lock-up undertakings entered into by such Preferred Shareholders in connection with this offering. We have agreed that the registration rights agreement to be entered into would provide for "demand"

registration rights exercisable once by each Preferred Shareholder pursuant to which the Preferred Shareholders may require us to register Registrable Shares for sale in the manner indicated by the Preferred Shareholders (including through underwritten public offerings). If Form F-3 is available to the Company, the Preferred Shareholders may require us to register the Registrable Shares for resales from time to time (so-called "shelf" registration). In addition, the registration rights agreement would include "piggy-back" registration rights, i.e., the right of the Preferred Shareholders to add their Registrable Shares to any registration statement filed by us for sale of shares by us or by other persons. We have agreed to assist the Preferred Shareholder in marketed offerings of the Registrable Shares, to pay offering expenses, excluding the payment of underwriters' discounts and commissions, and to provide customary indemnifications for the benefit of the Preferred Shareholders. The registration rights would survive for so long Registrable Shares with an aggregate value in excess of $ 5 million remain unsold.

        If the Preferred Shareholders exercise these rights and sell a significant number of our ordinary shares, the market price of our ordinary shares could decline.

Turkey

  Ecosystem Shareholders' Agreement

        Korhan Kurdoğlu, Erhan Kurdoğlu, Ertuğrul Kurdoğlu and Tuna Kurdoğlu, members of our controlling shareholder group; certain members of the Üründül family; and Pangaea One Acquisition Holdings XV, LLC, or Cartesian Turkey, entered into a Shareholders' Agreement on January 31, 2011 to govern their holdings in the Ecosystem companies.

        We refer to this agreement as the "Ecosystem Shareholders' Agreement". Members of the Kurdoğlu or Üründül family are no longer parties to the Ecosystem Shareholders' Agreement as a result of the transfer of all of their shares in the Ecosystem companies and TAB Gıda in 2016. The structure of the holdings in the Ecosystem companies as of September 30, 2017 is set forth below:

(1)
While the Ecosystem Shareholders' Agreement governs the rights of TFI and Cartesian Turkey in connection with their respective holdings in TAB Gıda, TAB Gıda is not part of our Ecosystem business segment. TAB Gıda's operations comprise the major part of our QSR Turkey business segment. For a discussion of the activities of each of our business segments, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Segments".

  Cartesian Turkey's rights under the Ecosystem Shareholders' Agreement would remain unaffected by any future third party purchase of Cartesian's interest in Pangaea Investor (and thus its indirect interest in China Holdings).

(2)
TAB Gıda, Fasdat, Ekmek and Reklam Üssü are the "Ecosystem Companies" for purposes of the Ecosystem Shareholders' Agreement. The Ecosystem business segment includes certain businesses independent of the Ecosystem Companies, and TAB Gıda, which forms the major part of our QSR Turkey segment, is not part of the Ecosystem segment. For a discussion of the activities of each of our business segments, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Segments".

  Board Designation Rights

        Pursuant to the Ecosystem Shareholders' Agreement, the board of directors of each Ecosystem company is required to consist of at least five and at most eight directors, each having a term of office of up to three years. Cartesian Turkey may appoint one director to the board of each Ecosystem company.

        The board of each Ecosystem company elects its chairman and vice chairman by simple majority. The chairman does not have a casting vote.

  Decisions of the Board

        Under the Ecosystem Shareholders' Agreement, each of the following decisions must be approved by Cartesian Turkey:

  •
  sale of a majority interest (i.e., at least 50% of shares or voting rights) in any Ecosystem company;

  •
  a change of control in any Ecosystem company pursuant to which the Kurdoğlu family no longer has the right to influence the management policies or determine the overall strategy of the relevant Ecosystem company in conjunction with a sale or issuance of shares in any Ecosystem company;

  •
  initiation of a voluntary bankruptcy procedure for any Ecosystem company or for winding up of any Ecosystem company;

  •
  issuance or sale of an equity stake in any Ecosystem company, including a public offering, rights issuance, warrant issuance or similar, at a price implying an aggregate pre-money equity valuation for the Ecosystem companies of less than US$800 million;

  •
  incurrence of debt by the Ecosystem companies that will cause the aggregate debt of the Ecosystem companies to exceed US$50 million;

  •
  sale or acquisition of assets in excess of US$15 million (such threshold applying to each single restaurant opening by TAB Gıda individually and separately) by any Ecosystem company except for purchases of inventory in the ordinary course of business by the relevant Ecosystem company;

  •
  transactions between any Ecosystem company and a related party unless such a transaction is at arm's length or such a transaction is between two or more Ecosystem companies;

  •
  change in the business of any Ecosystem company; and

  •
  the appointment or removal of the outside auditors of any Ecosystem company.

  Transfers of Shares

        The Ecosystem Shareholders' Agreement entitles Cartesian Turkey to participate in the proposed transfer by the Kurdoğlu family of their shares in any of the Ecosystem companies to a third party (other than a permitted transferee) on the same terms and conditions and at the same price per share that apply to the transferring shareholder. If the number of shares proposed to be transferred by the

Kurdoğlu family is more than three times the number of shares then held by Cartesian Turkey, Cartesian Turkey may request to transfer all of its shares to the third party. In all other cases, Cartesian Turkey may transfer up to half of its shares so long as such shares do not represent more than one third of the total number of shares proposed to be transferred.

        Under the Ecosystem Shareholders' Agreement, the Ecosystem companies' shareholders may not transfer their shares to any competitor of an Ecosystem company who is not a permitted transferee. Permitted transferees include affiliates of the shareholders and, with respect to transfers by members of the Kurdoğlu family, other members of the Kurdoğlu family.

        The Ecosystem Shareholders' Agreement provides that all shareholders have pre-emptive rights with respect to the primary issuance of shares as a result of any capital increase in any Ecosystem company.

  Non-Competition

        Each of the members of the Kurdoğlu family party to the agreements has agreed that, as long as he or she owns equity in any Ecosystem company and for one year after ceasing to be a shareholder in any Ecosystem company, he or she will not participate (including by holding securities issued by a company that participates) in the QSR industry or the other, ancillary industries of which the other Ecosystem companies are part, including bread and meat production, food supply and distribution and marketing. This restriction applies across Albania, Algeria, Armenia, Azerbaijan, Bahrain, Belarus, Bosnia and Herzegovina, Bulgaria, Croatia, Egypt, Georgia, Greece, Iran, Iraq, Jordan, Kazakhstan, Kosovo, Kuwait, Kyrgyzstan, Lebanon, Libya, Macedonia, Montenegro, Morocco, Moldova, Oman, Palestine, Qatar, Romania, Russia, Saudi Arabia, Serbia, Syria, Tajikistan, Tunisia, Turkey, Turkmenistan, Ukraine, the United Arab Emirates and Uzbekistan, together the Ecosystem Region.

        Cartesian Turkey is subject to the same restriction on its activities, subject to certain exceptions; however, Cartesian Turkey may terminate its participation in the Ecosystem Shareholders' Agreement with respect to any Ecosystem company by reducing its ownership in such company to a level below 40% of the shares it initially purchased in such company. In light of the size of Cartesian Turkey's initial shareholdings in the Ecosystem companies, the 40% threshold represents an approximately 2% interest in each Ecosystem company. The Ecosystem Shareholders' Agreement provides that Cartesian Turkey may not transfer its shares in the Ecosystem companies to competitors of the Ecosystem companies.

  Corporate Opportunities

        In the event any party to the Ecosystem Shareholders' Agreement identifies an opportunity to own or carry on a business similar to the business of the Ecosystem companies in the Ecosystem Region, such shareholder is required to deliver written notice to the other parties to the Ecosystem shareholders' agreement, providing them with sufficient information to make an informed decision whether to pursue the opportunity.

        If, on the one hand, the corporate opportunity is identified by a member of the Kurdoğlu family, Cartesian Turkey has the right to decide whether the Ecosystem companies may pursue the opportunity, but if Cartesian exercises its right to prevent the Ecosystem companies' pursuit of the opportunity, the identifying shareholder may pursue the opportunity without the involvement of the Ecosystem companies.

        If, on the other hand, the corporate opportunity is identified by Cartesian Turkey or its affiliates, and the opportunity is located in the Ecosystem Region, the other Ecosystem company shareholders may pursue such opportunity through the relevant Ecosystem company, provided that such shareholders purchase a majority of the shares of such Ecosystem company. Cartesian Turkey may participate in pursuing such an opportunity as a minority shareholder of the relevant Ecosystem company. If the other shareholders do not wish to so participate in pursuing the opportunity identified by Cartesian Turkey or its affiliates, and the opportunity is in any country in the Ecosystem Region other than Turkey, Cartesian Turkey or its affiliates may pursue the opportunity alone. If the corporate opportunity is in Turkey and is rejected by the other shareholders, Cartesian may not pursue it either alone or through the Ecosystem companies.

        Breaches of this provision entitle the non-breaching shareholder to injunctive relief or specific performance. A non-breaching party is not required to demonstrate damages to obtain relief under this corporate opportunities provision.

  Listing

        Either the Kurdoğlu family or Cartesian Turkey may require the Ecosystem companies to complete a listing on the Istanbul Stock Exchange or Nasdaq at a share price implying a market capitalization of no less than US$1,500,000,000 of the Ecosystem companies and a minimum public float of no less than US$160,000,000 (such thresholds to be adjusted accordingly if only one or more but not all Ecosystem companies are listed).

  Liquidation Preference

        In the event of liquidation, bankruptcy or winding-up of all Ecosystem companies, Cartesian Turkey will receive an amount equal to US$40,000,000 in preference to any distribution to or receipt by the other shareholders.

  Registration Rights

        The shareholders have registration rights to include their securities in the listing on the Istanbul Stock Exchange or Nasdaq. The relevant Ecosystem company, upon request from the shareholders, will effect the registration of the securities which that Ecosystem company has been requested to register for disposition.

  Termination

        The Ecosystem Shareholders' Agreement may be terminated: (i) by the written consent of all parties; (ii) upon liquidation of the Ecosystem companies; (iii) if Cartesian Turkey is being dissolved, liquidated or subject to bankruptcy or insolvency proceedings; or (iv) upon nationalization, seizure or other expropriation of the shares or property or other assets of the Ecosystem companies, beyond the parties' control; or (v) with respect to any shareholder, automatically upon such shareholder ceasing to be a shareholder in the Ecosystem companies.

  Kurdoğlu Family Businesses

        Three of our important suppliers, Mes Mutfak Ekipmanları, or Mes Kitchen, Ekur İnşaat Sanayi ve Ticaret A.Ş., or Ekur Construction, and ATP Ticari Bilgi Ağı ve Elek. Güç Kaynakları A.Ş., or ATP Ticari, are controlled by members of the Kurdoğlu family. Mes Kitchen supplies, and provides assembly, maintenance and repair services for, all restaurant equipment used in our restaurants in Turkey. These services are provided in connection with an agreement, dated January 1, 2011, between Mes Kitchen and TAB Gıda pursuant to which Mes Kitchen undertakes to set-up the kitchen equipment of new restaurants and provide maintenance and repair services to already existing restaurants in exchange for equipment, replacement and maintenance costs paid by TAB Gıda.

        Ekur Construction builds and remodels spaces that we intend to use as restaurants in Turkey, under an agreement entered into on January 1, 2011 with Tab Gıda. These agreements both contain automatic renewal provisions and are subject to termination by either party upon 30 days' prior written notice.

        On January 8, 2004, our subsidiary TAB Gıda entered into an agreement with ATP Ticari, pursuant to which ATP Ticari (referred to in the agreement by its trade name, TradeSoft) provides IT services to TAB Gıda and its sub-franchisees. For certain specified monthly fees, ATP Ticari administers the company's existing IT infrastructure, including its anti-virus programs, e-mail servers, and accounting programs, while providing around-the-clock backup services. Under this agreement, ATP Ticari is also engaged to provide IT-related consulting services, ensuring that these systems are updated and working properly, as well as training services for the company's employees. Neither party is under the obligation to renew the agreement at the end of its term.

        ATP Ticari also provides certain IT services to our subsidiary Reklam Üssü pursuant to an agreement between the parties executed in 2011. Under this agreement, ATP Ticari undertakes to provide support for the setup of all operating systems including e-mail, cash registers, as well as the set-up, operation and administration of a data network for all restaurants and the call centers which are administered by Reklam Üssü. Further, pursuant to a separate agreement between ATP Ticari and Reklam Üssü executed in 2014, ATP Ticari provides telephone assistance and remote access service and agrees to resolve emergency situations through sub-contractors in exchange for certain monthly service fees.

        Ata GYO, a company controlled by members of the Kurdoğlu family, serves as landlord for eight of our restaurants in Turkey. These leases are standard in their terms and conditions and are immaterial to TFI.

        In addition to the foregoing, we also rent certain premises and receive human-resource and other administrative services from Ata Holding and its subsidiaries pursuant to a shared services agreement executed between TFI and Ata Holding on October 1, 2013. This agreement is automatically renewed each year, subject to the ability of either party to terminate upon two months prior written notice. Ata Holdings is controlled by members of the Kurdoğlu family. These arrangements are immaterial both to TFI and to Ata Holding.

        Our transactions with Mes Kitchen, Ekur Construction, ATP Ticari, Ata GYO and Ata Holding are carried out on an arm's-length basis, and we believe that the equipment and services provided by Mes Kitchen, Ekur Construction, ATP Ticari, Ata GYO and Ata Holding are priced favorably in comparison to equipment and services that we could receive from other sources.

        Ata Holding is a selling shareholder in this offering. In addition, Yurdanur Kurdoğlu, a member of the Kurdoğlu family, is also a selling shareholder in this offering. We have agreed to reimburse Ata Holding and Mrs. Kurdoğlu the underwriting discounts and commissions they incur in connection with this offering, which are estimated to amount to approximately US$        and US$        , respectively.

Guarantees of Our Borrowings by Erhan Kurdoğlu, Korhan Kurdoğlu, and Ömer Ali Üründül

        From time to time, Erhan Kurdoğlu, the Chairman of our board of directors; Korhan Kurdoğlu, the Vice Chairman of our board of directors and our CEO; and Ömer Ali Üründül, who, immediately before our initial public offering, held 10.91% of our outstanding ordinary shares, have guaranteed certain of our borrowings denominated in Turkish lira, U.S. dollars and euros. As of September 30, 2017, Erhan Kurdoğlu guaranteed 43 of our outstanding borrowings; Korhan Kurdoğlu guaranteed 14 of our outstanding borrowings; and Ömer Ali Üründül guaranteed 28 of our outstanding borrowings. As of September 30, 2017, the aggregate amount of our bank borrowings guaranteed or jointly guaranteed by Erhan Kurdoğlu, Korhan Kurdoğlu, and Ömer Ali Üründül totaled TL 907 million, US$133 million and €1.6 million.

        In addition, Erhan Kurdoğlu and Korhan Kurdoğlu are guarantors of the obligations of KRD Asya Gıda Yatırımları San ve Tic. A.Ş. under the YKB Loan Agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Cash Flows—YKB Loan Agreement".

Lending Arrangement with Entity Under Common Control

        On April 26, 2013, KRD Asya Gıda Yatırımları San ve Tic. A.Ş., or the YKB Borrower, an entity wholly-owned by members of the Kurdoğlu family and thus under common control with us, entered into a loan facility agreement, or the YKB Loan Agreement, with Yapı and Kredi Bank providing for a senior secured term loan for maximum aggregate principal amount of US$50 million. We then entered into a back-to-back, identical contractual arrangement with the YKB Borrower, under which we assumed obligations to the YKB Borrower equivalent to YKB Borrower's obligations under the YKB Loan Agreement.

        For discussion of the terms of the YKB Loan Agreement, please see "Management's Discussion & Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Cash Flows—YKB Loan Agreement".

Equity Compensation Plan Funding

        In January 2018, we issued an aggregate of 9,823,702 ordinary shares to 18 of our Turkey-based directors, executive officers and employees against capital contributions in cash in the amount TL 9,823,702, or the nominal value of TL 1.00 per share. These issuances were made as part of our LTI Plan. On the same date, we also granted to such Turkey-based directors, executive officers and employees future share awards in an aggregate number of 7,365,464 ordinary shares vesting December 2019 and a further aggregate number of 7,365,464 ordinary shares vesting December 2020.

        In addition, we have agreed to make share awards available to ten of our China-based executive officers and employees following completion of this offering pursuant to our China Holdings Employee Share Purchase Rights Agreements. These awards, in three tranches, comprise an aggregate number of up to 6,112,226 ordinary shares that will be vested upon grant, a further aggregate number of up 9,168,340 ordinary shares vesting December 2018, and a further aggregate number of up to 9,168,340 ordinary shares vesting December 2020, in each case in exchange for vested share awards for shares in our consolidated subsidiary China Holdings. We have carried out the following transaction to facilitate these share awards: On January 8, 2018, we issued an aggregate of 15.5 million ordinary shares to Korhan Kurdoğlu against a capital contribution in cash in the amount of TL 15.5 million, or the nominal value of TL 1.00 per share. On January 11, 2018, Korhan Kurdoğlu sold the newly issued 15.5 million ordinary shares back to our Company for aggregate consideration of TL 15.5 million, or the nominal value of TL 1.00 per share, for us to hold in treasury to satisfy our obligations under certain of these share awards.

        For more information, see on our LTI Plan and our China Holdings Employee Share Purchase Rights Agreements, see "Management—Equity Compensation".

China

        Our operations in China are carried out through our consolidated subsidiary Pangaea Foods (China) Holdings, Ltd., or "China Holdings". We hold China Holdings through our separate consolidated subsidiary Pangaea Foods SPC, or the "Pangaea Investor". The structure of our holdings in China as of September 30, 2017 is set forth in the chart below:

(1)
Ownership percentages in Pangaea Foods (China) Holdings, Ltd. do not reflect existing entitlements under the China Holdings Employee Share Purchase Rights Agreements. See "Management—Equity Compensation" and "Management—Share-Based Awards Held by Our Directors and Officers".

(2)
Burger King (Shanghai) Restaurant Co., Ltd., or BKSH, controls 66.67% of the voting rights and receives 50% of the dividends of Burger King (Shenyang) Restaurant Management Co., Ltd., or BKSY, BKSH manages and collects management fees from BKSY and its restaurants.

(3)
BKSH receives dividends from Hohhot Burger King Restaurant Service Co., Ltd., or BKHohhot, in accordance with its percentage ownership in BKHohhot. BKSH manages and collects management fees from BKHohhot and its restaurants.

        We, through our wholly-owned indirect subsidiary TFI Asia Holdings B.V., are party to the Pangaea Shareholders' Agreement, which governs our rights with respect to the Pangaea Investor, along with the rights of Cartesian, which is the minority shareholder of the Pangaea Investor. The Pangaea Investor is party to the China Investment Agreement, which governs the Pangaea Investor's rights with respect to China Holdings and the rights of BKAP as the minority investor in China Holdings.

        On January 8, 2018, we received a notice from Cartesian stating that Cartesian had received a bona fide offer in writing for its entire 31% interest in the Pangaea Investor (and thus its entire indirect interest in China Holdings) from investment funds affiliated with an international private equity firm, and offering us a right of first refusal pursuant to the Pangaea Shareholders' Agreement and the CIA. This notice stated that the offer price for Cartesian's stake in the Pangaea Investor was $204 million. The period in which we can exercise our right of first refusal and accept the offer from Cartesian under the applicable clause ends on February 7, 2018, but on January 15, 2018 we wrote to Cartesian explaining that we did not intend to exercise our right of first refusal for this offer.

        In the event that Cartesian completes its sale of its interests in the Pangaea Investor, we expect the Pangaea Shareholders' Agreement to terminate and the provisions described in the following section no longer to apply in their current form, except (where indicated below) for certain provisions that have been incorporated into the articles of association of the Pangaea Investor. We have not had the opportunity to discuss with the prospective transferee of Cartesian's interests their prospective investment in the Pangaea Investor and the extent to which (if any) we may be prepared to enter into shareholder arrangements with the purchaser beyond those already provided for in the articles of association of the Pangaea Investor. In the event that Cartesian does not complete a transfer to a third party purchaser, the Pangaea Shareholders' Agreement and Cartesian's rights thereunder will continue in full force and effect in their current form.

        China Holdings' subsidiary Burger King (Shanghai) Restaurant Company Ltd., which is also our consolidated subsidiary and a member of the Group, is party to the Master Franchise and Development Agreement with BKAP, which sets out our development obligations and master franchise rights with respect to Burger King QSRs in China. For further discussion of the Master Franchise and Development Agreement, see "Our Relationships with Certain Franchisors—Burger King—China" below.

        Both the Pangaea Shareholders' Agreement and the China Investment Agreement are summarized below.

  Pangaea Shareholders' Agreement

        We and Cartesian formed the Pangaea Investor to become a party to the CIA and to make an investment in China Holdings. KRD Kurdoğlu, which subsequently merged into TFI, and Cartesian purchased ordinary shares and, in the case of KRD Kurdoğlu, redeemable shares (which have since been converted into ordinary shares) of the Pangaea Investor. On June 15, 2012 Cartesian and KRD Kurdoğlu entered into the Pangaea Shareholders' Agreement to set out their rights and obligations with respect to its investment in China Holdings.

        TFI as KRD Kurdoğlu's successor following its merger into TFI is a party to the Pangaea Shareholders Agreement, through its wholly-owned indirect subsidiary TFI Asia Holdings B.V. TFI is the indirect holder of 69% of its consolidated subsidiary Pangaea Foods, SPC, which is part of the Group.

        The Pangaea Shareholders' Agreement references both the CIA, discussed below in "—China Investment Agreement," and the Master Franchise and Development Agreement, discussed below in "Our Relationships with Certain Franchisors—Burger King—China."

(1)
Ownership percentages in Pangaea Foods (China) Holdings, Ltd. do not reflect existing entitlements under the China Holdings Employee Share Purchase Rights Agreements. See "Management—Equity Compensation" and "Management—Share-Based Awards Held by Our Directors and Officers".

  Board Appointment Rights

        The Pangaea Shareholders' Agreement and the articles of association of the Pangaea Investor provide that the board of directors of the Pangaea Investor consists of four directors, each having a term of office up to three years. We have the right to appoint three directors, and Cartesian has the right to appoint one director.

        The chairman and vice chairman are elected by the board of directors by simple majority. The chairman does not have a casting vote.

  Decisions of the Board

        Under the Pangaea Shareholders' Agreement and the articles of association of the Pangaea Investor, a simple majority of independent directors constitutes a quorum for a meeting. A simple majority of directors participating in a meeting may approve decisions other than Major Decisions (as defined below).

        Certain decisions, referred to in the Pangaea Shareholders' Agreement and the articles of association of the Pangaea Investor as the Major Decisions or China Holdings Major Decisions, require the approval of the director appointed by Cartesian. A Major Decision includes any China Holdings Reserved Matter under the CIA as it relates to the Pangaea Investor. For a list of China Holdings Reserved Matters, see "—China Investment Agreement—Decisions of the Board."

        Further, the Pangaea Shareholders' Agreement and the articles of association of the Pangaea Investor provide that each of the following decisions is a Major Decision or China Holdings Major Decisions:

  •
  sale of a majority interest (i.e., at least 50% of TFI's shares or voting rights) in the Pangaea Investor;

  •
  change of control of the Pangaea Investor pursuant to which TFI no longer has the right to influence the management policies or determine the overall strategy of the Pangaea Investor in conjunction with a sale or issuance of shares in the Pangaea Investor;

  •
  initiation of a voluntary bankruptcy procedure for the Pangaea Investor or for winding up of the Pangaea Investor (except for the merger of the Pangaea Investor into another affiliate with no change in the ultimate ownership);

  •
  issuance or sale of an equity stake in the Pangaea Investor, including a public offering, rights issuance, warrant issuance or similar offering or issuance (except as contemplated in the Pangaea Shareholders' Agreement);

  •
  incurrence of debt by the Pangaea Investor;

  •
  sale or acquisition of assets by the Pangaea Investor other than the pre-agreed right of TFI to acquire enumerated warrants and the right of China Holdings to establish an employee option program;

  •
  transactions between the Pangaea Investor and a related party;

  •
  change in the business of the Pangaea Investor;

  •
  the removal of the outside auditors of the Pangaea Investor;

  •
  the Pangaea Investor's granting or approving any waiver, consent, amendment or modification to the CIA or the Master Franchise and Development Agreement;

  •
  the sale of a majority interest in a member of the China Group;

  •
  a change of control in a member of the China Group pursuant to which TFI no longer has the right to influence the management policies or determine the overall strategy of such member of the China Group in conjunction with a sale or issuance of shares in the member, except as otherwise permitted by the Pangaea Shareholders' Agreement;

  •
  issuance or sale of an equity stake in a member of the China Group, including a public offering, rights issuance, warrant issuance or similar offering or issuance, except as otherwise permitted by the Pangaea Shareholders' Agreement or by the CIA;

  •
  incurrence of debt by any member of the China Group that will cause the aggregate debt of the China Group to exceed US$100 million;

  •
  any sale or acquisition of assets in excess of US$15 million by the China Group except for purchases of inventory in the ordinary course of business by the China Group, with this limit applying to each single restaurant opening by the China Group individually;

  •
  transactions between a member of the China Group and a related party;

  •
  any change in the business of a member of the China Group; and

  •
  the appointment or removal of the outside auditors of a member of the China Group.

  Rights of Cartesian regarding China Holdings

        Under the Pangaea Shareholders' Agreement, Cartesian may nominate at least one of the five members of the board of directors of China Holdings that the Pangaea Investor is entitled to nominate under the CIA. The Pangaea Investor may only consent to a Reserved Matter under the CIA or a Major Decision involving China Holdings with the approval of both (i) China Holdings director nominated by Cartesian and (ii) any two of China Holdings directors nominated by TFI. For a discussion of Reserved Matters under the CIA, see "—China Investment Agreement—Decisions of the

Board". For a discussion of Major Decisions involving China Holdings, see "—Pangaea Shareholders' Agreement—Decisions of the Board".

        In addition, Cartesian may cause the Pangaea Investor to exercise any preemptive rights with respect to issuances of the equity securities of China Holdings as long as Cartesian pays the purchase price for China Holdings securities issued and any related transaction costs incurred by the Pangaea Investor. Cartesian may also at any time request that the Pangaea Investor (i) seek to cause China Holdings to complete a listing as promptly as reasonably practicable, subject to the requirements and provisions of the CIA, and (ii) participate in such listing by selling shares of China Holdings to the maximum extent possible.

  China Group Management Equity Incentive Plan

        Under the Pangaea Shareholders' Agreement, the parties agree to use commercially reasonable efforts to cause China Holdings to create a management equity incentive plan reserving newly issued shares equal to 5% of the outstanding shares of China Holdings for executive officers of the companies composing the China Group. Awards under the equity incentive plan are intended to be tied to the satisfaction of certain performance targets under the CIA. For a discussion of the terms of the CIA, see "—China Investment Agreement".

        Moreover, the Pangaea Shareholders' Agreement entitles certain members of the Kurdoğlu family, who are significant shareholders of TFI, to participate in the management equity incentive plan. In addition, the Pangaea Shareholders' Agreement provides that, upon achievement of certain performance targets set forth in the CIA, new shares in the Pangaea Investor will be issued to the Kurdoğlu family members such that they indirectly receive an increased portion of the equity in China Holdings equal to the difference between China Holdings equity issuable under the management equity incentive plan and the actual China Holdings equity issued to the Kurdoğlu family members under the plan.

  Combination Transactions

        The Pangaea Shareholders' Agreement provides that upon our request, the shareholders of the Pangaea Investor agree to cooperate and support each other in seeking to combine their, or their affiliates', ownership interests in the Ecosystem companies and the Pangaea Investor and to complete such a combination. The valuations of TFI and Cartesian's respective interests in the combined entity are intended to be based on arm's-length valuations determined by separate independent third-party transactions in the shares of the relevant companies including an initial public offering or private sale of such shares. Further, the Pangaea Shareholders' Agreement provides that the shareholders of Pangaea Investor have acknowledged the importance of the timing of such a combination and have agreed not to challenge the timing proposed by us. We have triggered this clause of the Pangaea Shareholders' Agreement and have required Cartesian to comply with its obligations thereunder, so far without success. Most recently, in December 2017, we reminded Cartesian of the requirement to comply with its obligations in this regard and proposed indicative terms for a combination, but Cartesian declined to engage in negotiations with us on these terms. In addition, we would not expect this right to survive any sale by Cartesian of its stake in the Pangaea Investor to a third party.

        For further discussion of the arrangements governing the Ecosystem companies, see "—Turkey—Ecosystem Shareholders' Agreement."

  Board Rights of TFI regarding China Holdings

        The Pangaea Shareholders' Agreement entitles us to nominate one of Korhan Kurdoğlu or Erhan Kurdoğlu as a member of the board of directors of China Holdings pursuant to the terms of the CIA.

  Restriction on Related Party Transactions

        The Pangaea Shareholders' Agreement provides that none of its shareholders, nor any of the directors or shareholders of TFI, or their affiliates or relatives, including the members of the Kurdoğlu family, may enter into any transaction with the Pangaea Investor unless the proposed transaction is on an arm's-length basis, has a bona fide commercial purpose, and is in line with similar available terms in the market. Such transactions must be documented by agreements in writing and must be disclosed to shareholders of the Pangaea Investor and approved as a "Major Decision", as discussed above in "—China—Pangaea Shareholders' Agreement—Decisions of the Board".

  Transfers of Shares

        The CIA imposes certain restrictions and obligations concerning the issuance and transfer of shares and the listing of shares of the Pangaea Investor on any securities exchange. These restrictions and obligations are incorporated into the Pangaea Shareholders' Agreement and the articles of association of the Pangaea Investor by reference, and in the event of any inconsistency between the CIA and the Pangaea Shareholders' Agreement, the CIA will prevail. For discussion of these restrictions and obligations, see "—China Investment Agreement—Transfers of Shares" and "—China Investment Agreement—Public Listing of China Holdings."

        No shareholder may sell, transfer or assign its shares to a competitor who is not a permitted transferee. Permitted transfers include transfers to affiliates or transfers among the members of Kurdoğlu family.

        If any shareholder wishes to directly or indirectly transfer any of its shares in the Pangaea Investor to a third party (other than a permitted transferee), each other shareholder may choose to transfer to such third party, on the same terms and conditions and at the same price per share that apply to the transferring shareholder, a number of shares based on its proportionate ownership of the Pangaea Investor.

        All shareholders have preemptive rights with respect to the primary issuance of shares as a result of any capital increase in the Pangaea Investor.

        These provisions in the Pangaea Shareholders' Agreement and CIA relating to the transfer of shares are mirrored in the articles of association of the Pangaea Investor and accordingly would not fall away following any disposal of its shares by Cartesian to a third party transferee, unless the shareholders of the Pangaea Investor resolved to amend the articles of association at that time.

  Initial Public Offering; Registration Rights

        Under the Pangaea Shareholders' Agreement, subject to the provisions described above under "Rights of Cartesian regarding China Holdings", each of us and Cartesian has the right to initiate an initial public offering of the Pangaea Investor or to seek to cause a listing of China Holdings in accordance with the CIA. If it is decided to proceed with such an initial public offering or listing, each shareholder will be required to take all actions necessary or desirable to effectuate such transactions as promptly as reasonably practicable and, in the case of a listing of China Holdings, to distribute the net cash proceeds of the Pangaea Investor's sale of China Holdings shares to the shareholders in accordance with the Pangaea Shareholders' Agreement and the Pangaea Investor's memorandum and articles.

        In late 2016, Cartesian unsuccessfully sought to petition the board of directors of the Pangaea Investor and China Holdings to pursue a public offering of shares of China Holdings. After consideration of Cartesian's proposal, the board of China Holdings decided against pursuing such an initial public offering. We have offered Cartesian several different alternatives to provide liquidity for the shares it holds in TFI's subsidiaries, but Cartesian did not accept our proposals as the parties were unable to reach agreement. Our discussions with them continued and, in October 2017, as we were continuing our negotiations with them with respect to valuation of their stake and preparing for this offering, Cartesian exercised its right under the Pangaea Shareholders' Agreement to petition the board of directors of the Pangaea Investor to seek to cause China Holdings to complete a listing of its shares. The Pangaea Investor gave effect to Cartesian's request by serving a "listing notice" on China Holdings on December 14, 2017. The delivery of such a "listing notice" requires the board of China Holdings to assess the viability of a listing of the shares of China Holdings in accordance with the process set out in the CIA. Under the terms of the CIA, China Holdings is required to appoint an investment bank to assist the board of China Holdings in its own determination of whether such a listing is viable. At a board meeting of China Holdings on December 20, 2017, the Board of China Holdings resolved to begin the process of selecting a shortlist of appropriate investment banks. We anticipate that the Board of China Holdings will resolve on the appointment of one or more appropriate investment banks on completion of that selection process, which is currently expected to occur in the first quarter of 2018. However, on January 8, 2018, we received a notice from Cartesian stating that Cartesian had received a bona fide offer in writing for its entire 31% interest in the Pangaea Investor (and thus its entire indirect interest in China Holdings) from investment funds affiliated with an international private equity firm, and offering us a right of first refusal pursuant to the Pangaea Shareholders' Agreement and the CIA. The timeline for the listing viability assessment to be made by the board may be affected by this third party offer for Cartesian's shares and any sale process undertaken by Cartesian. In the event that Cartesian completes a sale of its interests in the Pangaea Investor to a third party purchaser, we do not expect that that transferee would automatically become a party to the Pangaea Shareholders' Agreement or to the CIA in its current form and we expect that it would then be a question for us, BKAP and the board of directors of China Holdings as to whether to continue the viability assessment under the CIA begun at Cartesian's request. The Pangaea Shareholders' Agreement also provides for the parties to support each other in combining their interests. See "—Combination Transactions" above.

        The Pangaea Shareholders' Agreement provides, moreover, for the right of its shareholders to have their shares registered in connection with an initial public offering of shares in the Pangaea Investor initiated as set out above. The Pangaea Investor, upon request from any of its shareholders, is required to use its commercially reasonable efforts to cause the registration of the requesting shareholder's Pangaea Investor securities to become effective.

        However, the rights of TFI and Cartesian to pursue an initial public offering of the shares of the Pangaea Investor, or to register their shares as set out above, are subject to restrictions set forth in the CIA. Under the CIA, any transaction constituting a change of control of the Pangaea Investor requires the prior written approval of BKAP. Further, the Pangaea Investor covenants in the CIA that it will not undertake a public listing of its shares anywhere in the world before the shares of China Holdings are publicly listed.

        For further discussion of the restrictions on public listing of the Pangaea Investor set forth in the CIA, see "—China—China Investment Agreement—Public Listing of China Holdings."

  Termination

        The Pangaea Shareholders' Agreement may be terminated (i) by the consent of all parties to the agreement; (ii) upon liquidation of the Pangaea Investor; (iii) if Cartesian is being dissolved, liquidated or subject to bankruptcy or insolvency proceedings; (iv) upon nationalization, seizure or other expropriation of the shares or property or other assets of the Pangaea Investor, beyond the parties' control; or (v) with respect to any shareholder, automatically upon such shareholder's ceasing to be a shareholder of the Pangaea Investor. The articles of association of the Pangaea Investor would not automatically fall away on the termination of the Pangaea Shareholders' Agreement, but may be amended with the unanimous consent of the shareholders of the Pangaea Investor.

  China Investment Agreement

        On May 11, 2012, the Pangaea Investor and BKAP formed China Holdings, pursuant to the China Investment Agreement, or the CIA, to which Cartesian and TFI (as KRD Kurdoğlu's successor following the merger of KRD Kurdoğlu into TFI) are also parties. For a discussion of our interest in, and governance of, the Pangaea Investor, see "—China—Pangaea Shareholders' Agreement" above. In the event that Cartesian completes a sale of its interests in the Pangaea Investor to a third party purchaser, we do not expect that transferee would automatically become a party to the Pangaea Shareholders' Agreement or to the CIA in its current form. Certain provisions in the CIA are mirrored in the articles of association of China Holdings (as indicated in the section below). Cartesian is not (and any third party purchaser of Cartesian's interests in the Pangaea Investor would not be) a direct shareholder in China Holdings, and as such the articles of association of China Holdings would generally not apply to them directly.

        Before entering into the CIA, BKAP owned a Burger King business in China, which consisted of certain companies incorporated in Hong Kong and China, through which BKAP operated, directly and through sub-franchisees, the Burger King restaurants throughout China. Under the CIA, BKAP contributed its entire Burger King business in China to China Holdings. The Pangaea Investor contributed to China Holdings an aggregate amount of US$150 million in cash. Under the CIA, Cartesian and TFI each guaranteed the payments by the Pangaea Investor of its cash contributions to China Holdings.

        The Pangaea Investor is the direct holder of 72.5% of China Holdings. TFI is, in turn, the indirect holder of 69% of the Pangaea Investor. Both the Pangaea Investor and China Holdings are fully consolidated in the financial statements of TFI.

        The CIA references the Master Franchise and Development Agreement, discussed below in "Our Relationships with Certain Franchisors—Burger King—China."

(1)
Burger King (Shanghai) Restaurant Co., Ltd., or BKSH, controls 66.67% of the voting rights and receives 50% of the dividends of Burger King (Shenyang) Restaurant Management Co., Ltd., or BKSY. BKSH manages and collects management fees from BKSY and its restaurants.

(2)
BKSH receives dividends from Hohhot Burger King Restaurant Service Co., Ltd., or BKHohhot in accordance with its percentage ownership in BKHohhot. BKSH manages and collects management fees from BKHohhot and its restaurants.

  Board Designation Rights

        The board of China Holdings consists of seven members. The Pangaea Investor has the right to appoint five of China Holdings' directors, one of which must, under the Pangaea Shareholders' Agreement, be nominated by Cartesian. As long as BKAP owns at least 50% of the 825 China Holdings shares it received in consideration for its contribution in China Holdings, BKAP may appoint two of China Holdings' directors.

        China Holdings' board may designate from among the directors one or more committees (including an audit/finance committee and compensation committee) of China Holdings' board, each comprising at least two directors. Each shareholder who may appoint a director to the board may also appoint a director to serve as a member of the audit/finance committee, compensation committee and any executive committee of China Holdings' board.

        The CIA provides that to the extent reasonably practicable and permissible by law, the parties to the CIA should seek to avoid having boards of directors for China Holdings' subsidiaries. Instead, the executive officers of each of China Holdings' subsidiaries should make decisions for their respective

China Holdings subsidiary themselves, subject to China Holdings' right to appoint, or terminate the employment of, such executive officers.

  Decisions of the Board

        Other than as described below, the CIA and the articles of association of China Holdings provide that China Holdings' board decides on matters by a simple majority vote. The chairman of China Holdings' board does not have a deadlock-breaking or casting vote.

        China Holdings operates in accordance with a business plan, which was drawn up for China Holdings concurrently with execution of the CIA and may be amended by the parties to the CIA as described below. The Chief Executive Officer of China Holdings has (i) the authority and responsibility for implementing the business plan and each budget and (ii) responsibility for the day-to-day management of China Holdings including general charge of the business, affairs and property of the corporation, and control over its officers, agents and employees.

        Under the CIA and the articles of association of China Holdings, each of the matters listed below, or China Holdings Reserved Matters, requires the consent of both BKAP and the Pangaea Investor, provided that if the Pangaea Investor ceases to hold at least 50% of the number of shares acquired by it at closing, then the Pangaea Investor will no longer be entitled to approve China Holdings Reserved Matters. China Holdings Reserved Matters are:

  •
  altering the memorandum and articles or other constitutional documents of China Holdings;

  •
  changing the share capital of China Holdings, including issuance of new shares (other than a transaction that results in the admission to trading of China Holdings shares on the stock exchange of Hong Kong, Singapore or New York), the creation of a new class of shares or changes in the rights or preferences of the share capital of China Holdings;

  •
  materially changing the nature or scope of the business of China Holdings;

  •
  China Holdings or any of its affiliates specified in the CIA, which we refer to, collectively, as the China Group, acquiring or disposing of any business or any shares in any company, where the value of that business or those shares exceeds US$25,000,000;

  •
  any member of the China Group consolidating with, amalgamating with, merging with or into, or selling, conveying, transferring, leasing or otherwise disposing of all or substantially all of its property and assets to, any entity or permitting any entity to merge with or into any member of the China Group (other than to or among other members of the China Group);

  •
  any member of the China Group entering into, renewing or amending any transaction with any shareholder or a member of its group which is not on commercial arm's-length terms, provided that the foregoing shall not apply to franchise agreements with sub-franchisees that are affiliates of the China Group;

  •
  any member of the China Group entering into any contract or arrangement to pay any management fee to the Pangaea Investor or any affiliate of the Pangaea Investor;

  •
  any member of the China Group borrowing or raising money (including entering into any finance lease, but excluding normal trade credit and borrowings or raising of capital from shareholders) in an amount exceeding a predetermined limit of US$100,000,000 of aggregate China Group debt by more than US$25,000,000 unless otherwise provided in the business plan;

  •
  except as required by law, any material change in the accounting principles of China Holdings and/or any change in the end of the financial year of China Holdings;

  •
  appointing or removing China Holdings' auditor;

  •
  decisions relating to the conduct (including the settlement) of any legal proceedings to which a member of the China Group is a party where there is a potential liability or claim of more than US$25,000,000;

  •
  any proposal to wind up any member of the China Group or other proceeding seeking liquidation, administration (whether out of court or otherwise), reorganization, readjustment or other relief under any bankruptcy, insolvency or similar law or the consent by such China Group member to a decree or order for relief or any filing of a petition, application or document under such law or to the appointment of a trustee, receiver, administrator (whether out of court or otherwise) or liquidator;

  •
  approving China Holdings' budget if it materially deviates from the China Group's business plan or any changes to the budget which materially deviate from the business plan;

  •
  any change to the corporate structure of the China Group that may materially increase or otherwise materially change BKAP's liability in respect of taxes;

  •
  any member of the China Group making any material acquisition or disposal (including, subject to the terms of the Master Franchise and Development Agreement, any grant of any material license) of or relating to any intellectual property rights;

  •
  material changes to the business plan of the China Group;

  •
  China Holdings declaring or paying any dividend or distribution;

  •
  approval of the annual development plan to be implemented under the Master Franchise and Development Agreement; or

  •
  materially changing the compliance program and code of business ethics of the China Group.

  Transfers of Shares

        The shareholders of China Holdings are generally prohibited from transferring their shares while in breach of material obligations under the CIA, or to competitors or without having first complied with the rights of first refusal and tag-along rights provided in the CIA. These provisions relating to the transfer of shares are mirrored in the articles of association of China Holdings.

        The restrictions applicable to transfers of shares of China Holdings also apply mutatis mutandis to transfers of shares of the Pangaea Investor, subject to certain exceptions where BKAP's consent may not be required.

        Each shareholder who wishes to transfer any of its China Holdings shares to an unaffiliated third party is required to first offer such shares to the other shareholders in proportion to their respective shareholdings.

        If BKAP or the Pangaea Investor wishes to transfer any of its shares to an unaffiliated third party, it must ensure that the purchaser offers to buy from each other shareholder, on the same terms that apply to the purchase of BKAP's or the Pangaea Investor's shares, the number of shares based on such shareholder's proportionate ownership of China Holdings. This restriction also applies to any transfer of equity securities issued by the Pangaea Investor, provided that if the transfer were to result in a change of control of the Pangaea Investor, then at the option of BKAP, BKAP will have the right to sell all of China Holdings' shares owned by BKAP.

  Public Listing of China Holdings

        The CIA contemplates development of the China Group's business that results in the public listing of shares issued by China Holdings, or the shares of another intermediate holding company of the

China Group's business, on an internationally recognized stock exchange that provides a liquid market for the listed shares.

        Under the CIA, any shareholder holding 15% or more of the issued share capital of China Holdings may give notice to the board and the other shareholders that it desires China Holdings and the other shareholders to take necessary steps to obtain a public listing at the sole cost and expense of China Holdings. Under the terms of the CIA, China Holdings is required to appoint an investment banking firm to assess the viability of a listing of shares of China Holdings. Following consideration of the investment banking firm's advice, the board of China Holdings must independently consider and determine whether such a listing is viable. If the board of directors determines that the listing is not viable, the process ends. Otherwise, if it is determined that a public listing is viable, China Holdings shareholders will be required under the CIA to co-operate fully with each other and China Holdings in relation to the timing of, and any actions needed to obtain, a public listing. No China Holdings shareholder may provide such a notice regarding a public listing within six months from the date of the previous notice. No China Holdings shareholder will be obliged to subscribe for any new securities of China Holdings issued pursuant to any placing or offer for sale, including in connection with a public listing.

        The Pangaea Investor agreed not to list any of its share capital on any regulated market or stock exchange anywhere in the world prior to a public listing of China Holdings' shares.

        Cartesian exercised its right under the Pangaea Shareholders' Agreement to petition the board of directors of the Pangaea Investor to seek to cause China Holdings to complete a listing of its shares in October 2017. The Pangaea Investor gave effect to Cartesian's request by serving a "listing notice" on China Holdings on December 14, 2017, triggering the viability assessment process described above. At a board meeting of China Holdings on December 20, 2017, the board of China Holdings resolved to begin the process of selecting a shortlist of appropriate investment banking firms. We anticipate that the board of China Holdings will resolve on the appointment of one or more appropriate investment banking firms on completion of that selection process, which is currently expected to occur in the first quarter of 2018. However, on January 8, 2018, we received a notice from Cartesian stating that Cartesian had received a bona fide offer in writing for its entire 31% interest in the Pangaea Investor (and thus its entire indirect interest in China Holdings) from investment funds affiliated with an international private equity firm, and offering us a right of first refusal pursuant to the Pangaea Shareholders' Agreement and the CIA. The timeline for the listing viability assessment to be made by the board may be affected by this offer for Cartesian's shares and any sale process undertaken by Cartesian. In the event that Cartesian completes a sale of its interests in the Pangaea Investor to a third party purchaser, we do not expect that that transferee would automatically become a party to the Pangaea Shareholders' Agreement or to the CIA in its current form and we expect that it would then be a question for us, BKAP and the board of directors of China Holdings as to whether to continue the viability assessment under the CIA begun at Cartesian's request.

  Non-Competition

        Under the CIA, the Pangaea Investor and its affiliates agree not to acquire, own any ownership interest in (subject to certain de minimis exceptions) or operate or act as franchisee for any burger-oriented QSRs other than Burger King restaurants anywhere in the world. The operations of TFI's QSR businesses in Turkey are specifically excluded from this non-competition provision.

  Termination

        Unless terminated earlier in accordance with its terms, the CIA will remain in effect until December 31, 2031, and will automatically renew thereafter for additional five-year terms unless terminated by a shareholder by six months' notice before either December 31, 2031 or the end of any of the subsequent five-year periods. The articles of association of China Holdings would not automatically fall away on the termination of the CIA, but may be amended with the unanimous consent of the shareholders of China Holdings.

OUR RELATIONSHIPS WITH CERTAIN FRANCHISORS

Burger King

  Turkey

        We received exclusive development rights from Burger King for Turkey on June 5, 2002 when BKC entered into a Development Agreement with our consolidated subsidiary, TAB Gıda; members of the Üründül family, Halil Sedat Üründül and Ömer Ali Üründül; and members of the Kurdoğlu family, including Ertuğrul Kurdoğlu, Erhan Kurdoğlu and Korhan Kurdoğlu (the members of the Üründül and Kurdoğlu families together, the "Ultimate Shareholders"). On June 22, 2006, BKC transferred its rights under the Development Agreement to BKE. The Development Agreement was amended on May 27, 2013, when BKE, TAB Gıda and the Ultimate Shareholders entered into the First Amendment to the Development Agreement.

        We have entered into an amendment and restatement of the Development Agreement, or the Turkish Development Agreement, which we expect to become effective subject to the successful completion of our initial public offering. The Turkish Development Agreement governs our rights to develop Burger King restaurants in Turkey. TFI will be a party to the Turkish Development Agreement as amended and restated, but the Ultimate Shareholders will not and, therefore, their obligations thereunder will cease. The principal terms of the Turkish Development Agreement are summarized below.

  Term

        The initial term of the development rights granted pursuant to the Turkish Development Agreement ran through December 31, 2010. A second term of the development rights began on January 1, 2011 and is scheduled to end December 1, 2020, but, once the amendment takes effect, it will be extended to December 1, 2030.

  Our Rights to Develop and to Be Franchised to Operate Burger King-Branded Restaurants

        Under the Turkish Development Agreement, we have the exclusive right to develop and to be franchised to operate, directly or indirectly, Burger King restaurants in Turkey, as well as the exclusive right to license and grant sub-franchises with respect to Burger King-branded restaurants in Turkey. Excluded from BKE's grant of these rights to us is any right related to the ownership and operation of Burger King restaurants either on present or future U.S. military establishments, including adjacent housing and support areas.

        Under the Turkish Development Agreement, BKE may not grant the rights listed in the paragraph above to any other person during the term of the Turkish Development Agreement. However, BKE retains the right, following a 90-day cure period, to render non-exclusive our right to develop and be franchised to operate Burger King restaurants in Turkey and to increase the fees we are required to pay if we fail to achieve the applicable total restaurant count target by having the required number of restaurants built, open and operating in Turkey by December 31 of each year 2021, 2024, 2027 and 2030, as set forth in the development schedule to the Turkish Development Agreement.

        For each restaurant that we develop pursuant to the Turkish Development Agreement, whether the restaurant is Company-operated or sub-franchised, we enter into a separate franchise agreement with BKE. Our sub-franchisees enter into sub-franchise agreements with us. While these franchise and sub-franchise agreements are separate from the Turkish Development Agreement, BKE's form of franchise agreement is referenced in the Turkish Development Agreement and is intended to complement it.

        In addition, under the Turkish Development Agreement, BKE is required to provide us with technical assistance and support regarding restaurant construction and operations, supply chain management, marketing and employee training. Such support includes, but is not limited to, technical support regarding the design of new restaurants and the procedures necessary to ensure our suppliers meet BKE's quality assurance standards. BKE is also required to provide us with ongoing updates to BKE's operations and training materials and manual. The costs of construction, equipment and furnishing of outlets is borne by the Company and is subject to express approval of BKE.

        The Turkish Development Agreement also requires us, during the five years beginning from its effective date, to remodel certain of our Company-operated restaurants, and to use best efforts to cause our sub-franchisees to remodel their respective restaurants, to conform to Burger King's most recent interior and exterior designs for restaurants in its system. If we or a sub-franchisee fails to remodel a restaurant for which remodeling is required by the end of the five-year period, the royalty payable to BKE for such restaurant will be increased. For more discussion of royalty rates payable to BKE under the Turkish Development Agreement, see "—Franchise Fees and Other Contributions" below.

  Franchise Fees and Other Contributions

        Under the franchise agreements that complement the Turkish Development Agreement, we are responsible for the payment to BKE of initial franchise fees, certain royalties and transfer fees.

        An initial franchise fee of US$20,000 is payable upon the opening of a new restaurant. The initial franchise fee is the same for Company-operated and sub-franchised restaurants. For sub-franchised restaurants, we receive an initial fee from the sub-franchisee. The Turkish Development Agreement requires us to pay to BKE an annual franchise fee in the first 10 business days of each calendar year as prepayment for initial franchise fees for new restaurants opened in that calendar year.

        A monthly royalty is paid, with respect to each calendar month, to BKE in an amount generally equal to 4% of the U.S. dollar equivalent of the amount of gross sales, as defined therein, of each of the Company-operated restaurants and 3% to 3.5% of the U.S. dollar equivalent of the amount of gross sales of each of the sub-franchised restaurants. The Turkish Development Agreement entitles us to collect from our sub-franchisees a royalty equivalent to 6% of their gross sales. In the event that a sub-franchisee fails to pay royalties to us, we remain responsible to BKE for an amount equivalent to 3% to 3.5% of the sub-franchised restaurant's gross sales. Further, if we fail to satisfy our remodeling obligations, the royalty payable by us to BKE for the relevant restaurants is increased. See "Risk Factors—Risks Related to Our Business—Risks to Our Growth—Our financial condition and results of operations depend, to a certain extent, on the financial condition of our sub-franchisees and their ability to fulfill their obligations under their sub-franchise agreements."

        All payments to Burger King are required to be made in U.S. dollars, but are based on local currency exchange rates at the time of payment.

        Upon the effectiveness of the amended and restated Turkish Development Agreement on completion of our initial public offering, TFI will guarantee due performance of all obligations of TAB Gıda under the agreement.

  Advertising Plan and Related Expenditures

        Under the Turkish Development Agreement, we are required to make advertising contributions to an advertising fund. Such contributions must be equal to 5% of gross sales for all existing restaurants and 4% of gross sales for renewals and restaurants opened after completion of this offering, for all of our Burger King restaurants within Turkey, whether Company-operated or sub-franchised. Further, we are required to remit to BKE from the advertising fund, on a monthly basis, an amount equal to 0.1%

of the aggregated monthly gross sales of all restaurants (whether operated directly by us or by sub-franchisees).

        BKE reserves the right to approve all advertising materials that we use.

  Insurance

        Under the franchise agreements that accompany the Turkish Development Agreement, we and our sub-franchisees are required to acquire and maintain a variety of insurance policies with certain minimum coverage limits, including general liability, employer liability and property insurance.

  Transfer of Development Rights

        TAB Gıda is required to obtain BKE's consent before assigning, transferring, charging or encumbering its development rights under the agreement, whether directly or indirectly, except for sub-franchises in Turkey and any transfer to a wholly-owned subsidiary or parent company that owns all of the interests in TAB Gıda.

  Events of Default and Termination

        BKE may terminate the rights granted to us under the Turkish Development Agreement upon the occurrence of specified events of default. The following events, among others, will constitute events of default under the Turkish Development Agreement:

  •
  if it becomes impossible for BKE to receive payment in London, England, or Switzerland or in U.S. dollars, or in any foreign currency acceptable by BKE, in full and without any withholding or deduction other than withholding tax;

  •
  if we fail to pay any sum due under the Turkish Development Agreement or any accompanying franchise agreement and fail to cure such failure within 90 days of a notice in writing given by BKE specifying the failure;

  •
  if we fail to satisfy certain operational or legal requirements under the Turkish Development Agreement and fail to cure such failure within 90 days of a notice in writing given by BKE specifying the failure;

  •
  if we attempt to assign, encumber transfer or sub-license the Turkish Development Agreement without the consent of BKE, except as permitted in the agreement;

  •
  if we fail to comply with any other material obligation under the Turkish Development Agreement and fail to cure such failure within 90 days of a written notice from BKE specifying the nature of such failure;

  •
  if any type of insolvency or similar proceeding in respect of us commences;

  •
  if we challenge the validity of any BKE trademark or other intellectual property rights of BKE;

  •
  if we breach the confidentiality or non-disclosure provisions in the Turkish Development Agreement; and

  •
  if any of our shares in TAB Gıda are disposed of without BKE's consent and/or if at any time TFI holds less than 50% of all classes of voting shares in TAB Gıda.

        Termination of the Turkish Development Agreement does not result in termination of franchise agreements entered into pursuant to the Turkish Development Agreement. Grounds for terminating a franchise agreement for an individual restaurant are separate and include, but are not limited to, the following:

  •
  if any type of insolvency or similar proceeding in respect of us commences;

  •
  if we cease to occupy the restaurant;

  •
  if the sub-franchised outlet fails to operate in accordance with certain Burger King standards relating to product quality, cleanliness, health and sanitation or is otherwise in persistent breach of the terms of the franchise agreement;

  •
  if we fail to pay amounts due under any franchise agreement and fail to remedy the failure within 10 business days of service of a notice of such failure by BKE; and

  •
  if we make any materially false statement in connection with our reports to BKE of gross sales at any restaurant or otherwise commit any other material breach of the terms of the franchise agreement and fail to remedy such breach within 30 days of a service of notice to do so.

  Operational Control

        Under the Turkish Development Agreement, BKE requires us to establish BKE-approved training programs for certain of our employees and our sub-franchisees' employees and requires us and our sub-franchisees to maintain certain staffing structures that ensure a specified level of oversight of our restaurants.

        We and our sub-franchisees are also required to change our operating procedures, standards and restaurant maintenance and design as and when BKE amends its operating manual, with which we and our sub-franchisees are required to remain in substantial compliance.

  Limitations on Business of the Company

        In addition to our financial and operational obligations towards BKE as exclusive developer in Turkey, the Turkish Development Agreement, as amended and restated, limits our rights to engage in certain types of other business. The Turkish Development Agreement prohibits us from engaging directly or indirectly in any fast food hamburger business that would compete with a Burger King restaurant anywhere in the world or acquire any interest in such a fast food hamburger competitor anywhere in the geographic area covered by the Turkish Development Agreement except for operating existing or opening and operating new restaurants in respect of the Burger King®, Usta Dönerci®, Sbarro® and Popeyes® brands, operating existing restaurants in respect of the Burger City® brand in Northern Cyprus or operating existing or opening and operating new restaurants in respect of the Arby's® brand in Turkey.

  China

        We received the master franchise and exclusive development rights from Burger King for China on June 15, 2012 when BKAP entered into a Master Franchise and Development Agreement or the Chinese Master Franchise Agreement, with our consolidated subsidiary, Burger King (Shanghai) Restaurant Company Ltd. Our Burger King master franchise and development rights for China are governed exclusively by the Chinese Master Franchise Agreement. The terms of the Chinese Master Franchise Agreement are set forth below.

  Term

        The initial term of the master franchise and development rights granted pursuant to the Chinese Master Franchise Agreement is a period of twenty years, ending on June 15, 2032.

  Our Rights to Develop and to Be Franchised to Operate Burger King-Branded Restaurants

        Under the Chinese Master Franchise Agreement, in China, we have the exclusive right to develop, establish and operate, and grant franchises to establish and operate, Burger King restaurants. In the Chinese Master Franchise Agreement, BKAP also grants us the exclusive right in China to use the intellectual property of Burger King in operating and promoting our restaurants. While the exclusivity of our rights under the Chinese Master Franchise Agreement was initially limited by the continuing rights of parties to certain development agreements that predate the Chinese Master Franchise Agreement; however, no such other franchises remain outstanding since 2015.

  Franchise Fees and Other Contributions

        Under the Chinese Master Franchise Agreement, we are responsible for the payment to BKAP of initial restaurant fees and certain continuing royalty fees.

        The initial restaurant fee of US$50,000 is payable upon the opening of a new restaurant. The initial franchise fee does not vary depending on whether the restaurant is a Company-operated, partially owned or franchised restaurant. For franchised restaurants, we receive an initial fee from the franchisee and are required to pay an equivalent fee to BKAP. The Chinese Master Franchise Agreement does not allow us to charge our franchisees a higher initial fee than the initial fee we are required to pay BKAP. The initial fee allows the restaurant to be operated for a term of 20 years, provided the conditions of, as applicable, the Chinese Master Franchise Agreement or the franchise agreement for the individual restaurant are met.

        The continuing franchise fee is paid, with respect to each calendar month, to BKAP in an amount generally between 3% and 5% of gross sales, as defined in the Chinese Master Franchise Agreement.

        As the Burger King master franchisee in China, we are responsible for collecting the continuing franchise fee from our franchisees and must pay that amount to BKAP. In the event that a franchisee does not pay the full amount of the fee or any of our subsidiaries are unable to transfer funds to us due to currency restrictions or otherwise, we are responsible for any resulting shortfall. See "Risk Factors—Risks Related to Our Business—Our financial condition and results of operations depend, to a certain extent, on the financial condition of our franchisees and their ability to fulfill their obligations under their franchise agreements."

        Under the Chinese Master Franchise Agreement, we are required to make certain advertising expenditures and to maintain an advertising fund to support such expenditures. Further, we are required to use our commercially reasonable efforts to cause franchisees to deposit their advertising contributions, set at not less than 5% of monthly gross sales, into the advertising fund.

        All payments to Burger King must be made in U.S. dollars, but are based on local currency exchange rates at the time of payment.

  Insurance

        Under the franchise agreements that accompany the Chinese Master Franchise Agreement, we are required to acquire and maintain a variety of insurance policies with certain minimum coverage limits, including commercial general liability, workers' compensation coverage and errors and omissions insurance.

  Restriction on Assignment

        We are not permitted to assign or transfer the Chinese Master Franchise Agreement or any of the development rights granted thereunder except to any wholly-owned subsidiary or parent company that owns all of Burger King (Shanghai) Restaurant Company, Ltd. Moreover, we are not permitted to subcontract any of our rights under the Chinese Master Franchise Agreement or transfer any material assets necessary to operate our restaurants or otherwise fulfill our obligations under the Chinese Master Franchise Agreement without the prior consent of BKAP.

  Events of Default and Termination

        BKAP may terminate the rights granted to us under the Chinese Master Franchise Agreement upon the occurrence of specified events of default. The following events, among others, would constitute events of default under the Chinese Master Franchise Agreement:

  •
  if we fail to pay BKAP any amounts payable under the Chinese Master Franchise Agreement in excess of US$25,000 and do not cure such failure within 30 days of receiving written notice from BKAP;

  •
  if we or any of our affiliates fail to pay BKAP any amounts payable under, or otherwise comply with, the franchise agreement entered into in accordance with the Chinese Master Franchise Agreement and do not cure such failure within 60 days of receiving written notice from BKAP;

  •
  if we assign or transfer the Chinese Master Franchise Agreement or our rights thereunder, in which case we will have no opportunity to cure; and

  •
  if any type of insolvency or similar proceeding in respect of us commences.

  Operational Control

        Under the Chinese Master Franchise Agreement we are required to provide BKAP-approved training programs for our franchisees and certain of our and their employees. We are also required to conduct ongoing monitoring of our franchisees to ensure compliance with BKAP's operating standards, advise on restaurant operations and suppliers, among other aspects of their management of their franchise.

  Limitations on Business of the Company

        The Chinese Master Franchise Agreement prohibits Burger King (Shanghai) Restaurant Company Ltd. from competing with BKAP by engaging directly or indirectly with any other QSR franchisor. This limitation lasts for one year following termination or expiration of the Chinese Master Franchise Agreement or the accompanying franchise agreement, whichever is later.

  Other Territories

        We have the exclusive right to develop, operate and sub-franchise Burger King restaurants in certain other countries in the region. These arrangements are not material to our overall results of operations, financial position or prospects.

Popeyes

  Turkey

        We first received exclusive development rights from Popeyes for Turkey and Northern Cyprus on January 1, 2011 when AFC Enterprises, Inc. entered into an International Development Agreement and Multi-Restaurant Franchise Agreement with our consolidated subsidiary, TAB Gida. On December 27, 2015, TAB Gida entered into a new International Development Agreement and Multi-Restaurant Franchise Agreement, or the Popeyes Development Agreement, with Popeyes Louisiana Kitchen, Inc., or Popeyes. Our Popeyes development rights for Turkey and Northern Cyprus are governed exclusively by the Popeyes Development Agreement. The terms of the Popeyes Development Agreement are set forth below.

  Term

        The term of the development rights granted pursuant to the Popeyes Development Agreement run through the earlier of December 15, 2020 and the opening of the last restaurant required to be developed under the development schedule.

  Our Rights to Develop and to Be Franchised to Operate Popeyes-Branded Restaurants

        Under the Popeyes Development Agreement, in Turkey and Northern Cyprus, we have the right and obligation to develop and operate a total of 120 Popeyes restaurants, and we are required to open a specified minimum number of new restaurants during each calendar year, with our adherence to this development schedule assessed annually on December 15. The Popeyes Development Agreement requires Popeyes to obtain our written permission before licensing others to operate Popeyes restaurants in Turkey and Northern Cyprus or owning and operating its own restaurants in Turkey and Northern Cyprus.

        Under the Popeyes Development Agreement, we operate 175 Popeyes restaurants and sub-franchise rights to operate 10 additional Popeyes restaurants as of September 30, 2017. We have expanded our Popeyes system from 144 restaurants to 185 restaurants since we entered into the Popeyes Development Agreement.

  Franchise Fees and Other Contributions

        The Popeyes Development Agreement requires us to pay Popeyes an annual master franchise fee of US$100,000. We also are required to pay Popeyes royalties of 3.5% of gross sales (as defined in the Popeyes Development Agreement) of all Popeyes restaurants in Turkey and Northern Cyprus. Moreover, we are required to expend 2.5% of gross sales in Turkey and Northern Cyprus on local marketing efforts. The cooperative contribution rate for the purpose of establishing an advertising cooperative within a particular geographic area is 4% of gross sales, with a renewal fee of 50% of the initial franchise fee.

  Insurance

        Under the Popeyes Development Agreement, we and our franchisees are required to acquire and maintain a variety of insurance policies with certain minimum coverage, including general liability insurance, employer's liability insurance and all-risk property insurance.

  Events of Default and Termination

        Popeyes may terminate the rights granted to us under the Popeyes Development Agreement upon the occurrence of specified events of default. The following events, among others, would constitute events of default under the Popeyes Development Agreement:

  •
  if we do not adhere to the development schedule set forth in the Popeyes Development Agreement;

  •
  if we cease to operate or abandon a particular Popeyes restaurant governed by the Popeyes Development Agreement;

  •
  if we lose the right to do business in a jurisdiction where any restaurant governed by the Popeyes Development Agreement is located;

  •
  if TAB Gıda, or shareholder of TAB Gıda, purports to transfer rights or obligations under the Popeyes Development Agreement without Popeyes' prior written consent;

  •
  if we attempt to assign, transfer or sub-license the Popeyes Development Agreement without the consent of Popeyes;

  •
  if a threat or danger to public health or safety results from our operation of a restaurant covered by the Popeyes Development Agreement;

  •
  if we become insolvent;

  •
  if we breach the confidentiality provisions under the Popeyes Development Agreement;

  •
  if we use the intellectual property improperly; and

  •
  if we fail to pay the fees set forth in the Popeyes Development Agreement and do not cure within 10 days.

  China

        Based on our discussions to date with PLK, we expect that subject to PLK's receipt of the required MOFCOM approval and to the successful completion of our initial public offering, we will receive the exclusive right to develop and operate Popeyes-branded restaurants in China pursuant to a Master Franchise and Development Agreement, or the Popeyes China Agreement, to be entered into between PLK and us. The term of the Popeyes China Agreement is expected to be 20 years, commencing on the later of the issuance of MOFCOM approval or the successful completion of our initial public offering. The Popeyes China Agreement is expected to require us to meet certain annual and cumulative development targets for Popeyes restaurants in China. Further, the Popeyes China Agreement is expected to require us to pay to PLK both royalties of between 3% and 5% of gross sales in our Popeyes restaurants in China and fees of between $25,000 and $50,000 for each restaurant opened in China, in addition to an advertising contribution calculated as a percentage of gross sales. In addition, we expect that the agreement will require us to invest $100 million in our Popeyes China business subject to receipt of MOFCOM approval and the successful completion of our initial public offering. We expect that the other terms and conditions of the Popeyes China Agreement will be broadly similar to our rights to develop and operate Burger King restaurants in China.

Sbarro

        We received exclusive development rights from Sbarro for Turkey on July 25, 2006 when Sbarro, Inc., or Sbarro, entered into an International Development Agreement, or the Sbarro Development Agreement, with our consolidated subsidiary, TAB Gıda. Our Sbarro development rights for Turkey are governed exclusively by the Sbarro Development Agreement. The terms of the Sbarro Development Agreement are set forth below.

  Term

        The initial term of the development rights granted pursuant to the Sbarro Development Agreement runs until December 1, 2017.

  Our Rights to Develop and to Be Franchised to Operate Sbarro-Branded Restaurants

        Under the Sbarro Development Agreement, in Turkey, we have the right and obligation to develop and operate Sbarro-branded restaurants. Our rights to operate and franchise others to operate Sbarro restaurants in Turkey are exclusive, except with respect to the operation of Sbarro restaurants on U.S. military bases or facilities inside of Turkey.

  Franchise Fees and Other Contributions

        The Sbarro Development Agreement requires us to pay Sbarro a one-time franchise fee of US$5,000 for each restaurant; but after the 100th restaurant the one time franchise fee is reduced to US$1,000. We also are required to pay Sbarro royalties of 3.5% of gross sales (as defined in the form of Franchise Agreement accompanying the Sbarro Development Agreement) of each restaurant.

  Insurance

        Under the Sbarro Development Agreement, we and our franchisees are required to acquire and maintain a variety of insurance policies with certain minimum coverage, including general liability insurance and property insurance.

  Events of Default and Termination

        Sbarro may terminate the rights granted to us under the Sbarro Development Agreement upon the occurrence of specified events of default. The following events, among others, would constitute events of default under the Sbarro Development Agreement:

  •
  if Sbarro terminates the licenses or franchises associated with any three restaurants that fall under the Sbarro Development Agreement as a result of uncured breaches at those restaurants after 30 days' notice;

  •
  if we become insolvent;

  •
  if we attempt to assign, transfer or sub-license the Sbarro Development Agreement without the consent of Sbarro;

  •
  if we breach the covenant in the Sbarro Development Agreement regarding confidentiality; and

  •
  any other material breach of the Sbarro Development Agreement that we fail to cure within the time period set forth in the Sbarro Development Agreement.

Arby's

        We received exclusive development rights from Arby's for Turkey on June 1, 2010 when Arby's Restaurant Group, Inc., or Arby's, entered into a Development Agreement, or the Arby's Development Agreement, with our consolidated subsidiary, TAB Gıda. The Arby's Development Agreement was subsequently amended on November 1, 2016 and April 14, 2017. Our Arby's development rights for Turkey are governed exclusively by the Arby's Development Agreement, as amended. The terms of the Arby's Development Agreement, as amended are set forth below.

  Term

        The term of the development rights granted pursuant to the Arby's Development Agreement, as amended runs through December 31, 2022. Any new development agreement would require Arby's approval of proposed development plans and may not be on the same terms as our current Development Agreement.

  Our Rights to Develop and to Be Licensed to Operate Arby's-Branded Restaurants

        Under the Arby's Development Agreement, as amended, in Turkey, we have the right and obligation to develop and operate a minimum of 108 Arby's-branded restaurants by the end of 2022 pursuant to a development schedule specified in the Arby's Development Agreement, as amended, unless Arby's approves in writing a modification of the development schedule. The development schedule provides that, in addition to opening a minimum of seven restaurants during each of 2017 and

2018, we are required to meet specified minimum total numbers of restaurants each year that the Arby's Development Agreement as amended, is in effect. Our rights to operate and license others to operate Arby's restaurants in Turkey are exclusive.

  Development Fees and Other Contributions

        The Arby's Development Agreement requires us to pay Arby's a one-time non-refundable development fee of US$100,000 upon execution of the Development Agreement. Starting on the first business day on or after January 1, 2016, we are required to pay annually further non-refundable development fees of US$50,000 increasing to US$100,000 per year from January 1, 2018. We are also required to pay Arby's royalties of 3% of net sales (as defined in the Arby's Development Agreement) of each restaurant and are required to spend a minimum of 4% of the net sales of each restaurant on advertising, in each case, whether operated by us or by a sub-licensee.

  Insurance

        Under the Master License Agreement accompanying the Arby's Development Agreement, we and our sub-licensees are required to acquire and maintain a variety of insurance policies with certain minimum coverage, including general liability insurance and property insurance.

  Events of Default and Termination

        Arby's may terminate the rights granted to us under the Arby's Development Agreement upon the occurrence of specified events of default. The following events, among others, would constitute events of default under the Arby's Development Agreement:

  •
  if we do not adhere to the development schedule for opening new restaurants set forth in the Arby's Development Agreement;

  •
  if Arby's has terminated a grant of license rights to us or to a sub-licensee in accordance with the applicable License Agreement or Sub-License Agreement that accompanies the Arby's Development Agreement;

  •
  if we otherwise breach or fail to meet any of our obligations under the Arby's Development Agreement, including but not limited to a requirement that, if we do sub-license the right to operate an Arby's-branded restaurant, that we operate a minimum of 50% of total restaurants open.

DESCRIPTION OF SHARE CAPITAL

        TFI was incorporated on June 21, 1995 as a joint stock company under the laws of Turkey under the trade name of Datascope Bilgi ve Sanayi A.Ş.. Later our name was changed to "TFI TAB Gıda Yatırımları Anonim Sirketi". TFI is registered with the Istanbul Trade Registry under registration no. 331759. The registered address of TFI is Dikilitas Mah. Emirhan Cad. A Blok. No.109 Besiktas/Istanbul. Pursuant to our existing articles of association, the primary object of TFI is to operate quick service restaurants and to do all such other things to facilitate its primary object, including to purchase and sell food and food related materials.

        Our affairs will be governed by amended articles of association, or the Articles, which will replace our existing articles of association in their entirety upon the completion of this Offering; the Turkish Commercial Code numbered 6102, or the "TCC"; and provisions of the Turkish Capital Markets Laws and Regulations applicable to us.

        We have applied for a "capital ceiling" in Turkey, which was approved at our General Assembly Meeting on November 7, 2017. As a result, our authorized capital is higher than the registered and issued share capital. Our Articles authorised our Board of Directors to issue up to 6,500,000,000 ordinary shares. Currently, we have an outstanding share capital of TL 1,321,562,473, divided into 1,321,562,473 shares, each with a nominal value of TL 1, all of which are in registered form, fully paid and issued in accordance with the TCC. Our Class A preferred shares were converted into ordinary shares as described in "Conversion of Preferred Shares", subject to completion of this offering. We have no preferred shares outstanding.

Pre-emptive Rights

        Turkish companies may increase their share capital through various methods, including through the issuance of new shares, and such issuance may be in the form of a rights issue or a bonus issue. Absent a general assembly resolution stating otherwise, the existing shareholders of a Turkish company are entitled to subscribe for new shares, also known as pre-emptive rights, in proportion to their respective shareholdings each time the company undertakes a capital increase.

        The board of directors is required to adopt a resolution to determine the details and the requirements of the pre-emptive right and publish such resolution in the Trade Registry Gazette and the website of TFI. Holders must exercise their pre-emptive rights within a subscription period announced by TFI, which may not be less than 15 days.

        For rights issues when pre-emption rights of shareholders are not restricted, the boards of directors of Turkish companies generally recommend that new shares be issued at their nominal value. This entitles the existing shareholders to subscribe for shares at a significant discount to their current market price. However, new shares may also be issued at premium or at prices higher than or, below their nominal value.

        Pre-emptive rights of the shareholders may be restricted at a general assembly wholly or in part by the shareholders representing 60% of the share capital, provided that there is a just cause for this restriction. An initial public offering or a merger are included in a non-exhaustive list of examples of "a just cause" provided by the TCC, which interprets the phrase "just cause" in this context as actions taken for the benefit of the company as a whole and not intentionally to harm a particular group of shareholders.

        Under Turkish law, bonus issues may be undertaken in order to convert all or a portion of a company's internal funds and reserves, distributable profits and profits from the sale of equity participations and fixed assets, into share capital. See "Dividend Policy and Dividends". Bonus issues must be distributed to the shareholders pro rata to their shareholdings as at the date of the bonus issue. According to the provisions of the TCC: (i) capital reserve funds, which are set aside for contingencies but not allocated for a special purpose; (ii) a portion of statutory reserves which can be freely disposed; and (iii) funds which are permitted by law to appear on the statement of financial position and be added to capital, may be converted into share capital by way of capitalizing such internal sources.

Dividends

        See "Dividend Policy and Dividends."

Liquidation Rights

        Pursuant to the TCC, shareholders of a joint stock company have the right to receive a pro rata share of any proceeds arising from the liquidation of such company. The articles of association, however, may restrict the liquidation rights of the shareholders. No privileged rights with regard to any surplus in case of liquidation is currently granted to any of our shareholders.

General Assembly

        Under the TCC, the general assembly of shareholders of a joint stock corporation shall convene on an ordinary and may convene on an extraordinary basis. Ordinary General Assembly meetings must be held within three months of the end of each financial year. Extraordinary general assembly meetings may be convened when deemed necessary by our board of directors.

        The General Assembly convenes upon notice by our board of directors to our shareholders at least two weeks prior to the date of the General Assembly meeting. Notices including postponements and re-scheduling of the General Assembly and including the agenda of such General Assembly must be published in the Trade Registry Gazette and the website of the company at least two weeks before the date of the General Assembly, excluding the date of publication and the date of the General Assembly.

        Pursuant to the Articles, the General Assembly is to be held at TFI's headquarters or another appropriate venue in Istanbul to be determined by the board of directors. Extraordinary general assembly meetings may be convened by our board of directors or upon the request of shareholders representing at least 10% of our share capital. If the board of directors does not fulfill such request, such shareholders may request the court to invite the General Assembly for a meeting.

        The following matters are required by the TCC to be included in the agenda of each ordinary General Assembly:

  •
  the appointment of the chairman of the General Assembly;

  •
  the review of the annual report of the board of directors and the auditor's report;

  •
  the review of the annual financial statements and the approval, amendment or rejection of the statement of financial position and the profit and loss account prepared for the preceding financial year;

  •
  the allocation of profit and the distribution of profit pertaining to the preceding financial year as dividends;

  •
  the release of the board of directors from liability in respect of actions taken by them in the preceding financial year;

  •
  the approval of the compensation of the members of the board of directors;

  •
  the appointment or reelection of members of the board of directors whose terms of office have expired and decisions on their terms of office; and

  •
  if the company is subject to an independent audit, the appointment or reelection of independent auditor, decision on the term of his office, the release of the auditor from liability in respect of actions taken by him in the preceding financial year and the approval of the compensation of independent auditor.

        Shareholders representing at least 10% of our share capital may, by written notice to be served to the board of directors through the notary public, require any additional matters to be included on the agenda for discussion at any of our General Assemblies. If the board of directors does not fulfill such request, such shareholders may file a lawsuit to request the court to include additional items on the agenda.

        Save where otherwise ordered by the TCC, or the Articles, the presence in person or by proxy of the shareholders representing 25% of the outstanding shares constitutes the meeting quorum at any duly convened ordinary or extraordinary general assembly. If such quorum is not met in the first General Assembly, no quorum is required for the second General Assembly, which must be called in accordance with the procedure applicable to the first General Assembly. Except as otherwise required by law, all actions of the shareholders are taken by affirmative vote of the simple majority of shares represented by the shareholders present in the General Assembly.

        In addition, a General Assembly called to consider any of the following matters requires the indicated supermajority approval:

  •
  change of the jurisdiction of incorporation of the company or increase in the obligations of the shareholders; affirmative vote of shareholders representing 100% of the share capital is required;

  •
  material change in the scope of activity, creation of any privileges and restrictions on the transfer of registered shares; affirmative vote of shareholders representing at least 75% of the share capital is required;

  •
  restrictions on the pre-emptive rights; affirmative vote of shareholders representing at least 60% of the share capital is required.

        According to the TCC, resolutions adopted in a duly convened general assembly of shareholders are valid and binding on the shareholders who did not attend the meeting.

        Under the TCC, shareholders are entitled to initiate cancellation lawsuits against the decisions of the general assembly of shareholders if such shareholders (i) voted against the decisions of the general assembly of shareholders and registered their dissenting vote with the general assembly meeting minutes; or (ii) regardless of their presence at the meeting, claim that the notice of such shareholders' meeting was not duly given or the agenda was not duly announced, thus affecting the general assembly decision. Such lawsuit against a general assembly of shareholders decision should be filed within three months from the date of such decision.

Electronic General Assembly

        TFI may hold its general assemblies electronically. The meeting and decision quorums applied for non-electronic general assemblies will also be applied to general assemblies held electronically.

        Shareholders who notify their request to participate in a General Assembly through the electronic platform two days prior to the relevant General Assembly, provided that they obtain electronic signatures in advance, may attend the meeting by using the electronic platform. All announcements and other documents that must be submitted for the review of our shareholders will also be made available through the electronic platform. During the General Assembly, shareholders may electronically vote and submit a maximum of two written opinions for each agenda item, limited to 600 characters each. Through the electronic platform, shareholders may also appoint a proxy to attend the General Assembly physically or through the electronic platform on their behalf.

Voting Rights

        TFI's shareholders are entitled to one vote per share on all matters submitted to a shareholder vote. Any shareholder not wishing to attend a General Assembly meeting in person may appoint another person as a proxy and may exercise its voting rights through its proxy.

Transfer of Shares

        The transfer of TFI's shares is permitted under the Articles and is not subject to any restrictions or any consent of the board of directors. According to the TCC, for the transfer of shares in registered form, the delivery of the share certificates representing the shares as endorsed in favor of the transferee or endorsed in blank is necessary. The transferee may exercise its shareholder rights vis-a-vis TFI upon registration in TFI's share ledger.

Protection of Minority Shareholders

        Under Turkish law, a minority shareholder that holds, either as a single shareholder or together as a group with other shareholders, 10% or more of the company's outstanding share capital has certain rights, including, among others:

  •
  to require the board of directors to call an extraordinary general assembly of shareholders;

  •
  to require the board of directors to include a particular matter on the agenda for an ordinary or extraordinary general assembly;

  •
  to request the appointment of special auditors to investigate a particular matter;

  •
  to require the chairman of board of directors to postpone negotiation of financial statements and any related matters for one month; and

  •
  to request that a court replace the company's independent auditor for just cause; and to request a court decision to dissolve a company for just cause (in which case the court may also resolve, instead of dissolution, on the acquisition of the plaintiffs' shares by the remaining shareholders or another equitable remedy).

Board of Directors

        According to the Articles, the board of directors comprises of a maximum of nine members, appointed by the shareholders, at least two of which are to be independent members bearing the requirements set forth under the Communiqué on Corporate Governance Principles promulgated by the Turkish Capital Markets Board.

        Pursuant to the TCC, the board of directors has the ultimate responsibility for managing TFI's affairs. Directors can be appointed from among real persons and legal entities, and they are not required to own shares in order to serve on the board of directors. In order for a legal entity to serve as a director, it must appoint an individual to exercise the director's rights and duties on behalf of the legal entity. According to the Articles, the board of directors is to establish an audit committee, a risk committee and a corporate governance committee for the effective functioning of the board of directors' duties and responsibility.

        Under Turkish law, directors cannot attend negotiations or vote on matters in which the directors themselves, their spouses or their relatives (up to and including their cousins) have an interest, or if their attendance would otherwise be contrary to objective principles of good faith. According to the TCC, the board of directors' members cannot enter into commercial relationships with TFI or engage in any competing activities, unless authorized by the general assembly. Our General Assembly may authorize our board of directors to enter into these types of transactions through a specific resolution taken at a general assembly meeting on a yearly basis.

Reports to Shareholders

        We will produce an annual activity report in English and in Turkish, including audited accounts and financial statements prepared in accordance with the IFRS. Copies of such reports will be sent to the shareholders at least two weeks prior to each annual General Assembly as required by Turkish law.

        The statement of financial position, the profit and loss account and the annual report are to be made available to our shareholders at our head office for a period of one year from the date of the relevant General Assembly.

        We will also prepare unaudited quarterly financial statements for the first and third quarters and reviewed semiannual financial statements for the first six months of each financial year, which will be publicly disclosed.

Auditors

        Pursuant to the Articles, the General Assembly shall appoint an independent audit firm for each fiscal year with respect to auditing TFI and the matters required under the relevant law, which includes, among other things, the audit of its financial statements and the activity report of the board of directors.

        The Financial Statements included in this prospectus have been audited by Deloitte. See "Experts".

Share Buybacks

        The TCC allows companies to buy back their own shares and accept their own shares as pledge for a consideration provided that such shares do not exceed 10% of its total share capital.

        Any buy back of shares must, except under the circumstances noted in the following paragraph, be authorized by the General Assembly, which authorization may extend for a maximum term of five years and must set forth the total nominal value of shares to be acquired and the maximum and minimum amount which may be paid by TFI for such shares. The net assets of TFI remaining after deducting the purchase price must at least be equal to the sum of total share capital or the issued capital and un-distributable reserves.

        According to the TCC, TFI may buy back its shares without the authorization of the General Assembly in order to prevent an imminent and a potential loss. In the event of a buy back of shares in such circumstances, the board of directors must inform the General Assembly of this acquisition in the first General Assembly meeting.

Publicly Held Company Status Under the TCC

        Because the Company will not be listed on Borsa Istanbul, it will not be a publicly held company for purposes of Turkish Capital Markets Laws and Regulations unless and until the number of shareholders holding our ordinary shares amounts to 500 or more and such number is confirmed by the attendance of such number of shareholders in person or by proxy at a general assembly of shareholders. Owners of our ADSs are considered shareholders for this purpose.

        TFI has chosen to voluntarily adopt, by amending its Articles of Association, some of the principles to which publicly held companies are subject under Turkish Capital Markets Laws and Regulations, namely the requirements that:

  •
  two members of the Board of Directors be independent in accordance with the requirements of Turkish Capital Markets Laws and Regulations; and

  •
  the Board of Directors establish an Audit Committee, Risk Committee and Corporate Governance Committee for the effective functioning of the Board of Directors pursuant to the Turkish Capital Markets Board's Communique on Corporate Governance Principles.

        However, unless and until such time as we attain publicly held company status under Turkish Capital Markets Laws and Regulations, we will not be subject to the general provisions thereof, including the disclosure-of-interest and mandatory tender offer provisions thereof. If and when these provisions apply to us, they would:

  •
  require any person acquiring "control" of the Company within the meaning of Turkish Capital Markets Laws and Regulations to make a mandatory tender offer to the minority shareholders;

  •
  require any person acquiring 5%, 10%, 25%, 33%, 50% and 66.67% of our ordinary shares to notify both our company and the public;

  •
  provide for approval by the general assembly of shareholders of any "material transactions" within the meaning of the Turkish Capital Markets Laws and Regulations;

  •
  require approval of material related party transactions by a majority of independent directors;

  •
  impose a "short-swing" profits rule on transactions in our ordinary shares by directors or senior management occurring within a six-month period;

  •
  require approval by the general assembly of shareholders of any transactions by a related parties in the same field activity as the field of activity of our Company or our subsidiaries;

  •
  require the preparation and publication by us of a written remuneration policy for our directors and senior management;

  •
  require the adoption of specified policies and procedures governing the distribution of dividends; and

  •
  permit the squeeze-out of minority shareholders by any shareholder who holds more than 98% of our outstanding ordinary shares.

        These provisions would apply to us from such time as the number of shareholders holding our ordinary shares amounts to 500 or more and such number is confirmed by the attendance of such number of shareholders in person or by proxy at a general assembly of shareholders.

 DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

        The Bank of New York Mellon, as depositary, will register and deliver the American Depositary Shares, or ADSs. Each ADS will represent an ownership interest in 12 ordinary shares deposited with Türkiye İş Bankası, as custodian for the depositary. Each ADS will also represent an ownership interest in any other securities, cash or other property which may be held by the depositary on behalf of the owner of such ADS. The custodian's office is located in Istanbul, Turkey.

        We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have a shareholder's rights. Turkish law governs shareholders' rights in our company. The depositary will be the holder of the ordinary shares underlying your ADSs. As a registered, indirect holder of ADSs, you will have an ADS holder's rights. A deposit agreement among us, the depositary and the beneficial owners of ADSs sets out ADS holders' rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs.

        The Direct Registration System, or DRS, enables the registration of the ownership of uncertificated ADSs, which ownership shall be reported by periodic statements sent by the depositary to the ADS holders entitled thereto.

        The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see "Where You Can Find More Information."

Holding the ADSs

        You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in the DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

        The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions as promptly as possible in proportion to the number of ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the ADSs.

  Cash

        The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements into U.S. dollars if it may do so on a reasonable basis, and may transfer the U.S. dollars to the United States. If that is not possible or lawful or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

        Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary that must be paid, will be deducted. See "Certain Taxation Considerations." The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

  Shares

        The depositary will distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution to the extent reasonably practicable and permissible under applicable law. The depositary will only distribute whole ADSs. It will try to sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will (to the extent permitted by applicable law) represent the new ordinary shares. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses in connection with that distribution.

  Elective Distributions in Cash or Shares

        If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice of such elective distribution by us, will determine whether it is lawful and practicable to make such elective distribution available to you as a holder of the ADSs. We must first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. If the depositary determines that it is not lawful or practicable to make the elective distribution available to ADS holders, then the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

  Rights to Purchase Additional Shares

        If we offer holders of our ordinary shares any rights to subscribe for additional shares, the depositary may, after consultation with us and having received timely notice of such distribution by us, make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal and practicable to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

        If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights or the deposit agreement requires you to pay.

  Other Distributions

        Subject to receipt of timely notice from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and practicable and in accordance with the terms of the deposit agreement, the depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal and practicable. If it cannot make the distribution in that way, the depositary has a choice: it may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash; or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

        The depositary is not responsible if it decides that it is unlawful or impracticable to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act in order to make a distribution to ADS holders. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impracticable for us or for the depositary to make them available to you.

Deposit, Withdrawal and Cancellation

  How are ADSs Issued?

        The depositary will deliver ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. In such case, upon receipt of payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

  How do ADS Holders Cancel an ADS?

        You may request cancellation of your ADSs by surrendering your ADSs to the depositary or by providing appropriate instructions to your broker. Upon receipt of payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

  How do ADS Holders Interchange Between Certificated ADSs and Uncertificated ADSs?

        You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for ADRs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

  How Do You Vote?

        You may instruct the depositary to vote the deposited securities underlying your ADSs. Otherwise, you will not be able to exercise your right to vote unless you withdraw the ordinary shares your ADSs represent. However, you may not know about the meeting sufficiently in advance to withdraw the ordinary shares.

        If we ask for your instructions, upon timely notice from us, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs as you direct, including an express indication that such instruction may be given or deemed given to the depositary to give a discretionary proxy to a person designated by us in accordance with the next paragraph if no instruction is received. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will, subject to the laws of Turkey and the provisions of our constitutive documents, endeavor to vote or have its agents vote the ordinary shares or other deposited securities in accordance with the voting instructions received from the holders of ADSs (including deemed instructions to give a discretionary proxy to a person designated by us in accordance with the next paragraph). If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so. The depositary will only vote or attempt to vote as you instruct.

        If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities in favor of any proposals or recommendations of the Company (including any recommendation by the Company to vote deposited securities on any issue in accordance with the majority shareholders' vote on that issue) as determined by the appointed proxy. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, if substantial opposition exists or if the rights of holders of deposited securities may be materially adversely affected. We are required to notify the depositary if one of the conditions specified above exists.

        We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if the ordinary shares underlying your ADSs are not voted as you requested.

        In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days prior to the meeting date.

Fees and Expenses

        As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:

Services	Fees
Issuance of ADSs upon deposit of ordinary shares (including issuances as a result of distributions of ordinary shares or rights)	Up to US$5.00 per 100 ADSs issued (or portion thereof)
Cancellation of ADSs	Up to US$5.00 per 100 ADSs canceled (or portion thereof), including if the deposit agreement terminates
Distribution of cash dividends or other cash distributions (i.e., sale of rights and other entitlements)	Up to US$0.05 per ADS held
Distribution of securities (including rights)	An amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities
Depositary services	Up to US$0.05 per ADS held per calendar year

        As an ADS holder you will also be responsible to pay certain charges such as:

  •
  taxes (including applicable interest and penalties) and other governmental charges;

  •
  the registration fees as may from time to time be in effect for the registration of ordinary shares or other deposited securities on the share register and applicable to transfers of ordinary shares or other deposited securities to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

  •
  certain cable, telex and facsimile transmission and delivery expenses;

  •
  the expenses and charges incurred by the depositary in the conversion of foreign currency;

  •
  the fees and expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to ordinary shares, ADSs and ADRs; and

  •
  any other fees and expenses incurred by the depositary, the custodian, or any nominee in connection with the servicing or delivery of deposited property.

        The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

        From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

        The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary's obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

        You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any tax benefit obtained for you.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

        The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

        If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

        If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

        If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

        If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

  How may the deposit agreement be amended?

        We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment.

  How may the deposit agreement be terminated?

        The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

  •
  60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

  •
  we delist our shares from an exchange on which they were listed and do not list the shares on another exchange;

  •
  we appear to be insolvent or enter insolvency proceedings;

  •
  all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

  •
  there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

  •
  there has been a replacement of deposited securities.

        If the deposit agreement will terminate, the depositary will notify ADS holders at least 120 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

        After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Books of Depositary

        The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

        The depositary will maintain facilities to record and process the issuance, cancellation and transfer of ADSs and the combination and split-up of ADRs.

        These facilities may be closed from time to time, to the extent not prohibited by law or if any such action is deemed necessary or advisable by the depositary or us, in good faith, at any time or from time to time because of any requirement of law, any government or governmental body or commission or any securities exchange on which the ADSs are listed, or under any provision of the deposit agreement or provisions of, or governing, the deposited securities, or any meeting of our shareholders or for any other reason.

Limitations on Obligations and Liability

  Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

        The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

  •
  are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

  •
  are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

  •
  are not liable if either of us exercises, or fails to exercise, discretion permitted under the deposit agreement;

  •
  are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any consequential or punitive damages for any breach of the terms of the deposit agreement;

  •
  have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

  •
  may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

  •
  disclaim any liability for any action/inaction in reliance on the advice or information of legal counsel, accountants, any person presenting ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information; and

  •
  disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADSs.

        The depositary and any of its agents also disclaim any liability for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote.

        In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

  Requirements for Depositary Actions

        Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

  •
  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

  •
  satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

  •
  compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

        The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we think it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

        You have the right to cancel your ADSs and withdraw the underlying ordinary shares at any time except:

  •
  when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders' meeting; or (3) we are paying a dividend on our ordinary shares;

  •
  when you owe money to pay fees, taxes and similar charges; or

  •
  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

        This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

        The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying ordinary shares and deliver ordinary shares prior to the cancellation of ADSs. This is called a pre-release. A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days' notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time if it thinks it is appropriate to do so.

Direct Registration System

        The Profile Modification System, or Profile, is a system administered by DTC and will apply to the ADSs. DRS enables the registration of the ownership of uncertificated ADSs, which ownership shall be reported by periodic statements sent by the depositary to the ADS holders entitled thereto. Profile allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those uncertificated ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

        In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the New York Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary's reliance on, and compliance with, instructions received by the depositary through the DRS/Profile and in accordance with the deposit agreement, shall not constitute negligence or bad faith on the part of the depositary.

        The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of this offering, we will have 22,000,000 ADSs outstanding, representing approximately 19.1% of our outstanding ordinary shares (or 25,300,000 ADSs outstanding, representing approximately 21.9% of our ordinary shares, if the underwriters exercise in full their option to purchase additional ADSs (which percentage assumes the completion of the Reverse Stock Split and the Primary Conversion).

        All of the ADSs sold in this offering and the ordinary shares they represent will be freely transferable by persons other than our "affiliates" without restriction or further registration under the Securities Act. Rule 144 under the Securities Act defines an "affiliate" of a company as a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, our company. All outstanding ordinary shares prior to this offering are "restricted securities" as that term is defined in Rule 144 because they were issued in a transaction or series of transactions not involving a public offering. Restricted securities, in the form of ADSs or otherwise, may be sold only if they are the subject of an effective registration statement under the Securities Act or if they are sold pursuant to an exemption from the registration requirement of the Securities Act such as those provided for in Rule 144 or 701 promulgated under the Securities Act, which rules are summarized below. Restricted ordinary shares may also be sold outside of the United States to non-U.S. persons in accordance with Regulation S under the Act. This prospectus may not be used in connection with any resale of the ADSs acquired in this offering by our affiliates.

        In January 2018, we agreed with our Preferred Shareholders that we would grant them registration rights with respect to shares held by them on the closing date of this offering pursuant to a registration rights agreement to be negotiated and entered into between us following completion of this offering (See "Certain Relationships and Related Person Transactions—Preferred Shareholder Arrangements—Registration Rights Agreement").

        Sales of substantial amounts of the ADSs in the public market could materially and adversely affect prevailing market prices of the ADSs. Prior to this offering, there has been no public market for our ordinary shares or ADSs, and while the Nasdaq Global Select Market has approved the ADSs for listing, we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by ADSs.

Rule 144

        In general, under Rule 144 as currently in effect, a person who has beneficially owned our restricted securities for at least six months is entitled to sell the restricted securities without registration under the Securities Act, subject to certain restrictions. Persons who are our affiliates (which may include persons beneficially owning 10% or more of our outstanding shares) may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

  •
  1% of the number of our ordinary shares then outstanding, in the form of ADSs or otherwise, which will equal approximately 13,853,861 ordinary shares immediately after this offering; and

  •
  the average weekly trading volume of the ADSs on the Nasdaq Global Select Market during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us.

        In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, persons who are not our affiliates and have beneficially owned our restricted securities for more than six months but not more than one year may sell the restricted securities without registration under the

Securities Act subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our restricted securities for more than one year may freely sell the restricted securities without registration under the Securities Act.

Regulation S

        Regulation S under the Securities Act provides that securities owned by any person may be sold without registration in the United States, provided that the sale is effected in an offshore transaction and no directed selling efforts are made in the United States (as these terms are defined in Regulation S), subject to certain other conditions. In general, this means that the ADSs may be sold in some other manner outside the United States without requiring registration in the United States.

Rule 701

        Beginning 90 days after the date of this prospectus, persons other than affiliates who purchased ordinary shares under a written compensatory plan or contract may be entitled to sell such shares in the United States in reliance on Rule 701 under the Securities Act, or Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to any applicable lock-up arrangements and would only become eligible for sale when the lock-up period expires.

 EXCHANGE CONTROLS AND LIMITATIONS AFFECTING SHAREHOLDERS

        Banks in Turkey set their own foreign exchange rates independently of those announced by the Central Bank. Pursuant to Decree 32 on the Protection of the Value of the Turkish Currency, most recently amended on March 7, 2017, the government eased and ultimately abolished restrictions on the convertibility of the Turkish lira for current account and nonresident capital account transactions by facilitating exchange of the proceeds of transactions in Turkish securities by foreign investors, which enabled Turkish citizens to purchase securities on foreign exchanges. These changes also permitted residents and nonresidents to buy foreign exchange without limitation and to transfer such foreign exchange abroad without ministerial approval.

        Turkish citizens are permitted to buy unlimited amounts of foreign currency from banks and to hold foreign exchange in commercial banks, however Turkish banks are obligated to notify the Central Bank of foreign exchange outflows exceeding US$50,000. Although we believe it is unlikely that exchange controls will be reintroduced in the near term, any such exchange controls may materially adversely affect our results of operations.

        As of September 30, 2017, exchange restrictions and state controls exist in some jurisdictions in which we operate.

        In China, foreign currency exchange is governed principally by the Regulations on Foreign Exchange Administration of the PRC promulgated in 1996 and as amended on August 5, 2008, the Measures on Administration of Individual Foreign Exchange of the PRC (2006), the Interim Measures on Administration on Foreign Debts (2003) and various other rules and regulations promulgated by SAFE, PBOC and other authorities. Under these regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, may be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of foreign currency-denominated loans or foreign currency is to be remitted into China under the capital account, such as a capital increase or foreign currency loans.

        Furthermore, any loans to an operating subsidiary in China that is a foreign invested enterprise, historically cannot, in the aggregate, exceed the difference between its respective approved total investment amount and its respective approved registered capital amount. Commencing in 2017 the PBOC has rolled out nationwide a full caliber macroscopic prudence management of cross border financings that applies to both foreign invested enterprises and domestic enterprises. Pursuant to this full caliber management system, foreign debts of all entities should not exceed a risk weighted balance of cross border financings. Foreign invested enterprises may choose to continue to apply the difference between its respective approved total investment amount and its respective approved registered capital amount or the risk weighted balance of cross border financings as the cap of its foreign debts and should file its choice with PBOC and SAFE. Any foreign loan must be registered with SAFE or its local counterparts for the loan to be effective. Any increase in the amount of the total investment and registered capital must be approved by or filed with the China Ministry of Commerce or its local counterpart.

 CERTAIN TAXATION CONSIDERATIONS

Republic of Turkey Taxation

        The following summary of Turkish tax law as in force on the date of this annual report describes the principal tax consequences for Turkish residents and U.S. holders (as defined below in "Taxation—Material United States Tax Consequences") of the ownership and disposition of shares and ADSs. It is not a complete description of all the possible tax consequences of such ownership and disposition. Shareholders should consult their own tax advisors concerning the Turkish and other tax consequences applicable in their particular situations.

        To the extent this section consists of a statement as to matters of Turkish tax law, this section is the opinion of Mr. Ayhan Ustun.

  Corporate Taxation

        A corporation that has its legal and/or business center in Turkey (a "Resident Corporation") is subject to a corporate tax, which is levied at 20% on such corporation's taxable income. Resident Corporations are required to pay an "advance corporation tax", also at 20%, on a quarterly basis which is creditable against the final tax liability assessed at the end of the that relevant year.

  Taxation of Dividends

        In the event that a Resident Corporation distributes dividends to individual shareholders (resident or non-resident), or to non-resident corporations that do not have a permanent establishment (fixed place of business or permanent representative) in Turkey (and are not subject to rate-reducing provisions in applicable bilateral tax treaties), a 15% withholding tax is payable by the Resident Corporation on behalf of its shareholders. In the event that Resident Corporations distribute dividends to resident legal entities or to non-resident legal entities that have a permanent establishment in Turkey, such distributions are not subject to withholding tax.

        Cash dividends received by Resident Corporations from other Resident Corporations are not subject to corporate tax. Dividends in cash received by resident individuals from Resident Corporations are subject to a withholding tax at the rate of 15% (as discussed above) and must file an annual income tax declaration. The withholding tax amount of the underlying dividend payment is fully deductible from the annual income tax. 50% of the dividend income received by resident individuals from Resident Corporations is exempt from the annual income declaration. The remaining 50% must be declared if it exceeded TRY 30,000 in 2017 and 2016, TRY 29,000 in 2015, and TRY 27,000 in 2014.

        Under the Income Tax Treaty between the United States of America and the Republic of Turkey, signed March 28, 1996, or the Treaty, the withholding tax rate is limited to 20% (including the surcharges on dividends paid by a Turkish Resident Corporation) of the gross amount of the dividends unless the beneficial owner of shares is a company which owns at least 10% of the voting stock of the company paying the dividends (in which case the rate would be limited to 15%). Because the current withholding tax rate applicable to Turkish corporations, such as TFI, is only 15%, the Treaty does not affect the current rate of Turkish withholding tax for U.S. holders. Cash dividends paid on ordinary shares or ADSs to a U.S. holder that does not have a permanent representative or place of business in Turkey will not be subject to taxation in Turkey, except in respect of the 15% income withholding tax discussed above. The distribution of non cash dividends such as bonus shares is not subject to a withholding tax, and such dividends in kind are not subject to an income declaration.

  Taxation of Capital Gains

  Gains realized by Residents

        Gains realized by Resident Corporations on the sale of shares to residents or non-residents must be included in corporate income and are subject to the applicable corporate tax, currently at rate of 20%. Upon fulfillment of the stated conditions in Article 5 of the Corporate Tax Law, 75% of capital gains derived from the sale of the shares that have been held for more than 2 years may be exempt from corporate income tax, hence reducing the effective tax rate to 5% (20% of the remaining taxable amount of 25%).

        Gains realized by Resident Individuals on the sale of shares to residents or non-residents must be included in the personal income tax declaration and are subject to applicable income tax, currently at rates from 15% to 35%. Gains realized by Resident Individuals may be fully exempt from income tax in Turkey if the gains are derived from disposal of shares of a Turkish joint stock corporation (Anonim Sirket) that have been held for more than 2 years before disposal.

  Gains realized by U.S. holders

        U.S. holders that do not have a permanent establishment in Turkey are exempt from Turkish tax on capital gains generated from the sale of shares under Article 13 of the Treaty.

        U.S. resident legal entities having a permanent establishment (fixed place of business or permanent representative) in Turkey generally are subject to tax in Turkey on capital gains arising from the sale of such shares and should consult their own Turkish tax advisors as to the rules applicable to them.

        U.S. holders who invest via ADSs will not have to comply with any procedures to avoid withholding tax, since gains derived from the ADSs are not generated in Turkey. However, U.S. holders who hold their shares directly in Turkey must comply with certain procedures to establish their exemption from Turkish capital gains withholding tax and are urged to consult their own tax advisors in this regard.

        In addition, certain rules and procedures may need to be complied with in order to avoid Turkish withholding tax upon the conversion of ADSs to shares and from shares to ADSs in Turkey. U.S. holders are urged to consult their own tax advisors in this regard.

  Taxation of Investment and Mutual Funds

  Taxation on the Fund Level

        The gains realized from portfolio investment activities by resident Investment and Mutual Funds are exempt from corporate tax subject to certain conditions stated in the relevant laws. The exempted gains are subject to a withholding tax within the Fund however such withholding tax rate is determined as 0% under a temporary law effective until December 31, 2020.

        A non-resident Investment or Mutual Fund may also qualify for this taxation regime if it appoints a permanent representative in Turkey, registers with the Turkish tax office, maintains legal books and meets the other tax requirements in Turkey.

  Taxation on the Investor Level

        The gains realized by investors for participating within an Investment Fund are subject to a withholding tax regime depending on the type of the Fund, residency status of the investor and the date of the investment by the investors. The summary of the withholding tax regime (as determined by the temporary law effective until December 31, 2020) that applies to the investments made after January 1, 2006 is provided below:

  •
  The gains realized by individual investors (either local or foreign) from an Investment Fund which invests at least 51% of its portfolio to the stocks listed in Turkish stock exchange market (BIST) are exempt from tax (subject to certain conditions stated in the relevant laws).

  •
  The gains realized by individual investors (either local or foreign) from an Investment Fund which invests at least 80% of its portfolio to the securities traded in stock exchange market are entitled to 0% withholding tax. The gains realized by individual investors (either local or foreign) from other Investment Funds are subject to withholding tax at 10% (except for Real Estate and Pension Investment Funds which are subject to a different regime).

  •
  The withholding tax that applies on gains derived from an Investment Fund represent final taxation—i.e. such gains are not subject to further tax filing requirement (except for gains that may be realized by an investor who is a taxable legal entity in Turkey).

  •
  The gains realized by investors from disposal of their investment in the Fund are also treated similarly; the gains realized from disposal of shares in Investment Funds which invests at least 80% of its portfolio to the securities traded in stock exchange market are subject to 0% withholding tax. For others, the withholding tax is applied as 10% on the respective capital gain. The withholding tax represents final taxation and such gains are not subject to further tax filing requirement (except for gains that may be realized by an investor who is a taxable legal entity in Turkey).

  Stamp Duty or "SD"

        Under the provisions of Turkish SD Law (Law No. 488), all agreements and documents specified in the law with a monetary value indicated thereon are subject to a stamp tax with rates from 0.189% to 0.948%, which is calculated on the aggregate monetary value stipulated in such agreement or document, unless a specific exemption or exclusion may be applicable under the Turkish SD Law. A specific exemption applies to exempt documents related to establishment, capital increase or transfer of shares of capital companies as well as investment funds. Therefore, the sales of shares and ADSs are not subject to Turkish SD.

Material United States Tax Consequences

        This section describes the material United States federal income tax consequences of owning shares or ADSs. It applies to you only if you acquire your shares or ADSs in this offering and you hold your shares or ADSs as capital assets for tax purposes. This discussion does not purport to be a complete analysis or listing of all potential United States federal income tax considerations that may be relevant to you with respect to your ownership of shares or ADSs. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

  •
  a bank or other financial institution,

  •
  a regulated investment company, real estate investment trust or grantor trust,

  •
  a dealer in securities,

  •
  a trader in securities that elects to use a mark-to-market method of accounting for securities holdings,

  •
  a tax-exempt organization,

  •
  a life insurance company,

  •
  a person liable for alternative minimum tax,

  •
  a person that actually or constructively owns 10% or more of the combined voting power of our voting stock or of the total value of our stock,

  •
  a person that holds shares or ADSs as part of a straddle or a hedging or conversion transaction,

  •
  a person that purchases or sells shares or ADSs as part of a wash sale for tax purposes, or

  •
  a U.S. holder (as defined below) whose functional currency is not the U.S. dollar.

        This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations, published rulings and court decisions all as currently in effect, as well as on the Agreement Between the Government of the United States of America and the Government of the Republic of Turkey for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income, or the Treaty. These laws are subject to change, possibly on a retroactive basis. In addition, this section is based in part upon the representations of the Depositary and the assumption that each obligation in the Deposit Agreement and any related agreement will be performed in accordance with its terms.

        If an entity or arrangement treated as a partnership for United States federal income tax purposes holds the shares or ADSs, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the shares or ADSs should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the shares or ADSs.

        You are a U.S. holder if you are a beneficial owner of shares or ADSs and you are:

  •
  a citizen or resident of the United States,

  •
  a domestic corporation for United States federal income tax purposes,

  •
  an estate whose income is subject to United States federal income tax regardless of its source, or

  •
  a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

        A "non-U.S. holder" is a beneficial owner of shares or ADSs that is not a partnership or a United States person for United States federal income tax purposes.

You should consult your own tax advisor regarding the United States federal, state and local and the Turkish and other tax consequences of owning and disposing of shares and ADSs in your particular circumstances.

        This discussion addresses only United States federal income taxation.

        In general, and taking into account the earlier assumptions, for United States federal income tax purposes, if you hold ADRs evidencing ADSs, you will be treated as the owner of the shares represented by those ADRs. Exchanges of shares for ADRs, and ADRs for shares, generally will not be subject to United States federal income tax.

        To the extent this section consists of a statement as to matters of U.S. tax law, this section is the opinion of Sullivan & Cromwell LLP.

  U.S. Holders

  Dividends

        Under the United States federal income tax laws, and subject to the passive foreign investment company, or PFIC, rules discussed below, if you are a U.S. holder, the gross amount of any dividend we pay out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes) is subject to United States federal income taxation. If you are a noncorporate U.S. holder, dividends that constitute qualified dividend income will be taxable to you at the preferential rates applicable to long-term capital gains provided that you hold the shares or ADSs for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. Dividends we pay with respect to the ADSs generally will be qualified dividend income, provided that, in the year that you receive the dividend, the ADSs are readily tradable on an established securities market in the United States. In addition, dividends paid on the shares or ADSs would be qualified dividend income in any year in which we qualify for benefits of the Treaty.

        You must include any Turkish tax withheld from the dividend payment in this gross amount even though you do not in fact receive it. The dividend is taxable to you when you, in the case of shares, or the Depositary, in the case of ADSs, receive the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. The amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of the Turkish lira payments made, determined at the spot Turkish lira/U.S. dollar rate on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date you include the dividend payment in income to the date you convert the payment into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. Distributions in excess of current and accumulated earnings and profits, as determined for United States federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in the shares or ADSs and thereafter as capital gain. However, we do not expect to calculate earnings and profits in accordance with United States federal income tax principles. Accordingly, you should expect to generally treat distributions we make as dividends.

        Subject to certain limitations, the Turkish tax withheld in accordance with the Treaty and paid over to Turkey will be creditable or deductible against your United States federal income tax liability. Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the preferential tax rates. To the extent a refund of the tax withheld is available to you under Turkish law or under the Treaty, the amount of tax withheld that is refundable will not be eligible for credit against your United States federal income tax liability.

        Dividends will be income from sources outside the United States and will, depending on your circumstances, be either "passive" or "general" income for purposes of computing the foreign tax credit allowable to you.

  Capital Gains

        Subject to the PFIC rules discussed below, if you are a U.S. holder and you sell or otherwise dispose of your shares or ADSs, you will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the U.S. dollar value of the amount that you realize and your tax basis, determined in U.S. dollars, in your shares or ADSs. Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates where the property is held for more than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

  Medicare Tax

        A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. holder's "net investment income" (or "undistributed net investment income" in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between US$125,000 and US$250,000, depending on the individual's circumstances). A holder's net investment income generally includes its dividend income and its net gains from the disposition of shares or ADSs, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the shares or ADSs.

  Non-U.S. Holders

  Dividends

        If you are a non-U.S. holder, dividends paid to you in respect of shares or ADSs will not be subject to United States federal income tax unless the dividends are "effectively connected" with your conduct of a trade or business within the United States, and the dividends are attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis. In such cases you generally will be taxed in the same manner as a U.S. holder. If you are a corporate non-U.S. holder, "effectively connected" dividends may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

  Capital Gains

        If you are a non-U.S. holder, you will not be subject to United States federal income tax on gain recognized on the sale or other disposition of your shares or ADSs unless:

  •
  the gain is "effectively connected" with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis, or

  •
  you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.

        If you are a corporate non-U.S. holder, "effectively connected" gains that you recognize may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

  PFIC Rules

        We believe that shares and ADSs should not be treated as stock of a PFIC for United States federal income tax purposes, but this conclusion is a factual determination that is made annually and thus may be subject to change. If we were to be treated as a PFIC, gain realized on the sale or other disposition of your shares or ADSs would in general not be treated as capital gain. Instead, unless you elect to be taxed annually on a mark-to-market basis with respect to your shares or ADSs, you would be treated as if you had realized such gain and certain "excess distributions" ratably over your holding period for the shares or ADSs and would generally be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year. With certain exceptions, your shares or ADSs will be treated as stock in a PFIC if we were a PFIC at any time during your holding period in your shares or ADSs. Dividends that you receive from us will not be eligible for the special tax rates applicable to qualified dividend income if we are a PFIC (or are treated as a PFIC with respect to you) either in the taxable year of the distribution or the preceding taxable year, but instead will be taxable at rates applicable to ordinary income. The United States federal income tax rules relating to PFICs are complex. If you are a prospective United States investor, you are urged to consult your own tax advisers with respect to the application of the PFIC rules to your investment in the ADSs.

  Information with Respect to Foreign Financial Assets.

        Owners of "specified foreign financial assets" with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. "Specified foreign financial assets" may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts that have non-United States issuers or counterparties, and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the shares or ADSs.

Backup Withholding and Information Reporting

        If you are a noncorporate U.S. holder, information reporting requirements, on IRS Form 1099, generally will apply to dividend payments or other taxable distributions made to you within the United States, and the payment of proceeds to you from the sale of shares or ADSs effected at a United States office of a broker.

        Additionally, backup withholding may apply to such payments if you fail to comply with applicable certification requirements or (in the case of dividend payments) are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

        If you are a non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements with respect to dividend payments made to you outside the United States by us or another non-United States payor. You are also generally exempt from backup withholding and information reporting requirements in respect of dividend payments made within the United States and the payment of the proceeds from the sale of shares or ADSs effected at a United States office of a broker, as long as either (i) the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished a valid IRS Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-United States person, or (ii) you otherwise establish an exemption.

        Payment of the proceeds from the sale of shares or ADSs effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.

        You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

 CERTAIN BENEFIT PLAN INVESTOR CONSIDERATIONS

        Each purchaser of the ADSs in this offering that is a "Plan" will be deemed to make the representations in the following paragraph. For this purpose, a "Plan" is (i) any "employee benefit plan" subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) individual retirement accounts ("IRAs" and each, an "IRA") and other arrangements subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), and (iii) an entity whose underlying assets include "plan assets" within the meaning of ERISA by reason of the investments by such plans or accounts or arrangements therein.

        Each purchaser of ADSs in this offering that is a "Plan" and that acquires the ADSs in connection with this offering will be deemed to represent by its purchase of the ADSs offered hereby that a fiduciary (the "Fiduciary") independent of us, the underwriters or any of our or their affiliates (the "Transaction Parties") acting on the Plan's behalf is responsible for the Plan's decision to acquire the ADSs in this offering and that such Fiduciary:

(i)
is either a U.S. bank, a U.S. insurance carrier, a U.S. registered investment adviser, a U.S. registered broker-dealer or an independent fiduciary with at least $50 million of assets under management or control, in each case under the requirements specified in the U.S. Code of Federal Regulations, 29 C.F.R. Section 2510.3-21(c)(1)(i), as amended from time to time,

(ii)
in the case of a Plan that is an IRA, is not the IRA owner, beneficiary of the IRA or relative of the IRA owner or beneficiary,

(iii)
is capable of evaluating investment risks independently, both in general and with regard to the prospective investment in the ADSs,

(iv)
is a fiduciary under ERISA or the Code, or both, with respect to the decision to acquire the ADSs,

(v)
has exercised independent judgment in evaluating whether to invest the assets of the Plan in the ADSs,

(vi)
understands and has been fairly informed of the existence and the nature of the financial interests of the Transaction Parties in connection with the Plan's acquisition of the ADSs,

(vii)
understands that the Transaction Parties are not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity to the Plan, in connection with the Plan's acquisition of the ADSs, and

(viii)
confirms that no fee or other compensation will be paid directly to any of the Transaction Parties by the Plan, or any fiduciary, participant or beneficiary of the Plan, for the provision of investment advice (as opposed to other services) in connection with the Plan's acquisition of the ADSs.

ENFORCING CIVIL LIABILITIES

        TFI is incorporated under the laws of Turkey. As a result, the rights of holders of TFI's ADSs will be governed by Turkish law. The rights of shareholders under Turkish law may differ from the rights of shareholders of companies incorporated in other jurisdictions. Some of our directors, members of our management and supervisory boards, senior managers and some of the named experts referred to in this prospectus are not residents of the United States, and a substantial portion of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. federal securities laws.

        It is doubtful whether courts in Turkey will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions, or entertain actions in Turkey against us or our directors or officers under the securities laws of other jurisdictions.

        As a result, it may not be possible for you to effect service of process within the United States upon the members of our management board, supervisory board and senior management and the experts named in this prospectus or upon TFI, or to enforce against TFI any judgment obtained in U.S. courts based on the civil liability provisions of the U.S. securities laws.

 UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated            , 2018, we and the selling shareholders have agreed to sell to the underwriters named below, for whom Morgan Stanley & Co. LLC, Credit Suisse Securities (USA) LLC and Goldman Sachs & Co. LLC are acting as representatives, the following respective numbers of ADSs:

Underwriter	Number of ADSs
Morgan Stanley & Co. LLC
Credit Suisse Securities (USA) LLC
Goldman Sachs & Co. LLC
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Rabo Securities USA, Inc.

Total	22,000,000

        The underwriting agreement provides that the underwriters are obligated to purchase all the ADSs in the offering if any are purchased, other than those ADSs covered by the option to purchase additional ADSs described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. The offering of the ADSs by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

        Certain of the selling shareholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to aggregate of 3,300,000 additional ADSs from the selling shareholders at the initial public offering price less the underwriting discounts and commissions.

        The underwriters propose to offer the ADSs initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $            per ADS. The underwriters and selling group members may allow a discount of $            per ADS on sales to other broker/dealers. After the initial public offering the representatives may change the public offering price and concession and discount to broker/dealers.

        The following table summarizes the discounts and commissions that we and the selling shareholders will pay in connection with the offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional ADSs. We have agreed to reimburse the selling shareholders' underwriting discounts and commissions in connection with this offering, which is approximately US$              million.

	Per ADS		Total
	Without Exercise	With Exercise	Without Exercise	With Exercise
Underwriting Discounts and Commissions paid by us	US$	US$	US$	US$
Underwriting Discounts and Commissions paid by selling shareholders	US$	US$	US$	US$

        The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately US$6,149,300. We have agreed to reimburse the underwriters for expense relating to clearance of this offering with the Financial Industry Regulatory Authority up to

US$35,000. In addition, we have agreed to reimburse the underwriter for legal counsel fees and expenses up to US$600,000.

        We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, or the Securities Act, relating to, our ordinary shares or ADSs or securities convertible into or exchangeable or exercisable for our ordinary shares or ADSs, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representatives for a period of 180 days after the date of this prospectus, subject to certain exceptions as set forth in the underwriting agreement.

        Our officers, directors and substantially all of our shareholders (including each of the selling shareholders in this offering) have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the ADSs or ordinary shares or securities convertible into or exchangeable or exercisable for our ordinary shares or ADSs, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our ordinary shares or ADSs, whether any of these transactions are to be settled by delivery of our ordinary shares or ADSs or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representatives for a period of 180 days after the date of this prospectus, subject to certain exceptions including that such transfer restrictions will not apply, due to fund restrictions, for Clouse, S.A., with respect to 864,468 ADSs (which would have an aggregate value of US$8.64 million, assuming an initial public offering price of US$10.00 per ADS, the mid-point of the estimated range of the initial public offering price shown on the cover page of this prospectus) that Clouse S.A. has granted to the underwriters pursuant to the underwriting agreement to cover overallotments; provided that Clouse, S.A. shall not affect any transfer or disposition of such ADSs outside of this offering for a period that is 90 days after this offering.

        We and each selling shareholders have agreed to indemnify the several underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

        We have applied to list the ADSs on the Nasdaq Global Select Market, under the symbol "TFIG".

        Prior to this offering, there has been no public market for the ADSs or ordinary shares. The initial public offering price was determined by negotiations among us and the representatives and will not necessarily reflect the market price of the ADSs following this offering. The principal factors that were considered in determining the initial public offering price included:

  •
  the information presented in this prospectus and otherwise available to the underwriters;

  •
  the history of, and prospects for, the industry in which we will compete;

  •
  the ability of our management;

  •
  the prospects for our future earnings;

  •
  the present state of our development, results of operations and our current financial condition;

  •
  the general condition of the securities markets at the time of this offering; and

  •
  the recent market prices of, and the demand for, publicly traded common equity securities of generally comparable companies.

        We cannot assure you that the initial public offering price will correspond to the price at which the ADSs will trade in the public market subsequent to this offering or that an active trading market for the ADSs will develop and continue after this offering.

        In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of ADSs in excess of the number of ADSs the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ADSs over-allotted by the underwriters is not greater than the number of ADSs that they may purchase in the over-allotment option. In a naked short position, the number of ADSs involved is greater than the number of ADSs in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing ADSs in the open market.

  •
  Syndicate covering transactions involve purchases of the ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of ADSs to close out the short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option. If the underwriters sell more ADSs than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the ADSs originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the ADSs or preventing or retarding a decline in the market price of the ADSs. As a result the price of the ADSs may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Global Select Market or otherwise and, if commenced, may be discontinued at any time.

        A prospectus in electronic format will be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of ADSs to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Conflicts of Interest

        ELQ Investors VIII Ltd, a selling shareholder in this offering, is an affiliate of Goldman Sachs & Co. LLC, an underwriter in this offering, and will receive more than 5% of the net proceeds of this offering. In addition, Clouse S.A., another selling shareholder in this offering, is an affiliate of Credit Suisse Securities (USA) LLC, another of the underwriters in this offering, and will receive more than 5% of the net proceeds of this offering. Each of Goldman Sachs & Co. LLC and Credit Suisse Securities (USA) LLC is therefore deemed to have a conflict of interest within the meaning of FINRA Rule 5121(f)(5)(C)(ii). Accordingly, this offering is being conducted in compliance with FINRA Rule 5121, which requires, among other things, that a "qualified independent underwriter" participate in the preparation of, and exercise the usual standards of "due diligence" with respect to, the registration statement and this prospectus. Morgan Stanley & Co. LLC has agreed to act as a qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 thereof. Morgan Stanley & Co. LLC will not receive any additional compensation for acting as the qualified independent underwriter. We and the selling shareholders have agreed to indemnify Morgan Stanley & Co. LLC against liabilities arising out of or based on its acting (or alleged failure to act) as a qualified independent underwriter in connection with this offering, including liabilities under the Securities Act. Pursuant to and in accordance with FINRA Rule 5121(c), neither Goldman Sachs & Co. LLC nor Credit Suisse Securities (USA) LLC will confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the account holder.

Other Relationships

        The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. These investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

  Canada

        The ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

  EEA

        In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a "Relevant Member State"), an offer to the public of any ADSs which are the subject of the offering contemplated by this prospectus, or the Shares, may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

          (a)   to legal entities which are qualified investors as defined under the Prospectus Directive;

          (b)   by the underwriters to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive; or

          (c)   in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Shares shall result in a requirement for Extraction or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

  United Kingdom

        Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to Extraction; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

  Notice to United Kingdom Investors

        This prospectus is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a)

to (d) of the Order (all such persons together being referred to as "relevant persons"). The Shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

  Hong Kong

        The ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

  Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the ADSs are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the ADSs under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

  Japan

        The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, or the Financial Instruments and Exchange Law, and each underwriter has agreed that it will not offer or sell any ADSs, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

 VALIDITY OF THE AMERICAN DEPOSITARY SHARES

        The legality of the ordinary shares underlying the American Depositary Shares offered hereby will be passed upon by Verdi Avukatlik Ortaklığı. The validity of the American Depositary Shares offered hereby will be passed upon by Emmet, Marvin & Martin. Sullivan & Cromwell LLP has advised us as to certain U.S. legal matters. The underwriters are being advised as to certain legal matters by Latham & Watkins LLP.

 EXPERTS

        The consolidated financial statements as of and for the years ended December 31, 2016 and December 31, 2015 included in this Prospectus and the related financial statement schedule have been audited by DRT BAGIMSIZ DENETIM VE SERBEST MUHASEBECI MALI MUSAVIRLIK A.S., a member of Deloitte Touche Tohmatsu Limited, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements and financial statement schedule are included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

 EXPENSES OF THE OFFERING

        The following table sets forth all expenses, other than the estimated underwriting discounts and commissions, payable by us in connection with this offering. All the amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, or FINRA, filing fee.

U.S. Securities and Exchange Commission registration fee	US$	49,800
FINRA filing fee	US$	60,500
Nasdaq Global Select Market listing fee	US$	225,000
Legal fees and expenses for our Chinese counsel	US$	150,000
Legal fees and expense for our Turkish counsel	US$	100,000
Legal fees and expense for our U.S. counsel	US$	1,500,000
Legal fees and expense for underwriters' U.S. counsel	US$	600,000
Accounting fees and expenses	US$	2,700,000
Printing fees	US$	164,000
Miscellaneous	US$	600,000
Total	US$	6,149,300

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act covering the ADSs to be sold in this offering. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

        Upon completion of our IPO, we became subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. However, we are allowed four months to file our annual report with the SEC instead of approximately three, and we are not required to disclose certain detailed information regarding executive compensation that is required from United States domestic issuers. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently as companies that are not foreign private issuers whose securities are registered under the Exchange Act. However, press releases related to financial results and material events have been and will continue to be furnished to the SEC on Form 6-Ks. Also, as a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing of proxy statements to shareholders, and our senior management, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions contained in Section 16 of the Exchange Act.

        As a foreign private issuer, we are also exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Securities Act. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by other United States domestic reporting companies, TFI's shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount, and at the same time, as information is received from, or provided by, other United States domestic reporting companies. We are liable for violations of the rules and regulations of the SEC which do apply to us as a foreign private issuer. For more information on our status as a foreign private issuer, see "Implications of Being an Emerging Growth Company and a Foreign Private Issuer".

        You may review and copy the registration statement, reports and other information we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may also request copies of these documents upon payment of a duplicating fee by writing to the SEC.

        For further information on the Public Reference Room, please call the SEC at 1-800-SEC-0330. Our SEC filings, including the registration statement, are also available to you on the SEC's website at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The information on that website is not part of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
TFI TAB Gıda Yatırımları A.Ş.
Istanbul, Turkey

        We have audited the accompanying consolidated statements of financial position of TFI TAB Gıda Yatırımları A.Ş. ("the Company") and its subsidiaries (together "the Group") as at 31 December 2016 and 2015 and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the years then ended. Our audits also included the accompanying financial statement schedule. These consolidated financial statements and the financial statement schedule are the responsibility of the Group's management. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Group as at 31 December 2016 and 2015 and the results of its operations and its cash flows for the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth herein.

/s/ DRT BAĞIMSIZ DENETİM VE SERBEST MUHASEBECİ MALİ MÜŞAVİRLİK A.Ş.
Member of DELOITTE TOUCHE TOHMATSU LIMITED

19 September 2017, except for Note 32, as to which the date is 13 November 2017

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

(Amounts expressed in thousands unless otherwise indicated.)

	Notes	31 December 2016	31 December 2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	5	395,470	140,092
Trade receivables
Trade receivables from related parties	8,26	4,485	5,011
Other trade receivables	8	107,031	69,210
Other receivables
Non-trade receivables from related parties	9,26	10,606	656
Other short term receivables	9	2,498	2,587
Inventory	10	129,810	97,489
Prepaid expenses	17	37,395	23,649
Other current assets	16	31,738	21,333

Total Current Assets		719,033	360,027

NON-CURRENT ASSETS
Other long term receivables	9	5,747	5,656
Property, plant and equipment	11	1,209,379	880,612
Intangible assets	12	117,972	100,895
Goodwill	15	39,583	34,912
Prepaid expenses	17	2,609	27,961
Other non-current assets	16	48,109	34,239
Deferred tax assets	25	120,587	90,608

Total Non-Current Assets		1,543,986	1,174,883

TOTAL ASSETS		2,263,019	1,534,910

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Short term borrowings	6	218,318	86,180
Current portion of long term borrowings	6	425,616	150,802
Trade payables
Trade payables to related parties	8,26	72,507	77,271
Other trade payables	8	488,506	379,922
Other payables	9	93,701	71,559
Liabilites related to employee benefits	14	9,190	7,928
Provisions	13	4,377	3,681
Deferred income	17	23,574	19,509
Current tax liabilities	25	1,495	1,213
Other current liabilities	16	14,835	8,431

Total Current liabilities		1,352,119	806,496

NON-CURRENT LIABILITIES
Borrowings	6	411,333	569,188
Preferred shares	7	552,810	—
Other payables
Non-trade payables to related parties	9,26	21,883	54,916
Other non-trade payables		3,751	—
Liabilities related to employee benefits	14	13,347	12,394
Deferred income	17	7,431	10,805
Other non-current liabilities	16	34,215	22,878
Deferred tax liabilities	25	20,859	11,103

Total Non-Current Liabilities		1,065,629	681,284

EQUITY
Share capital	18	1,208,019	1,033,364
Adjustments to share capital		586	586
Combination effect of subsidiaries under common control		(1,115,100)	(976,117)
Legal reserves		1,158	743
Equity settled employee benefits		5,311	1,809
Accumulated other comprehensive income		85,595	65,935
Accumulated losses		(532,809)	(278,962)

Equity attributable to owners of the parent		(347,240)	(152,642)
Non-controlling interests		192,511	199,772

Total Equity		(154,729)	47,130

TOTAL LIABILITIES AND EQUITY		2,263,019	1,534,910

The accompanying notes form an integral part of consolidated financial statements.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

(Amounts expressed in thousands unless otherwise indicated.)

	Notes	1 January - 31 December 2016	1 January - 31 December 2015
Revenue	21	2,861,083	2,291,764
Cost of revenue (–)	21	(2,523,947)	(2,024,616)

Gross profit		337,136	267,148

General administrative expenses (–)	22	(176,546)	(145,225)
Marketing, selling and distribution expenses (–)	22	(111,541)	(94,899)
Other income		26,806	15,478
Other expense (–)		(80,114)	(85,095)

Operating loss		(4,259)	(42,593)

Finance income	24	131,571	31,430
Finance expenses (–)	24	(385,306)	(202,320)

Loss before tax		(257,994)	(213,483)

Current tax expense (–)	25	(8,433)	(7,818)
Deferred tax benefit	25	12,535	68,256

Loss for the year		(253,892)	(153,045)

Attributable to:
Non-controlling interest		(6,031)	(16,720)
Equity holders of the parent		(247,861)	(136,325)
Other comprehensive income
Items that may be reclassified subsequently to profit or loss:
Change in foreign currency translation differences		46,332	71,686
Items that will not be reclassified subsequently to profit or loss:
Remeasurement of defined benefit obligation	14	(1,258)	(7,244)
Tax benefit	25	251	1,449

OTHER COMPREHENSIVE INCOME (NET OF TAX)		45,325	65,891

TOTAL COMPREHENSIVE LOSS FOR THE YEAR		(208,567)	(87,154)

Attributable to:
Non-controlling interest		17,460	16,613
Equity holders of the parent		(226,027)	(103,767)
Basic and diluted earnings per share (in TL)	19	(0.23941)	(0.13192)

The accompanying notes form an integral part of these consolidated financial statements.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

(Amounts expressed in thousands unless otherwise indicated.)

	Share capital	Adjustments to share capital	Combination effect of subsidiaries under common control	Legal reserves	Equity settled employee benefits	Accumulated other comprehensive income	Accumulated losses	Equity attributable to owners of the parent	Non- controling interests	Total
Balance at 1 January 2015	1,033,364	586	(976,117)	716	—	33,377	(142,623)	(50,697)	181,085	130,388

Loss for the year	—	—	—	—	—	—	(136,325)	(136,325)	(16,720)	(153,045)
Other comprehensive income	—	—	—	—	—	32,558	—	32,558	33,333	65,891
Total comprehensive income	—	—	—	—	—	32,558	(136,325)	(103,767)	16,613	(87,154)
Recognition of share based payments	—	—	—	—	1,809	—	—	1,809	1,782	3,591
Dividends paid	—	—	—	—	—	—	—	—	(95)	(95)
Transfer to legal reserves	—	—	—	27	—	—	(14)	13	(13)	—
Capital increase in subsidiaries	—	—	—	—		—	—	—	400	400
Balance at 31 December 2015	1,033,364	586	(976,117)	743	1,809	65,935	(278,962)	(152,642)	199,772	47,130

Loss for the year	—	—	—	—	—	—	(247,861)	(247,861)	(6,031)	(253,892)
Other comprehensive income	—	—	—	—	—	21,834	—	21,834	23,491	45,325
Total comprehensive income	—	—	—	—	—	21,834	(247,861)	(226,027)	17,460	(208,567)
Recognition of share based payments	—	—	—	—	3,502	—	—	3,502	3,452	6,954
Dividends paid	—	—	—	—	—	—	—	—	(246)	(246)
Transfer to legal reserves	—	—	—	35	—	—	(18)	17	(17)	—
Acquisition of non-controlling interest (Note 18)	174,655	—	(138,983)	380		(2,174)	(5,968)	27,910	(27,910)	—

Balance at 31 December 2016	1,208,019	586	(1,115,100)	1,158	5,311	85,595	(532,809)	(347,240)	192,511	(154,729)

The accompanying notes form an integral part of these consolidated financial statements.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(Amounts expressed in thousands unless otherwise indicated.)

	Notes	1 January - 31 December 2016	1 January - 31 December 2015
A. Cash flows from operating activities
Loss for the year		(253,892)	(153,045)
Adjustments for :
Depreciation and amortization expense	11,12	150,890	116,782
Interest expense	24	70,450	42,960
Foreign currency losses on preferred shares	24	70,640	—
Interest expense related to preferred shares	24	37,864	—
Change in fair value of preferred shares conversion option	24	6,115	—
Loss on disposal of property and equipment (net)		6,600	2,337
Store impairment and closed restaurant expense		17,147	25,805
Income tax expense recognised in profit or loss	25	(4,102)	(60,438)
Unwinding of amortised cost (net)		(619)	(2,026)
Allowance for doubtful receivables	8	5,502	1,524
Interest income	24	(7,984)	(1,545)
Exchange losses on borrowings (net)		67,936	122,360
Provision for legal claims	13	696	1,642
Provision for employee benefits	14	5,803	4,840
Provision for unused vacation		1,262	1,599
Share based payment		5,785	3,468
Deferred revenue adjustment		(5,692)	(8,064)
Straight line effect of lease change		6,617	5,492
Other non-cash charges		1,884	4,427

Operating cash flows provided before changes in working capital		182,902	108,119
(Increase) in trade receivables		(43,958)	(15,199)
(Increase) in other receivables		(9,952)	(2,111)
(Increase) in inventories		(32,103)	(23,587)
(Increase) in other current assets		(10,404)	(8,284)
(Increase) in non-current assets		(14,157)	(2,998)
Increase in trade payables		106,990	134,685
Change in prepaid expenses and deferred revenue (net)		17,989	(18,903)
Increase / (decrease) in other liabilities		11,610	(1,828)

Cash generated from operations		208,917	169,894
Income taxes paid		(6,292)	(8,077)

Net cash generated from operating activities		202,625	161,817
B. Cash flows from investing activities
Acquisition of property, plant and equipment(*)		(455,040)	(336,021)
Acquisition of intangible assets		(22,974)	(17,165)
Proceeds on disposal of fixed assets		13,454	8,249
Interest received		7,984	1,545

Cash used in investing activities		(456,576)	(343,392)
C. Cash flows from financing activities
Proceeds from borrowings		447,703	331,173
Repayment of borrowings		(342,736)	(139,385)
Proceeds from related parties		10,139	24,809
Payment to related parties		(39,421)	(7,671)
Interest paid		(70,304)	(42,155)
Finance lease paid		(1,242)	(906)
Dividends paid		(246)	(95)
Proceeds from issue of preference shares		438,191	—
Acquisition of non-controlling interest	18	(174,655)	—
Proceeds from issue of shares	18	174,655	—
Capital increase in subsidiaries		—	400

Net cash generated from financing activities		442,084	166,170
Effect of foreign exchange rate changes on the balance of cash held in foreign currencies		67,245	12,802

NET CHANGE IN CASH AND CASH EQUIVALENTS		255,378	(2,603)
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF YEAR	5	140,092	142,695

CASH AND CASH EQUIVALENTS AT THE END OF YEAR	5	395,470	140,092

(*)
Acquisition of property, plant and equipment per the consolidated statement of cash flows excludes non-cash capitalized borrowing cost amounting to TL 10,434 for the year 2016 (2015: TL 829) and acquisitions via finance lease amounting to TL 5,242 for the year 2016 (2015: TL nil).

The accompanying notes form an integral part of the consolidated financial statements.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in thousands unless otherwise indicated.)

1. ORGANIZATION AND OPERATIONS OF THE GROUP

        TFI TAB Gıda Yatırımları A.Ş. (the "Company") was established on 26 June 1995. The address of the registered office and principal place of business is Dikilitaş Mahallesi Cad. A Blok No. 109, Beşiktaş İstanbul.

        The Company is a Sub-Franchisor (also called a Master Franchisee), which is a Franchisor limited to offering franchises in a particular area or territory. The Company is a Master Franchisee of Burger King, Popeyes, Sbarro and Arby's brands and the owner of Usta Dönerci brand. The Burger King and Popeyes brands are both owned by Restaurant Brands International Inc. The Group is the exclusive developer of Burger King restaurants in Turkey since 1995 and expanded its operations in 2012 by becoming the Master Franchisee for Burger King in China. The Group's other activities are supply, trade and distribution of quick service food products, production and trade of buns, french fries and red meat products and advertising for its brands.

        As of 31 December 2016, the Group has 28,981 employees (31 December 2015: 22,817 employees).

        Majority shares (80.41%) of the Group are controlled by the Kurdoğlu family as of 31 December 2016.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

2.1 Basis of presentation

Statement of compliance

        The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board.

Principles for Preparation of Financial Statements and Significant Accounting Policies

        The consolidated financial statements have been prepared on the historical cost basis. Other than the preferred share conversion option, which is carried at fair value, historical cost is generally based on the fair value of the consideration given in exchange for assets.

Reverse Stock Split

        On 7 November 2017, the Company effected a 100-to-1 reverse stock split of its outstanding shares. Each 100 outstanding shares of the Company were combined into 1 outstanding share. All per share amounts and shares outstanding for all periods presented have been adjusted retrospectively to reflect the 100-to-1 reverse stock split as disclosed in Note 18, Note 19, and Note 32.

Approval of Consolidated Financial Statements

        These consolidated financial statements were approved by the Board of Directors and authorized for issue on 19 September 2017.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

2.1 Basis of presentation (Continued)

Going concern

        The consolidated financial statements have been prepared on a going concern basis, which assumes that the Group will be able to meet the mandatory repayment terms of the borrowings disclosed in Note 6.

        The Group has a net loss for the year ended 31 December 2016 amounting to TL 253,892 (31 December 2015: TL 153,045) and as of that date, the current liabilities exceed current assets by TL 633,086 (31 December 2015: TL 446,469). The Group also has shareholders' deficit amounting to TL 347,240 as of 31 December 2016 (31 December 2015: TL 152,642). A significant portion of the net loss for the year ended 31 December 2016 relates to the finance expenses amounting to TL 385,306. The Group has made significant investments to further its growth in both Turkey and China during the last years. Considering that it takes a substantial period of time to achieve positive operating profits for new restaurant openings, the Group expects significant improvement in the operating profits in the subsequent years.

        The Group has net cash generated from operating activities and management expects this trend to continue and anticipates that the repayment of borrowings will occur as required and will be met out of operating cash flow. The management is also confident that the liability associated with the preferred shares amounting to TL 552,810 (as presented under non-current liabilities in the consolidated statement of financial position) will be converted into equity on the occurrence of the potential Initial Public Offering (IPO) of the Group. Management has access to underwriters and a plan for raising equity capital has been developed and is in the process of execution as of the date of issue of the consolidated financial statements. If the potential IPO was unsuccessful, the liability associated with the preference shares is not repayable until August 2021.

        Further, the maturity of the loan amounting to USD 75,000, which had a maturity of May 2017 was extended to November 2019 in May 2017.

        Management acknowledges that uncertainty remains over the ability of the Group to meet its liabilities as they fall due. However, as described above, management has a reasonable expectation that the Group has adequate resources to continue in the foreseeable future after considering all the available facts and concluded that the going concern assumption is appropriate.

        The Group has a shareholders' deficit as of 31 December 2016 and 2015 and does not comply with the capital adequacy requirements of the Turkish Commercial Code. The Group management believes that the preferred shares will be converted into equity in case of Initial Public Offering and the deficit will be cured. The Group management believes that the non-compliance with the capital adequacy requirements of the Turkish Commercial Code has no effect on the operations of the Group.

Correction of Prior Period Consolidated Financial Statements

        The Group identified that it had incorrectly offset rental income from sub-franchisee under sub-lease with the rent expense under the head-lease as the rental income was equal to the rent expense. In preparing the 2016 consolidated financial statements, the Group has determined that it acts as a principal, the practice of charging rent at an amount equal to cost does not represent a contractual

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

2.1 Basis of presentation (Continued)

arrangement for reimbursement of the rental expense. Accordingly, revenue and expenses have therefore, been presented gross. This reclassification had the effect of increasing revenue by TL 70,223 and increasing cost of revenues by TL 70,223 for the year ended 31 December 2015. This reclassification has no impact on the profits for the year ended 31 December 2015 or any prior periods.

        The Group reassessed the store impairment analysis for the year ended 31 December 2015 and recognized an additional impairment loss of TL 8,101. The error occurred due to inconsistent application of the Groups' accounting policy. This adjustment had the effect of increasing other expense, operating loss, loss before tax, deferred tax benefit, loss for the year, accumulated losses equity attributable to owners of the parent and reducing property, plant and equipment, total non-current assets and total assets by the aforesaid amount. This adjustment had no impact on periods prior to year ended 31 December 2015.

        The Group identified that it had not recognised employee share based payments relating to employee stock options awarded to employees in its Chinese subsidiaries amounting to TL 3,592. The retrospective adjustment had the effect of increasing general administrative expenses, operating loss, loss before tax and loss for the year, by the aforesaid amount. The adjustment had no impact on periods prior to the 1 January 2015.

        Further in preparation of the planned initial public offering of American Depositary Shares, the Group undertook a review of its consolidated financial statements and determined that certain additional line items required in both the consolidated statement of financial position and consolidated statement of profit or loss under the rules and regulations of the Public Oversight Accounting and Auditing Standards Authority of Turkey ("POA") were not required by IFRS. The Group's consolidated financial statements for the years preceding 2015 were prepared in accordance with both IFRS and POA requirements.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

2.1 Basis of presentation (Continued)

Basis of consolidation

        The details of the Company's principal subsidiaries at 31 December 2016 and 2015 are as follows:

			Direct Ownership Rate %		Effective Ownership Rate %
Subsidiaries	Business Segment	Country of Origin	31 December 2016	31 December 2015	31 December 2016		31 December 2015
TAB Gıda(2)	Quick Service Restaurant	Turkey	91.21	59.00	91.21		59.00
TAB Georgia LLC	Quick Service Restaurant	Georgia	—	—	100.00		100.00
TAB Limited Makedonija Dooel Petrovec	Quick Service Restaurant	Macedonia	—	—	100.00		100.00
Fasdat(2)	Supply, Trade and Distrubition	Turkey	91.21	59.00	91.21		59.00
Reklamüssü(2)	Advertising and Production	Turkey	91.21	59.00	91.21		59.00
Ekmek(2)	Bread Production and Trade	Turkey	91.21	59.00	91.21		59.00
Ekur Et	Meat Processing and Trade	Turkey	98.43	98.43	98.43		98.43
Sebze	Distrubition of fresh Vegetables	Turkey	—	—	99.00		99.00
TFI Asia Holdings Coop(1)	Investment Holding	The Netherlands	100.00	100.00	100.00		100.00
TFI Asia Holdings Bv(1)	Investment Holding	The Netherlands	100.00	100.00	100.00		100.00
Ata Express	Delivery Service	Turkey	100.00	—	100.00		—
Pangaea Foods Spc	Investment Holding	China	—	—	69.00		69.00
Pangaea Foods (China) Holdings Ltd.	Investment Holding	China	—	—	50.03		50.03
Pangaea Foods (China) Intermediate Ltd.	Investment Holding	The Cayman Islands	—	—	50.03		50.03
Bk (Hong Kong) Development Co., Ltd.	Investment Holding	Hong Kong	—	—	50.03		50.03
Burger King (Shangai) Restaurant Co., Ltd.	Quick Service Restaurant	Shangai, the PRC	—	—	50.03		50.03
Cheng Run Investment Limited(****)	Investment Holding	Hong Kong	—	—	—		50.03
2-11 Investment Limited(****)	Investment Holding	Hong Kong	—	—	—		50.03
Kunbao Trading (Hong Kong) Limited(****)	Investment Holding	Hong Kong	—	—	—		50.03
Burger Kıng (Guangzhou) Lımıted	Investment Holding	Hong Kong	—	—	9.56	(*)	9.56
Bk (Beijing) Restaurant Management Co., Ltd.	Quick Service Restaurant	Beijing, the PRC	—	—	50.03		50.03
Bk Foods (Shenzhen) Co., Ltd.	Quick Service Restaurant	Shenzen	—	—	50.03		50.03
Burger King (China) Holdings Co. Ltd.	Investment Holding	Shangai, the PRC	—	—	50.03		50.03
Burger King (Shenyang) Restaurant Management Co., Ltd	Quick Service Restaurant	Shenyang, the PRC	—	—	25.02	(**)	25.02
Huhhot Burger King Restaurant Service Co. Ltd.	Quick Service Restaurant	Huhehaote, the PRC	—	—	27.52	(***)	27.52
BK (Guangzhou) Restaurant Co., Ltd.	Quick Service Restaurant	Guangzhou, the PRC	—	—	9.56	(*)	9.56

(1)
On 23 October 2015, the Group gained control over the operations in China after the merger of the Group and KRD Kurdoğlu Gıda A.Ş. ("KRD"). This merger was evaluated as under common control transaction and the pooling of interests method was applied on the financial statements for the year ended 31 December 2015. After the acquisition of KRD's shares, TFI's shares of TAB Gıda, Fasdat, Reklamüssü and Ekmek increased from 51% to 59%.

(2)
In December 2016, the 32.21% share of Tuna Kurdoğlu, Erhan Kurdoğlu, Korhan Kurdoğlu, Ali Ömer Üründül, Mehmet Mert Üründül and Emine Aslı Üründül, amounting to TL 174,655 have been transferred to TFI TAB Gıda Yatırımları A.Ş. (Note 18)

(*)
Pangaea Foods (China) Holdings Ltd. completed the acquisition of Burger King (Guangzhou) Limited ("BKGZ Limited") in 2014. As consideration for the acquisition, BKGZ Limited issued preferred shares to a third party (the "preferred shareholder"). The preferred shares are non-redeemable but convertible at the fixed ratio to 80.89% interest of BKGZ Limited. Convertibility right of the preferred shareholder is only to be executed in case of change of control in BKGZ Limited. Further, preferred shareholder does not carry voting right and is not

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

2.1 Basis of presentation (Continued)

  engaged in the management of BKGZ Limited in accordance with the preferred shareholder agreement. Therefore the Group controls BKGZ Limited.

(**)
Though Burger King (Shangai) Restaurant Co., Ltd ("BKSH") only holds 40% of paid in capital of Burger King (Shenyang) Restaurant Management Co., Ltd ("BKSY"), according to the articles of association of BKSY, BKSH controls BKSY by holding majority of seats in the Board of Directors and shares 50% of BKSY's profit or loss. The Group controls BKSH by 25.02%.

(***)
The Group controls Pangaea Foods (China) Holdings Ltd. by 50.03% shareholding and Pangaea Foods (China) Holdings Ltd. controls Huhhot Burger King Restaurant Service Co. Ltd. by 55% shareholding.

(****)
These entities were deregistered in 2016.

        The details of the Group's branches at 31 December 2016 and 2015 are as follows:

Branch Name	Business Segment	Country of Origin
TAB Gıda A.Ş.—Northern Cyprus Branch	Quick Service Restaurant	Northern Cyprus
Fasdat Gıda A.Ş.—Northern Cyprus Branch	Supply, Trade and Distribution	Northern Cyprus

        The consolidated financial statements incorporate the financial statements of the Company and entities controlled by the Company and its subsidiaries.

        Subsidiaries are all entities (including structured entities) over which the Group has control. The Group controls an entity when the group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date that control ceases. The acquisition method of accounting is used to account for business combinations by the Group. See below for more information.

        Non-controlling interests in the results and equity of subsidiaries are shown separately in the consolidated statement of profit or loss, statement of comprehensive income, statement of changes in equity and balance sheet respectively.

        All intragroup assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

Changes in the Group's ownership interests in existing subsidiaries

        Changes in the Group's ownership interests in subsidiaries that do not result in the Group losing control over the subsidiaries are accounted for as equity transactions. The carrying amounts of the Group's interests and the non-controlling interests are adjusted to reflect the changes in their relative interests in the subsidiaries. Any difference between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid or received is recognized directly in equity and attributed to owners of the Group.

        When the group ceases to consolidate because of a loss of control, any retained interest in the entity is remeasured to its fair value with the change in carrying amount recognised in profit or loss. This fair value becomes the initial carrying amount for the purposes of subsequently accounting for the retained interest as an associate, joint venture or financial asset. In addition, any amounts previously

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

2.1 Basis of presentation (Continued)

recognised in other comprehensive income in respect of that entity are accounted for as if the group had directly disposed of the related assets or liabilities. This may mean that amounts previously recognised in other comprehensive income are reclassified to profit or loss.

Business combinations

        The acquisition of subsidiaries and businesses are accounted for using the acquisition method. The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the acquisition-date fair values of the assets transferred by the Group, liabilities incurred by the Group to the former owners of the acquiree and the equity interests issued by the Group in exchange for control of the acquiree. Acquisition-related costs are generally recognized in profit or loss as incurred.

        At the acquisition date, the identifiable assets acquired and the liabilities assumed are recognized at their fair value, with limited exceptions. The Group recognises any non-controlling interest in the acquired entity on an acquisition-by-acquisition basis either at fair value or at the non-controlling interest's proportionate share of the acquired entity's net identifiable assets.

        Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree, and the fair value of the acquirer's previously held equity interest in the acquiree (if any) over the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed.

        If those amounts are less than the fair value of the net identifiable assets of the business acquired, the difference is recognised directly in profit or loss as a bargain purchase.

        Where settlement of any part of cash consideration is deferred, the amounts payable in the future are discounted to their present value as at the date of exchange. The discount rate used is the Group's incremental borrowing rate, being the rate at which a similar borrowing could be obtained from an independent financier under comparable terms and conditions.

        Contingent consideration is classified either as equity or a financial liability. Amounts classified as a financial liability are subsequently remeasured to fair value with changes in fair value recognised in profit or loss.

        When a business combination is achieved in stages, the Group's previously held equity interest in the acquiree is remeasured to fair value at the acquisition date (i.e. the date when the Group obtains control) and the resulting gain or loss, if any, is recognized in profit or loss. Amounts arising from interests in the acquiree prior to the acquisition date that have previously been recognized in other comprehensive income are reclassified to profit or loss where such treatment would be appropriate if that interest were disposed of.

        A business combination involving entities or businesses under common control is a business combination in which all of the combining entities or businesses are ultimately controlled by the same party or parties both before and after the business combination and the control is not transitory. The transactions between entities under common control are scoped out of IFRS 3 and there is no

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

2.1 Basis of presentation (Continued)

authoritative literature for these transactions under IFRS. As a result, the Group adopted an accounting policy such that assets and liabilities acquired are recognized at the carrying amounts recognized previously in the Group controlling shareholder's consolidated financial statements. The components of equity of the acquired companies are added to the same components within Group equity except that any share capital and investments in the books of the acquiring entity is eliminated and the differences, if any, adjusted against opening retained earnings. The Company's shares issued in consideration for the acquired companies are recognized from the moment the acquired companies are included in these financial statements and the financial statements of the commonly controlled entities are combined, retrospectively, as if the transaction had occurred at the beginning of the earliest reporting period presented or from the date that the entities were under common control, if later.

Goodwill

        Goodwill arising on an acquisition of a business is carried at cost as established at the date of acquisition of the business less accumulated impairment losses, if any.

        For the purposes of impairment testing, goodwill is allocated to each of the Group's cash-generating units (or groups of cash-generating units) that are expected to benefit from the synergies of the combination.

        A cash-generating unit to which goodwill has been allocated is tested for impairment annually, or more frequently when there is an indication that the unit may be impaired. If the recoverable amount of the cash-generating unit is less than its carrying amount, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit pro rata based on the carrying amount of each asset in the unit. Any impairment loss for goodwill is recognized directly in profit or loss in the consolidated statement of profit or loss/statement of profit or loss and other comprehensive income. An impairment loss recognized for goodwill is not reversed in subsequent periods.

        On disposal of the relevant cash-generating unit, the attributable amount of goodwill is included in the determination of the profit or loss on disposal.

Interests in joint operations

        A joint operation is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the assets, and obligations for the liabilities, relating to the arrangement. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require unanimous consent of the parties sharing control.

        When a group entity undertakes its activities under joint operations, the Group as a joint operator recognizes in relation to its interest in a joint operation its direct right to the assets, liabilities, revenues and expenses of joint operations and its share of any jointly held or incurred assets, liabilities, revenues and expenses. These have been incorporated in the financial statements under the appropriate headings.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

2.1 Basis of presentation (Continued)

        When a group entity transacts with a joint operation in which a group entity is a joint operator (such as a sale or contribution of assets), the Group is considered to be conducting the transaction with the other parties to the joint operation, and gains and losses resulting from the transactions are recognized in the Group's consolidated financial statements only to the extent of other parties' interests in the joint operation.

        When a group entity transacts with a joint operation in which a group entity is a joint operator (such as a purchase of assets), the Group does not recognize its share of the gains and losses until it resells those assets to a third party.

        The details of the Group's joint operation as of 31 December 2016 and 2015 is as follows:

			Direct/Effective Ownership Rate %
Subsidiaries	Business Segment	Country of Origin	31 December 2016	31 December 2015
Atakey Patates Gıda San. Ve Tic. A.Ş. ("ATAKEY")(*)	Potato Production and Trade	Turkey	50%	50%

(*)
Atakey Patates Gıda San. ve Tic. A.Ş. (AtaKey) was established in 21 September 2012 with ownership of Kurdoğlu and Özgörkey Family members. Its main activity is to produce and supply potato product for TFI Group. On 18 September 2014, the Group purchased 50% shares of AtaKey from Kurdoğlu Family members in an effort to bring all of the quick service operations under the Group's umbrella. The acquisition in the Group is calculated over nominal value. The remaining part of the shares of AtaKey is held by Özgörkey Family members.

2.2 Significant accounting policies

Revenue recognition

        The Group's revenues consist of quick service revenues, sale of goods to restaurants operated by franchisees and third parties. Revenue is presented net of discounts. Indirect tax collected from customers is excluded from revenue and the obligation is included in tax payable until the taxes are remitted to the appropriate taxing authorities.

        Quick Service Restaurant Revenue—Quick service restaurant revenues include (a) at Company operated restaurants sales, (b) franchise revenues, (c) installation and property revenues.

  (a)
  Company operated restaurant sales—Retail sales at company operated restaurants are recognized when the food and beverage is sold.

  (b)
  Franchise revenues—Franchise revenues consist primarily of royalties, based on a percentage of net sales reported by the sub-franchised restaurants, and initial and renewal franchise fees paid by sub-franchisees. Royalty rates vary for each different brand. Royalty income is recognized in the period earned. Initial franchise fees are recognized as revenue when all material services or conditions relating to the store have been substantially performed or satisfied which is typically when the related sub-franchised restaurant begins operations. A

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

2.2 Significant accounting policies (Continued)

    sub-franchisee may pay a renewal franchise fee and renew its franchise for an additional term. Renewal franchise fees are recognized as revenue upon receipt of the non-refundable fee and execution of a new franchise agreement. The Group records franchise revenue gross of the portion of the franchise revenue payable to the applicable franchisor under the applicable master franchise and development agreements, as the Group considers itself as the principal in the arrangement. This is because the Group is the entity that is party to the contract with the applicable franchisor and remains liable for payment in full of a portion of the sub-franchise's sales to the applicable franchisor. This is because the Group is the entity that is party to the contract with the applicable franchisor and remains liable for payment in full of a portion to the sub-franchisee's sales to the applicable franchisor. Further the sub-franchisees are not covered by the contract between the Group and the applicable franchisor and the franchisor only has recourse against the Group for matters relating to the sub-franchisees.

Revenue recognition

        Quick Service Restaurant Revenue

  (c)
  Installation and property revenues—The Group provides a "Turnkey" opening option for the new sub-franchisees. The Group undertakes the construction, decoration and supply of machinery, equipment and fixtures for the sub-franchisee. Initial installation and property fees are recognized as revenue when all material services or conditions relating to the store have been substantially performed which is typically when the related restaurant begins its operations. Property revenue also consists of rent income received from sub-franchisees when the Group subleases stores to sub-franchisees. The Group considers itself as the principal in the leasing arrangement as there are various indicators that support reporting revenue gross, the most notable being the Group acts as the primary obligor. Consequently sub-lease rent income is recorded gross of expenses incurred under the head lease.

        Sale of goods to franchise restaurants and other sales to third parties—Sale of goods are recognized upon shipment/delivery at which time the risk of ownership has transferred to the customer.

        Revenue is recognized when all the following conditions are satisfied:

  •
  The Group transfers the buyer the significant risks and rewards of ownership of the goods;

  •
  The Group retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold,

  •
  The amount of revenue can be measured reliably,

  •
  It is probable that the economic benefits associated with the transaction will flow to the entity and,

  •
  The costs incurred or to be incurred in respect of the transaction can be measured reliably.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

2.2 Significant accounting policies (Continued)

Government grants

        Government grants are initially recognized as deferred income at fair value if there is reasonable assurance that they will be received and the Group will comply with the conditions associated with the grant; they are then recognized in profit or loss as other income on systematic basis over the useful life of the asset.

        Grants that compensate the Group for expenses incurred are recognized in profit or loss on a basis in the periods in which the expenses are recognized.

Leases

        Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

The Group as lessee

        Assets held under finance leases are initially recognized as assets of the Group at their fair value at the inception of the lease or, if lower, at the present value of the minimum lease payments. The corresponding liability to the lessor is included in the consolidated balance sheet as a finance lease obligation.

        Lease payments are apportioned between finance expenses and reduction of the lease obligation so as to achieve a constant rate of interest on the remaining balance of the liability. Finance expenses are recognized immediately in profit or loss, unless they are directly attributable to qualifying assets, in which case they are capitalized in accordance with the Group's general policy on borrowing costs. Contingent rentals are recognized as expenses in the periods in which they are incurred.

        Operating lease payments are recognized as an expense on a straight-line basis over the lease term, except where another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed. Contingent rentals arising under operating leases are recognized as an expense in the period in which they are incurred.

        In the event that lease incentives are received to enter into operating leases, such incentives are recognised as a liability. The aggregate benefit of incentives is recognised as a reduction of rental expense on a straight-line basis except where another systematic basis is more representative of the time pattern in which economic benefit from the leased assets are consumed.

Foreign currency transactions

        The individual financial statements of each Group entity are prepared in the currency of the primary economic environment in which the entity operates (its functional currency). For the purpose of the consolidated financial statements, the results and financial position of each entity are expressed in TL, which is the functional currency of the Company, and the presentation currency for the consolidated financial statements.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

2.2 Significant accounting policies (Continued)

        In preparing the financial statements of the individual entities, transactions in currencies other than its functional currency (foreign currencies) are recorded at the rates of exchange prevailing on the dates of the transactions. At the end of each reporting period, monetary items denominated in foreign currencies are translated at the rates prevailing at that date. Non-monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing at the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

        Exchange differences are recognized in profit or loss in the period in which they arise except for which relate to assets under construction for future productive use, which are included in the cost of those assets where they are regarded as an adjustment to interest costs on foreign currency borrowings.

        For the purpose of presenting consolidated financial statements, the assets and liabilities of the Group's foreign operations are expressed in TL using exchange rates prevailing on the statement of financial position date. Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuated significantly during that period, in which case the exchange rates at the dates of the transactions are used. Exchange differences arising, if any, are classified as equity and transferred to the Group's translation reserve. Such exchange differences are recognized in profit or loss in the period in which the foreign operation is disposed of.

Borrowing costs

        General and specific borrowing costs that are directly attributable to the acquisition, construction or production of a qualifying asset are capitalised during the period of time that is required to complete and prepare the asset for its intended use or sale. Qualifying assets are assets that necessarily take a substantial period of time to get ready for their intended use or sale.

        Investment income earned on the temporary investment of specific borrowings pending their expenditure on qualifying assets is deducted from the borrowing costs eligible for capitalisation.

        Other borrowing costs are expensed in the period in which they are incurred.

Inventories

        Inventories are stated at the lower of cost and net realizable value. Costs, including an appropriate portion of fixed and variable overhead expenses, are assigned to inventories held by the method most appropriate to the particular class of inventory, with the majority being valued on a weighted average basis. Net realizable value represents the estimated selling price less all estimated costs of completion and costs necessary to make the sale. When the net realizable value of inventory is less than cost, the inventory is written down to the net realizable value and the expense is included in statement of profit or loss in the period the write-down or loss occurred. When the circumstances that previously caused inventories to be written down below cost no longer exist or when there is clear evidence of an increase in net realizable value because of changed economic circumstances, the amount of the write-down is reversed. The reversal amount is limited to the amount of the original write-down.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

2.2 Significant accounting policies (Continued)

Property, plant and equipment

        Property, plant and equipment are carried at cost less accumulated depreciation and any accumulated impairment losses. Land is not depreciated and carried at cost less accumulated impairment.

        Properties in the course of construction for production, rental or administrative purposes are carried at cost, less any recognized impairment loss. Cost includes professional fees and, for qualifying assets, borrowing costs capitalized in accordance with the Group's accounting policy. Such properties are classified to the appropriate categories of property, plant and equipment when completed and ready for intended use. Depreciation of these assets, on the same basis as other property assets, commences when the assets are ready for their intended use.

        Depreciation is recognized so as to write off the cost or valuation of assets, other than freehold land and properties under construction, less their residual values over their estimated useful lives, using the straight-line method. The estimated useful lives, residual values and depreciation method are reviewed at the end of each reporting period, with the effect of any changes in estimate accounted for on a prospective basis.

        Assets held under finance leases are depreciated over their expected useful lives on the same basis as owned assets. However, when there is no reasonable certainty that ownership will be obtained by the end of the lease term, assets are depreciated over the shorter of the lease term and their useful lives.

        An item of property, plant and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or retirement of an item of property, plant and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in profit or loss.

Intangible assets

Intangible assets acquired separately

        Intangible assets with finite useful lives that are acquired separately are carried at cost less accumulated amortization and accumulated impairment losses. Amortization is recognized on a straight-line basis over their estimated useful lives.

        The estimated useful life and amortization method are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis.

Licenses

        Acquired licenses are shown at historical cost. Licenses have a finite useful life and are carried at cost less accumulated amortization. Amortization is calculated using the straight-line method to allocate the cost of trademarks and licenses over their estimated useful lives. Acquired computer software licenses are capitalized on the basis of the costs incurred to acquire and bring to use the specific software. These costs are amortized over their estimated useful lives.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

2.2 Significant accounting policies (Continued)

        Costs associated with developing or maintaining computer software programs are recognized as an expense as incurred. Costs include the software development employee costs and an appropriate portion of relevant overheads. Computer software development costs incurred during the application development phase and up to the point at which a computer software is substantially complete and ready for its intended use are recognized as assets and amortized over their estimated useful lives.

Initial franchise fees paid to the franchisor

        The Group, as the master franchisee, is required to pay to certain franchisors, which are Burger King Holdings, Inc. ("BKC"), BK Asiapac Pte. Ltd. ("BKAP"), Popeyes, Sbarro and Arby's, an initial franchise fee upon opening of a new restaurant. The initial franchise fee related to Company-operated restaurants is capitalized as an intangible asset and amortized on straight-line basis over the term of the franchise (generally 20 years).

Derecognition of intangible assets

        An intangible asset is derecognized on disposal, or when no future economic benefits are expected from use or disposal. Gains or losses arising from derecognition of an intangible asset, measured as the difference between the net disposal proceeds and the carrying amount of the asset, are recognized in profit or loss when the asset is derecognized.

Impairment of assets

        Goodwill that has an indefinite useful life is not subject to amortisation and are tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired. Other assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the asset's carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset's fair value less costs of disposal and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash inflows which are largely independent of the cash inflows from other assets or groups of assets (cash-generating units). Non-financial assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at the end of each reporting period.

Taxation

        Tax legislation does not permit a parent Company and its subsidiary to file a consolidated tax return. Therefore, income taxes as reflected in the accompanying financial statements, have been calculated on a separate-company basis.

        Income tax expense represents the sum of the tax currently payable and deferred tax.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

2.2 Significant accounting policies (Continued)

Current tax

        The tax currently payable is based on taxable profit for the year. Taxable profit differs from 'profit before tax' as reported in the consolidated statement of profit or loss because of items of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Group's liability for current tax is calculated using tax rates that have been enacted or enacted substantially at the end of the reporting period.

Deferred tax

        Deferred tax is recognized on temporary differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases which are used in the computation of taxable profit. Deferred tax liabilities are generally recognized for all taxable temporary differences. Deferred tax assets are recognized for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilized. Such deferred tax assets and liabilities are not recognized if the temporary difference arises from goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.

        Deferred tax liabilities are recognized for taxable temporary differences associated with investments in subsidiaries and associates, and interests in joint ventures, except where the Group is able to control the reversal of the temporary difference and it is not probable that the temporary difference will be reversed in the foreseeable future. Deferred tax assets arising from deductible temporary differences associated with such investments and interests are only recognized to the extent that it is probable that there will be sufficient taxable profits against which to utilize the benefits of the temporary differences and they are expected to reverse in the foreseeable future.

        The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered. Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset realized, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.

        The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Group expects, at the reporting date, to recover or settle the carrying amount of its assets and liabilities.

Current and deferred tax for the period

        Current and deferred tax are recognized as in profit or loss, except when they relate to items that are recognized in other comprehensive income or directly in equity, in which case, the current and deferred tax are also recognized in other comprehensive income or directly in equity respectively.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

2.2 Significant accounting policies (Continued)

Where current tax or deferred tax arises from the initial accounting for a business combination, the tax effect is included in the accounting for the business combination.

Employee Benefits

Termination and retirement benefits

        Under Turkish law and union agreements, lump sum payments are made to employees retiring or involuntarily leaving the Group. Such payments are considered as being part of defined retirement benefit plan as per IAS 19 (Revised) Employee Benefits.

        The retirement benefit obligation recognized in the consolidated statement of financial position represents the present value of the defined benefit obligation. All actuarial gains and losses are recognized in comprehensive income.

        In China, payments to defined contribution retirement benefit schemes are recognised as an expense when employees have rendered service entitling them to the contributions.

Financial assets

        Financial investments are recognized and derecognized on a trade date where the purchase or sale of a financial asset is under a contract whose terms require delivery of the financial asset within the timeframe established by the market concerned, and are initially measured at fair value, plus transaction costs except for those financial assets classified as at fair value through profit or loss, which are initially measured at fair value.

        Financial assets are classified into the following specified categories: financial assets as 'at fair value through profit or loss' (FVTPL), 'held-to-maturity investments', 'available-for-sale financial assets' (AFS) and 'loans and receivables'. The classification depends on the nature and purpose of the financial assets and is determined at the time of initial recognition.

Effective interest method

        The effective interest method is a method of calculating the amortized cost of a financial asset and of allocating interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts through the expected life of the financial asset, or, where appropriate, a shorter period.

        Income is recognized on an effective interest basis for debt instruments other than those financial assets designated as at FVTPL.

Loans and receivables

        Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Loans and receivables (including trade and other receivables, bank balances and cash, and others) are measured at amortized cost using the effective interest method, less

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

2.2 Significant accounting policies (Continued)

any impairment. Interest income is recognized by applying the effective interest rate, except for short-term receivables when the effect of discounting is immaterial.

Cash and cash equivalents

        Cash and cash equivalents comprise cash on hand, demand deposits and other short-term highly liquid investments which have maturities of three months or less from date of acquisition and that are readily convertible to a known amount of cash and are subject to an insignificant risk of changes in value.

Impairment of financial assets

        For financial assets carried at amortized cost, the amount of the impairment loss recognized is the difference between the asset's carrying amount and the present value of estimated future cash flows, discounted at the financial asset's original effective interest rate.

        For financial assets that are carried at cost, the amount of the impairment loss is measured as the difference between the asset's carrying amount and the present value of the estimated future cash flows discounted at the current market rate of return for a similar financial asset. Such impairment loss will not be reversed in subsequent periods.

        The carrying amount of the financial asset is reduced by the impairment loss directly for all financial assets with the exception of trade receivables where the carrying amount is reduced through the use of an allowance account. When a trade receivable is uncollectible, it is written off against the allowance account. Subsequent recoveries of amounts previously written off are credited against the allowance account. Changes in the carrying amount of the allowance account are recognized in profit or loss.

        For financial assets measured at amortized cost, if, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed through profit or loss to the extent that the carrying amount of the investment at the date the impairment is reversed does not exceed what the amortized cost would have been had the impairment not been recognized.

Financial liabilities

        Financial liabilities are classified as either financial liabilities at FVTPL or other financial liabilities.

Other financial liabilities

        Other financial liabilities, including borrowings and trade and other payables, are initially measured at fair value, net of transaction costs.

        Other financial liabilities are subsequently measured at amortized cost using the effective interest method, with interest expense recognized on an effective yield basis.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

2.2 Significant accounting policies (Continued)

        The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the financial liability, or, where appropriate, a shorter period, to the net carrying amount on initial recognition.

Derecognition of financial liabilities

        The Group derecognizes financial liabilities when the Group's obligations are discharged, cancelled or expired.

Provisions

        Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that the Group will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

        The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation.

        When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, the receivable is recognized as an asset if it is virtually certain that reimbursement will be received and the amount of the receivable can be measured reliably.

Deferred income

        The Group receives incentives from its suppliers for purchasing contracts entered by the Group with the supplier. Incentives received in advance are initially recognized as deferred income in the consolidated statement of financial position and transferred to profit or loss in the related period in which the related products are purchased from the supplier.

Pre-Opening Restaurant Expenses

        Pre-opening costs are expensed as incurred and consist primarily of occupancy (rent), employee expenses, travel and related training costs incurred prior to the opening of a restaurant.

2.3 Application of new and revised International Financial Reporting Standards

(a)   New and amended standards adopted by the Group

        The Group has applied a number of amendments for the first time for their annual reporting period commencing 1 January 2016. The adoption of these amendments did not have any impact on the amounts recognised in prior periods. Most of the amendments will also not affect the current or future periods.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

2.3 Application of new and revised International Financial Reporting Standards (Continued)

(b)   New and revised IFRSs in issue but not yet effective

        The Group has not applied the following new and revised IFRSs that have been issued but are not yet effective:

IFRS 9	Financial Instruments(1)
IFRS 15	Revenue from Contract with Customers(1)
IFRS 16	Leases(2)

(1)
Effective for annual periods beginning on or after 1 January 2018.

(2)
Effective for annual periods beginning on or after 1 January 2019.

IFRS 9 Financial Instruments

        The Group's preliminary assessment is that IFRS 9 is unlikely to have a material impact on the Group's consolidated financial statements given the nature of the Group's financial instruments held and or/issued. Work is required to assess the impact of the change from the incurred credit loss model to the expected credit loss model for impairment of financial assets. Further work will be conducted during the course of 2017 to complete outstanding reviews and update the assessments.

IFRS 15 Revenue from Contract with Customers

        This standard supersedes the existing revenue recognition guidance and provides a new framework for recognizing revenue. The core principle of the standard is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. The new standard also requires significantly more comprehensive disclosures than the existing standard.

        The Group is currently in the process of evaluating the impact this standard is expected to have on the accompanying consolidated financial statements. It is still too early in the Group's process to determine the magnitude of the potential impact. However, based on the Group's preliminary assessment, the Group believes that further evaluation of the fixed fees associated with the licensing agreements (such as the initial franchise and renewal fees) may reveal differences in the timing of revenue recognition from current policy, but that it is likely that recognition of sales-based royalties will not significantly change. The Group is also evaluating the additional disclosures required under IFRS 15 and necessary processes to capture all the data needed for the additional disclosures will be conducted during the course of 2017.

IFRS 16 Leases

        IFRS 16 will result in almost all leases being recognised on the balance sheet, as the distinction between operating and finance leases is removed for lessees. The standard will primarily impact the accounting for the Group's operating leases where the Group is acting as lessee. As at 31 December 2016, the Group has non-cancellable operating lease commitments of TL 789,967 (31 December 2015:

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

2.3 Application of new and revised International Financial Reporting Standards (Continued)

TL 501,038) (see Note 20) which principally relate to property leases. An initial assessment of the impacts of the standard is ongoing. However, the Group has not yet determined to what extent these commitments will result in the recognition of an asset and a liability for future payments and how this will affect the Group's profit and classification of cash flows

        Except as described above, the directors of the Group do not anticipate that the application of the remaining new and revised IFRSs will have a material effect on the amounts recognized in the Group's consolidated financial statements.

2.4 Significant accounting judgments, estimates and assumptions

        In the application of the Group's accounting policies, which are described in Note 2.2, the management are required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant.

        The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

a)    Critical accounting judgments in applying accounting policies

        The following is the critical judgment, apart from those involving estimations (see Note 2.4 b below), that the management have made in the process of applying the Group's accounting policies and that have the most significant effect on the amounts recognised in the consolidated financial statements.

Consolidation of China operations

        The Group has determined that it has control over Pangaea Foods (China) Holdings Ltd ("Pangaea Foods") and its subsidiaries and has accordingly consolidated Pangaea Foods (China) Holdings Ltd ("Pangaea Foods") and its subsidiaries. This determination is based on the fact that the Group has the ability to appoint or remove the majority of the board of directors of Pangaea Foods and the right to nominate the Chief Executive Officer of Pangaea Foods who has (i) the authority and responsibility for implementing the business plan and budget and (ii) responsibility for the day-to-day management of Pangaea Foods including general charge of the business, affairs and property of the corporation, and control over its officers, agents and employees. Further, management has considered the reserved matters which require the consent of the other shareholders and determined that they are protective rights. Management has also determined that BK Asiapac Pte. Ltd (BKAP) does not have the current ability to request replacement of the Chief Executive Officer as Pangaea Foods has not missed the exclusivity milestones or annual opening target by 20% or more. See Note 3 for details.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

2.4 Significant accounting judgments, estimates and assumptions (Continued)

Classification of type of joint arrangement—AtaKey:

        TAB Gıda is essentially obliged to purchase substantially all of the output of the AtaKey's products, which gives it the right to substantially all of the economic benefit of the AtaKey's assets. The shareholders of Atakey are responsible for the loans used by Atakey proportionate to their ownership percentages as payments from the shareholders are substantially the only source of cash flows contributing to the continuity of the operations of AtaKey and the Group has therefore concluded, it has the primary, ongoing obligation to settle AtaKey's liabilities. If there is a case that a shareholder pays more than its obligation, the other shareholders accepts to pay its share of the exceeding amount. Accordingly, the Group has accounted for AtaKey as a joint operation in accordance with IFRS 11.

b)    Key sources of estimation uncertainty

        The following are the key assumptions concerning the future, and other key sources of estimation uncertainty at the end of the reporting period that may have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year.

Impairment of tangible and intangible assets:

        The Group carried out impairment test, of recoverable amount for each restaurants' property, plant and equipment. This impairment test applied for the leasehold improvement, machinery and equipment and initial franchise fees. This impairment test led to the recognition of a gain on impairment reversal of TL 3,832 (31 December 2015: TL 6,534 impairment loss). The fair value less cost to sell is less than the value in use hence the recoverable amount of the relevant assets has been determined on the basis of their value in use. Refer to Notes 11 and 12 for details.

        The carrying amount of property, plant and equipment was TL 1,209,379 and TL 880,612 as of 31 December 2016 and 2015, respectively, while the carrying amount of intangible assets was TL 117,972 and TL 100,895 as of 31 December 2016 and 2015, respectively.

Deferred taxes:

        The Group recognizes deferred tax assets and liabilities based upon temporary differences arising between its financial statements as reported for IFRS purposes and its statutory tax financial statements. These differences usually result in the recognition of revenue and expenses in different reporting periods for IFRS and tax purposes.

        In the subsidiaries of the Group, there are deferred tax assets resulting from tax loss carry-forwards and deductible temporary differences, all of which could reduce taxable income in the future. Based on available evidence, both positive and negative, it is determined whether it is probable that all or a portion of the deferred tax assets will be realized. The main factors which are considered include future earnings potential; cumulative losses in recent years; history of loss carry-forwards and other tax assets expiring; the carry-forward period associated with the deferred tax assets; future reversals of existing taxable temporary differences; tax-planning strategies that would, if necessary, be implemented, and the nature of the income that can be used to realize the deferred tax asset. As a result of the

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

2.4 Significant accounting judgments, estimates and assumptions (Continued)

assessment made, the Group has recognized deferred tax assets in certain entities because it is probable that taxable profit will be available sufficient to recognize deferred tax assets in those entities.

        The carrying amount of deferred tax assets was TL 120,587 and TL 90,608 as of 31 December 2016 and 2015, respectively, while the carrying amount of deferred tax liabilities was TL 20,859 and TL 11,103 as of 31 December 2016 and 2015, respectively.

Impairment of goodwill

        The Group tests annually whether goodwill has suffered any impairment, in accordance with the accounting policy stated in Note 2.

        Determining whether goodwill is impaired requires an estimate of recoverable amount of the cash generating units ("CGU") to which goodwill has been allocated which is the higher of the value in use or fair value less costs of disposal. The value in use calculation requires the management to estimate the future cash flows expected to arise from the CGU and a suitable discount rate in order to calculate present value. Where the actual future cash flows are less than expected, or change in facts and circumstances which results in downward revision of future cash, a material impairment loss may arise. The carrying amount of goodwill at 31 December 2016 was TL 39,583 (31 December 2015: TL 34,912) with no impairment loss was recognised during 2016 (2015: TL nil). Refer to Note 15 for details.

Contingent conversion option

        There are various estimation uncertainties related to determining the fair value of the Contingent Conversion Option (embedded derivative) (see Note 7 for details of Contingent Conversion Option.) Such estimation uncertainties include the probability and timing of the IPO in the first year, the IPO share price and the discount rate. The carrying amount of the contingent conversion option as of 31 December 2016 was TL 33,494. Please refer to Note 28 for the risks related to contingent conversion option.

3. INTERESTS IN OTHER ENTITIES

Subsidiaries

Details of non-wholly owned subsidiaries that have material non-controlling interests:

        The table below shows details of non-wholly owned subsidiaries of the Group that have material non-controlling interests:

Non-wholly Owned Subsidiaries of the Group:

		Proportion of ownership interests and voting rights held by non-controlling interests		(Loss) allocated to non- controlling interests		Accumulated non-controlling interests
Name of subsidiary	Place of incorporation and operation	31 December 2016	31 December 2015	1 January - 31 December 2016	1 January - 31 December 2015	31 December 2016	31 December 2015
Pangaea Foods (China) Holdings, Ltd (i)	China	49.97%	49.97%	(1,037)	(13,622)	200,255	174,395

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

3. INTERESTS IN OTHER ENTITIES (Continued)

        The Group owns 50.03% of the equity shares Pangaea Foods (China) Holdings, Ltd. ("Pangaea Foods"). This effective ownership is exercised through a cascade structure where TFI owns 69.0% of Pangaea Foods SPC ("the Pangaea Investor"), which in turn owns 72.5% of Pangaea Foods (China) Holdings. The Group represents the majority votes in the board of directors of Pangaea Foods which also entitles the Group to nominate the Chief Executive Officer (CEO) of Pangaea Foods who has (i) the authority and responsibility for implementing the business plan and each budget and (ii) responsibility for the day-to-day management of Pangaea Foods including general charge of the business, affairs and property of the corporation, and control over its officers, agents and employees.

        Under the China Investment Agreement to which the Group is a party, certain reserved matters requires unanimous consent of all shareholders some of which are as follows:

  (i)
  to approve the Chief Executive Officer nominated by the Group (such approval not to be unreasonably withheld)

  (ii)
  to request replacement of the CEO if Pangaea Foods misses exclusivity milestones or annual opening target by 20% or more. Shareholders are required to use their best efforts to replace the Chief Executive Officer and such appointment requires a unanimous vote by all Directors. BKAP is not entitled to request a replacement until the second anniversary of the appointment of the CEO(*)

  (iii)
  approving the budget if it materially deviates from the business plan or any changes to the budget which materially deviate from the business plan

  (iv)
  material changes to the business plan

  (v)
  declaring or paying any dividend or distribution; and

  (vi)
  approval of the annual development plan to be implemented under the Master Franchise and Development Agreement

        Based on the facts above, it has been determined that BKAP is the franchisor in Pangaea Foods and has protective rights which do not restrict the ability of the Group to make decisions that have a significant effect on Pangaea Foods. Nor do the rights of the BKAP necessarily give BKAP the current ability to direct the activities that significantly affect Pangaea Foods returns. Therefore, management of the Group concluded that the Group has control over Pangaea Foods and Pangaea Foods is consolidated in these financial statements.

        The Pangaea Shareholders' Agreement with Pangaea Two, LP and Pangaea Two Parallel, LP ("Cartesian") provides that the consent of Cartesian, which holds a 31% interest in the Pangaea Investor, is required for, among other things, the payment of any distribution or dividends out of the Pangaea Investor.

(*)
Management has concluded that BKAP currently does not have a right to replace the CEO due to the reasons listed below:

•
Due to employment period of the CEO of Pangaea Foods

•
The Group has not missed the exclusivity milestones between 2013 and 2016.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

3. INTERESTS IN OTHER ENTITIES (Continued)

        Further the Chinese government imposes controls on the convertibility of the Renminbi (RMB) into foreign currencies and, in certain cases, the remittance of currency out of China. Shortages in the availability of foreign currency may restrict the ability of our Chinese operations to remit sufficient foreign currency to pay dividends or to make other payments to the Group. Under existing Chinese foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from China's State Administration of Foreign Exchange ("SAFE") by complying with certain procedural requirements. The Chinese laws, rules and regulations applicable to our Chinese subsidiaries permit payments of dividends only out of their accumulated profits, if any, determined in accordance with applicable accounting standards and regulations. In addition, under Chinese law an enterprise incorporated in China is required to set aside at least 10% of its after-tax profits each year, after making up previous years' accumulated losses, if any, to fund certain statutory reserve funds, until the aggregate amount of such fund reaches 50% of its registered capital. As a result, our Chinese subsidiaries are restricted in their ability to transfer a portion of their net assets to us in the form of dividends. At the discretion of our board of directors, as enterprises incorporated in China, our Chinese subsidiaries may allocate a portion of their after-tax profits based on Chinese accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

3. INTERESTS IN OTHER ENTITIES (Continued)

        As a result of these PRC laws and regulations, our Chinese subsidiaries are restricted in its ability to transfer a portion of their net assets to the Company.

	2016 Pangaea Foods	2015 Pangaea Foods
Current assets	149,206	118,095
Non-current assets	735,267	473,835
Current liabilities	316,774	190,801
Non-current liabilities	169,443	53,759
Equity attributable to owners of the Company	393,172	343,478
Non-controlling interests	5,084	3,892
Revenue	913,033	543,952
Expenses	(916,616)	(573,844)
Loss for the year	(3,583)	(29,892)
Profit/(loss) for the year attributable to:
Owners of the Company	(5,056)	(32,309)
Non-controlling interests	1,473	2,417

Loss for the year	(3,583)	(29,892)

Total comprehensive income for the year attributable to:
Owners of the Company	42,706	38,459
Non-controlling interests	1,473	2,417

Total comprehensive income	44,179	40,876

Net cash inflow /(outflow) from operating activities	144,153	(18,873)
Net cash outflow from investing activities	(254,727)	(121,313)
Net cash inflow from financing activities	106,018	49,055

Net cash outflow	(4,556)	(91,131)

        Under the Investment Agreement between Pangaea Foods SPC and BK Asiapac Pte. Ltd., if, within six months of 31 December 2016, Pangaea Foods (China) Holdings, Ltd and its subsidiaries achieved a development target under the Master Franchise and Development Agreement, Pangaea Foods SPC could exercise its right to subscribe for Pangaea Foods (China) Holdings, Ltd ordinary shares for a nominal consideration, in an amount necessary to increase the Pangaea Foods SPC ownership stake in Pangaea Foods (China) Holdings Ltd by 5% immediately after exercise of the right. If, within six months of 31 December 2016, Pangaea Foods (China) Holdings has exceeded the development target, Pangaea Foods SPC would have been entitled to purchase from BK Asiapac Pte. Ltd a number of Pangaea Foods (China) Holdings, Ltd shares equal to 2.5% of the issued share capital of Pangaea Foods (China) Holdings, Ltd immediately after exercise of the right, for cash consideration based on an equity value for all shares of Pangaea Foods's of US$400 million. Pangaea Foods (China) Holdings, Ltd could not achieve the development target within six months of 31 December 2016 and the shareholders are currently discussing to extend the deadline until 31 December 2018 as of the issuance date of the accompanying consolidated financial statements. The carrying value of the option as of 31 December 2015 and 2016 is TL nil.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

4. SEGMENT INFORMATION

        The Group's operating businesses are organized and managed separately according to the nature of the services and products. The Group operates in a) quick service restaurants segments in Turkey and China, b) Ecosystem and c) other segments. "Other" includes holding companies which are TFI, TFI Asia Holdings Coöperatief U.A. and TFI Asia Holdings B.V. "Ecosystem" segment represents the production, advertising and supply chain for the quick service restaurant segment of Turkey and includes the operations of Fasdat (supply and distribution), Ekmek (bread production and trade), Reklam Üssü (advertising), AtaKey (potato production and trade) and Ekur Et (meat processing and trade).

        Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker. The chief operating decision maker function is carried out by the Board of Directors. The accounting policies of the reportable segments are the same as the Group's accounting policies described in Note 2. The board of directors assesses the performance of the operating segments based on a measure of "Adjusted EBITDA". "Adjusted EBITDA" represents earnings before interest, taxes, depreciation and amortization and further adjustments. The further adjustments made relate to pre-opening expenses, straight-line effects of rent, and other such transactions.

        The segment information is as follows

a)    Segment analysis:

	1 January - 31 December 2016
	QSR TURKEY	QSR CHINA	Ecosystem	Other	Eliminations	Total
Revenues from external customers	1,587,600	913,033	360,450	—	—	2,861,083
Intersegment sales	—	—	684,286	12,248	(696,534)	—
Adjusted EBITDA	77,238	101,102	58,858	(1,782)	224	235,640

	1 January - 31 December 2015
	QSR TURKEY	QSR CHINA	Ecosystem	Other	Eliminations	Total
Revenues from external customers	1,460,621	543,952	287,191	—	—	2,291,764
Intersegment sales	16,580	—	639,874	10,389	(666,843)	—
Adjusted EBITDA	109,548	3,480	67,524	470	(11,686)	169,336

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

4. SEGMENT INFORMATION (Continued)

        A reconciliation of Segment Adjusted EBITDA to net loss is as follows:

	1 January - 31 December 2016	1 January - 31 December 2015
Segment Adjusted EBITDA	235,640	169,336
Depreciation and amortization	(150,890)	(116,782)
Pre-opening expenses(1)	(39,891)	(41,127)
Idle capacity expenses(2)	(1,467)	(1,888)
Expenses related with potato production inefficiency(3)	—	(1,529)
Lawsuit expense(4)	—	(1,240)
Straight line effect(5)	(6,617)	(5,492)
M&A expenses(6)	—	(5,390)
Ramp up period losses(7)	(7,249)	—
(Gain)/loss on disposal of fixed assets(8)	(6,600)	(2,337)
Store impairment and closed restaurant expenses(9)	(17,147)	(25,805)
Share based payment(10)	(5,785)	(3,468)
FX gain / (loss) on trading and investment activities(11)	914	(3,789)
Non-cash marketing expense accruals(12)	(1,893)	—
Other(13)	(3,274)	(3,082)

Operating (loss)	(4,259)	(42,593)

Finance income	131,571	31,430
Finance expenses(–)	(385,306)	(202,320)

Loss before tax	(257,994)	(213,483)

Current tax expense (–)	(8,433)	(7,818)
Deferred tax benefit	12,535	68,256

Loss for the year	(253,892)	(153,045)

(1)
Pre-opening expenses are the expenses related to preparing to open a new store, including for rent, the costs of hiring and training the initial work force, travel and the cost of foods and materials used in connection with the training activities and personnel salaries, incurred or paid in connection with a restaurant in the period before it opens for business.

(2)
Idle capacity expenses relate to periods during which the potato production plants were down due to lack of raw material for processing.

(3)
Expenses related to potato production relate to first years of production at the potato plant, the Group experienced certain inefficiencies related to the farming of potatoes during 2014, resulting in start-up expenses that have been included in this item.

(4)
Lawsuit expense/ income relates to litigation expenses incurred in 2015 in connection with a lawsuit relating to a case in 2003.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

4. SEGMENT INFORMATION (Continued)

(5)
The straight-line effect reflects an adjustment to how the Group records the rent expenses associated with the restaurants in China over time.

(6)
Merger and Acquisition ("M&A") expenses were mainly attributable to legal and other professional fees incurred in connection with a contemplated private financing in 2015.

(7)
Ramp-up period losses were incurred during a test production period that took place after the plant in the meat processing operations was constructed. The testing was carried out in the first eight months of 2016, most of the expenses incurred between June and August, 2016. The production equipment was calibrated to the specifications of our brands during this period.

(8)
Gains and losses on the disposal of property, plant and equipment are not considered by management to be reflective of the Group's core operations.

(9)
Impairment of fixed assets and closed restaurant expenses represent (1) the non-cash impairment charges recognized as a result of the gap between the carrying amounts of fixed assets and the amount that is expected to be recovered from them in the future (2) expenses relating to closed Company-operated restaurants' net book value of leasehold improvements.

(10)
Share based payment represents non-cash share-based compensation expense relates to share options granted for executives and senior employees of the QSR China segment.

(11)
FX gain / loss on trading and investment activities relate to FX gain and loss resulting from cash in bank, cash on hand, foreign exchange denominated trade receivables and payables.

(12)
Non cash marketing expense accruals relate to accruals for marketing expenses that have not yet been spent.

(13)
Other includes a variety of small expenses that do not relate to the ongoing operation of the Group's business, such as legal and other professional fees incurred in connection with the exploration of obtaining financing, which is not considered to be directly related to the Group's core business.

b)    Segmental assets and liabilities :

	31 December 2016
	QSR TURKEY	QSR CHINA	Ecosystem	Other	Eliminations	Total
Total Assets	523,784	884,473	815,626	2,553,887	(2,514,751)	2,263,019
Current and Non Current Liabilities	644,914	486,217	660,421	919,086	(292,890)	2,417,748

	31 December 2015
	QSR TURKEY	QSR CHINA	Ecosystem	Other	Eliminations	Total
Total Assets	476,910	593,602	701,805	1,905,823	(2,143,230)	1,534,910
Current and Non-current liabilities	510,861	246,232	546,389	404,752	(220,453)	1,487,781

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

4. SEGMENT INFORMATION (Continued)

c)     Segmental capital expenditures:

	31 December 2016
	QSR TURKEY	QSR CHINA	Ecosystem	Other	Total
Property, plant and equipment(*)	100,180	241,614	128,889	33	470,716
Intangible assets	6,893	14,369	1,702	10	22,974

Total capital expenditures	107,073	255,983	130,591	43	493,690

Depreciation and amortization(**)	60,652	64,266	26,027	164	151,108

	31 December 2015
	QSR TURKEY	QSR CHINA	Ecosystem	Other	Total
Property, plant and equipment(*)	137,885	114,645	83,967	353	336,850
Intangible assets	7,908	7,688	1,345	224	17,165

Total capital expenditures	145,793	122,333	85,312	577	354,015

Depreciation and amortization(**)	49,120	46,133	21,823	82	117,158

(*)
Capital expenditures for property, plant and equipment includes capitalized borrowing cost amounting to TL 10,434 for the year 2016 (2015: TL 829) and the finance leases amounting to TL 5,242 for the year 2016 (2015: TL nil).

(**)
Total depreciation and amortization expense included in profit or loss is TL 150,890 (31 December 2015: TL 116,782) whereas total depreciation and amortization on tangible and intangible assets is TL 151,108 (31 December 2015: TL 117,158). The difference of TL 218 represents depreciation included in the carrying value of inventory as of 31 December 2016 (31 December 2015: TL 376).

d)    Geographical information :

        The Group operates in two principal geographical areas—Turkey (country of domicile) and China.

        The Group's revenue from continuing operations from external customers by location of operations and information about its non-current assets by location of assets are detailed below.

	Revenue from external customers		Non-current assets(*)
	31 December 2016	31 December 2015	31 December 2016	31 December 2015
Turkey	1,916,968	1,719,468	750,668	656,427
China	913,033	543,952	661,079	417,819
Other(**)	31,082	28,344	11,652	10,029

(*)
Non-current assets exclude financial instruments and deferred tax assets.

(**)
Includes amounts related to restaurants located in Macedonia, Georgia and Northern Cyprus.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

5. CASH AND CASH EQUIVALENTS

	31 December 2016	31 December 2015
Cash on hand	14,297	8,838
Demand deposits at bank	89,675	129,634
Time deposits at bank(*)	289,538	330
Other cash equivalents(**)	1,960	1,290

	395,470	140,092

(*)
Time deposits at bank can be withdrawn by the Group at any point without prior notice or penalty. The Group is entitled to receive the entire amount of principal that had been deposited along with the interest accrued to the date of withdrawal at applicable rates.

(**)
Other cash equivalents consist of receivables from credit card sales with an average maturity of 1 day.

        Detail of the time deposits at bank are as follows;

Currency type	Interest rate (%)	Maturity	31 December 2016
USD	3.45%	30 January 2017	262,885
USD	0.35%	2 January 2017	24,634
TL	6.00%	2 January 2017	1,019
TL	7.75%	2 January 2017	1,000

			289,538

Currency type	Interest rate (%)	Maturity	31 December 2015
TL	10.40%	4 January 2016	330

			330

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

6. BORROWINGS

        The detail of the Group's borrowings as of 31 December 2016 and 2015 are as follows:

	31 December 2016	31 December 2015
Short term bank borrowings	216,404	85,634
Current portion of long term borrowings(*)	425,616	150,802
Obligations under finance leases	1,914	306
Factoring payables	—	240

Total current borrowings	643,934	236,982

Long-term bank borrowing(*)	408,335	569,164
Obligations under finance leases	2,998	24

Total non-current borrowings	411,333	569,188

Total borrowings	1,055,267	806,170

(*)
KRD Asya Gıda Yatırımları ve Sanayi Ticaret A.Ş. ("KRD Asya" which is wholly owned by Kurdoglu Family members) utilized a loan of TL 263,940 (USD 75,000) from a Turkish financial institution and further lent to the Group to be used for its investments in China. This loan is recorded in current portion of long term borrowings amounting to TL 265,881 and long-term bank borrowing amounting to TL 292,642 as of 31 December 2016 and 2015, respectively. This loan was received in three parts which are USD 25,000, USD 25,000 and USD 50,000, the interest rates for these loans are 6 months USD LIBOR+4.60; 6 months USD LIBOR+ 4.60 and 6 months USD LIBOR+5.20, respectively. 31.28% of TFI shares held by Kurdoglu Family members were given as pledge for these loans. In 2016, USD 25,000 portion of these loans were paid and 7.82% of the share pledge was released. The share pledge agreement was amended and the shares pledge was updated as 15%. In May 2017, a new amendment was signed which extended the maturity date of the loan to November 2019.

a)    Bank borrowings

        The bank borrowings are repayable as follows:

	31 December 2016	31 December 2015
To be paid within 1 year	642,020	236,436
To be paid between 1 - 2 years	121,955	395,644
To be paid between 2 - 3 years	194,091	59,895
To be paid between 3 - 4 years	38,217	33,908
To be paid between 4 - 5 years	25,303	30,506
To be paid after 5+ years	28,769	49,211

	1,050,355	805,600

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

6. BORROWINGS (Continued)

        Details of the bank loans are as follows:

		31 December 2016
	Weighted Average Effective Interest Rate
Currency Type		Current	Non-current
TL	13.45%	456,878	18,114
EUR	3.88%	63,732	181,778
USD	5.84%	82,522	84,203
RMB	7.68%	38,888	124,240

		642,020	408,335

		31 December 2015
	Weighted Average Effective Interest Rate
Currency Type		Current	Non-current
TL	13.98%	121,804	9,893
EUR	3.87%	30,234	154,766
USD	6.07%	57,670	382,135
RMB	6.35%	26,728	22,370

		236,436	569,164

        A building with a carrying value of TL 37,500 has been pledged for the Group's bank borrowings as of 31 December 2016 (31 December 2015: TL 37,500).

        There is a covenant clause in a loan agreement of the Chinese operations which is stated below. The borrowing amounted to TL 125,250 (RMB 248,000) as of 31 December 2016 (31 December 2015: TL 22,535 (RMB 50,222)).

  (i)
  The ratio of Net Debt to Adjusted EBITDA shall not exceed 5.0 for the year of 2016; 3.5 for the year of 2017; 3 for the year of 2018 and 3 for the year of 2019.

  (ii)
  The tangible solvency shall be no less than 20% for the year 2016; 20% for the year 2017; 25% for the year 2018; 30% for the year 2019.

        The definitions of the terms;

  a)
  "Net Debt" means all interest bearing debt minus cash and cash equivalents.

  b)
  "Consolidated Adjusted EBITDA" means in respect of any period the consolidated net income of the Borrower plus the amount of any Tax, Net Interest Expense, depreciation and amortisation, loss on any Extraordinary Items and gain on any Extraordinary Items, and non-recurring operational expenses related to new store openings.

  c)
  "Tangible Solvency" shall be calculated in accordance with the following formula: Tangible Net Worth/Tangible Net Assets.

        The Group is in compliance with the terms mentioned above as of 31 December 2016 and 2015.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

6. BORROWINGS (Continued)

b)    Finance lease obligations

        The details of obligations under finance leases are as follows:

	Minimum lease		Present value of minimum lease
Finance lease payables	31 December 2016	31 December 2015	31 December 2016	31 December 2015
Within one year	2,123	319	1,914	306
In the second to fifth years inclusive	3,124	24	2,998	24

	5,247	343	4,912	330
Less : Future finance charges	(335)	(13)	—	—

Present value of finance lease obligations	4,912	330	4,912	330

Less: Amounts due to settlement within twelve months (shown under current liabilities)	(1,914)	(306)

Amounts due for settlement after 12 months	2,998	24

        As of 31 December 2016, net book value of machinery and equipment subject to leasing is TL 5,790 (31 December 2015: TL 1,022). The Group has entered into a new lease agreement in 2016 amounting to TL 6,275.

        Interest rates underlying all obligations under finance leases are fixed at respective contract dates and average effective interest rate is 7.76% for EUR denominated leasing (31 December 2015: 9.99% for USD and 8.30% for EUR). The average lease term is 3 years.

7. PREFERRED SHARES

        On 29 July 2016, Erhan Kurdoğlu, Korhan Kurdoğlu, Tuna Kurdoğlu, Yurdanur Kurdoğlu, the other heirs of Ertuğrul Kurdoğlu and Ata Holding A.Ş. (together, the "Original Shareholders"); ELQ Investors VIII Ltd, an entity affiliated with the Goldman Sachs Group Inc.; Clouse S.A., an entity affiliated with Credit Suisse AG; the European Bank for Reconstruction and Development, whom, together with ELQ Investors VIII Ltd and Clouse S.A. (the "Preferred Shareholders"); and the Company entered into a Shareholders' Agreement (the "Preferred Shareholders' Agreement") concurrently with the Preferred Shareholders' subscription for 113,543,905 Class A preferred shares of the Company (the "preferred shares") for an aggregate cash consideration of US$150 million (TL 438.2 million) (after reverse stock split as discussed in Note 32).

        Under the Preferred Shareholders' Agreement, in connection with the planned initial public offering, the preferred shares will convert into ordinary shares; certain of those ordinary shares then will be sold in the planned initial public offering. The Preferred Shareholders' Agreement will terminate upon completion of the planned initial public offering.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

7. PREFERRED SHARES (Continued)

        The Preferred Shareholders have the right to put their preferred shares back to the Company, at a minimum rate of return (17%) for cash, if the initial public offering does not occur within five years or at any time upon the occurrence of a put event as defined in the Preferred Shareholders' Agreement. If there is no initial public offering within five years and the Preferred Shareholders do not exercise their put right, the Company (if requested by the Original Shareholders) will call the preferred shares at a minimum rate of return (17%) for cash.

        The Preferred Shareholders' Agreement, along with amended and restated articles of association provides for the Preferred Shareholders to receive dividends in an aggregate amount of USD 7,500 for the period from 29 July 2016 through 28 July 2017. The aggregate amount of these dividends will be deducted from the aggregate monetary value of the ordinary shares that the Preferred Shareholders will receive upon conversion of their shares in connection with our initial public offering, which is expected to occur in 2017. The Preferred Shareholders' Agreement provides for the Preferred Shareholders to also receive dividends of larger aggregate values in three subsequent years following 28 July 2017, but, if the Preferred Shareholders Agreement is terminated upon completion of the Group's initial public offering, those dividends will not be paid.

Eligible IRR and Potential Conversion of Preferred Shares Upon IPO:

        In connection with the planned initial public offering, the Preferred Shareholders will convert each of their preferred shares into one ordinary share (the "Primary Conversion"), and will, after the initial public offering price is determined, effect a conversion adjustment with our Original Shareholders whereby the Preferred Shareholders will receive from the Company additional ordinary shares, or the Preferred Shareholders will deliver to the Company some of the ordinary shares that such Preferred Shareholders received upon conversion of their Class A preferred shares in the Primary Conversion so that, after giving effect to such Primary Conversion and conversion adjustment (the "Contingent Conversion Option"), and using the initial public offering price per share, the number of ordinary shares received by each Preferred Shareholder in respect of its preferred shares, represents the specified rate of return (the "Eligible IRR") on each Preferred Shareholder's initial investment in the Company. The Eligible IRR will be between 17%-25% based on the timing and IPO offering price per share.

        Since the host contract, i.e. the preferred shares, meets the definition of a financial liability, it is presented under non-current liabilities. In addition, the Contingent Conversion Option (embedded derivative), has been accounted for separately from the host contract and it has been initially recognized at fair value and subsequently carried at fair value with changes in fair value recognized in profit or loss. The fair value of the Contingent Conversion Option as of the issuance date of the Preferred Shares was TL 27,379, which is further discussed in Note 28. The difference between the proceeds from the issuance of the preferred shares, transaction costs and the fair value of the Contingent Conversion Option amounting to TL 410,812 has been recognized as a liability at the date of issuance of preferred shares.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

7. PREFERRED SHARES (Continued)

        The Company's 41.51% of shares owned by the Original Shareholders are pledged as a guarantee to the preferred shares.

	31 December 2016	31 December 2015
Debt	519,316	—
Conversion option	33,494	—

	552,810	—
Liability component at the date of issue	(410,812)	—
Interest charge	(37,864)	—
Foreign currency loss	(70,640)	—

Liability component at 31 December 2016	(519,316)	—

8. TRADE RECEIVABLES AND PAYABLES

a)    Trade Receivables:

Current trade receivables	31 December 2016	31 December 2015
Trade receivables	120,084	77,608
Trade receivables from related parties (Note 26)	4,485	5,011
Allowance for doubtful receivables (–)	(13,053)	(8,398)

	111,516	74,221

        The average maturity date for trade receivables varies between the segments. A major part of the Quick Service Restaurant segment sales consist of cash sales. Trade receivables mainly consist of receivables from sub franchisees and food coupon companies. Average maturity date for receivables except from consolidated related parties is 7 days in QSR Turkey and 6 days in QSR China (31 December 2015: 6 days in Turkey, 6 days in China). For the Ecosystem segment, except for the receivables from consolidated related parties, the average maturity is 50 days (31 December 2015: 46 days). Trade receivables are carried at their amortized costs by using 10% interest rate (2015: 11.19%).

        The allowance for doubtful receivables was determined based on management's assessment of the ability of the Group's customers to make required payments. The Group bases the allowance on the likelihood of recoverability of trade receivables based on the historical collection trends and credit quality of the trade receivables from the date credit was initially granted up to the end of the reporting period.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

8. TRADE RECEIVABLES AND PAYABLES (Continued)

        Movement of doubtful receivables is stated below:

Movement of allowance for doubtful receivables	31 December 2016	31 December 2015
Opening balance	(8,398)	(6,874)
Charge for the period	(5,502)	(1,524)
Amounts collected during the year	848	—
Currency translation differences	(1)	—

Closing balance	(13,053)	(8,398)

        Aging of trade receivables that are past due but not impaired is as follows:

	31 December 2016	31 December 2015
30 - 60 days	6,535	2,894
60 - 90 days	1,109	988
91 - 120 days	176	813
> 120 days	3,053	3,465

Total	10,873	8,160

b)    Trade Payables:

	31 December 2016	31 December 2015
Current trade payables	452,103	343,539
Trade payables to related parties (Note 26)	72,507	77,271
Expense accruals	36,403	36,383

	561,013	457,193

        The average maturity days for trade payables varies between the segments. Average maturity days for quick service restaurant segment, excluding consolidated related parties, is 44 days in Turkey and 63 days in China (31 December 2015: 34 days in QSR Turkey, 63 days in QSR China). Average maturity days for Ecosystem segment, excluding consolidated related parties, is 94 days (31 December 2015: 82 days).

        Trade payables are carried at amortized cost calculated by using the effective interest rate. The effective interest rate used during the calculation of amortized cost is 10% (2015: 11.19%).

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

9. OTHER RECEIVABLES AND PAYABLES

a)    Other Receivables:

Short term other receivables	31 December 2016	31 December 2015
Other receivables from related parties (Note 26)	10,606	656
Security deposits given(*)	354	169
Other receivables	2,144	2,418

	13,104	3,243

Long term other receivables	31 December 2016	31 December 2015
Security deposits given(*)	5,747	5,656

	5,747	5,656

(*)
These represent security deposits for the electricity, natural gas and water to government undertakings. The amount of the deposit is refundable at the termination of the lease.

b)    Other Payables:

Short term other payables	31 December 2016	31 December 2015
Other payables to related parties (Note 26)	23	—
Security deposits received(**)	25,660	24,745
Payables to personnel(*)	51,819	35,330
Social security premium payable	11,394	7,051
Employee withholding taxes payable	4,467	4,371
Other	338	62

	93,701	71,559

(*)
Payables to personnel amount represent the last month's accrual of salaries and wages.

(**)
Security deposits mainly composed of deposit for franchisee and construction deposits, which is received from franchisee in pre-opening stage and then paid back to franchisee after restaurant begins its operations. The deposit is related to the opening cost of a franchise restaurant. It is given for purchasing equipment and decoration of the restaurant.

Long term other payables	31 December 2016	31 December 2015
Other payables	3,751	—
Other payables to related parties (Note 26)	21,883	54,916

	25,634	54,916

        Risk characteristics and levels within other receivables and payables have been disclosed in Note 27.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

10. INVENTORIES

	31 December 2016	31 December 2015
Raw materials	80,417	72,730
Trade goods	38,652	20,950
Work in process	5,892	—
Other inventory	4,280	3,809
Finished goods	569	—

	129,810	97,489

        The cost of inventories included in cost of revenues is TL 969,391 (2015: TL 731,818) foods and material used and TL 63,529 is related to cost of trade goods sold (2015: TL 119,711).

11. PROPERTY, PLANT AND EQUIPMENT

	Land	Land Improvements	Buildings	Machinery and Equipment	Leased Machinery and Equipment	Vehicles	Fixtures and Furniture	Leasehold improvements	Construction in progress	Total
Cost
Opening balance as of 1 January 2016	6,866	880	78,950	253,480	76,889	19,779	482,633	394,195	66,110	1,379,782
Additions	461	301	308	4,563	5,242	4,037	76,335	35,002	344,467	470,716
Disposals	—	—	—	(1,841)	—	(834)	(10,842)	(36,969)	(426)	(50,912)
Transfers	—	—	49,260	167,739	(1,096)	—	50,311	123,603	(389,817)	—
Currency translation effect	—	—	—	19,808	—	—	7,764	27,073	766	55,411

Closing balance as of 31 December 2016	7,327	1,181	128,518	443,749	81,035	22,982	606,201	542,904	21,100	1,854,997

Accumulated Depreciation
Opening balance as of 1 January 2016	—	(255)	(6,446)	(66,467)	(75,867)	(9,539)	(182,459)	(158,137)	—	(499,170)
Charge for the year	—	(73)	(2,252)	(22,305)	(319)	(3,947)	(58,600)	(50,572)	—	(138,068)
Disposals	—	—	—	515	—	825	2,039	7,683	—	11,062
Impairment loss / reversal	—	—	—	—	—	—	—	4,621	(789)	3,832
Transfers	—	—	—	3,533	940	—	(4,653)	180	—	—
Currency translation effect	—	—	—	(7,023)	—	—	(4,790)	(11,170)	(291)	(23,274)

Closing balance as of 31 December 2016	—	(328)	(8,698)	(91,747)	(75,246)	(12,661)	(248,463)	(207,395)	(1,080)	(645,618)

Carrying value as of 31 December 2016	7,327	853	119,820	352,002	5,789	10,321	357,738	335,509	20,020	1,209,379

        There is a pledge amounting to USD 37,500 on buildings, which are provided in favor of the banks against the borrowings utilized (31 December 2015: USD 37,500).

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

11. PROPERTY, PLANT AND EQUIPMENT (Continued)

        The amount of borrowing costs capitalized during the year is TL 10,434 as of 31 December 2016 (31 December 2015: TL 829).

	Land	Land Improvements	Buildings	Machinery and Equipment	Leased Machinery and Equipment	Vehicles	Fixtures and Furniture	Leasehold improvements	Construction in progress	Total
Cost
Opening balance as of 1 January 2015	7,008	787	78,063	192,567	79,438	17,162	353,248	287,675	6,499	1,022,447
Additions	408	94	337	39,275	—	5,048	115,454	93,796	82,438	336,850
Disposals	—	—	—	(3,310)	—	(2,431)	(7,616)	(25,479)	(368)	(39,204)
Transfers	(550)	—	550	4,890	(2,549)	—	11,242	8,561	(22,898)	(754)
Transfers from asset held for sale(*)	—	—	—	—	—	—	3,412	2,750	—	6,162
Currency translation effect	—	—	—	20,057	—	—	6,893	26,892	439	54,281

Closing balance as of 31 December 2015	6,866	881	78,950	253,479	76,889	19,779	482,633	394,195	66,110	1,379,782

Accumulated Depreciation
Opening balance as of 1 January 2015	—	(191)	(4,548)	(44,610)	(76,807)	(8,696)	(135,243)	(108,789)	—	(378,884)
Charge for the year	—	(64)	(1,898)	(17,360)	(448)	(2,894)	(42,458)	(41,343)	—	(106,465)
Disposals	—	—	—	1,331	—	2,051	324	7,280	—	10,986
Impairment loss	—	—	—	—	—	—	—	(6,534)	—	(6,534)
Transfers	—	—	—	—	1,388	—	(1,388)	—	—	—
Transfers from asset held for sale	—	—	—	—	—	—	(1,345)	(1,541)	—	(2,886)
Currency translation effect	—	—	—	(5,828)	—	—	(2,349)	(7,210)	—	(15,387)

Closing balance as of 31 December 2015	—	(255)	(6,446)	(66,467)	(75,867)	(9,539)	(182,459)	(158,137)	—	(499,170)

Carrying value as of 31 December 2015	6,866	626	72,504	187,012	1,022	10,240	300,174	236,058	66,110	880,612

Construction in progress contains investments made for the restaurants and the meat factory which are not completed as of the period presented.

(*)
Management decided to use the assets, which were classified as assets held for sale, in one of the subsidiaries. This change had no effect on profit or loss for the year ended 31 December 2015.

        The depreciation periods for property, plant and equipment are as follows:

Useful Life
Leased machinery and equipments	4 - 22 years
Buildings	50 years
Land improvements	5 - 50 years
Machinery and equipment	2 - 15 years
Vehicles	4 - 7 years
Fixtures and furniture	2 - 25 years
Leasehold improvements	2 - 20 years

        TL 124,640 of depreciation expense has been included in 'cost of revenues', TL 774 of depreciation expense has been included in 'marketing, selling and distribution costs', TL 11,656 of depreciation has been charged in 'general administrative expenses', TL 780 of depreciation has been charged in 'other expense' and TL 218 of depreciation has been included in the carrying value of inventory (2015: TL

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

11. PROPERTY, PLANT AND EQUIPMENT (Continued)

95,977 in 'cost of revenues', TL 825 in 'marketing, selling and distribution costs', TL 8,229 in 'general administrative expenses', TL 1,058 in 'other expense' and TL 376 in the carrying value of inventory).

        Impairment testing is being performed in case of existence of triggering factors for the individual restaurants, which are CGUs within QSR segments, when there are indicators of impairment. The recoverable amount of the QSR Segments as a cash-generating unit is determined based on a value in use calculation which uses cash flow projections based on financial budgets covering five-year period which is extended to ten years using a steady growth note of 16% for QSR Turkey and 3% for QSR China. For each CGU, the Group estimates that the average useful life of the leasehold improvements approximates to 10 years on average and impairment has been recognized only for leasehold improvements, since other assets in restaurants are transferable in case of any restaurant closure. Thus, restaurant impairment analysis has been performed over 10 year cash flow projections and no terminal value and terminal growth have been recognized.

        The review led to the recognition of an impairment reversal of TL 3,704 in QSR Turkey and TL 1,100 reversal in QSR China, impairment loss of TL 972 in Reklamüssü for the year ended 31 December 2016 (31 December 2015: Impairment loss of TL 7,587 in QSR Turkey and impairment reversal of TL 1,053 in QSR China), which has been recognised in profit or loss. The Group assessed the 3 years consecutive negative Restaurant Level EBITDA margin as the main impairment indicator. The discount rate used in measuring value in use was 17.58% per annum in Turkey and 16% in China (31 December 2015: 18.05% in Turkey and 16% in China).

        The management estimates that an increase in WACC rate by 1% would result in the aggregate carrying amount of the cash-generating unit exceeding the recoverable amount of the cash-generating unit by approximately TL 91. The management believes that any reasonably possible change in the other key assumptions on which recoverable amount is based would not cause carrying amount to exceed its recoverable amount.

        No impairment assessment was performed in 2016 and 2015, for the CGUs within Ecosystem as there were no indicators of impairment.

        The impairment losses have been included in profit or loss in the other expenses line item.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

12. INTANGIBLE ASSETS

Cost	Initial Franchise Fees	Rights and Licenses	Total
Opening Balance as of 1 January 2016	119,266	25,061	144,327
Additions	15,178	7,796	22,974
Disposals	(380)	(867)	(1,247)
Currency translation effect	12,531	47	12,578

Closing Balance as of 31 December 2016	146,595	32,037	178,632

Accumulated Amortization
Opening Balance as of 1 January 2016	(35,988)	(7,444)	(43,432)
Charge for the year	(9,881)	(3,159)	(13,040)
Disposals	98	40	138
Impairment loss	(74)	—	(74)
Currency translation effect	(4,242)	(10)	(4,252)

Closing Balance as of 31 December 2016	(50,087)	(10,573)	(60,660)

Carrying Value as of 31 December 2016	96,508	21,464	117,972

Cost	Initial Franchise Fees	Rights and Licenses	Total
Opening Balance as of 1 January 2015	95,958	17,520	113,478
Additions	9,853	7,312	17,165
Disposals	(1,270)	(556)	(1,826)
Transfers	—	755	755
Currency translation effect	14,725	32	14,757

Closing Balance as of 31 December 2015	119,266	25,063	144,329

Accumulated Amortization
Opening Balance as of 1 January 2015	(24,277)	(5,578)	(29,855)
Charge for the year	(8,770)	(1,923)	(10,693)
Disposals	130	57	187
Currency translation effect	(3,071)	(2)	(3,073)

Closing Balance as of 31 December 2015	(35,988)	(7,446)	(43,434)

Carrying Value as of 31 December 2015	83,278	17,617	100,895

        The Group's intangible assets consist of franchise fees for newly opened restaurants and licenses and rights. The amortization period for initial franchise fees is 20 years, for licenses and rights is between 2-20 years. The remaining amortization periods in QSR Turkey according to the brands: Burger King 4 years, Popeyes 4 years, Sbarro 5 years and Arby's 3 years and for QSR China 15.5 years.

        TL 11,957 of amortization expense of intangible assets has been charged in 'cost of revenues', TL 38 of amortization expense of intangible assets has been charged in 'marketing selling and distribution expenses', and TL 1,045 of amortization expense has been charged in 'general

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

12. INTANGIBLE ASSETS (Continued)

administrative expenses' (2015: TL 9,798 in 'cost of revenue', TL 26 in 'marketing selling and distribution expenses', and TL 869 in 'general administrative expenses').

13. PROVISIONS, CONTINGENT ASSETS AND LIABILITIES

a)    Litigation Provisions:

        Movement in provisions is as follows:

	31 December 2016	31 December 2015
Opening Balance	3,681	2,039
Charged to expense	1,468	1,642
Unused amounts reversed	(772)	—

Closing Balance	4,377	3,681

        There are various lawsuits against or in favour of the Group. The Group management estimates the outcomes of these lawsuits and estimates their financial impact. Accordingly a legal provision of TL 4,377 (2015: TL 3,681) has been provided against the claims for which the Group management believes that cash outflow is probable.

        Lawsuits consist primarily of labour disputes, commercial claims for contractual payments or indemnity related to termination of contracts.

b)    Guarantees, pledges and mortgages:

        Guarantees are mainly composed of letter of guarantees given as the deposits of restaurant rent to landlord and as deposits of electricity, natural gas and water to government authorities. The total amount of guarantees, pledges, mortgages given for the company TL 123,721 (2015: TL 113,129). Major part of the balance consist of letter of guarantees given as rent deposits for the restaurants and letter of guarantees given to tax authority for VAT refund. The amount of letter of guarantees given as rent deposits is TL 64,542 (2015: TL 50,529). The amount of guarantees given to tax authority is TL 34,854 (2015: TL 38,586). The rest of the total amount of guarantees, pledges and mortgages given to others is TL 24,325 (2015: TL 24,014).

14. EMPLOYEE BENEFITS

a)    Liabilities related to employee benefits:

	31 December 2016	31 December 2015
Unused vacation accrual (current)	9,190	7,928
Retirement pay provision (non-current)	13,347	12,394

	22,537	20,322

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

14. EMPLOYEE BENEFITS (Continued)

b)    Retirement pay provision:

        Under Turkish Labor Law, the Group is required to pay termination benefits to each entitled employee who has completed certain years of service and whose employment is terminated without due cause, who is called up for military service, dies or retires after completing 25 years of service and reaches the retirement age (58 for women and 60 for men). Also, employees are entitled to be paid their retirement pay provisions who retired by gaining right to receive retirement pay provisions. Some transition provisions related to the pre-retirement service term was excluded from the law since the related law was changed as of 23 May 2002. Accordingly, the Group has an obligation to pay retirement compensation to individuals employed by the Group at their date of retirement or generally upon an involuntarily termination. The payment is based on the number of years the individual was employed by the Group.

        Retirement pay liability is not subject to any kind of funding legally. Provision for retirement pay liability is calculated using the projected unit credit method with actuarial valuation being carried out at the end of each annual reporting period. The actuarial assumptions used in calculation of total liabilities are described as follows:

        The principal assumption is that the maximum liability for each year of service will increase in line with inflation. Thus, the discount rate applied represents the expected real rate after adjusting for the anticipated effects of future inflation. Consequently, in the accompanying financial statements as of 31 December 2016, the provision has been calculated by estimating the present value of the future probable obligation of the Company arising from the retirement of the employees. The provisions at the respective statement of financial position dates have been calculated with the assumption of 4.42% real discount rate (31 December 2015: 3.74%). Estimated amount of retirement pay not paid due to voluntary leaves is also taken into consideration as 5.07% for employees with 0-15 years of service, and 0% for those with 16 or more years of service. Ceiling amount of TL 4,426.16 which is in effect since 1 January 2017 is used in the calculation of Groups' provision for retirement pay liability (1 January 2016: TL 4,092.53).

        Movement table for provision for employment termination benefits is as follows:

	1 January - 31 December 2016	1 January - 31 December 2015
Provision at opening	12,394	4,315
Service cost	5,340	4,702
Interest cost	463	138
Actuarial loss	1,258	7,244
Termination benefits paid	(6,108)	(4,005)

Provision at closing	13,347	12,394

        The principal assumptions used in the calculation of retirement pay liability are discount rate and anticipated turnover rate.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

14. EMPLOYEE BENEFITS (Continued)

  •
  If the discount rate had been 100 basis points higher, provision for employee termination benefits would decrease by TL 1,598 as of 31 December 2016 (31 December 2015: TL 1,607).

  •
  If the anticipated turnover rate had been 10% higher while all other variables were held constant, provision for employee termination benefits would decrease by TL 1,931 as of 31 December 2016 (31 December 2015: TL 1,547).

15. GOODWILL

	2016	2015
At January 1	34,912	29,101
Currency translation difference	4,671	5,811

At 31 December	39,583	34,912

Impairment test for cash-generating unit containing goodwill

        Goodwill arose from the acquisition in 2012 of BGKZ. Goodwill is allocated to the Group's cash-generating units ("CGU") identified according to the operating segment as follow:

Impairment Test	2016	2015
QSR China	39,583	34,912

        As of 31 December 2016, the aggregate carrying amount of goodwill that arose from the acquisition of Burger King China Business is TL 39,583 (31 December 2015: TL 34,912).

        The recoverable amount of the cash generating unit ("CGU") is determined based on value in use calculations. These calculations use cash flow projections based on the financial budgets approved by management covering a five-year period. Key assumptions used in value in use calculations are the gross margins and sales growth rates, based on past performance and expectations for market development. As the recoverable value based on the value in use of the cash generating units was estimated to be higher than carrying amount, no impairment was required for goodwill arising from the acquisition of Burger King China Business as of 31 December 2016 (31 December 2015: None).

        The calculation of the value in use was based on the following key assumptions:

        Cash flows beyond the five-year period are projected by using a terminal growth rate of 3% (2015: 3%). The discount rates applied to RMB cash flow projections beyond the one year period is 16% (2015: 16%). Gross margins were estimated to remain steady in the five-year period and not to depart significantly from the actual gross margin as of 31 December 2016.

        Management believes that any reasonably possible change in the key assumptions on which recoverable amount is based would not cause the aggregate carrying amount to exceed the aggregate recoverable amount of the cash-generating unit.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

16. OTHER ASSETS AND LIABILITIES

Other Current Assets	31 December 2016	31 December 2015
Input VAT carried forward	29,912	18,155
Others	1,826	3,178

	31,738	21,333

Other Non-Current Assets	31 December 2016	31 December 2015
Input VAT carried forward	8,629	7,300
Prepaid rent(*)	34,654	22,624
Purchase deposit	4,779	4,164
Prepaid taxes and funds	47	151

	48,109	34,239

(*)
Prepaid rents are consist of payments made in advance to landlord and will be usually set off through latest rent charges.

Other Current Liabilities	31 December 2016	31 December 2015
VAT payable	3,374	6,816
Other taxes and dues payable	11,427	1,492
Other	34	123

	14,835	8,431

Other Non-Current Liabilities	31 December 2016	31 December 2015
Straightline rent accruals	32,712	22,878
Other taxes payable	1,414	—
Other	89	—

	34,215	22,878

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

17. PREPAID EXPENSES AND DEFERRED INCOME

Short Term Prepaid Expenses	31 December 2016	31 December 2015
Prepaid expenses	35,479	21,114
Order advances given for inventories	1,487	1,258
Business advances given	364	214
Advances given to related parties (Note 26)	—	937
Advances given to personnel	65	126

	37,395	23,649

Long term prepaid expenses	31 December 2016	31 December 2015
Prepaid expenses	1,888	3,150
Business advances given	721	—
Advances given for construction in progress(*)	—	24,811

	2,609	27,961

(*)
The balance is related with advances given for meat plant construction of Ekur Et.

Short Term Deferred Income	31 December 2016	31 December 2015
Advanced received	15,189	12,853
Deferred income(*)	8,385	6,656

	23,574	19,509

Long Term Deferred Income	31 December 2016	31 December 2015
Deferred income(*)	7,431	10,805

	7,431	10,805

(*)
Deferred income balance mainly consists of incentives received in advance from the Group's suppliers. The amount received is recognized as a reduction cost of revenues in the consolidated statement of profit or loss and other comprehensive income during the period in which the items to which they relate affect profit or loss.

        In addition, the Group has received an incentive from a financial institution for agreeing to open employee salary bank accounts and making salary payments to those accounts. The Group initially records these incentives as deferred income and recognizes an amount in other income in the consolidated statement of profit or loss and other comprehensive income on straight line basis over the agreement period.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

18. EQUITY

a)    Equity:

        The Company's share capital as of 31 December 2016 is as follows:

        Authorized, registered and issued capital comprises 1,321,562,466 shares (2015: 1,321,562,466 shares) at TL 1 par value (2015: TL 1 par value).

        TL 1,208,019 of registered and issued capital meets the definition of equity and is presented within equity as of 31 December 2016 (31 December 2015: TL 1,033,364). The remaining TL 113,543 of registered and issued capital and TL 324,648 share premium meets the definition of liability and therefore presented as Preferred Shares under non-current liabilities (31 December 2015: TL nil) (Note 7).

        On 7 November 2017, 100-to-1 reverse stock split has been applied by the Group reducing the number of shares from 132,156,246,610 at TL 0.01 par value to 1,321,562,466 at TL 1.00 par value. All per share amounts and shares outstanding for all periods presented have been adjusted retrospectively to reflect the 100-to-1 reverse stock split as discussed in Note 19 and Note 32.

        Movement of issued shares is as follows:

	Number of shares	Share capital
Balance at 1 January 2015	1,033,364,230	1,033,364
Balance at 31 December 2015	1,033,364,230	1,033,364
Issue of ordinary shares(*)	174,654,331	174,655

Balance at 31 December 2016	1,208,018,561	1,208,019

(*)
In December 2016, Kurdoğlu Family Members and Ekur İnşaat transferred their 5.4% shareholding in TAB Gıda, Fasdat, Ekmek and Reklam Üssü to the Group. In addition, Üründül Family Members and Duran Uğur transferred their 26.81% shareholding in Tab Gıda, Fasdat, Ekmek and Reklam Üssü to the Group. In exchange for these transfers, they received shares of the Company. At the end of these share transactions, the Group held 91.21% of these subsidiaries as of 31 December 2016. As a result of this transaction the Group's share capital has increased by TL 174,655.

Legal Reserves

        Legal reserves represent restricted reserves appropriated from profit. Legal reserves comprise of first and second legal reserves, appropriated in accordance with the Turkish Commercial Code. The first legal reserve is appropriated out of historical statutory profits at the rate of 5% per annum, until the total reserve reaches 20% of the historical paid-in share capital. The second legal reserve is appropriated after the first legal reserve and dividends, at the rate of 10% per annum of all cash dividend distributions.

        People's Republic of China (PRC) laws and regulations permit payments of dividends by the Company's subsidiaries incorporated in the PRC only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. In addition, the Company's

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

18. EQUITY (Continued)

subsidiaries incorporated in the PRC are required to annually appropriate 10% of their net income to the statutory reserve prior to payment of any dividends, unless such reserve has reached 50% of their respective registered capital.

        The appropriation to these reserves by the Company's PRC entities were TL 24,213 (RMB 54,356) and TL 34,326 (RMB 67,967) for the years ended 31 December 2015 and 2016, respectively. The accumulated reserves as of 31 December 2015 and 2016 were TL 69,646 (RMB 156,350) and TL 147,613 (RMB 292,280), respectively.

        Pursuant to the laws applicable to the PRC Foreign Investment Enterprises and local enterprises, the Company's subsidiaries in the PRC must make appropriation from after-tax profit to non-distributable reserve funds as determined by the Board of Directors of the subsidiaries.

b)    Acquisition of non-controlling interest:

        In December 2016, Uründül Family Members and Kurdoğlu Family Members decided to transfer their shares of TAB Gıda, Fasdat, Reklam Üssü and Ekmek and this share transfer was made on the basis of fair value at the date of transaction which created a difference between the fair value and the net asset acquired. In the consolidation process, an amount of TL 138,983, which is the difference between the fair value and the net assets acquired, is disclosed in the consolidated statement of changes in equity under "Combination effect of subsidiaries under common control". The transfer was effected through a cash transaction which involved payment by the Group to the Üründül Family Members and Kurdoğlu Family Members and subsequent purchase of shares in the Company by the Üründül Family Members and Kurdoğlu Family Members.

19. EARNINGS PER SHARE

        The calculation of basic and diluted earnings per share attributable to ordinary equity holders of the parent is as follows:

	1 January - 31 December 2016	1 January - 31 December 2015
Net loss for the year attributable to owners of the Group	(247,861)	(136,325)

Weighted average number of ordinary shares outstanding during the period	1,035,278,250	1,033,364,230

Basic and diluted (loss) per ordinary shares (in full TL)	(0.23941)	(0.13192)

        The share based payment plan (Note 29) is anti-dilutive in both periods as the Group has reported a loss in both periods. The potential ordinary shares excluded from the weighted average number of ordinary shares for the purpose of diluted earnings per share were 57 as of both 31 December 2016 and 2015. The preferred shares (Note 7) has not been included in the calculation of the basic and diluted earnings per share as there are many factors that can affect the successful completion of the potential IPO and the contingency is not met until the IPO actually becomes effective.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

19. EARNINGS PER SHARE (Continued)

        On 7 November 2017, the Company effected a 100-to-1 reverse stock split of its outstanding shares. Each 100 outstanding shares of the Company were combined into 1 outstanding share. All per share amounts and shares outstanding for all periods presented have been adjusted retrospectively to reflect the 100-to-1 reverse stock split.

20. OPERATING LEASES

        Contingent rentals are not considered minimum lease payments at lease inception. Rental expense associated with the operating leases is as follows:

Payments recognized as expense	31 December 2016	31 December 2015
Minimum lease payments	291,559	261,106
Contingent rentals	106,673	88,309
Sub-lease payments received	(50,668)	(46,520)

Total rental expense	347,564	302,895

        At the end of the reporting period, the Group had commitments for future minimum lease payments under non-cancellable operating leases in respect of premises which fall due as follows:

Non-cancelable operating lease commitments	31 December 2016	31 December 2015
Not longer than 1 year	177,381	105,849
Longer than 1 year and not longer than 5 years	379,657	243,905
Longer than 5 years	232,929	151,284

	789,967	501,038

        The total of future minimum sublease payments expected to be received under non-cancellable subleases is TL 15,748 as of 31 December 2016 (31 December 2015: TL 13,640).

21. REVENUE AND COST OF REVENUE

a)    Revenue:

	1 January - 31 December 2016	1 January - 31 December 2015
Company operated restaurant sales	2,264,426	1,791,032
Revenues from franchised restaurants	157,520	154,459
Rental income from franchised restaurants	75,725	70,223
Sales to franchises and other sales	372,130	282,985
Sales returns (–)	(7,028)	(5,360)
Sales discounts (–)	(1,690)	(1,575)

	2,861,083	2,291,764

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

21. REVENUE AND COST OF REVENUE (Continued)

b)    Cost of Revenue:

	1 January - 31 December 2016	1 January - 31 December 2015
Foods and materials used	(969,391)	(731,818)
Personnel expenses	(513,654)	(373,748)
Other operating costs	(491,080)	(448,901)
Rent expense on franchised restaurants	(75,725)	(70,223)
Rent expenses	(337,500)	(294,151)
Depreciation and amortisation expenses (Note 4,10,11)	(136,597)	(105,775)

	(2,523,947)	(2,024,616)

22. MARKETING, SELLING, DISTRIBUTION AND ADMINISTRATION EXPENSES

a)    General administrative expenses:

	1 January - 31 December 2016	1 January - 31 December 2015
Personnel expenses	(94,331)	(76,912)
Consultancy expenses	(11,683)	(13,008)
Depreciation and amortisation expenses (Note 4,10,11)	(12,701)	(9,098)
Travelling expenses	(11,398)	(8,138)
Rent expenses	(10,064)	(8,744)
Share based payment	(5,785)	(3,468)
Office and general administrative expenses	(6,950)	(8,661)
Other	(23,634)	(17,196)

	(176,546)	(145,225)

b)    Marketing, selling and distribution expenses:

	1 January - 31 December 2016	1 January - 31 December 2015
Marketing and advertisement expenses	(101,184)	(86,718)
Personnel expenses	(9,545)	(7,330)
Depreciation and amortisation expenses (Note 4,10,11)	(812)	(851)

	(111,541)	(94,899)

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

23. OTHER INCOME AND EXPENSES

        Other income for the years ended 31 December 2016 and 2015 mainly consist of government grant amount of TL 5,342 and TL 2,766; foreign currency gain on trade activities amount of TL 3,330 and TL 1,300; unwinding amortized cost income amount of TL 1,779 and TL 2,057 respectively.

        Other expenses for the year ended 31 December 2016 and 2015 mainly consist of pre-opening expenses amount of TL 39,891 and TL 41,127; store impairment and closed restaurant expenses amount of TL 17,147 and TL 25,805 respectively.

24. FINANCE INCOME AND FINANCE EXPENSES

Finance income	1 January - 31 December 2016	1 January - 31 December 2015
Foreign currency gain on borrowings	123,587	29,885
Interest income	7,984	1,545

	131,571	31,430

Finance expenses	1 January - 31 December 2016	1 January - 31 December 2015
Foreign currency loss on borrowings	(196,277)	(152,245)
Less : Amounts included in the cost of qualified assets	5,078	—
Interest expense	(75,806)	(43,789)
Less : Amounts included in the cost of qualified assets	5,356	829
Foreign currency loss on preferred shares	(70,640)	—
Interest expense related with preferred shares	(37,864)	—
Net gain/(loss) arising on preferred share conversion option	(6,115)	—
Credit card commissions(*)	(5,997)	(4,910)
Letter of guarantee commissions	(648)	(416)
Other financial expenses	(2,393)	(1,789)

	(385,306)	(202,320)

(*)
The Group's average maturity of credit card receivable balances is generally 30-45 days. The Group pays commissions to collect its receivables the day after transaction, the credit card commissions paid are therefore included in finance expenses due to the nature of the transaction.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

25. INCOME TAXES (INCLUDING DEFERRED TAX ASSETS AND LIABILITIES)

Current Tax Liability	31 December 2016	31 December 2015
Current corporate tax provision	6,574	7,818
Less: prepaid taxes and funds	(5,079)	(6,605)

	1,495	1,213

Tax expenses comprises:	1 January - 31 December 2016	1 January - 31 December 2015
Current tax expense in respect of current year	6,574	7,818
Tax expenses by amnesty law	1,859	—

Current tax expense	8,433	7,818
Deferred tax	(12,535)	(68,256)

Income tax benefit	(4,102)	(60,438)

Current Tax Expense

        The current tax expense represents corporate tax.

Corporate tax

        The Company and its subsidiaries are subject to corporate taxes. Provision is made in the accompanying financial statements for the estimated charge based on the Group's results for the period.

        The corporate tax for entities in Turkey is applied on taxable corporate income, which is calculated from the statutory accounting profit by adding back non-deductible expenses, and by deducting dividends received from resident companies, other exempt income and investment incentives utilized. The statutory tax rate at 31 December 2016 is 20% (31 December 2015: 20%).

        In addition to corporate tax on entities within Turkey, subsidiaries and operations outside of Turkey are also subject to corporate tax in the relevant country.

        The Group's subsidiaries located in China generate their income from Peoples Republic of China ("PRC") and are generally subject to the PRC standard corporate income tax rate of 25% (2015: 25%) which is effective from 1 January 2008, under the Corporate Income Tax Law of the PRC.

        This tax is also reflected in the current tax expense. The statutory tax rates in those countries in which the Group operates are summarized below as of 31 December 2016:

Countries	Corporate tax rate	Withholding tax rate
Turkey	20%	20%
China	25%	10%

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

25. INCOME TAXES (INCLUDING DEFERRED TAX ASSETS AND LIABILITIES) (Continued)

Income withholding tax

        In addition to corporate taxes, companies are required to pay withholding taxes and a fund surcharge on any dividends distributed, except for payments to resident companies in Turkey which include this dividend income in their taxable profit for the related period and Turkish branches of foreign companies. The rate of income withholding tax is 15%. Undistributed dividends incorporated in share capital are not subject to income withholding taxes.

        Under the Enterprise Income Tax Law in PRC, and its implementation rules, both of which came into effect on 1 January, 2008, PRC enterprise income tax at the rate of 10% is generally applicable to dividends payable to investors that are "non-resident enterprises," to the extent such dividends have their sources within the PRC, unless the tax rate is reduced by a tax treaty between the PRC and the relevant jurisdiction.

Deferred tax

        The rate applied in the calculation of deferred tax assets and liabilities in Turkey and China is 20% and 25%, respectively (2015: 20% and 25%).

        The deferred tax asset and liabilities consist of the following:

Deferred tax (assets) / liabilities:	31 December 2016	31 December 2015
Property, plant and equipment	580	9,919
Provision for employee termination benefits (Note 14)	(2,669)	(2,479)
Provision for unused vacations (Note 14)	(1,838)	(1,586)
Provision for doubtful receivable	(1,042)	(782)
Impairment of fixed assets	(4,579)	(3,960)
Tax losses carried forward	(67,881)	(64,291)
Expenses related with marketing campaigns	(2,389)	(514)
Profit elimination for consolidation	(5,934)	(5,880)
Expense accruals	(6,936)	(2,918)
Straight line lease expense difference	(8,866)	(6,168)
Others	1,826	(846)

	(99,728)	(79,505)

Deferred tax assets	(120,587)	(90,608)
Deferred tax liabilities	20,859	11,103

	(99,728)	(79,505)

        As of 31 December 2016, the Group has unused tax losses of TL 388,177 available for offset against future profits (31 December 2015: TL 316,994). A deferred tax asset has not been recognized in respect of losses amounting to TL 104,871 (31 December 2015: TL 47,054). Of these losses, TL 78,732 of unused tax losses will expire in 2021 (31 December 2015: TL nil), TL 21,226 of unused tax losses will expire in 2020 (31 December 2015: TL 42,124), TL 4,914 of unused tax losses will expire in 2019

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

25. INCOME TAXES (INCLUDING DEFERRED TAX ASSETS AND LIABILITIES) (Continued)

(31 December 2015: TL 4,689) and TL 241 of unused tax losses will expire in 2018 for 31 December 2015.

        As of 31 December 2016, the Group and its subsidiaries has accumulated operating carryforward tax losses amounting to TL 283,306 for which the Group has recognized deferred tax assets (31 December 2015: TL 270,030). In Turkey and China, corporate tax losses can be carried forward for a maximum period of five years following the year in which the losses were incurred. The Group prepares its business plan on the basis of each entity and decides whether these tax losses would be utilised or not for each entity separately.

        Due to the assessment of recoverability of carried forward tax losses, the Group estimates that carry forward losses will be partially utilized before their expiration date with future net income generations in the 5 year business plan. In Turkey, the Group companies have USD and EUR denominated loans and suffered from the devaluation of TL against USD that resulted in non-cash foreign exchange differences realized in the consolidated financial statements. The Group has observed an improvement in operating profits and it is believed that the increase in operating profit will cover the foreign exchange and interest losses generated from foreign exchange denominated loans resulting in taxable income. Accordingly, part of the deferred tax assets were recognised with respect to the Turkey entities. In China, the business turned around in 2015 and began to generate taxable profit which resulted in some of the carryforward tax losses being utilized in 2016. Accordingly, in Turkey and China, carryforward tax losses on which deferred tax assets are recognized amounted to TL 58,904 and TL 224,402 (RMB 444,325) respectively (31 December 2015: TL 64,234 for Turkey and TL 205,706 for China (RMB 461,793)).

        Movements of net deferred tax assets for the periods ended 31 December 2016 and 31 December 2015, are as follows:

	31 December 2016	31 December 2015
Opening balance	(79,505)	(9,013)
Charged to profit or loss	(12,535)	(68,256)
Charged to equity	(251)	(1,449)
Currency translation difference	(7,437)	(787)

Closing balance	(99,728)	(79,505)

        Turkish tax legislation does not permit a parent Company and its subsidiary to file a consolidated tax return. Therefore, deferred tax positions of the firms with deferred tax assets is not netted against

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

25. INCOME TAXES (INCLUDING DEFERRED TAX ASSETS AND LIABILITIES) (Continued)

those with deferred tax liabilities and reflected on a separate-company basis. The total tax expense for the period is reconciled to the accounting profit as follows:

	31 December 2016	31 December 2015
Loss before tax from continuing operations	(257,994)	(213,483)
Tax benefit(*)	50,927	46,805
Non-deductible expenses	(4,317)	(4,073)
Losses for which no deferred tax asset is recognized	(16,889)	15,725
Temporary difference change for which no deferred tax asset is recognized	(23,760)	1,980
Tax amnesty law effect	(1,859)	—

Income Tax Benefit	4,102	60,438

(*)
Weighted average statutory rates are applied for different countries where the foreign companies are located.

        Taxable temporary differences in relation to investments in subsidiaries for which deferred tax asset has not been recognized is TL 197,692 as of 31 December 2016 (31 December 2015: TL 172,665).

26. RELATED PARTY DISCLOSURES

        The Group has various transactions with related parties in the normal course of business. The Group has a number of operating and financial relationships with its shareholders and other entities owned by its shareholders. The related party receivable and payables resulting from operating activities are generally settled in normal course of business. These transactions include the following:

  (1)
  Sales to related parties: Fasdat sells meat, bread, fresh vegetables and any other food products to the related party franchises which are operated mostly by close family members of shareholders.

  (2)
  Purchases from related parties: TAB Gıda purchases machinery and equipment from MES Mutfak. EKUR İnşaat is the construction, refurbishment and project operator of the restaurants of Tab Gıda before start-up.

  (3)
  Commissions received from related parties: TAB Gıda receives royalty from its related party franchises at a fixed, predetermined percentage over their turnovers.

  (4)
  Other important transactions with related parties: TAB Gıda receives IT services for the Electronic Cash Registers for its daily operations in restaurants. Additionally the Group's IT service and IT based supplying are outsourced to ATP Ticari Bilgi Elk. Güç Kaynakları A.Ş.

        Transactions between the entities that comprise the group have been eliminated in consolidation and are not disclosed in this note.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

26. RELATED PARTY DISCLOSURES (Continued)

        Due from and due to balances are unsecured and will be settled in cash. No bad debt provision is made for balances due from related parties in the current year. Details of transactions between the Group and other related parties are disclosed below:

	31 December 2016	31 December 2015
Advances given to related parties(*)	—	937

	—	937

(*)
Advances were given to Atp Ticari Bilgi. Elk. Güç Kaynakları A.Ş. related to IT support services.

	31 December 2016
	Receivables		Payables			Borrowings
	Current		Current		Non-current	Current
Balances with related parties	Trading	Non-Trading	Trading	Non-Trading	Non-Trading
Companies controlled by main shareholder
Atakey Patates Gıda San. ve Tic. A.Ş.	4,156	—	(10,348)	—	—	—
Ekur İnsaat San. Tic. A.Ş.	292	8,820	(21,355)	—	(340)	—
Mes Mutfak Ekip. San. ve Serv. Hiz. Tic. A.Ş.	—	726	(29,504)	—	—	—
Atp Ticari Bilgi. Elk. Güç Kaynakları A.Ş.	—	505	(8,652)	—	—	—
Seraş Servis Organizasyonları ve Ticaret A.Ş.	—	—	(503)	—	—	—
Bedela İnşaat ve Ticaret A.Ş.	—	—	(3)	—	—	—
Ata Holding A.Ş.	12	—	(1,024)	—	(290)	—
Arbeta Turizm Org. ve Tic. A.Ş.	—	—	(13)	—	—	—
Ata Gayrimenkul Geliştirme Yat. İnş. A.Ş.	—	—	(9)	—	—	—
Krd Asya Gıda Yatırımları San. ve Tic. A.Ş.	—	110	—	—	—	(265,881)
Shareholders
Kurdoğlu Family	—	445	—	(7)	(21,253)	—
Üründül Family	—	—	—	(8)	—	—
Companies controlled by main shareholders' relatives
Other	25	—	(1,096)	(8)	—	—

	4,485	10,606	(72,507)	(23)	(21,883)	(265,881)

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

26. RELATED PARTY DISCLOSURES (Continued)

	31 December 2015
	Receivables		Payables			Borrowings
	Current		Current		Non-current	Current
Balances with related parties	Trading	Non-Trading	Trading	Non-Trading	Non-Trading
Companies controlled by main shareholder
Atakey Patates Gıda San. ve Tic. A.Ş.	2	—	(2,515)	—	—	—
Ekur İnşaat San. Tic. A.Ş.	1,372	—	(35,104)	—	—	—
Mes Mutfak Ekip. San. ve Serv. Hiz. Tic. A.Ş.	—	—	(31,456)	—	—	—
Atp Ticari Bilgi. Elk. Güç Kaynakları A.Ş.	—	—	(5,390)	—	—	—
Seraş Servis Organizasyonları ve Ticaret A.Ş.	200	—	(914)	—	—	—
Bedela İnşaat ve Ticaret A.Ş.	—	—	(65)	—	(5,327)	—
Ata Holding A.Ş.	66	—	(1,670)	—	(30,476)	—
Arbeta Turizm Org. ve Tic. A.Ş.	—		(63)	—	—	—
Ata Gayrimenkul Geliştirme Yat. İnş. A.Ş.	—	—	(12)	—	—	—
Ekurus Dış Tic. A.Ş.	13	—	—	—	—	—
Tuna Yatçılık	689	—	—	—	—	—
Krd Asya Gıda Yatırımları San. ve Tic. A.Ş.	—	—	—	—		(292,642)
Shareholders
Kurdoğlu Family	—	656	—	—	(19,113)	—
Companies controlled by main shareholders' relatives
Other	2,669	—	(82)	—	—	—

	5,011	656	(77,271)	—	(54,916)	(292,642)

	1 January - 31 December 2016
Transactions with related parties	Purchases	Sales	Commission received	Rent expense	Interest paid	Other income	Other expense
Companies managed by main shareholder
Atakey Patates Gıda San. ve Tic. A.Ş.	(79,959)	—	—	—	—	9,300	—
Ekur İnşaat San. Tic. A.Ş.	(55,456)	2,368	697	—	—	117	—
Mes Mutfak Ekip. San. ve Serv. Hiz. Tic. A.Ş.	(42,489)	2,239	—	—	—	796	—
Atp Ticari Bilgi. Elk. Güç Kaynakları A.Ş.	(4,198)	62	—	—	—	72	(61)
Seraş Servis Organizasyonları ve Ticaret A.Ş.	(1,287)	476	—	—	—	—	—
Other	(217)	1,221	—	(1,533)	—	1	(44)
Companies controlled by main shareholders' relatives
Mng Kargo Yurtiçi ve Yurtdışı Taşımacılık A.Ş.	(1,118)	—	—	—	—	3	(14)
Meteda Gıda Turizm San. ve Tic. Ltd. Şti.	—	1,864	614	—	—	270	—
Tusem Gıda ve Turizm İşletmeleri Tic. Ltd. Şti.	—	1,880	557	—	—	176	—
Ürün Gıda Turizm San. ve Tic. Ltd. Şti	—	2,684	205	—	—	22	—
Mapa Gıda ve Enerji İnş. Taah. San. Tic. Ltd. Şti.	—	1,882	578	—	—	151	—
Akıllı Danişmanlik Gida İç ve Diş Tic. Ltd. Şti.	—	1,309	418	—	—	252	—
Ra Gıda Tur. San. Tic. Ltd. Şti.	—	3,972	1,454	—	—	199	—
Other	(496)	3,063	968	(1,253)	—	496	(137)

	(185,220)	23,020	5,491	(2,786)	—	11,855	(256)

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

26. RELATED PARTY DISCLOSURES (Continued)

	1 January - 31 December 2015
Transactions with related parties	Purchases	Sales	Interest received	Commission received	Rent expense	Interest paid	Other income	Other expense
Companies managed by main shareholder
Atakey Patates Gıda San. ve Tic. A.Ş.	(35,084)	2,594	—	—	—	—	—	—
Mes Mutfak Ekip. San. ve Serv. Hiz. Tic. A.Ş.	(64,981)	3,362	—	—	—	—	—	(2)
Ekur İnşaat San. Tic. A.Ş.	(76,218)	3,175	—	—	(9)	—	13	(15)
Seraş Servis Organizasyonları ve Ticaret A.Ş.	(2,413)	605	—	—	—	—	—	—
Atp Ticari Bilgi. Elk. Güç Kaynakları A.Ş.	(19,664)	—	—	—	—	—	84	(346)
Bedela İnşaat ve Ticaret A.Ş.	—	—	—	—	(1,652)	—	—	—
Krd Asya Gıda Yatırımları San. ve Tic. A.Ş.	—	—	—	—	—	(15,880)	—	—
Other	(1,362)	—	12	—	—	—	242	(137)
Companies controlled by main shareholders' relatives
Tusem Gida ve Turizm İşletmeleri Tic. Ltd. Şti.	(7)	1,780	—	525	—	—	478	—
Ürün Gida Turizm San. ve Tic. Ltd. Şti	(7)	2,602	—	799	—	—	637	—
Akıllı Danışmanlık Gıda İç ve Dış Tic. Ltd. Şti.	(3)	3,004	—	919	—	—	1,214	—
Meteda Gıda Turizm San. ve Tic. Ltd. Şti.	—	2,083	—	660	—	—	658	—
Ra Gida Tur. San. Tic. Ltd. Şti.	—	3,721	—	845	—	—	728	—
Mng Kargo Yurtiçi ve Yurtdişi Taşimacilik A.Ş.	(2,126)	—	—	—	—	—	—	(482)
Mapa Gida ve Enerji İnş. Taah. San. Tic. Ltd. Şti.	—	1,797	—	542	—	—	534	—
Sedko İnşaat ve Tic. A.Ş.	(363)	—	—	—	(1,497)	—	—	—
Öztar Tohumculuk ve Tarim Ür. Ve Tic. A.Ş.	—	1,223	—	—	—	—	—	—
BF Gida Sanayi ve Ticaret Ltd. Şti.	(43)	1,095	—	—	—	—	—	—
Other	(985)	1,279	—	111	(37)	—	112	—

	(203,256)	28,320	12	4,401	(3,195)	(15,880)	4,700	(982)

        In 2016 the Group received financing from non-consolidated related parties of TL 10,139 (2015: 24,809), primarily related to the Company's investments and financing needs and paid TL 39,421 (2015: 7,671) of such non-trade payables.

        Benefits provided to board members and key management personnel:

        Key management personnel consists of members of Board of Directors, Executive Board members and directors. The compensation of key management personnel includes salaries, bonus, health insurance, communication and transportation and total amount of compensation is explained below. The remuneration of key management personnel during the year is as follows:

	31 December 2016	31 December 2015
Salaries and other short term benefits	6,674	5,689
Share based payment	5,785	3,468

	12,459	9,157

27. NATURE AND LEVEL OF RISKS DERIVED FROM FINANCIAL INSTRUMENTS

        The Group's principal financial instruments comprise bank loans, finance leases, cash and short-term deposits. The main purpose of these financial instruments is to provide financing for the Group's operations. The Group has various other financial instruments such as trade debtors and trade creditors, which are driven by its operations.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

27. NATURE AND LEVEL OF RISKS DERIVED FROM FINANCIAL INSTRUMENTS (Continued)

        The main risks arising from the Group's financial instruments are interest rate risk, liquidity risk, foreign currency risk and credit risk. The management of the Group reviews and agrees policies for managing each of these risks.

a) Capital risk management

        The Group manages its capital to ensure that entities will be able to continue as a going concern while maximizing the return to stakeholders through the optimization of the debt and equity balance.

        The capital structure of the Group consist of debt, which includes the borrowings disclosed in Note 6, cash and cash equivalents in Note 5 and total equity.

        The management of the Group considers the cost of capital and the risks associated with each class of capital. The management aims to balance its overall capital structure through the payment of dividends, new share issues and the issue of new debt or the redemption of existing debt.

        The Group's net debt and equity position are as follows:

	31 December 2016	31 December 2015
Total borrowings (including other payables to related parties and preferred shares)	1,629,983	861,086
Less: cash and cash equivalents	(395,470)	(140,092)

Net debt	1,234,513	720,994

Total (deficit) / equity	(154,729)	47,130

b) Financial Risk Factors

        The Group's risk management program generally seeks to minimize the effects of uncertainty in financial market on financial performance.

        The Group's risk management strategy is implemented by finance departments of subsidiaries of the Group according to the policies approved by Board of Directors. The Group's finance departments provides services to the business, co-ordinates access to domestic and international financial markets, monitors and manages the financial risks relating to the operations through internal risk reports which analyses exposures by degree and magnitude of risks.

b.1) Credit Risk Management

        Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in financial loss to the Group. The Group has adopted a policy of only dealing with creditworthy counterparties and obtaining sufficient collateral where appropriate, as a means of mitigating the risk of financial loss from defaults. The Group's exposure and the credit ratings of its counterparties are continuously monitored.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

27. NATURE AND LEVEL OF RISKS DERIVED FROM FINANCIAL INSTRUMENTS (Continued)

        The major part of the receivables balance consists of receivables from sub-franchisees. The sub-franchisee's creditworthiness is determined by the franchise department with analysis made on the financial structure and creditworthiness of the sub-franchisee's shareholders. In addition, the Group requires sub-franchisees to set-up a credit limit with an intermediary finance institution for all sub-franchisees in the process of contracting. The credit limit is determined according to the trade volume of sub-franchisees. According to these credit agreements, the Group can directly collect its trade receivables from the financial institutions when the receivables from sub-franchise become due. The credit limits and collection risks are continuously reviewed by the finance department of the Group. Additionally, the Group performs ongoing credit evaluation on financial condition of sub-franchisees.

        Total credit limit with intermediary financial institutions for all sub-franchisees is TL 30,245 (2015: TL 28,095). The risk levels and collateral structure are continuously monitored by the Group management.

	Receivables
	Trade Receivables		Other Receivables
31 December 2016	Related party	Third party	Related party	Third party	Banks and financial institutions
Maximum net credit risk as of balance sheet date(*)	4,485	107,031	10,606	8,245	381,173
—The part of maximum risk under guarantee with collateral etc.(**)	—	84,266	—	—	—
A. Net book value of financial assets that are neither past due nor impaired	4,485	96,158	10,606	8,245	381,173
B. Net book value of financial assets that are renegotiated, if not that will be accepted as past due or impaired	—	—	—	—	—
C. Carrying value of financial assets that are past due but not impaired	—	10,873	—	—	—
—The part under guarantee with collateral etc.	—	—	—	—	—
D. Net book value of impaired assets	—	—	—	—	—
—Past due (gross carrying amount)	—	13,053	—	—	—
—Impairment (–)	—	(13,053)	—	—	—
—The part of net value under guarantee with collateral etc.	—	—	—	—	—
—Not past due (gross carrying amount)	—	—	—	—	—
—Impairment (–)	—	—	—	—	—
—The part of net value under guarantee with collateral etc.	—	—	—	—	—
E. Off-balance sheet items with credit risk	—	—	—	—	—

(*)
Items that increase the credit reliability, such as; letter of guarantees received, are not taken into account in the calculation.

(**)
Guarantees include letter of guarantees, guarantees notes and mortgages.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

27. NATURE AND LEVEL OF RISKS DERIVED FROM FINANCIAL INSTRUMENTS (Continued)

	Receivables
	Trade Receivables		Other Receivables
31 December 2015	Related party	Third party	Related party	Third party	Banks and financial institutions
Maximum net credit risk as of balance sheet date(*)	5,011	69,210	656	8,243	131,254
—The part of maximum risk under guarantee with collateral etc.(**)	—	72,189	—	—	—
A. Net book value of financial assets that are neither past due nor impaired	4,766	61,295	656	8,243	131,254
	—	—	—	—	—
B. Net book value of financial assets that are renegotiated, if not that will be accepted as past due or impaired	—	—	—	—	—
C. Carrying value of financial assets that are past due but not impaired	245	7,915	—	—	—
—The part under guarantee with collateral etc.	—	—	—	—	—
D. Net book value of impaired assets	—	—	—	—	—
—Past due (gross carrying amount)	—	8,398	—	—	—
—Impairment (–)	—	(8,398)	—	—	—
—The part of net value under guarantee with collateral etc.	—	—	—	—	—
—Not past due (gross carrying amount)	—	—	—	—	—
—Impairment (–)	—	—	—	—	—
—The part of net value under guarantee with collateral etc.	—	—	—	—	—
E. Off-balance sheet items with credit risk	—	—	—	—	—

(*)
Items that increase the credit reliability, such as; letter of guarantees received, are not taken into account in the calculation.

(**)
Guarantees include letter of guarantees, guarantees notes and mortgages.

b.2) Liquidity risk management

        The Group manages its liquidity risk via its treasury department by maintaining adequate reserves, banking and by continuously monitoring the risk of the current and prospective debt demands by maintaining the availability of lenders with high quality and in sufficient number. The Group has various credit lines with reputable finance institutions in Turkey. The Group has sufficient credit lines to support the short term financing requirements.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

27. NATURE AND LEVEL OF RISKS DERIVED FROM FINANCIAL INSTRUMENTS (Continued)

        The following table presents the maturity of Group's non-derivative financial liabilities. The table includes both interest and principal cash flows:

31 December 2016

Maturities due to contracts	Carrying value	Cash outflow due to contracts (I+II+III)	Less than 3 months (I)	Between 3 - 12 months (II)	Between 1 - 5+ years (III)
Non Derivative financial liabilities
Bank loans	1,050,355	1,136,845	206,645	482,049	448,151
Preferred shares	552,810	1,157,349	—	—	1,157,349
Financial lease liabilities	4,912	5,288	595	2,084	2,609
Trade payables (Related parties included)	561,013	568,608	474,903	89,954	3,751
Other payables (Related parties included)	93,701	93,701	93,701	—	—
Derivative financial liabilities
Contingent conversion option	33,494	33,494	—	—	33,494

Total Liabilities	2,296,285	2,995,285	775,844	574,087	1,645,354

31 December 2015

Maturities due to contracts	Carrying value	Cash outflow due to contracts (I+II+III)	Less than 3 months (I)	Between 3 - 12 months (II)	Between 1 - 5+ years (III)
Non Derivative financial liabilities
Bank loans	805,600	876,659	116,668	169,167	590,824
Factoring payables	240	240	79	161	—
Financial lease liabilities	330	346	145	177	24
Trade payables (Related parties included)	457,193	461,729	283,706	178,023	—
Other payables (Related parties included)	71,559	71,559	71,559	—	—

Total Liabilities	1,334,922	1,410,533	472,157	347,528	590,848

b.3) Market risk management

        The Group is subject to financial risks related to foreign currency exchange rates (b.3.1), interest rates (b.3.2) and commodity price risk (b.3.3)

        The Group's policy with respect to these market risks is to assess the potential of experiencing losses and the consolidated impact thereof, and to mitigate the Group's market risks. The Group's overall risk management plan focuses on the unpredictability of financial markets and seeks to

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

27. NATURE AND LEVEL OF RISKS DERIVED FROM FINANCIAL INSTRUMENTS (Continued)

minimise potential adverse effects on the Group's financial performance. The Group's policy with respect to these market risks is to assess the potential of experiencing losses and the consolidated impact thereof, and to mitigate these market risk. The Group's management continuously reviews the fluctuations in foreign exchange rates, interest rates and commodity prices.

b.3.1) Foreign currency risk management

        The Group is exposed to foreign exchange risk primarily in connection with the fluctuation in the value of TL and RMB mainly against the USD and EUR. This primarily relates to bank loans, the preferred shares and foreign currency denominated receivables and payables. The Group generates its revenues and cash from its operations in TL and RMB while most of its long-term debt is denominated in USD.

        The Group's management reviews the market conditions on a periodical basis and establishes a foreign currency strategy based on exchange rate expectations. The Group uses both TL and foreign currency denominated loans and determines the ratio based on the overall foreign currency strategy. The foreign currency denominated assets and liabilities of monetary and non-monetary items are as follows:

	31 December 2016
	TL Equivalents (Functional Currency)	USD Equivalent of TL	EUR Equivalent of TL
1. Current Assets	326,823	326,026	797
2. Non Current Assets	—	—	—
3. Total Assets (1+2)	326,823	326,026	797
4. Short Term Liabilities	451,652	386,577	65,075
5. Long Term Liabilities	821,607	639,829	181,778
6. Total Liabilities (4+5)	1,273,259	1,026,406	246,853

7. Net FX Asset / (Liability) Position (3 - 6)	(946,436)	(700,380)	(246,056)

	31 December 2015
	TL Equivalents (Functional Currency)	USD Equivalent of TL	EUR Equivalent of TL
1. Current Assets	21,053	13,096	7,957
2. Non Current Assets	18	15	3
3. Total Assets (1+2)	21,071	13,111	7,960
4. Short Term Liabilities	119,393	88,563	30,830
5. Long Term Liabilities	538,634	383,854	154,780
6. Total Liabilities (4+5)	658,027	472,417	185,610

7. Net FX Asset / (Liability) Position (3 - 6)	(636,956)	(459,306)	(177,650)

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

27. NATURE AND LEVEL OF RISKS DERIVED FROM FINANCIAL INSTRUMENTS (Continued)

	31 December 2016		31 December 2015
	Profit/(Loss) Before Tax		Profit/(Loss) Before Tax
	Appreciation of Foreign Currency	Devaluation of Foreign Currency	Appreciation of Foreign Currency	Devaluation of Foreign Currency
In case of 5% change in USD against TRY:
1—US Dollar Net Assets /(Liabilities)	(35,019)	35,019	(22,965)	22,965
2—The amount of USD Hedging (–)	—	—	—	—
3—US Dollar Net Effect (1+2)	(35,019)	35,019	(22,965)	22,965
In case of 5% change in EUR against TRY:
4—EUR Net Assets /(Liabilities)	(12,303)	12,303	(8,882)	8,882
5—The amount of EUR Hedging (–)	—	—	—	—
6—EUR Net Effect (4+5)	(12,303)	12,303	(8,882)	8,882
TOTAL (3+6)	(47,322)	47,322	(31,847)	31,847

Foreign currency sensitivity

        The table above reflects the potential impact of a 5% change in US dollar and EUR rates on the results of the Group. 5% is the rate used when reporting to senior management of the Group as this is the rate of change anticipated by senior management. Sensitivity analysis includes only the monetary items in foreign currency at year end and shows the effect of 5% increase in USD and in EUR foreign currency rates. Negative value implies the effect of 5% increase in USD and in EUR foreign currency rates against TL on the decrease in the net profit before corporate tax.

b.3.2) Interest risk management

        Financial liabilities with floating interest rates create potential interest rate risk. The Group manages the risk associated with the interest rate movements by entering into mainly fixed loan agreements in order to minimize interest rate risk. The risk management strategy is reviewed periodically based on market conditions and the interest rate expectations. The strategy aims to establish optimum interest risk management regarding the balance sheet position and the interest expenses.

Interest rate sensitivity

        The Group's variable rate financial instruments consist of short-term floating credits. The sensitivity analysis below has been determined based on the exposure to interest rates for non-derivative instruments at the balance sheet date. For short-term floating credits, the analysis is prepared assuming the amount of liability outstanding at the balance sheet date was outstanding for the whole year.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

27. NATURE AND LEVEL OF RISKS DERIVED FROM FINANCIAL INSTRUMENTS (Continued)

        If interest rates had been 50 basis points higher/lower and all other variables were held constant, the Group's:

  •
  profit for the year ended 31 December 2016 would decrease/increase by TL 1,933 (2015: decrease/increase by TL 260). This is mainly attributable to the Group's exposure to interest rates on its variable rate borrowings.

        The Group's distribution of non-derivative fixed and floating rate borrowings is given below:

	31 December 2016	31 December 2015
Fixed Interest Rate
Bank loans	663,744	753,502
Preferred shares	552,810	—
Financial lease liabilities	4,912	330
Factoring payables	—	240
Floating Interest Rate
Bank loans	386,611	52,098

b.3.3) Commodity price risk

        The Group is exposed to commodity price risk due to the fluctuations in the price of food products. The Group purchases large quantities of food and supplies. The Group is susceptible to increases in food, and supply costs as a result of market conditions. Fluctuations in weather change on supply and demand tendency and economic conditions could adversely affect the cost, availability and quality of critical products such as meat. Inability to obtain requisite quantities of high—quality ingredients would adversely affect the Group's ability to provide the menu items that are central to its business, and the highly competitive nature of industry may limit the Group's ability pass through increased costs to customers.

        The Group purchases large quantities of meat and the market for meat is particularly volatile and is subject to significant price fluctuations due to seasonal shifts, government regulations, industry demand and other factors. The Group manages its risk to certain products through the use of fixed price purchase contracts. The Group is able to fix the meat, chicken, potato and soft drink prices up to 1 year through the purchasing contracts. This allows the Group to provide cost predictability while avoiding the costs related to the use of derivative instruments, which the Group may not able to pass on to our customers due to the competitive nature of the QSR industry.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands of unless otherwise indicated.)

28. FINANCIAL INSTRUMENTS

Categories and fair values of financial instruments:

31 December 2016	Loans and receivables(*)	Fair value through profit or loss	Financial liabilities at amortized cost	Fair value
Financial assets
Cash and cash equivalents	395,470	—	—	395,470
Trade receivables (including related parties)	111,516	—	—	111,516
Other receivables (including related parties)	18,851	—	—	18,851
Financial liabilities
Bank loans(**)	—	—	1,050,355	1,050,832
Preferred shares	—	33,494	519,316	597,526
Trade payables (including related parties)	—	—	557,550	557,550
Financial lease liabilities	—	—	4,912	4,912
Other payables (including related parties)	—	—	93,701	93,701

31 December 2015	Loans and receivables(*)	Fair value through profit or loss	Financial liabilities at amortized cost	Fair value
Financial assets
Cash and cash equivalents	140,092	—	—	140,092
Trade receivables (including related parties)	74,221	—	—	74,221
Other receivables (including related parties)	8,899	—	—	8,899
Financial liabilities
Bank loans	—	—	805,600	811,351
Trade payables (including related parties)	—	—	457,193	457,193
Financial lease liabilities	—	—	330	330
Other payables (including related parties)	—	—	71,559	71,559

(*)
The Group management believes that the carrying values of its financial instruments other than bank loans reflect their fair values.

(**)
The fair value of borrowings is calculated as the present value of the contractual cash flows, discounted by using a discount rate in the related currency which reflects the risk of the borrowing as of the consolidated statement of financial position date.

Fair value of financial instruments

        The fair values of financial assets and financial liabilities are determined and grouped as follows:

  •
  Level 1: the fair value of financial assets and financial liabilities with standard terms and conditions and traded on active liquid markets are determined with reference to quoted market prices;

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands of unless otherwise indicated.)

28. FINANCIAL INSTRUMENTS (Continued)

  •
  Level 2: the fair value of other financial assets and financial liabilities (excluding derivative instruments) are determined in accordance with generally accepted pricing models based on discounted cash flow analysis using prices from observable current market transactions; and

  •
  Level 3: the fair value of the financial assets and financial liabilities where there is no observable market data. The fair value of derivative instruments, are calculated using quoted prices. Where such prices are not available, estimate is made based on discounted cash flow analysis using the applicable yield curve for the duration of the instruments for non-optional derivatives, and option pricing models for optional derivatives.

        Contingent conversion option is categorized into Level 3. Bank loans are categorized into Level 2. The fair value of the bank loans was estimated using discounted cash flow calculations and current market interest rates.

        Group's liability that is measured at fair value and its fair value hierarchy is as follows:

	31 December 2016	31 December 2015	FV hierarcy
Contingent conversion option	33,494	—	Level 3

        Reconciliation of the Group's liability that is measured at fair value based on valuation techniques is presented as follows:

	1 January - 31 December 2016	1 January - 31 December 2015
Opening	—	—
Value of the option at the inception date	27,379	—
Change in fair value during the year(*)	6,115	—

Closing	33,494	—

(*)
Change in fair value during the year is included in finance expenses.

        The fair value of the contingent conversion option is measured using a "probability weighted binomial model". The model incorporates unobservable inputs such as the initial public offering (IPO) price per share and probability of the IPO. The discount rate used in the model to determine the fair value was 7.20% as of 31 December 2016. Significant increases (decreases) in any of those inputs in isolation would result in a significantly lower (higher) fair value measurement. The fair value of the contingent conversion option will decrease:

  •
  the later that on IPO occurs,

  •
  when the IPO share price decreases,

  •
  when the discount rate increases.

        As the fair value of financial instruments is dependent on unobservable parameter inputs, the precise level for these parameters at the statement of financial position date might be drawn from a range of reasonably possible alternatives. In preparing the consolidated financial statements,

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands of unless otherwise indicated.)

28. FINANCIAL INSTRUMENTS (Continued)

appropriate levels for these unobservable input parameters are chosen. When the discount rate increases by 500 basis points and all other variables remain constant, the fair value of the contingent conversion option will decrease by TL 2,372.

29. SHARE BASED PAYMENTS

Details of the employee share option plan of the QSR China

        QSR China has a share option scheme for executives and senior employees of the QSR China segment. In accordance with the terms of the plan, executives and senior employees in QSR China were granted options on 1 December 2015 to purchase ordinary shares of Pangaea Foods (China) Holdings Ltd, the holding company for the Group's operations in China. Each employee share option converts into one ordinary share of Pangaea Foods (China) Holdings Ltd. on exercise at an exercise price of US$ 1 (in full US$) . The options carry neither rights to dividends nor voting rights. The number of options granted is determined by the Board of Directors of the Company.

        The options vest on 2 January 2016, 2017, 2018 and 2019 in equal 25% portions in accordance with the original scheme. The share option scheme has been amended on 5 May and 5 June 2016 and the vesting periods have been finally revised as 50% on 2 January 2017, 25% on 1 December 2017 and 25% on 1 December 2018.

        The fair value of the employee share option at grant date was RMB 28,377 (equivalent of TL 12,838 converted using the exchange rate effective on the grant date). The fair value was determined using a binomial tree model. The model consists of various inputs which were primarily discount rate (18%) and terminal growth rate (3%) for the calculation of Pangaea Foods (China) Holdings Ltd.'s enterprise value and volatility (30%) for the valuation of share options. The Group recognized TL 5,785 in the statement of profit or loss during the year ended 31 December 2016 (31 December 2015: TL 3,468) in respect of these options. 57 options were outstanding as of both 31 December 2016 and 2015.

30. RESTRICTED NET ASSETS

        Laws and regulations in China permit payments of dividends by the Group's subsidiaries in China only out of their retained earnings, if any, as determined in accordance with Chinese accounting standards and regulations. Each Chinese subsidiary is also required to set aside at least 10% of its after-tax profit, if any, based on Chinese accounting standards each year to its statutory reserves until the cumulative amount of such reserves reaches 50% of its registered capital. In addition non-controlling shareholders in the Group's subsidiaries in China have protective rights which restrict the ability of the Chinese subsidiaries to pay dividends and enter into intercompany transactions, such as loan funding and upstream distributions. As a result, the Group's Chinese subsidiaries are restricted in their ability to transfer their net assets to the Company. The condensed parent company financial statements are presented in Schedule I.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands of unless otherwise indicated.)

31. EVENTS AFTER THE BALANCE SHEET DATE

        In May 2017, KRD Kurdoğlu and a Turkish financial institution signed a new amendment and the maturity date of the loan with principal amount of USD 75,000 has been extended to November 2019 for the KRD Asya Loan which is used for China investments (see Note 6).

        The Company has decided to undertake an IPO in the United States of America and is currently negotiating the details with various investment banking firms to act in the capacity of underwriters.

32. REVERSE STOCK SPLIT

        On 7 November 2017, the Company effected a 100-to-1 reverse stock split of its outstanding shares. Each 100 outstanding shares of the Company were combined into 1 outstanding share. On the same date, Class A preferred shares outstanding are converted into ordinary shares giving effect to the reverse stock split resulting in 1 (one) ordinary share for every 100 (one hundred) Class A preferred shares. Upon completion of the planned IPO, the Preferred Shareholders' Agreement will terminate automatically, save for certain ongoing reporting and compliance obligations to the European Bank for Reconstruction and Development ("EBRD") pursuant to the EBRD's public policy mandate. All per share and share amounts for all periods have been adjusted retrospectively to reflect the 100-to-1 reverse stock split as disclosed in Note 18 and Note 19.

        Further, the Company applied for a "capital ceiling" in Turkey, which was approved at the General Assembly Meeting on 7 November 2017. As a result, the authorized capital is higher than the registered and issued share capital. Upon completion of the planned IPO, the Articles of Association will authorize the Board of Directors to issue up to 6,500,000,000 (in full) ordinary shares (corresponding to TL 6,500,000,000 (in full)) each with a nominal value of 1 TL, all of which are in registered form, fully paid and issued in accordance with the TCC.

SCHEDULE I—TFI TAB GIDA YATIRIMLARI A.Ş. CONDENSED FINANCIAL STATEMENTS

CONDENSED STATEMENT OF FINANCIAL POSITION

(Amount expressed in thousands unless otherwise indicated)

	31 December 2016	31 December 2015
ASSETS
Current assets
Cash and cash equivalents	285,936	96
Accounts receivable—Intercompany	74,433	4,154
Other current assets	5,885	988

Total current assets	366,254	5,238

Property, plant and equipment, net	264	320
Other long-term assets	510	967
Investment in subsidiaries	204,743	245,543

Total non-current assets	205,517	246,830

Total assets	571,771	252,068

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities	406	61,995
Borrowings	329,612	14,137
Other liabilities	5,343	4,326

Total liabilities	335,361	80,458

Borrowings	6,678	324,202
Other financial liabilities	552,810	—
Other non-current liabilities	24,162	50

Total non-current liabilities	583,650	324,252

Total equity	(347,240)	(152,642)

Total liabilities and equity	571,771	252,068

STATEMENT OF PROFIT OR LOSS

	1 January - 31 December 2016	1 January - 31 December 2015
Revenue	12,247	10,390

Gross profit	12,247	10,390
General and administrative expenses	(13,309)	(15,305)
Other operating (expenses) / income (net)	3,227	21

Operating income / (loss)	2,165	(4,894)
Income (loss) on equity investment in subsidiaries	(94,537)	(43,852)
Finance income / (expenses) (net)	(152,233)	(88,123)
Tax (expense) / income	(3,256)	544
Loss for the year	(247,861)	(136,325)
Other comprehensive income	21,834	32,558
Total comprehensive loss for the year	(226,027)	(103,767)

SCHEDULE I—TFI TAB GIDA YATIRIMLARI A.Ş. CONDENSED FINANCIAL STATEMENTS

CONDENSED STATEMENT OF CASH FLOWS

(Amount expressed in thousands unless otherwise indicated)

	1 January - 31 December 2016	1 January - 31 December 2015
Cash flows from operating activities
Net loss for the period	(247,861)	(136,325)
Adjustments for :
Interest expense	23,999	16,724
Interest expense related to preferred shares	37,864	—
Exchange losses on borrowings (net)	14,947	66,024
Foreign currency losses on preferred shares	70,640	—
Share of profit of equity accounted investee	94,537	43,850
Other	6,235	(390)
Changes in assets and liabilities:
(Increase) in trade receivables	(10,083)	(2,006)
(Increase) in other current assets	(3,109)	(548)
(Decrease) / increase in trade payables	(3,861)	5,483
Increase / (decrease) in other liabilities	30,253	(4,921)

Net cash provided by / (used in) operating activities	13,561	(12,109)

Cash flows from investing activities
Interest received	3,809	—
Other investing activities	(51)	(507)

Net cash provided by / (used in) investing activities	3,758	(507)
Cash flows from financing activities
Proceeds from borrowings	27,405	3,037
Repayment of bank loans	(193,483)	(2,648)
Proceeds from issue of preference shares	438,192	—
Interest paid	(24,509)	(17,323)
Change in non-current non-trade payable to related parties	(37,792)	58,370
Capital increase in subsidiaries	—	(29,750)

Net cash provided by financing activities	209,813	11,686
Effect of foreign exchange rate changes on the balance of cash held in foreign currencies	58,708	—

Net increase (decrease) in cash and cash equivalents	285,840	(929)
Cash and cash equivalents at beginning of the year	96	1,025

Cash and cash equivalents at end of the year	285,936	96

SCHEDULE I—TFI TAB GIDA YATIRIMLARI A.Ş. CONDENSED FINANCIAL STATEMENTS

NOTES TO TFI TAB GIDA YATIRIMLARI A.Ş. CONDENSED FINANCIAL STATEMENTS

(Amount expressed in thousands unless otherwise indicated)

1. Basis of Presentation

        TFI TAB Gida Yatirimlari A.Ş. ("the Company") was established on 26 June 1995. The address of the registered office and principal place of business is Dikilitaş Mahallesi Cad. A Blok No. 109, Beşiktaş İstanbul.

        The accompanying condensed parent company financial statements have been prepared in accordance with SEC Regulation S-X, as the restricted net assets of its subsidiaries exceed 25% of the consolidated net assets of Company and its subsidiaries (together the "Group"). The parent company records its investments in subsidiaries under the equity method of accounting. Such investments are presented on the statement of financial position as "Investment in subsidiaries" and the subsidiaries' net income (loss) are recognized based on the effective shareholding percentage as income on equity investments in subsidiaries on the statement of profit or loss. Intercompany balances and transactions between the parent company and its subsidiaries have not been eliminated.

        Certain information and footnote disclosures normally included in financial statements prepared in accordance with IFRS have been condensed or omitted. The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the consolidated financial statements of the Company.

2. Restricted net assets of subsidiaries

        For a discussion of the Company's restricted net assets of subsidiaries, see Note 30 of the Company's consolidated financial statements.

3. Preferred shares

        For a discussion of the Company's preferred shares, see Note 7 of the Company's consolidated financial statements.

4. Borrowings

        The bank borrowings are repayable as follows:

	31 December 2016	31 December 2015
To be paid within 1 year	266,998	85,664
To be paid between 1 - 2 years	62,614	28,885
To be paid between 2 - 3 years	6,678	5,720
To be paid between 3 - 4 years	—	218,070
To be paid between 4 - 5 years	—	—
To be paid after 5+ years	—	—

	336,290	338,339

SCHEDULE I—TFI TAB GIDA YATIRIMLARI A.Ş. CONDENSED FINANCIAL STATEMENTS

NOTES TO TFI TAB GIDA YATIRIMLARI A.Ş. CONDENSED FINANCIAL STATEMENTS (Continued)

(Amount expressed in thousands unless otherwise indicated)

4. Borrowings (Continued)

        Details of the bank loans are as follows:

		31 December 2016
	Weighted Average Effective Interest Rate
Currency Type		Current	Non-current
TL	14.09%	—	11,200
EUR	3.93%	—	36,977
USD	6.59%	266,998	21,115

		266,998	69,292

		31 December 2015
	Weighted Average Effective Interest Rate
Currency Type		Current	Non-current
EUR	3.93%	11,439	17,159
USD	6.59%	74,225	235,516

		85,664	252,675

        For the loans, which have principal amounts of USD 75,000 and USD 100,000 as of 31 December 2016 and 31 December 2015, respectively, and for which the details are disclosed in Note 6, 31.28% of TFI shares held by Kurdoğlu Family Members were given as pledge. In 2016, USD 25,000 portion of these loans were paid and 7.82% of the share pledge was released. The share pledge agreement was amended and the share pledge was updated as 15%. In May 2017 a new amendment was signed which extended the maturity date of the loan to November 2019.

5. Dividends

        There was no dividend received by the Company during the past three years. Dividend payments were made by subsidiaries of Pangaea Foods (China) Holdings, Ltd to non-controlling interest of the Chinese sub-group.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

(Amounts expressed in TL thousands unless otherwise indicated.)

	Notes	Proforma (Note 2.1) 30 September 2017	30 September 2017	31 December 2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	4	402,606	402,606	395,470
Trade receivables
Trade receivables from related parties	7,15	17,514	17,514	4,485
Other trade receivables	7	146,198	146,198	107,031
Other receivables
Non trade receivables from related parties	15	8,039	8,039	10,606
Other short term receivables		12,414	12,414	2,498
Inventories	8	167,875	167,875	129,810
Biological assets		4,503	4,503	—
Prepaid expenses		47,365	47,365	37,395
Other current assets		64,935	64,935	31,738

		871,449	871,449	719,033

NON-CURRENT ASSETS
Other long term receivables		6,183	6,183	5,747
Property, plant and equipment	9	1,337,540	1,337,540	1,209,379
Intangible assets	9	128,371	128,371	117,972
Goodwill		41,607	41,607	39,583
Prepaid expenses		2,491	2,491	2,609
Non current trade receivables		5,564	5,564	—
Other non-current assets		55,652	55,652	48,109
Deferred tax assets		117,355	117,355	120,587

Total non-current assets		1,694,763	1,694,763	1,543,986

TOTAL ASSETS		2,566,212	2,566,212	2,263,019

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Short term borrowings	5	264,705	264,705	218,318
Current portion of long term borrowings	5	233,541	233,541	425,616
Trade payables
Trade payables to related parties	7,15	78,676	78,676	72,507
Other trade payables	7	596,214	596,214	488,506
Other payables		139,323	139,323	93,701
Liabilities related to employee benefits		11,707	11,707	9,190
Provisions		4,377	4,377	4,377
Deferred income		28,945	28,945	23,574
Current tax liabilities		3,949	3,949	1,495
Other current liabilities		26,930	26,930	14,835

Total current liabilities		1,388,367	1,388,367	1,352,119

NON-CURRENT LIABILITIES
Borrowings	5	680,795	680,795	411,333
Preferred shares	6	—	635,205	552,810
Other payables
Non-trade payables to related parties	15	21,999	21,999	21,883
Other non-trade payables		7,376	7,376	3,751
Liabilities related to employee benefits		15,732	15,732	13,347
Deferred income		3,732	3,732	7,431
Other non-current liabilities		42,222	42,222	34,215
Deferred tax liabilities		19,900	19,900	20,859

Total non-current liabilities		791,756	1,426,961	1,065,629

EQUITY
Share capital		1,321,563	1,208,019	1,208,019
Adjustments to share capital		586	586	586
Combination effect of subsidiaries under common control		(1,115,100)	(1,115,100)	(1,115,100)
Share premium		521,661	—	—
Legal reserves		1,190	1,190	1,158
Accumulated other comprehensive income		94,277	94,277	85,595
Accumulated losses		(658,699)	(658,699)	(532,809)
Equity settled employee benefits		6,822	6,822	5,311

Equity attributable to owners of the parent		172,300	(462,905)	(347,240)
Non-controling interests		213,789	213,789	192,511

Total equity		386,089	(249,116)	(154,729)

TOTAL LIABILITIES AND EQUITY		2,566,212	2,566,212	2,263,019

The accompanying notes form an integral part of the interim condensed consolidated financial statements.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

(Amounts expressed in TL thousands unless otherwise indicated.)

	Notes	1 January - 30 September 2017	1 January - 30 September 2016
Revenue	11	2,932,959	2,063,073
Cost of revenue (–)	11	(2,533,840)	(1,810,369)

Gross profit		399,119	252,704

General administrative expenses (–)		(169,733)	(125,342)
Marketing, selling and distribution expenses (–)		(113,303)	(83,986)
Other income	12	33,556	20,211
Other expense (–)	12	(63,293)	(56,117)

Operating income		86,346	7,470

Finance income	13	168,842	67,716
Finance expenses(–)	13	(357,639)	(174,933)

Loss before tax		(102,451)	(99,747)

Current tax expense (–)	14	(7,711)	(5,800)
Deferred tax (expense) / benefit	14	(5,384)	7,748

Loss for the period		(115,546)	(97,799)

Attributable to:
Non-controlling interest		10,328	(8,387)
Equity holders of the parent		(125,874)	(89,412)
Other comprehensive income
Items that may be reclassified subsequently to profit or loss:
Change in foreign currency translation differences		18,641	358
Items that will not be reclassified subsequently to profit or loss:
Remeasurement of defined benefit obligation		(198)	(214)
Tax benefit		41	42

OTHER COMPREHENSIVE INCOME (NET OF TAX)		18,484	186

TOTAL COMPREHENSIVE LOSS FOR THE PERIOD		(97,062)	(97,613)

Attributable to:
Non-controlling interest		20,130	(8,220)
Equity holders of the parent		(117,192)	(89,393)
Basic and diluted loss per share (in full TL)	10	(0.10420)	(0.08652)

	Nine month period ended 30 September 2017	Year ended 31 December 2016
Pro forma net loss per common share, basic and diluted after reverse stock split (in full TL)	(0.03290)	(0.12283)
Weighted average number of ordinary shares after reverse stock split	1,321,562,473	1,084,771,264

The accompanying notes form an integral part of the interim condensed consolidated financial statements.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

(Amounts expressed in TL thousands unless otherwise indicated.)

	Share capital	Adjustments to share capital	Combination effect of subsidiaries under common control	Legal reserves	Equity settled employee benefits	Accumulated other compherensive income	Accumulated losses	Equity attributable to owners of the parent	Non- controling interests	Total
Balance at 1 January 2016	1,033,364	586	(976,117)	743	1,809	65,935	(278,962)	(152,642)	199,772	47,130
Loss for the period	—	—	—	—	—	—	(89,412)	(89,412)	(8,387)	(97,799)
Other comprehensive loss	—	—	—	(2)	—	20	1	19	167	186

Total comprehensive loss	—	—	—	(2)	—	20	(89,411)	(89,393)	(8,220)	(97,613)

Transfer to legal reserves	—	—	—	14	—	—	(7)	7	(7)	—
Dividends paid	—	—	—	—	—	—	—	—	(252)	(252)
Capital increase in subsidiaries	—	—	145	—	—	—	—	145	—	145
Recognition of share based payments	—	—	—	—	2,231	—	—	2,231	2,199	4,430

Balance at 30 September 2016	1,033,364	586	(975,972)	755	4,040	65,955	(368,380)	(239,652)	193,492	(46,160)

	Share capital	Adjustments to share capital	Combination effect of subsidiaries under common control	Legal reserves	Equity settled employee benefits	Accumulated other compherensive income	Accumulated losses	Equity attributable to owners of the parent	Non- controling interests	Total
Balance at 1 January 2017	1,208,019	586	(1,115,100)	1,158	5,311	85,595	(532,809)	(347,240)	192,511	(154,729)
Loss for the period	—	—	—	—	—	—	(125,874)	(125,874)	10,328	(115,546)
Other comprehensive income	—	—	—	—	—	8,682	—	8,682	9,802	18,484

Total comprehensive loss	—	—	—	—	—	8,682	(125,874)	(117,192)	20,130	(97,062)
Transfer to legal reserve	—	—	—	32	—	—	(16)	16	(16)	—
Dividends paid	—	—	—	—	—	—	—	—	(325)	(325)
Recognition of share based payments	—	—	—	—	1,511	—	—	1,511	1,489	3,000

Balance at 30 September 2017	1,208,019	586	(1,115,100)	1,190	6,822	94,277	(658,699)	(462,905)	213,789	(249,116)

The accompanying notes form an integral part of the interim condensed consolidated financial statements.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Amounts expressed in TL thousands unless otherwise indicated.)

	Notes	1 January - 30 September 2017	1 January - 30 September 2016
A. Cash flows from operating activities
Loss for the period		(115,546)	(97,799)
Adjustments for:
Depreciation and amortization	9	148,131	109,352
Interest expense	13	76,951	51,186
Interest expense related with preferred shares	13	73,322	22,687
Loss on disposal of property and equipment (net)		7,990	3,070
Store impairment and closed restaurant expense		1,701	7,293
Income tax expense / (benefit) recognised in profit or loss		13,095	(1,948)
Unwinding of amortised cost (net)		1,015	269
Allowance for doubtful receivables	7	718	3,060
Interest income	13	(10,590)	(5,686)
Exchange losses on borrowings (net)	13	30,987	26,746
Foreign currency losses/(gains) on preferred shares	13	4,855	(944)
Provision for employee benefits		7,136	5,487
Provision for unused vacation		2,516	1,182
Deferred revenue adjustment		(3,088)	(5,029)
Accrual for marketing expense		10,681	—
Straight line effect of lease change		7,021	4,708
Share based payments	17	2,429	4,382
Change in fair value of preferred shares conversion option	13,16	4,218	2,291
M&A and IPO expenses		8,619	—
Other non-cash charges		4,537	1,486

Operating cash flows provided before changes in working capital		276,698	131,793
(Increase) in trade receivables		(65,302)	(30,625)
(Increase) in other receivables		(7,785)	(14,524)
(Increase) in inventories		(38,595)	(28,984)
(Increase) in biological assets		(4,503)	—
(Increase) in other current assets		(33,198)	(6,746)
(Increase) in non-current assets		(7,857)	(5,938)
Increase in trade payables		96,164	59,887
Change in prepaid expenses and deferred revenue net		(5,092)	16,674
Increase in other liabilities		42,577	15,049

Cash generated from operations		253,107	136,586
Income taxes paid		(5,069)	(2,010)

Net cash generated from operating activities		248,038	134,576
B. Cash flows from investing activities
Acquisition of property, plant and equipment(*)	9	(257,402)	(303,814)
Acquisition of intangible assets	9	(18,867)	(12,464)
Interest received	13	10,590	5,686
Proceeds on disposal of fixed assets		11,251	14,002

Net Cash used in investing activities		(254,428)	(296,590)
C. Cash flows from financing activities
Proceeds from borrowings		428,326	207,423
Repayment of bank loans		(362,473)	(72,672)
Interest paid		(63,388)	(36,996)
Proceeds from related parties		9,943	4,689
Payment to related parties		(6,201)	(35,786)
Proceeds from issue of preference shares		—	438,192
Finance lease paid		(1,002)	(606)
Dividends paid		(325)	(252)
Capital increase in subsidiaries		—	145

Net cash generated from financing activities		4,880	504,137
Effect of foreign exchange rate changes on the balance of cash held in foreign currencies		8,646	(406)
NET CHANGE IN CASH AND CASH EQUIVALENTS		7,136	341,717
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF YEAR	4	395,470	140,092

CASH AND CASH EQUIVALENTS AT THE END OF PERIOD	4	402,606	481,809

(*)
There are finance lease acquisitions amounting to TL 1,209 for the period ended 30 September 2017 (30 September 2016: TL 5,178)

The accompanying notes form an integral part of the interim condensed consolidated financial statements.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts expressed in thousands unless otherwise indicated.)

1. ORGANIZATION AND OPERATIONS OF THE GROUP

        TFI TAB Gıda Yatırımları A.Ş. (the "Company") was established on 26 June 1995. The address of the registered office and principal place of business is Dikilitaş Mahallesi Cad. A Blok No. 109, Beşiktaş İstanbul.

        The Company is a Sub-Franchisor (also called a Master Franchisee) which is a Franchisor limited to offering franchises in a particular area or territory. The Company is a Master Franchisee of Burger King, Popeyes, Sbarro and Arby's brands and the owner of the Usta Dönerci brand. The Burger King and Popeyes brands are both owned by Restaurant Brands International Inc.. The Group is the exclusive developer of Burger King restaurants in Turkey since 1995 and expanded its operations in 2012 by becoming the master franchisee for Burger King in China. The Group's other activities are supply, trade and distribution of quick service food products, production and trade of buns, french fries and red meat products and advertising for its brands.

        Majority shares (80.41%) of the Group are controlled by the Kurdoğlu family as of 30 September 2017.

2. BASIS OF PREPARATION OF INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2.1 Basis of presentation

Approval of Interim Condensed Consolidated Financial Statements

        These interim condensed consolidated financial statements were approved by the Board of Directors on 13 November 2017.

Reverse Stock Split

        On 7 November 2017, the Company effected a 100-to-1 reverse stock split of its outstanding shares. Each 100 outstanding shares of the Company were combined into 1 outstanding share. All per share amounts and shares outstanding for all periods presented have been adjusted retrospectively to reflect the 100-to-1 reverse stock split as disclosed in Note 10 and Note 20.

Going concern

        The consolidated financial statements have been prepared on a going concern basis, which assumes that the Group will be able to meet the mandatory repayment terms of the borrowings disclosed in Note 5.

        The Group has a net loss for the period ended 30 September 2017 amounting to TL 115,546 (30 September 2016: TL 97,799) and as of that date, the current liabilities exceed current assets by TL 516,918 (31 December 2016: TL 633,086). The Group also has a shareholders' deficit amounting to TL 249,116 as of 30 September 2017 (31 December 2016: TL 154,729). A significant portion of the net loss for the period ended 30 September 2017 relates to the finance expenses amounting to TL 357,639. The Group had made significant investment to further its growth in both Turkey and China during the last few years. Considering that Company-operated restaurants generally mature in their third year of

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

2. BASIS OF PREPARATION OF INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.1 Basis of presentation (Continued)

operation, the Group's management expects significant improvement in operating profits in the following years.

        The Group has net cash generated from operating activities and management expects this trend to continue and anticipates that the repayment of borrowings will occur as required and will be met out of operating cash flow. The management is also confident that the liability associated with the preferred shares amounting to TL 635,205 (31 December 2016: TL 552,810) (as presented under non-current liabilities in the consolidated statement of financial position) will be converted into equity on the occurrence of the potential Initial Public Offering ("IPO") of the Group. The management has access to underwriters and a plan for raising equity capital has been developed and is in the process of execution as of the date of issue of the consolidated financial statements. If the potential IPO was unsuccessful, the liability associated with the preference shares is not repayable until August 2021.

        Further, the maturity of the loan amounting to USD 50,000 was extended to November 2019 in May 2017.

        Management acknowledges that uncertainty remains over the ability of the Group to meet its liabilities as they fall due. However, as described above, management has a reasonable expectation that the Group has adequate resources to continue in the foreseeable future after considering all the available facts and concluded that the going concern assumption is appropriate.

        The Group has deficit as of 30 September 2017 and 31 December 2016 and does not comply with the capital adequacy requirements of the Turkish Commercial Code. The Group's management believes that the preferred shares will be converted into equity in case of Initial Public Offering and the deficit will be cured. The Group management believes that the non-compliance with the capital adequacy requirements of the Turkish Commercial Code has no effect on the operations of the Group.

Unaudited Pro Forma Statement of Financial Position

        The unaudited pro forma Statement of Financial Position information as of 30 September 2017 assumes conversion of all outstanding Class A preferred shares into ordinary shares of the Company as a consequence of the planned initial public offering. It does not reflect any proceeds from the planned initial public offering.

Unaudited Pro Forma Earnings per Share

        The unaudited pro forma Earnings per Share for the period ended 30 September 2017 and the year ended 31 December 2016 assumes conversion of all outstanding Class A preferred shares into ordinary shares of the Company giving effect to reverse stock split for 1 ordinary share for every 100 Class A preferred shares, as discussed in Note 20, effective from 7 November 2017.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

2. BASIS OF PREPARATION OF INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.1 Basis of presentation (Continued)

Principles for Preparation of Financial Statements and Significant Accounting Policies

        The interim condensed consolidated financial statements have been prepared on the historical cost basis other than the preferred share conversion option, carried at fair value, and biological assets, carried at fair value less costs to sell. Historical cost is generally based on the fair value of the consideration given in exchange for assets.

2.2 Summary of significant accounting policies

        The interim condensed consolidated financial statements for the period ended 30 September 2017 have been prepared in accordance with IAS 34 Interim Financial Reporting. The accounting policies used in the preparation of these interim condensed consolidated financial statements for the period ended 30 September 2017 are consistent with those used in the preparation of annual consolidated financial statements for the year ended 31 December 2016. Accordingly, these interim condensed consolidated financial statements should be read in conjunction with the annual consolidated financial statements for the year ended 31 December 2016.

2.3 Application of new and revised International Financial Reporting Standards

New and Revised International Financial Reporting Standards

a)
Amendments to IFRSs affecting amounts reported and/or disclosures in the interim condensed consolidated financial statements

        The Group has applied a number of amendments for the first time for the current reporting period commencing 1 January 2017. The adoption of these amendments did not have any impact on the amounts recognised in prior periods. Most of the amendments will also not affect the current or future periods.

b)
New and revised IFRSs in issue but not yet effective

        The Group has not applied the following new and revised IFRSs that have been issued but are not yet effective:

IFRS 9	Financial Instruments(1)
IFRS 15	Revenue from Contract with Customers(1)
IFRS 16	Leases(2)
Amendments to IFRS 9	Prepayment Features with Negative Compensation(2)
Amendments to IAS 28	Long-term Interests in Associates and Joint Ventures(2)

(1)
Effective for annual periods beginning on or after 1 January 2018.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

2. BASIS OF PREPARATION OF INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.3 Application of new and revised International Financial Reporting Standards (Continued)

(2)
Effective for annual periods beginning on or after 1 January 2019.

IFRS 9 Financial Instruments

        The Group's preliminary assessment is that IFRS 9 is unlikely to have a material impact on the Group's consolidated financial statements given the nature of the Group's financial instruments held and or/issued. Work is required to assess the impact of the change from the incurred credit loss model to the expected credit loss model for impairment of financial assets. Further work will be conducted during the balance of 2017 to complete outstanding reviews and update the assessments.

IFRS 15 Revenue from Contract with Customers

        This standard supersedes the existing revenue recognition guidance and provides a new framework for recognizing revenue. The core principle of the standard is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. The new standard also requires significantly more comprehensive disclosures than the existing standard.

        The Group is currently in the process of evaluating the impact this standard is expected to have on our consolidated financial statements. However, based on the Group's preliminary assessment, the Group believes that further evaluation of the fixed fees associated with our licensing agreements (such as the initial franchise and renewal fees) may reveal differences in the timing of revenue recognition from our current policy, but that it is likely that recognition of sales-based royalties will not significantly change. The Group is also evaluating the additional disclosures required under IFRS 15 and necessary processes to capture all the data needed for the additional disclosures will be put in place during the course of 2017.

IFRS 16 Leases

        IFRS 16 will result in almost all leases being recognised on the balance sheet, as the distinction between operating and finance leases is removed for lessees. The standard will primarily impact the accounting for the Group's operating leases where the Group is acting as lessee. An initial assessment of the impacts of the standard is ongoing. However, the Group has not yet determined to what extent these commitments will result in the recognition of an asset and a liability for future payments and how this will affect the Group's profit and classification of cash flows.

        Except as described above, the management do not anticipate that the application of the remaining new and revised IFRSs will have a material effect on the amounts recognized in the Group's consolidated financial statements.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

2. BASIS OF PREPARATION OF INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.3 Application of new and revised International Financial Reporting Standards (Continued)

Amendments to IFRS 9 Prepayment Features with Negative Compensation

        This amendment amends the existing requirements in IFRS 9 regarding termination rights in order to allow measurement at amortized cost (or, depending on the business model, at fair value through other comprehensive income) even in the case of negative compensation payments.

Amendments to IAS 28 Long-term Interests in Associates and Joint Ventures

        This amendment clarifies that an entity applies IFRS 9 Financial Instruments to long-term interests in an associate or joint venture that form part of the net investment in the associate or joint venture but to which the equity method is not applied.

2.4 Significant accounting judgments, estimates and assumptions

        In the application of the Group's accounting policies, which are described in Note 2.2, management is required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. There have been no material changes to the significant accounting judgements and sources of estimation uncertainty disclosed in the Group's consolidated financial statements for the year ended 31 December 2016.

3. SEGMENT INFORMATION

        The Group's operating businesses are organized and managed separately according to the nature of the services and products. The Group operates in a) quick service restaurants segments in Turkey and China, b) Ecosystem and c) other segments. "Other" includes holding companies which are TFI, TFI Asia Holdings Coöperatief U.A. and TFI Asia Holdings B.V. "Ecosystem" segment represents the production, advertising and supply chain for the quick service restaurant segment of Turkey and includes the operations of Fasdat (supply and distribution), Ekmek (bread production and trade), Reklam Üssü (advertising), AtaKey (potato production and trade) and Ekur Et (meat processing and trade).

        Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker. The chief operating decision maker function is carried out by the Board of Directors. The accounting policies of the reportable segments are the same as the Group's accounting policies described in Note 2. The board of directors assesses the performance of the operating segments based on a measure of "Adjusted EBITDA". "Adjusted EBITDA" represents earnings before interest, taxes, depreciation and amortization and further adjustments. The further adjustments made relate to pre-opening expenses, idle capacity expenses, straight line effect, (gain)/loss on disposal of fixed assets, store impairment and closed restaurant expenses, share based payments and other such transactions which management considers should be excluded from segment adjusted EBITDA for the purposes of assessing the performance of each segment.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

3. SEGMENT INFORMATION (Continued)

a)    Segment analysis:

	1 January - 30 September 2017
	QSR TURKEY	QSR CHINA	Ecosystem	Other	Elimination	Total
Revenues from external customers	1,480,183	1,087,921	364,855	—	—	2,932,959
Intersegment sales	3,920	—	618,881	8,563	(631,364)	—
Adjusted EBITDA	111,324	145,359	51,237	(3,060)	(84)	304,776

	1 January - 30 September 2016
	QSR TURKEY	QSR CHINA	Ecosystem	Other	Elimination	Total
Revenues from external customers	1,166,384	638,074	258,615	—	—	2,063,073
Intersegment sales	5,868	—	492,201	7,651	(505,720)	—
Adjusted EBITDA	60,375	69,054	46,581	(1,180)	(1,392)	173,438

        A reconciliation of Segment Adjusted EBITDA figure to net loss is provided as follows:

	1 January - 30 September 2017	1 January - 30 September 2016
Segment Adjusted EBITDA	304,776	173,438

Depreciation and amortisation	(148,131)	(109,352)
Pre-opening expenses	(31,437)	(30,073)
Idle capacity expenses	—	(1,467)
Straight line effect	(7,021)	(4,708)
Gain / (Loss) on disposal of fixed assets (net)	(7,990)	(3,070)
Store impairment and closed restaurant expenses	(1,701)	(7,293)
Share based payments	(2,429)	(4,382)
Interest / FX gains and (losses) on trading and
investment activities (net)	(421)	(823)
Accrual for marketing expense	(10,681)	—
M&A and IPO expenses	(8,619)	—
Other	—	(4,800)

Operating income	86,346	7,470

Finance income	168,842	67,716
Finance expenses (–)	(357,639)	(174,933)

Loss before tax	(102,451)	(99,747)

Current tax expense (–)	(7,711)	(5,800)
Deferred tax (expense) / benefit	(5,384)	7,748

Loss for the period	(115,546)	(97,799)

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

3. SEGMENT INFORMATION (Continued)

b)    Segmental assets and liabilities:

	30 September 2017
	QSR TURKEY	QSR CHINA	Ecosystem	Other	Eliminations	Total
Total assets	604,529	1,102,066	685,397	2,521,053	(2,346,833)	2,566,212
Current and non-current liabilities	722,140	664,612	859,746	986,367	(417,537)	2,815,328

	31 December 2016
	QSR TURKEY	QSR CHINA	Ecosystem	Other	Eliminations	Total
Total assets	523,784	884,473	815,626	2,553,887	(2,514,751)	2,263,019
Current and non-current liabilities	644,914	486,217	660,421	919,086	(292,890)	2,417,748

c)     Segmental capital expenditures:

	1 January - 30 September 2017
	QSR TURKEY	QSR CHINA	Ecosystem	Other	Total
Property, plant and equipment(*)	105,344	125,613	27,520	134	258,611
Intangible assets	7,882	8,435	2,538	12	18,867

Total capital expenditures	113,226	134,048	30,058	146	277,478

Depreciation and amortization(**)	51,080	69,707	26,692	123	147,602

	1 January - 30 September 2016
	QSR TURKEY	QSR CHINA	Ecosystem	Other	Total
Property, plant and equipment(*)	61,613	145,966	101,381	32	308,992
Intangible assets	4,148	6,499	1,807	10	12,464

Total capital expenditures	65,761	152,465	103,188	42	321,456

Depreciation and amortization(**)	44,122	46,017	18,896	125	109,160

(*)
There are finance lease acquisitions amounting to TL 1,209 for the period ended 30 September 2017 (30 September 2016: TL 5,178).

(**)
Total depreciation expense in profit or loss is TL 148,131 (30 September 2016: TL 109,352) and total depreciation amount in tangible and intangible assets is TL 147,602 (30 September 2016: TL 109,160). The difference TL 529 represents the net increase in depreciation included in the carrying value of inventory as of 30 September 2017 (30 September 2016: TL 192).

d)    Geographical information:

        The Group operates in two principal geographical areas—Turkey (country of domicile) and China.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

3. SEGMENT INFORMATION (Continued)

        The Group's revenue from continuing operations from external customers by location of operations and information about its non-current assets by location of assets are detailed below;

	Revenue from external customers		Non-current assets(*)
	1 January - 30 September 2017	1 January - 30 September 2016	30 September 2017	31 December 2016
Turkey	1,804,274	1,395,479	807,848	750,668
China	1,087,921	638,074	756,414	661,079
Other(**)	40,764	29,520	13,146	11,652

(*)
Non-current assets exclude deferred tax assets.

(**)
Includes amounts related to restaurants located in Macedonia, Georgia and Northern Cyprus.

4. CASH AND CASH EQUIVALENTS

	30 September 2017	31 December 2016
Cash on hand	10,224	14,297
Demand deposits at bank	79,152	89,675
Time deposits at bank(*)	310,414	289,538
Other cash and cash equivalents(**)	2,816	1,960

	402,606	395,470

(*)
Time deposits at bank can be withdrawn by the Group at any point without prior notice or penalty. The Group is entitled to receive the entire amount of principal that had been deposited along with the interest accrued to the date of withdrawal at applicable rates.

(**)
Other cash equivalents consist of receivables from credit card sales with an average maturity of 1 day.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

4. CASH AND CASH EQUIVALENTS (Continued)

        Detail of the time deposits at bank are as follows:

Currency type	Interest rate (%)	Maturity	30 September 2017
USD	3.70%	2 October 2017	130,031
USD	3.65%	2 October 2017	62,162
TL	9.70%	2 October 2017	21,300
TL	6.00%	1 October 2017	1,365
RMB	3.90%	30 October 2017	21,235
RMB	3.80%	30 October 2017	15,926
RMB	4.05%	30 December 2017	21,235
RMB	4.10%	30 December 2017	37,160

			310,414

Currency type	Interest rate (%)	Maturity	31 December 2016
TL	7.75%	2 January 2017	1,000
TL	6.00%	2 January 2017	1,019
USD	0.35%	2 January 2017	24,634
USD	3.45%	30 January 2017	262,885

			289,538

5. BORROWINGS

        The detail of the Group's borrowings as of 30 September 2017 and 31 December 2016 are as follows:

	30 September 2017	31 December 2016
Short term bank borrowings	262,225	216,404
Current portion of long term borrowings(*)	233,541	425,616
Obligations under finance leases	2,480	1,914

Total current borrowings	498,246	643,934

Long-term bank borrowing(*)	678,155	408,335
Obligations under finance leases	2,640	2,998

Total non-current borrowings	680,795	411,333

Total borrowings	1,179,041	1,055,267

(*)
KRD Asya Gıda Yatırımları ve Sanayi Ticaret A.Ş. ("KRD Asya" which is wholly owned by Kurdoğlu Family members) utilized TL 177,605 (USD 50,000) loan from Turkish

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

5. BORROWINGS (Continued)

  financial institutions and transferred to the Group to be used for investments in China. TL 177,605 of this loan is recorded in long-term bank borrowings and TL 6,854 in current portion of long-term borrowings as of 30 September 2017 (31 December 2016: TL 265,881 in current portion of long term borrowings). This loan was received in three parts which are USD 25,000, USD 25,000 and USD 50,000, the interest rates for these loans are 6 months USD LIBOR+ 4.60; 6 months USD LIBOR+ 4.60 and 6 months USD LIBOR+ 5.20, respectively. 31.28% of TFI shares of Kurdoglu family members were given as pledge for these loans. In 2016, USD 25,000 portion of these loans was paid and 7.82% of the share pledge was released. The share pledge agreement was amended and the share pledge was updated as 15%. In May 2017, a new amendment was signed which extended the maturity date of the loan to November 2019. In July 2017, USD 25,000 portion of these loans was paid and 7.82% of the share pledge was released. The share pledge agreement was amended and the share pledge was updated as 5%. As of 30 September 2017, the remaining balance of USD 50,000 consists of USD 25,000 and USD 25,000, which bear interest rates of USD LIBOR+6.20 and USD LIBOR+5.90, respectively.

a)    Bank borrowings

        The bank borrowings are repayable as follows:

	30 September 2017	31 December 2016
To be paid within 1 year	495,766	642,020
To be paid between 1 - 2 years	484,770	121,955
To be paid between 2 - 3 years	123,528	194,091
To be paid between 3 - 4 years	29,305	38,217
To be paid between 4 - 5 years	29,477	25,303
To be paid after 5+ years	11,075	28,769

	1,173,921	1,050,355

        Details of the bank loans are as follows:

		30 September 2017
	Weighted Average Rate
Currency Type		Current	Non-current
TL	15.58%	231,894	18,279
EUR	3.17%	97,988	143,224
USD	5.96%	93,130	308,197
RMB	6.99%	72,754	208,455

		495,766	678,155

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

5. BORROWINGS (Continued)

		31 December 2016
	Weighted Average Rate
Currency Type		Current	Non-current
TL	13.45%	456,878	18,114
EUR	3.88%	63,732	181,778
USD	5.84%	82,522	84,203
RMB	7.68%	38,888	124,240

		642,020	408,335

        A building with a carrying value of TL 37,500 has been pledged for the Group's bank borrowings as of 30 September 2017 (31 December 2016: TL 37,500).

        There is a covenant clause in one of the loan agreements of China operations (which is stated below), relating to the borrowing for the amount of TL 131,656 of the financial liabilities (RMB 248,000 thousand).

            (i)  The ratio of Net Debt to Adjusted EBITDA shall not exceed 5.0 for the year of 2016; 3.5 for the year of 2017; 3 for the year of 2018 and 3 for the year of 2019.

           (ii)  The tangible solvency shall be no less than 20% for the year 2016; 20% for the year 2017; 25% for the year 2018; 30% for the year 2019.

        The definitions of the terms;

  a)
  "Net Debt" means all interest bearing debt minus cash and cash equivalents.

  b)
  "Consolidated Adjusted EBITDA" means in respect of any period the consolidated net income of the Borrower plus the amount of any Tax, Net Interest Expense, depreciation and amortization, loss on any Extraordinary Items and gain on any Extraordinary Items, and non-recurring operational expenses related to new store opening.

  c)
  "Tangible Solvency" shall be calculated in accordance with the following formula: Tangible Net Worth/Tangible Net Assets.

        The Group is in compliance with the terms mentioned above as of 30 September 2017 and 31 December 2016.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

6. PREFERRED SHARES

        The Company's 41.51% of shares owned by the Original Shareholders are pledged as a guarantee to the prefered shares.

	30 September 2017	31 December 2016
Debt	597,493	519,316
Conversion option (Note: 16)	37,712	33,494

	635,205	552,810
Liability component at the date of issue	(519,316)	(410,812)
Interest charge	(73,322)	(37,864)
Foreign currency loss	(4,855)	(70,640)

Liability component at the end of the period	(597,493)	(519,316)

7. TRADE RECEIVABLES AND PAYABLES

a)    Trade Receivables:

	30 September 2017	31 December 2016
Current trade receivables
Trade receivables	158,142	120,084
Trade receivables from related parties (Note:15)	17,514	4,485
Allowance for doubtful receivables (–)	(11,944)	(13,053)

	163,712	111,516

        The average maturity date for trade receivables varies between the segments. A major part of the Quick Service Restaurant segment sales consist of cash sales. Trade receivables mainly consist of receivables from sub franchisees and food coupon companies. Average maturity date for receivables except from consolidated related parties is 8 days in QSR Turkey and 7 days in QSR China (31 December 2016: 7 days in Turkey, 6 days in China). For the ecosystem segment except consolidated related parties, the average maturity is 56 days (31 December 2016: 50 days). Trade receivables are carried at their amortized costs by using 10% interest rate (2016: 10%).

        Movement of allowance for doubtful receivables is stated below:

Movement of Allowance for Doubtful Receivables	1 January - 30 September 2017	1 January - 30 September 2016
Opening balance as of 1 January	(13,053)	(8,398)
Charge for the period	(718)	(3,060)
Amounts collected during the period	1,837	—
Currency translation differences	(10)	—

Closing balance as of 30 September	(11,944)	(11,458)

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

7. TRADE RECEIVABLES AND PAYABLES (Continued)

b)    Trade payables:

	30 September 2017	31 December 2016
Current trade payables	524,034	452,103
Trade payables to related parties (Note:15)	78,676	72,507
Expense accruals	72,180	36,403

	674,890	561,013

        The average maturity days for trade payables varies between the segments. Average maturity days for quick service restaurant segment, excluding consolidated related parties, is 27 days in Turkey and 55 days in China (31 December 2016: 44 days in QSR Turkey, 63 days in QSR China). Average maturity days for ecosystem segment, excluding consolidated related parties, is 92 days (31 December 2016: 94 days).

        Trade payables are carried at amortized cost calculated by using the effective interest rate. The effective interest rate used during the calculation of amortized cost is 10% (31 December 2016: 10%).

8. INVENTORIES

	30 September 2017	31 December 2016
Raw materials(*)	85,112	80,417
Trade goods	50,243	38,652
Work in process(**)	24,334	5,892
Other inventory	7,513	4,280
Finished goods	673	569

	167,875	129,810

(*)
The cost of inventories included in cost of revenues is TL 1,038,890 (30 September 2016: TL 680,033) foods and material used and TL 17,703 is related to cost of trade goods sold (30 September 2016: TL 52,251).

(**)
The increase in work in process from 31 December 2016 to 30 September 2017 is due to the formation of Ekur Et, a meat production subsidiary which began operations in June 2016.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

9. PROPERTY, PLANT AND EQUIPMENT AND INTANGIBLE ASSETS

	Property, Plant and Equipment	Intangible Assets
Cost
Opening balance as of 1 January 2017	1,854,997	178,632
Additions	258,611	18,867
Disposals	(40,503)	(1,254)
Currency translation effect	36,575	6,190

Closing balance as of 30 September 2017	2,109,680	202,435

Accumulated depreciation
Opening balance as of 1 January 2017	(645,618)	(60,660)
Charge for the period	(135,897)	(11,705)
Disposals	19,227	559
Impairment reversal / (loss)	1,298	(269)
Currency translation effect	(11,150)	(1,989)

Closing balance as of 30 September 2017	(772,140)	(74,064)

Carrying value as of 30 September 2017	1,337,540	128,371

	Property, Plant and Equipment	Intangible Assets
Cost
Opening balance as of 1 January 2016	1,379,782	144,327
Additions	308,992	12,464
Disposals	(41,722)	(975)
Currency translation effect	1,941	291

Closing balance as of 30 September 2016	1,648,993	156,107

Accumulated depreciation
Opening balance as of 1 January 2016	(499,170)	(43,432)
Charge for the period	(99,149)	(10,011)
Disposals	9,834	68
Impairment reversal	8,430	—
Currency translation effect	(1,170)	(137)

Closing balance as of 30 September 2016	(581,225)	(53,512)

Carrying value as of 30 September 2016	1,067,768	102,595

        There is a pledge amounting to USD 37,500 on buildings, which are provided in favor of the banks against the borrowings utilized (31 December 2016: USD 37,500).

        TL 124,913 of depreciation expense has been included in 'cost of revenues', TL 553 of depreciation expense has been included in 'marketing, selling and distribution costs', TL 10,618 of depreciation has

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

9. PROPERTY, PLANT AND EQUIPMENT AND INTANGIBLE ASSETS (Continued)

been charged in 'general administrative expenses' and TL 342 of depreciation has been charged in 'other expense' (30 September 2016: TL 90,211 in 'cost of revenues', TL 490 in 'marketing, selling and distribution costs', TL 7,928 in 'general administrative expenses';TL 712 in 'other expense').

        For the period ended 30 September 2017, depreciation charge amounting to TL 2,067 has been included in the carrying value of inventory (30 September 2016: TL 858). On the other hand, the Group has recorded cost of sales amounting to TL 2,596 regarding the previously allocated depreciation charges on inventory which have been sold as of 30 September 2017. The net impact of allocating depreciation charges to inventory is TL 529 for the period ended 30 September 2017 (30 September 2016 :TL 192).

        TL 10,711 of amortization expense of intangible assets has been charged in 'cost of revenues', TL 48 of amortization expense of intangible assets has been charged in 'marketing selling and distribution expenses', TL 915 of amortization expense has been charged in 'general administrative expenses' and TL 31 of amortization has been charged in 'other expense' (30 September 2016: TL 9,089 in 'cost of revenue', TL 49 in 'marketing selling and distribution expenses', TL 801 in general administrative expenses'and TL 72 of depreciation has been charged in 'other expense').

        Impairment testing is being performed in case of existence of impairment indicators for the individual restaurants, which are CGUs within QSR segments. The recoverable amount of cash-generating units is determined based on a value in use calculation which uses cash flow projections based on financial budgets covering five-year period which is extended to ten years using a steady growth rate of 16% for QSR Turkey and 3% for QSR China. The review led to the reversal of an impairment loss TL 3,736 in QSR Turkey, and an impairment loss of TL 2,707 in QSR China (30 September 2016: reversal of an impairment loss of TL 7,689 in QSR Turkey and 741 TL in QSR China), which has been recognised in profit or loss. The Group assesses that 3 years consecutive negative Restaurant Level EBITDA margin as the main impairment indicator. The discount rate used in measuring value in use was 17.91% per annum in Turkey and 16% in China (30 September 2016: 17.90% in Turkey and 16% in China). For each CGU, the Group estimates that the average useful life of the leasehold improvements approximates to 10 years on average and impairment has been recognized only for leasehold improvements, since other assets in restaurants are transferable in case of any restaurant closure. Thus, restaurant impairment analysis has been performed over 10 year cash flow projections and no terminal value and terminal growth have been assumed.

        The management estimates that an increase in the discount rate by 1% would result in the aggregate carrying amount of the cash-generating unit exceeding the recoverable amount of the cash-generating unit by approximately TL 44. The management believes that any reasonably possible change in the other key assumptions on which recoverable amount is based would not cause the carrying amount to exceed its recoverable amount.

        No impairment assessment was performed as of 30 September 2017 and 31 December 2016, for the CGUs within Ecosystem as there were no indicators of impairment.

        The impairment losses have been included in profit or loss in other expense.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

9. PROPERTY, PLANT AND EQUIPMENT AND INTANGIBLE ASSETS (Continued)

        The Group's intangible assets consist of franchise fees for newly opened restaurants and licenses and rights. The amortization period for initial franchise fees is 20 years, for licenses and rights is between 2-20 years.The remaining amortization periods in QSR Turkey according to the brands: Burger King 3.5 years, Popeyes 3.5 years, Sbarro 4.5 years and Arby's 2.5 years and for QSR China 15 years.

10. EARNINGS PER SHARE

        The calculation of basic and diluted earnings per share attributable to ordinary equity holders of the parent is as follows:

	1 January - 30 September 2017	1 January - 30 September 2016
Net loss for the period attributable to owners of the Group	(125,874)	(89,412)
Weighted average number of ordinary shares outstanding during the period after reverse stock split	1,208,018,561	1,033,364,230
Basic and diluted (loss) per share from contunuing operations (in full TL)	(0.10420)	(0.08652)

        On 7 November 2017, 100-to-1 reverse stock split has been applied by the Group reducing the number of ordinary shares from 120,801,856,064 at TL 0.01 par value to 1,208,018,561 at TL 1.00 par value. The effect of reverse stock split on number of shares and basic and diluted (loss) per ordinary shares has been represented retrospectively for 30 September 2017 and 2016 and 31 December 2016.

	1 January - 30 September 2017	1 January - 31 December 2016
Pro forma net losses for the period attributable to owners of the Group	(43,479)	(133,242)
Weighted-average shares used to compute pro forma net loss per common share	1,321,562,473	1,084,771,264
Basic and diluted (loss) per share from contunuing operations (in full TL)	(0.03290)	(0.12283)

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

10. EARNINGS PER SHARE (Continued)

	1 January - 30 September 2017	1 January - 31 December 2016
Net loss for the period attributable to owners of the Group:
Used in calculating basic and diluted earnings per share	(125,874)	(247,861)
Add: Interest saving on conversion of preferred shares (Note:13)	73,322	37,864
Add: foreign exchange on preferred shares (Note 13)	4,855	70,640
Add: Change in fair value of conversion option (Note:13)	4,218	6,115

Net loss for the period attributable to owners of the Group used in calculating pro forma loss per share (basic and diluted)	(43,479)	(133,242)
Weighted average number of ordinary shares outstanding used in the calculation of basic and diluted loss per share	1,208,018,561	1,035,278,250
Adjustment for calculation of pro forma earnings per share:
Conversion of preferred shares	113,543,905	49,493,014

Weighted average number of ordinary shares outstanding used in the calculation of basic and diluted loss per share	1,321,562,466	1,084,771,264
Capital increase to prevent fractional loss due to reverse split(*)	7	—

Weighted average number of ordinary shares after stock split (in full)	1,321,562,473	1,084,771,264

(*)
To prevent the Reverse Stock Split and the conversion of preferred shares from resulting in the existence of fractional ordinary shares of TFI, the Group's ordinary shareholders and Preferred Shareholders authorized an increase of TL 6.9 (in full TL) in the total share capital at the general meeting of shareholders held on 7 November 2017. The increase will be effectuated, when Preferred Shareholders present their preferred shares for conversion; the Reverse Stock Split takes place; and new ordinary shares, par value TL 1 per share are issued to ordinary shareholders and former Preferred Shareholders.

        Due to the loss in both periods all potentially dilutive securities associated with the share based payments are anti-dilutive. The potential ordinary shares excluded from the weighted average number of ordinary shares for the purpose of diluted earnings per share were 113,543,905 as of 30 September 2017, 49,493,014 as of 31 December 2016 and 24,034,841 as of September 2016. The preferred shares (note 6) have not been included in the calculation of diluted earnings per share since they are only convertible upon the successful completion of an IPO.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

11. REVENUE AND COST OF REVENUE

a)
Revenue:

	1 January - 30 September 2017	1 January - 30 September 2016
Company owned restaurant revenues	2,312,063	1,650,180
Revenues from franchised restaurants	198,273	104,137
Sales to franchises and other sales	370,495	259,071
Rental income from franchised restaurants	63,058	56,439
Sales returns (–)	(9,349)	(5,509)
Sales discounts (–)	(1,581)	(1,245)

	2,932,959	2,063,073

b)
Cost of Revenue:

	1 January - 30 September 2017	1 January - 30 September 2016
Foods and materials used	(1,038,890)	(680,033)
Personel expenses	(518,001)	(375,129)
Rent expenses	(326,996)	(253,860)
Rent expense on franchised restaurants	(63,058)	(56,439)
Other operating costs	(451,271)	(345,608)
Depreciation and amortization expenses	(135,624)	(99,300)

	(2,533,840)	(1,810,369)

12. OTHER INCOME AND EXPENSES

        Other income for the periods ended 30 September 2017 and 2016 mainly consists of government grants amounting to TL 5,970 and TL 4,355; foreign currency gain and interest income on trade and investing activities amounting to TL 11,598 and TL 1,722; unwinding of amortized cost of payables amouning to TL 1,586 and TL 1,320; rent income amounting to TL 1,549 and TL 469; waste oil income amounting to TL 1,799 and TL 1,650; income from payroll protocol amounting to 1,093 and TL 751;gain on disposal of fixed assets amounting to TL 881 and 1,921 respectively.

        Other expenses for the periods ended 30 September 2017 and 2016 mainly consist of pre-opening expenses amounting to TL 31,437 and TL 30,073; store impairment and closed restaurant expenses amounting to TL 1,701 and TL 7,293; idle capacity expense amounting to nil, and TL 1,467; loss on disposal of fixed assets amounting to TL 8,871 and TL 4,991; and foreign currency loss and interest expense on trade and investing activities amounting to TL 12,019 and TL 2,545; unwinding of amortized cost of receivables amounting to TL 2,602 and 1,589 respectively.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

13. FINANCE INCOME AND FINANCE EXPENSES

	1 January - 30 September 2017	1 January - 30 September 2016
Finance income
Foreign currency gain on borrowings	158,252	61,086
Interest income from intercompany loans	474	—
Interest income	10,116	5,679
Foreign currency gain on preferred shares	—	951

	168,842	67,716

	1 January - 30 September 2017	1 January - 30 September 2016
Finance expenses
Interest expense on borrowings	(76,951)	(51,186)
Foreign currency loss on borrowings	(189,239)	(87,832)
Change in fair value preferred shares conversion option	(4,218)	(2,291)
Interest expense related with preferred shares	(73,322)	(22,687)
Credit card commissions(*)	(5,939)	(4,325)
Letter of guarantee commisions	(879)	(399)
Interest expense related with intercompany loans	—	(3,946)
Foreign currency loss on preferred shares	(4,855)	—
Other financial expenses	(2,236)	(2,267)

	(357,639)	(174,933)

(*)
The Group's average maturity of credit card receivable balances is generally 30-45 days. The Group pays commisions to collect its receivables the day after transaction, the credit card commisions paid are therefore included in finance expenses due to the nature of the transaction.

14. INCOME TAXES

        Income tax expense is recognized based on management's estimate of the weighted average effective annual income tax rate expected for the full financial year. The estimated average annual tax rate used for the nine months ended 30 September 2017 is 13%, compared to (2%) for the nine months ended 30 September 2016. The increase in effective tax rate is resulted from the differences between previous year estimates and current year actuals of tax deductions and exemptions.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

15. RELATED PARTY DISCLOSURES

        There has been no change in the nature or level of transactions with related parties during the period. The amount of outstanding related parties balances is as follows:

	30 September 2017
	Receivables		Payables
	Current		Current	Non-Current
	Trading	Non- Trading	Trading	Non-Trading
Companies controlled by main shareholder	17,514	7,803	78,676	630
Shareholders	—	236	—	21,369

Total	17,514	8,039	78,676	21,999

	31 December 2016
	Receivables		Payables
	Current		Current	Non-Current
	Trading	Non- Trading	Trading	Non-Trading
Companies controlled by main shareholder	4,485	10,162	72,489	630
Shareholders	—	444	—	21,253
Companies controlled by main shareholder's relatives	—	—	18	—

Total	4,485	10,606	72,507	21,883

        Benefits provided to board members and key management personnel:

        Key management personnel consists of members of Board of Directors, Executive Board members and directors. The compensation of key management personnel includes salaries, bonus, health insurance, communication and transportation and total amount of compensation is explained below. The remuneration of key management personnel during the period is as follows:

	30 September 2017	30 September 2016
Salaries and other short term benefits	5,925	5,021
Share based payment	2,429	4,382

	8,354	9,403

16. FINANCIAL INSTRUMENTS

Fair value of financial instruments

	30 September 2017	31 December 2016	FV hierarchy
Contingent conversion option (Note:6)	37,712	33,494	Level 3

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

16. FINANCIAL INSTRUMENTS (Continued)

        Reconciliation of the Group's liability that is measured at fair value based on valuation techniques is presented as follows:

	1 January - 30 September 2017	1 January - 30 September 2016
Opening	33,494	—
Value of the option at the inception date	—	27,379
Change in fair value during the period(*)	4,218	2,291

Closing	37,712	29,670

(*)
Change in fair value during the period is included in finance expenses.

        The fair value of the contingent conversion option is measured using a "probability weighted binomial model". The model incorporates unobservable inputs such as the initial public offering (IPO) price per share and probability of the IPO. The discount rate used in the model to determine the fair value was 7.20% as of 30 September 2017. Significant increases (decreases) in any of those inputs in isolation would result in a significantly lower (higher) fair value measurement. The fair value of the contingent conversion option will decrease:

  •
  the later the IPO occurs,

  •
  when the IPO share price decreases,

  •
  when the discount rate increases.

        As the fair value of financial instruments is dependent on unobservable parameter inputs, the precise level for these parameters at the statement of financial position date might be drawn from a range of reasonably possible alternatives. In preparing the consolidated financial statements, appropriate levels for these unobservable input parameters are chosen. When the discount rate increases by 500 basis points and all other variables remain constant, the fair value of the contingent conversion option will decrease by TL 1,452.

17. SHARE-BASED PAYMENTS

Employee share option plan of the Company

        The Company has a share option scheme for executives and senior employees of the QSR China. In accordance with the terms of the plan, executives and senior employees in QSR China were granted options to purchase ordinary shares of Pangaea Foods (China) Holdings Ltd.

        Under the terms of the original plan the options vests on 2 January 2016, 2017, 2018 and 2019 (25% each year). On 5 May and 5 June 2016 the plan was amended such that the vesting periods has been finally revised as 50% on 2 January 2017, 25% on 1 December 2017 and 25% on 1 December 2018. As of the date of this report, none of the executives have exercised their option to purchase these shares. This modification had no material impact on the compensation expense recognized in the period.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

17. SHARE-BASED PAYMENTS (Continued)

        The Group recognized TL 2,429 in the statement of profit or loss during the nine month ended 30 September 2017 (30 September 2016: TL 4,382) in respect of these options.

18. SEASONALITY OF OPERATIONS

        The Group's business is moderately seasonal. Restaurant sales are typically higher in the spring and summer months when weather is warmer than in the fall and winter months. The Group's restaurant sales are typically lowest during the winter months, which include February, the shortest month of the year. Furthermore, adverse weather conditions can have material adverse effects on restaurant sales. The timing of religious holidays both in Turkey and China may also impact restaurant sales. Because the Group's business is moderately seasonal, results for any one quarter are not necessarily indicative of the results that may be achieved for any other quarter or for the full fiscal year.

19. RESTRICTED NET ASSETS

        Laws and regulations in China permit payments of dividends by the Group's subsidiaries in China only out of their retained earnings, if any, as determined in accordance with Chinese accounting standards and regulations. Each Chinese subsidiary is also required to set aside at least 10% of its after-tax profit, if any, based on Chinese accounting standards each year to its statutory reserves until the cumulative amount of such reserves reaches 50% of its registered capital. In addition non-controlling shareholders in the Group's subsidiaries in China have protective rights which restrict the ability of the Chinese subsidiaries to pay dividends and enter into intercompany transactions, such as loan funding and upstream distributions. As a result, the Group's Chinese subsidiaries are restricted in their ability to transfer their net assets to the Company.

20. EVENTS AFTER THE REPORTING PERIOD

        The Company decided to undertake an IPO in the U.S. and currently negotiating the details with various investment banking firms acting in the capacity of underwriters.

        After his passing Ertuğrul Kurdoğlu's shares have transferred to the joint ownership of his wife Yurdanur Kurdoğlu, his sons Erhan and Korhan Kurdoğlu and his daughter Tuna Kurdoğlu. According to the decision of the board of directors dated 1 November 2017, 20.24% of shares which were under the joint ownership has been shared by each owner and transfer of the shares were realized.

        The Group is planning to initiate a Long Term Incentive Plan ("LTI Plan") before the planned IPO, in which selected directors, executive officers and employees at the Group and their affiliates are eligible to participate. After the end of the fiscal year in which this offering takes place, the LTI Plan provides for the grant of Continuing Awards, in the form of performance-based share awards and performance-based SARs, to be granted each year at the discretion of the Plan Administrator. The share awards and SARs will each cliff vest after three years based on performance metrics established, with an earn-out range of 85% to 115% of the target award. As of the date of this report, the LTI Plan is not yet finalized, and therefore no liabilities have been recognized in the accompanying interim condensed consolidated financial statements as of 30 September 2017.

TFI TAB GIDA YATIRIMLARI A.Ş. AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts expressed in thousands unless otherwise indicated.)

20. EVENTS AFTER THE REPORTING PERIOD (Continued)

        On 7 November 2017, the Company effected a 100-to-1 reverse stock split of its outstanding shares. Each 100 outstanding shares of the Company were combined into 1 outstanding share. On the same date, all Class A preferred shares outstanding were converted into ordinary shares giving effect to reverse stock split resulting in 1 (one) ordinary share for every 100 (one hundred) Class A preferred shares. Upon completion of the planned IPO, the Preferred Shareholders' Agreement will terminate automatically, save for certain ongoing reporting and compliance obligations to the European Bank for Reconstruction and Development ("EBRD") pursuant to the EBRD's public policy mandate.

        Further, the Company applied for a "capital ceiling" in Turkey, which was approved at the General Assembly meeting on 7 November 2017. As a result, the authorized capital in higher than the registered and issued share capital. Upon completion of the planned IPO, the Articles of Association will authorize the Board of Directors to issue up to 6,500,000,000 (in full) ordinary shares (corresponding to TL 6,500,000,000 (in full)) each with a nominal value of TL 1, all of which are in registered form, fully paid and issued in accordance with the TCC.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers

        Under the Turkish Commercial Code, neither directors nor officers of joint stock companies may be held personally liable when acting lawfully in their capacity as directors or officers. Nevertheless, directors and officers of joint stock companies may be held liable for unlawful acts, and the Turkish Commercial Code does not permit joint stock companies to indemnify directors or officers against such unlawful acts. If directors and officers of joint stock companies are sued when acting lawfully in their capacity as directors or officers, they would be entitled to request the Company to cover their litigation expenses.

        In the underwriting agreement that we enter into in connection with the sale of the common shares being registered hereby, a form of which is filed as Exhibit 1.1 to this Registration Statement, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Item 7.    Recent Sales of Unregistered Securities

        Set forth below is information regarding share capital issued and options granted by us since January 1, 2014. None of the below described transactions involved any underwriters, underwriting discounts or commissions, or any public offering.

        In August 2016, we issued and sold an aggregate number of 11,354,390,546 shares of our Class A preferred shares to the Preferred Shareholders at a price per share of approximately US$0.01, for an aggregate purchase price of US$150 million. For further discussion of this transaction, see "Certain Relationships and Related Person Transactions—Preferred Shareholder Arrangements". This sale and issuance of Class A preferred shares was exempt from registration either (1) under Section 4(a)(2) of the Securities Act on the ground that the transactions were between an issuer and sophisticated investors and did not involve any public offering within the meaning of Section 4(a)(2) or (2) under Regulation S promulgated under the Securities Act on the ground that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.

        In December 2016, members of the Urundul family and members of the Kurdoğlu family transferred their shares in certain of our Ecosystem companies, TAB Gıda, Fasdat, Reklam Üssü and Ekmek, to our Company in exchange for 17,465,433,064 newly issued ordinary shares (before giving effect to the Reverse Share Split) in our company. This exchange was exempt from registration under Regulation S promulgated under the Securities Act on the ground that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.

        On November 7, 2017, before the initial public offering described in this Registration Statement, we converted all outstanding Class A preferred shares into 113,543,907 ordinary shares pursuant to the Letter Agreement, as described in "Conversion of Preferred Shares", subject to completion of this offering. This conversion was exempt from registration either (1) under Section 3(a)(9) of the Securities Act on the ground that was an exchange by an issuer with existing security holders exclusively where no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange, or (2) under Regulation S promulgated under the Securities Act on the ground that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.

        To prevent the Reverse Stock Split and the conversion of our Class A preferred shares from resulting in the existence of fractional ordinary shares of TFI, our ordinary shareholders and Preferred Shareholders authorized an increase of TL 6.90 in the total share capital of TFI at the general meeting of shareholders held on November 7, 2017. The increase was effectuated on November 7, 2017. This increase in capital was exempt from registration under Regulation S promulgated under the Securities Act on the ground that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.

        On January 8, 2018, we issued an aggregate of 9,823,702 ordinary shares to 18 of our Turkey-based directors, executive officers and employees against capital contributions in cash in the amount TL 9,823,702, or the nominal value of TL 1.00 per share. These issuances were made as part of our LTI Plan. These issuances were exempt from registration either (1) under Section 4(a)(2) of the Securities Act on the ground that the transactions were between an issuer and its directors and executive officers and did not involve any public offering within the meaning of Section 4(a)(2) or (2) under Regulation S promulgated under the Securities Act on the ground that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.

        On January 8, 2018, we issued an aggregate of 15.5 million ordinary shares to Korhan Kurdoğlu against a capital contribution in cash in the amount of TL 15.5 million, or the nominal value of TL 1.00 per share. On January 11, 2018, Korhan Kurdoğlu sold the newly issued 15.5 million ordinary shares back to our Company for aggregate consideration of TL 15.5 million, or the nominal value of TL 1.00 per share, for us to hold in treasury to satisfy our obligations under future share awards to ten of our China-based executive officers and employees in exchange for vested share awards for shares in our consolidated subsidiary China Holdings that they hold pursuant to our China Holdings Employee Share Purchase Rights Agreements. This issuance was exempt from registration either (1) under Section 4(a)(2) of the Securities Act on the ground that the transactions were between an issuer and one of its directors and executive officers and did not involve any public offering within the meaning of Section 4(a)(2) or (2) under Regulation S promulgated under the Securities Act on the ground that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.

Item 8.    Exhibits

        See Exhibit Index beginning on page II-4 of this Registration Statement.

Item 9.    Undertakings

        The undersigned hereby undertakes:

          (1)   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          (2)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (3)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

 EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement**
3.1	Articles of Association of the Registrant, as currently in effect**
4.1	Form of Deposit Agreement between the Registrant, the depositary and holders and beneficial holders of American Depositary Shares evidenced by American Depositary receipts issued thereunder**
4.2	Form of American Depositary Receipt evidencing American Depositary Shares (included in Exhibit 4.1)**
5.1	Opinion of Verdi Avukatlik Ortaklığı regarding the issue of ordinary shares being registered**
8.1	Opinion of Mr. Ayhan Ustun as to Turkish taxation**
8.2	Opinion of Sullivan & Cromwell LLP as to U.S. taxation**
10.1	Amended and Restated Development Agreement for Burger King restaurants in Turkey**
10.2	[Reserved]
10.3	[Reserved]
10.4	Master Franchise and Development Agreement for Burger King restaurants in China, dated as of June 15, 2012**‡
10.5	Franchise Agreement, dated as of June 15, 2012, between BK Asiapac Pte. Ltd. and Burger King (Shanghai) Restaurant Company Ltd.**‡
10.6	China Investment Agreement, dated May 11, 2012, relating to the Burger King business in China**‡
10.7	Pangaea Shareholders' Agreement, dated as of June 15, 2012**
10.8
Shareholders' Agreement, dated as of July 29, 2016, among the Original Shareholders named therein, ELQ Investors VII Ltd, European Bank for Reconstruction and Development, Clouse S.A., and TFI TAB Gıda Yatırımları A.Ş.**
10.9	Framework Agreement, dated as of July 29, 2016, between TFI TAB Gıda Yatırımları A.Ş., and European Bank for Reconstruction and Development**
10.10	Share Subscription Agreement, dated as of July 29, 2016, among TFI TAB Gıda Yatırımları A.Ş., the Subscribers named therein, and the Original Shareholders named therein**
10.11	Letter Agreement, dated as of November 6, 2017, among the Original Shareholders named therein, the Üründül Shareholders named therein and the Preferred Shareholders named therein**
10.12	Agreement, dated January 1, 2011, between Ekur İnşaat San ve Tic A.Ş. and TAB Gıda Sanayi ve Ticaret A.Ş.**
10.13	Agreement, dated January 1, 2011, between MES Mutfak Ekipmanları A.Ş and TAB Gıda Sanayi ve Ticaret A.Ş.**
10.14
Service Agreement, dated January 1, 2011, by and among TAB Gıda Sanayi ve Ticaret A.Ş., ATP Ticari Bilgisayar Ağı ve Elektrikli Güç Kaynakları Üretim Pazarlama A.Ş. and Reklam Üssü Reklam Ajansı Prodüksiyon Danışmanlık Organizasyon Sanayi ve Dış Ticaret A.Ş.**

Exhibit No.	Description
10.15	General Credit and Collateral Agreement, dated as of April 26, 2013, between Yapı ve Kredi Bankası A.Ş. and KRD Asya Gıda Yatırımları ve Sanayi Ticaret A.Ş.**
10.16	Form of Employee Share Purchase Rights Agreement, dated as of December 1, 2015**
10.17	Form of Amendment No. 1 to the Employee Share Purchase Rights Agreement, dated as of May 2016**
10.18	Form of Amendment No. 2 to the Employee Share Purchase Rights Agreement, dated as of April 25, 2017**
10.19	Tab Food Investments, Inc. Long Term Incentive Plan**
10.20	Ecosystem Shareholders' Agreement, dated as of January 31, 2011**
10.21
Amendment, dated January 26, 2018, to the Letter Agreement, dated November 6, 2017, among the Original Shareholders named therein, the Üründül Shareholders named therein and the Preferred Shareholders named therein**
21.1	List of Significant Subsidiaries**
23.1	Consent of DRT BAGIMSIZ DENETIM VE SERBEST MUHASEBECI MALI MUSAVIRLIK A.S., member of Deloitte Touche Tohmatsu Limited
23.2	Consent of Verdi Avukatlik Ortaklığı (included in Exhibit 5.1 above)**
24.1	Powers of Attorney**
99.1	Registrant's representations under Item 8.A.4 of Form 20-F**

**
Previously filed.

‡
Portions of this exhibit have been omitted pursuant to a request for confidential treatment and this exhibit has been submitted separately to the Securities and Exchange Commission.

        In reviewing the material agreements included as exhibits to this registration statement on Form F-1 please remember they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about TFI Tab Gıda Yatırımları A. Ş. or the other parties to the agreements. The agreements contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

  •
  should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

  •
  have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

  •
  may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

  •
  were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

        Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about TFI Tab Gıda Yatırımları A. Ş. may be found elsewhere in this Registration Statement on Form F-1.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Istanbul, Republic of Turkey on February 2, 2018.

TFI TAB Gıda Yatırımları A.Ş.
By:	/s/ KORHAN KURDOĞLU

Name:	Korhan Kurdoğlu
Title:	Director, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Erhan Kurdoğlu	Chairman	February 2, 2018
/s/ KORHAN KURDOĞLU Korhan Kurdoğlu	Vice Chairman, Director, President and Chief Executive Officer	February 2, 2018
* Melih Araz	Director	February 2, 2018
* Faruk Işık	Director	February 2, 2018
/s/ EKREM ÖZER Ekrem Özer	Chief Financial Officer	February 2, 2018
* Serkan Erleblebici	Chief Accounting Officer	February 2, 2018
* R. Caner Dikici	Director	February 2, 2018

Signature	Title	Date

* Erhan Cansu	Director	February 2, 2018
* Fazıl Emre Akinci	Director	February 2, 2018
* Alfred Herman Drewes	Director	February 2, 2018
* Thomas B. Mangas	Director	February 2, 2018

*
Pursuant to Power of Attorney

By:	/s/ KORHAN KURDOĞLU Korhan Kurdoğlu (Attorney-in-fact)

 SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly appointed representative in the United States of TFI TAB Gıda Yatırımları A.Ş. has signed this registration statement or amendment thereto in the city of Newark, State of Delaware on February 2, 2018.

PUGLISI & ASSOCIATES
By:	/s/ DONALD J. PUGLISI
	Name:	Donald J. Puglisi
	Title:	Managing Director